Exhibit 10.1

SECURITIES PURCHASE, VOTING AND STANDSTILL AGREEMENT

BY AND AMONG

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.,

AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P.

AND

BROOKFIELD STRATEGIC REAL ESTATE PARTNERS
II HOSPITALITY REIT II LLC

DATED AS OF JANUARY 12, 2017

	5.27	Maintenance Requirements	43

	5.28	Insurance	43

	5.29	Real Property	44

	5.30	Transactions With Affiliates	46

	5.31	Shell Company Status	47

	5.32	HSR Matters	47

	5.33	General Solicitation	47

	5.34	Offering; Exemption	47

	5.35	No Integrated Offering	47

6.	Representations and Warranties of the Investor		47

	6.1	Organization	48

	6.2	Authorization; Enforceability	48

	6.3	Governmental Consents	48

	6.4	No Default or Violation	48

	6.5	Private Placement	49

	6.6	Litigation	51

	6.7	Available Funds	51

	7.	Conditions to the Investor’s Obligations at the Closings	51

	7.1	Initial Articles Supplementary; Articles Supplementary and Charter Amendment	51

	7.2	Representations and Warranties	51

	7.3	Performance	52

	7.4	Company and Opco Officer Certificates	53

	7.5	Initial Closing Consents	53

	7.6	Subsequent Closings Consents and Waivers	53

	7.7	Material Adverse Effect	53

	7.8	Board of Directors	53

	7.9	REIT Ownership Limitations Waiver	54

	7.10	Applicability of Maryland Laws	54

	7.11	No Legal Bar	54

	7.12	Tax Opinion	54

	7.13	Delaware Validity/No Conflicts Opinion	54

	7.14	Maryland Validity/No Conflicts Opinion	54

	7.15	Other Transaction Documents	55

	7.16	Framework Agreement	55

	7.17	Events of Default	55

	7.18	HSR Waiting Period	55

	7.19	ENN Pool I Debt Yield	55

	7.20	No Default	55

8.	Conditions to the Company’s and Opco’s Obligations at the Closings		55

	8.1	Representations and Warranties	55

	8.2	Performance	56

	8.3	Investor Officer Certificate	56

	8.4	REIT Ownership Limitations Waiver	56

	8.5	No Legal Bar	56

	8.6	Other Transaction Documents	56

	8.7	HSR Waiting Period	56

	8.8	Initial Closing Consents	56

	8.9	Subsequent Closings Consents and Waivers	57

9.	Termination.		57

	9.1	Termination Generally	57

	9.2	Effect of Termination	58

10.	Covenants		58

	10.1	Efforts to Consummate	59

	10.2	Operation of the Business	60

	10.3	Reservation of Redemption Stock; Issuance of Common Shares; Availability of Conversion OP Units	64

	10.4	Transfer Taxes	65

	10.5	Public Disclosure	65

	10.6	Tax Related Covenants	65

	10.7	Confidentiality	66

	10.8	Standstill	66

	10.9	Voting Standstill	69

	10.10	Access.	70

	10.11	Notification of Certain Matters	71

	10.12	Company Name Change	72

	10.13	REIT Covenant.	72

	10.14	Termination of Agreements	72

	10.15	Use of Proceeds	73

	10.16	Additional Redeemable Preferred Directors	73

	10.17	Annual Business Plan	73

	10.18	Information Rights	73

	10.19	Aggregate Share Ownership Limit Waiver	73

	10.20	Funding Determination	74

	10.21	Consent Costs	74

	10.22	General Insurance	74

	10.23	Director & Officer Insurance	74

	10.24	Projections	74

11.	Survival; Indemnification; Limitations on Liability		75

	11.1	Survival	75

	11.2	Indemnification by the Company and Opco	76

	11.3	Limitations and Other Matters Relating to Indemnification	76

	11.4	Indemnification Procedures	78

	11.5	Tax Treatment of Indemnification Payments	79

	11.6	Remedies	80

12.	Commitment Fee		82

13.	Fees and Expenses		83

14.	Miscellaneous		83

	14.1	Governing Law	83

	14.2	Jurisdiction; Enforcement; Specific Performance	83

	14.3	Successors and Assigns	85

	14.4	No Third-Party Beneficiaries	85

	14.5	No Personal Liability of Directors, Officers, Owners, Etc	85

	14.6	Entire Agreement	85

	14.7	Notices	86

	14.8	Delays or Omissions	87

	14.9	Amendments and Waivers	87

	14.10	Counterparts	87

	14.11	Severability	87

	14.12	Titles and Subtitles; Interpretation	88

EXHIBITS

Exhibit A – Form of Articles Supplementary

v

Exhibit B – Form of A&R Opco LPA

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of A&R Bylaws

Exhibit E – Form of Director Indemnification Agreement

Exhibit F – Form of Ownership Limitation Waiver Agreement (including terms of Investor Representation Letter)

Exhibit G – Form of Opinion of Counsel (Delaware)

Exhibit H – Existing Opco LPA

Exhibit I – Form of Opinion of Counsel (Maryland)

Exhibit J– Form of Annual Business Plan

Exhibit K – Form of Written Consent of the Investor

Exhibit L – Form of Joinder

Exhibit M – Information Rights

Exhibit N – Framework Agreement

This SECURITIES PURCHASE, VOTING AND STANDSTILL AGREEMENT (this “Agreement”) is entered into as of January 12, 2017, by and among American Realty Capital Hospitality Trust, Inc., a Maryland corporation (the “Company”), American Realty Capital Hospitality Operating Partnership, L.P., a Delaware limited partnership (“Opco”), and Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, at the Initial Closing (as defined below), on the terms and conditions set forth in this Agreement, the Company desires to sell, and the Investor desires to purchase, one (1) Redeemable Preferred Share, par value $0.01 per share (the “Redeemable Preferred Share”), for the Redeemable Preferred Share Purchase Price (as defined below);

WHEREAS, at the Initial Closing, on the terms and conditions set forth in this Agreement, Opco desires to sell, and the Investor desires to purchase, 9,152,542.37 units of a new series of convertible preferred operating partnership units of Opco designated under the A&R Opco LPA (as defined below) as the “Class C Units” (the “Convertible Preferred Units”) for the Initial Convertible Preferred Purchase Price (as defined below);

WHEREAS, following the Initial Closing, on the terms and conditions set forth in this Agreement, Opco desires to sell, and the Investor desires to purchase, additional Convertible Preferred Units at the Unit Price per Convertible Preferred Unit up to an additional aggregate investment of $265,000,000;

WHEREAS, in connection with the foregoing transactions, (a) the Company will have filed for record with the State Department of Assessments and Taxation of Maryland, (i) Articles Supplementary of the Company solely to make the election provided for under Section 3-804(c) of the Maryland General Corporation Law (the “Initial Articles Supplementary”), (ii) an amendment to the Charter (as defined below) solely to change the name of the Company to “Hospitality Investors Trust, Inc.” (the “Charter Amendment”) prior to the Initial Closing and (iii) Articles Supplementary of the Company establishing and fixing the rights and preferences of the Redeemable Preferred Share in the form attached as Exhibit A (the “Articles Supplementary”) prior to the Initial Closing but after the filing of the Initial Articles Supplementary and the Charter Amendment, (b) the Company, in its capacity as the General Partner of Opco, the Investor, as the Initial Preferred LP, and BSREP II Hospitality II Special GP OP LLC, a Delaware Limited Liability Company, as the Special General Partner, will execute and deliver the Amended & Restated Agreement of Limited Partnership of Opco, in the form attached as Exhibit B and dated the date of the Initial Closing (the “A&R Opco LPA”), (c) the Company, Advisor and the Investor will, at the Initial Closing, execute and deliver the Registration Rights Agreement, in the form attached as Exhibit C (the “Registration Rights Agreement”), (d) the Board (as defined below) will (i) prior to the Initial Closing, adopt and approve the Articles Supplementary, (ii) prior to the Initial Closing, adopt and approve the Charter Amendment and (iii) at the Initial Closing, adopt and approve the Amended and Restated Bylaws of the Company in the form attached as Exhibit D (the “A&R Bylaws”), (e) the Investor will execute and deliver in its capacity as the holder of the Redeemable Preferred Share, effective as of immediately following the Initial Closing, a written consent in the form attached as Exhibit K electing each of the Initial Redeemable Preferred Directors (as defined below) as directors of the Company, (f) the Company and each of the Initial Redeemable Preferred Directors will execute and deliver at the Initial Closing a Director Indemnification Agreement in the form attached as Exhibit E in respect of each such director (the “Director Indemnification Agreements”), (g) the Advisor (as defined below), the Company, Opco, the Investor, Crestline Hotels & Resorts, LLC, American Realty Capital Hospitality Grace Portfolio, LLC, American Realty Capital Hospitality Special Limited Partnership, LLC and American Realty Capital Hospitality Properties, LLC have executed and delivered, concurrently with the execution of this Agreement, the Framework Agreement in the form attached as Exhibit N (together with the exhibits and schedules thereto, the “Framework Agreement”) (each of the documents listed in (a)-(g), together with this Agreement and any other agreement, certificate or other document to be entered into or delivered pursuant to the terms hereof or thereof or in connection herewith or therewith, the “Transaction Documents”), (h) William M. Kahane has delivered a letter of resignation to the Board pursuant to which he would resign as a director of the Company effective as of the Initial Closing and (i) at the Initial Closing, the Company will deliver the Commitment Fee (as defined below) to the Investor; and

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WHEREAS, to induce the Company and Opco to enter into this Agreement, simultaneously with the execution of this Agreement, Brookfield Strategic Real Estate Partners II-A L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-A (ER) L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-B L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-C L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-C (ER) L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II BPY Borrower L.P., a Delaware limited partnership, and BSREP II BIV BPY Cayman L.P., a limited partnership organized under the laws of the Cayman Islands (collectively, the “Guarantors”), have executed and delivered to the Company and Opco a limited guarantee (the “Limited Guarantee”) and funding guarantee (the “Funding Guarantee” and, together with the Limited Guarantee, the “Guarantees”), pursuant to which the Guarantors have agreed, on a several and not joint basis, to guarantee certain of the obligations of the Investor under this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, and intending to be legally bound by this Agreement, the Company and the Investor agree as follows:

1.            Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“A&R Bylaws” shall have the meaning set forth in the recitals.

“A&R Opco LPA” shall have the meaning set forth in the recitals.

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“Acquisition” means any transaction or series of transactions involving: (i) (a) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other transaction of any kind however structured) or purchase from the Company or any of its Subsidiaries that would result in any Person or Group Beneficially Owning fifty percent (50%) or more of the total outstanding Equity Securities of the Company or Opco (measured by voting power or economic interest), or (b) any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group Beneficially Owning fifty percent (50%) or more of the total outstanding Equity Securities of the Company or Opco (measured by voting power or economic interest), or (c) any merger, consolidation, share exchange, recapitalization, reorganization, business combination or similar transaction involving the Company or any of its Subsidiaries that would result in the equityholders of the Company immediately preceding such transaction Beneficially Owning less than fifty percent (50%) of the total outstanding Equity Securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest); or (ii) any purchase of assets (including the acquisition of Equity Securities in any Subsidiary of the Company), including pursuant to a joint venture, that constitute fifty percent (50%) or more of the consolidated assets of the Company and its Subsidiaries; provided that the receipt of any of the following Equity Securities of the Company and Opco shall not be deemed an Acquisition: (i) Redemption Stock issuable upon the redemption of OP Units (assuming the Company elects to deliver Common Shares on such redemption); (ii) Redemption Stock issuable upon the redemption of Conversion OP Units issuable upon the conversion of Convertible Preferred Units issued pursuant to this Agreement; (iii) Conversion OP Units issuable upon the conversion of Convertible Preferred Units; (iv) Convertible Preferred Units issued pursuant to this Agreement or the A&R Opco LPA (including PIK Distributions); or (v) acquisitions pursuant to and expressly permitted by Section 10.8(b). For purposes of this definition, a Person shall be deemed to “Beneficially Own” any securities of which such Person or any such Person’s Affiliates is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act as in effect on the date hereof or of which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of conditions) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

“Acquisition Proposal” shall mean any proposal, offer, inquiry, indication of interest or expression of intent (whether binding or nonbinding, whether oral or written and whether communicated to the Company, the Board or publicly announced to the Company’s equityholders or otherwise) by any Person or Group relating to an Acquisition.

“Action” shall have the meaning set forth in Section 5.12.

“Adjusted Operating Income” shall mean total Operating Income less all amounts described in clause (c) of the definition of Operating Income.

“Advisor” shall mean American Realty Capital Hospitality Advisors, LLC.

“Advisory Agreement” shall mean that certain Advisory Agreement, dated as of January 7, 2014, by and among the Company, Opco and the Advisor, as amended by that certain First Amendment to Advisory Agreement, dated as of November 11, 2015, and that certain Second Amendment to Advisory Agreement, dated as of March 24, 2016.

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“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Affiliate Contract” shall mean any Contract between the Company or any of its Subsidiaries, on one hand, and any Related Party, on the other hand.

“Aggregate Purchase Price” shall mean, as of any calculation date, the sum of (a) the Redeemable Preferred Share Purchase Price plus (b) the Initial Convertible Preferred Purchase Price plus (c) the aggregate purchase price paid by the Investor in respect of all Convertible Preferred Units purchased pursuant to any and all Follow-On Fundings, to the extent that any have occurred as of such calculation date.

“Agreement” shall have the meaning set forth in the preamble.

“Antitrust Authority” shall mean any Governmental Authority charged with enforcing, applying, administering or investigating any antitrust Laws, including the U.S. Federal Trade Commission, the U.S. Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction.

“Antitrust Laws” shall mean the HSR Act and any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition or otherwise.

“Approved 2017 Business Plan” shall mean the 2017 Annual Business Plan delivered by the Company to the Investor (including the capital expenditure budget of the Company and its Subsidiaries included therein) and approved by the Investor prior to the date hereof.

“Articles Supplementary” shall have the meaning set forth in the recitals.

“as-converted basis” shall mean, with respect to the outstanding Common Shares, on a basis in which all Common Shares issuable upon conversion, exchange or exercise of any other Equity Security convertible into or exchangeable or exercisable for Common Shares, whether or not the convertible, exchangeable or exercisable Equity Security is then convertible, exchangeable or exercisable by the holder, are assumed to be then outstanding.

“AS Non-Suspended Rights” shall mean the rights of the Primary Redeemable Preferred Directors (as defined in the Articles Supplementary) to approve the matters set forth in the following sections of the Articles Supplementary: Sections 6(i)(ii) (only with respect to (i) any right with respect to the approval of any action to amend, alter or repeal the Articles Supplementary or any of the terms of the Redeemable Preferred Share contained in the Charter (including the Articles Supplementary) or the Bylaws or (ii) any right with respect to the approval of the creation of rights in respect of any series or class of Equity Securities with rights senior to the Redeemable Preferred Share (but excluding (x) amendments to reflect transfers made in accordance with Article 11 of the A&R Opco LPA and (y) amendments to the A&R Opco LPA to reflect the rights of Opco pursuant to Section 15.14(d) of the A&R Opco LPA)), 6(i)(iv), 6(i)(vii), 6(i)(viii) (other than with respect to any redemptions expressly required by the Grace Agreements), 6(i)(xi), 6(i)(xiii), 6(i)(xvi), 6(i)(xviii) and 6(i)(xix) or 6(i)(xx), as they may relate to any of the foregoing.

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“AS Suspended Rights” shall mean (a) the rights of the Redeemable Preferred Directors to receive and approve the Annual Business Plan as set forth in Section 6(j) of the Articles Supplementary and (b) the rights of the Primary Redeemable Preferred Directors to approve the matters set forth in the following sections of the Articles Supplementary: Section 6(i)(i), 6(i)(ii) (excluding (i) any right with respect to the approval of any action to amend, alter or repeal the Articles Supplementary or any of the terms of the Redeemable Preferred Share contained in the Charter (including the Articles Supplementary) or the Bylaws or (ii) any right with respect to the approval of the creation of rights in respect of any series or class of Equity Securities with rights senior to the Redeemable Preferred Share (but including (x) amendments to document transfers made in accordance with Article 11 of the A&R Opco LPA and (y) amendments to the A&R Opco LPA to reflect the rights of Opco pursuant to Section 15.14(d) of the A&R Opco LPA)), 6(i)(iii), 6(i)(v), 6(i)(vi), 6(i)(ix), 6(i)(viii) (only with respect to any redemptions expressly required by the Grace Agreements), 6(i)(x) , 6(i)(xii), 6(i)(xiv), 6(i)(xv), 6(i)(xvii), and 6(i)(xix) or 6(i)(xx) as they may relate to any of the foregoing; provided, however, that the rights of the Primary Redeemable Preferred Directors to approve the matters set forth in Section 6(i)(i), 6(i)(ii) (subject to the proviso in respect of such sub-clause set forth above in this definition), 6(i)(iii), 6(i)(v) and 6(i)(xii) shall not be AS Suspended Rights unless the action taken thereunder is limited to the extent reasonably necessary to, and the proceeds net of third party costs, fees and expenses received in respect thereof are used solely to, (i) redeem the then outstanding Grace Preferred Equity Interests, (ii) fund payments for contractually mandatory PIPs coming due in the six (6) months following the taking of the applicable action, or (iii) fund other working capital requirements of the Company and its Subsidiaries in an amount not to exceed $10,000,000 with respect to any applicable Suspension Period and only to the extent that the funds that would have been paid to the Company by the Investor in respect of Convertible Preferred Units at a Subsequent Closing absent a Funding Failure would have been permitted to be used for such purpose pursuant to Section 10.15.

“Associates” shall mean, with respect to any Person, any Affiliate, Subsidiary, portfolio company, director, officer, employee, incorporator, stockholder, equityholder, controlling Person, manager, advisor, managing member, member, general partner, limited partner, principal or other agent of such Person or any of such Person’s Affiliates.

“Board” means the Board of Directors of the Company.

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“Brookfield Excluded Affiliate” shall mean (a) Brookfield Investment Management Inc., Brookfield Investment Management (Canada) Inc. or any of their respective controlled Affiliates, for so long as each entity in (a) continues to represent the “public side” of Brookfield Asset Management Inc. (“BAM”) and is separated from the “private side” of BAM (including from the Investor) in accordance with internal policies by an information barrier reasonably designed to prevent the unauthorized disclosure of non-public information between the public side and private side and continues to comply with such policies, and (b) any separately traded public companies in which the Investor or any of its Affiliates may hold an interest, as of the date hereof or from time to time hereafter (including General Growth Properties, Inc.) or any of their respective Subsidiaries, in each case, until such time that any such Person is a Permitted Transferee pursuant to the terms of Section 11.3 of the A&R Opco LPA, at which time such Person shall be deemed to become an Affiliate of the Investor for all purposes of this Agreement; provided, that for so long as any Redeemable Preferred Director simultaneously serves on both the Board and the board of directors of any publicly traded company described under clause (b), the primary business of which is the ownership of select service or limited service hotels, such company and each of its Subsidiaries shall be deemed not to be a Brookfield Excluded Affiliate, provided, further, that if any Brookfield Excluded Affiliate described in clause (b) is provided with Confidential Information, such entity receiving Confidential Information will not be deemed to be a Brookfield Excluded Affiliate, it being understood that such Brookfield Excluded Affiliate will not be deemed to have been provided with or received Confidential Information solely because an individual that is an employee of the Investor or its Affiliates serving as a member of the board of directors (or similar governing body) of such Brookfield Excluded Affiliate has received Confidential Information if such individual has not provided any other member of the board of directors (or similar governing body), officer or employee of such Brookfield Excluded Affiliate (which member, officer or employee is not an employee of the Investor or its Affiliates) with any Confidential Information and has not used any Confidential Information in furtherance of an intentional breach of Section 10.8 or Section 10.9 of this Agreement.

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by Law, regulation or executive order to close.

“Bylaws” shall have the meaning set forth in Section 5.1.

“Charter” shall have the meaning set forth in Section 5.1.

“Charter Amendment” shall have the meaning set forth in the recitals.

“Claim” shall have the meaning set forth in Section 11.4(a).

“Claim Notice” shall have the meaning set forth in Section 11.4(a).

“Closing Date” shall mean any date on which any Closing actually occurs.

“Closings” shall mean the Initial Closing, the First Follow-On Funding Closing, the Second Follow-On Funding Closing, any and all Investor Demand Funding Closings and any and all Other Funding Closings.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

“Commitment Fee” shall have the meaning set forth in Section 12.

“Common Shares” shall mean shares of common stock of the Company, par value $0.01 per share.

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“Company” shall have the meaning set forth in the preamble.

“Company Intellectual Property” shall mean any and all Intellectual Property owned or purported to be owned (in each case, whether owned singularly or jointly with a third party or parties) by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or one or more of its Subsidiaries that has been registered, issued, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Company Title Policy” shall have the meaning set forth in Section 5.29(a).

“Condemnation” means any taking or voluntary conveyance of all or any part of any Property of the Company or any of its Subsidiaries or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority, whether or not the same shall actually have been commenced.

“Confidential Information” shall have the meaning set forth in Section 10.7.

“Confidentiality Agreement” shall mean the Non-Disclosure Agreement between the Investor and the Company dated as of April 12, 2016, as amended by the letter agreement dated October 13, 2016.

“Consent” means any approval, authorization, consent, notice, ratification, license, permission, exemption or waiver to be obtained from, or registration, declaration or filing with or other action in respect of, any Governmental Authority or other Person, as applicable.

“Consent Costs” shall mean the sum of all Loan Consent Costs, Franchisor Consent Costs, Ground Lessor Consent Costs and Preferred Equity Consent Costs, but specifically excluding PIP Costs.

“Consent Franchise Agreements” shall mean each of the Franchise Agreements set forth on Schedule 5.19(a)(xv) other than the Franchise Agreement relating to the Property known as the Westin Virginia Beach hotel.

“Consent Franchisor Parties” shall mean all applicable franchisors with respect to a Consent Franchise Agreement.

“Consent Ground Lessor Parties” shall mean all applicable landlords with respect to a Consent Ground Lease.

“Consent Loan Documents” shall mean all documents evidencing, securing, guaranteeing or otherwise relating to the Consent Loans.

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“Consent Loan Lender Parties” shall mean all applicable lenders, servicers, special servicers, controlling holders and rating agencies.

“Consent Loans” shall mean the loans designated as such on Schedule 7.5(a).

“Consent Ground Leases” shall mean the Ground Leases designated as such on Schedule 7.5(b), and any guarantees thereof by the Company or a Company Affiliate.

“Consent Preferred Equityholders” shall mean the holders of the Grace Preferred Equity Interests that are required to consent to the Preferred Equity Consent Items pursuant to the terms of the Grace Agreements.

“Contract” means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written, and including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereof.

“Conversion OP Units” shall have the meaning set forth in Section 5.3(a).

“Convertible Preferred Units” shall have the meaning set forth in the recitals.

“Crestline” shall mean Crestline Hotels & Resorts, LLC or an Affiliate thereof.

“Debt Yield” shall mean, as of any time of determination and in connection with any issuance of Convertible Preferred Units at the Closings in respect of the Second Follow-on Funding and any Other Funding, the percentage obtained by dividing the Net Operating Income of the Company and its Subsidiaries by the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries (provided that solely for the purposes of this definition of “Debt Yield,” the term Indebtedness shall include the Liquidation Preference (as defined in the A&R Opco LPA) of all Convertible Preferred Units outstanding as of such time of determination and of all Convertible Preferred Units to be issued in connection with such issuance (assuming that such Convertible Preferred Units to be issued were issued immediately prior to such time of determination), net of any debt repayments or payments in respect of Grace Preferred Equity Interests to be made with the proceeds from such issuance of Convertible Preferred Units.

“Director Indemnification Agreements” shall have the meaning set forth in the recitals.

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“ENN Pool I Loan Documents” means, collectively, (i) the Loan Agreement dated April 11, 2014, among W2007 Equity Inns Realty, LLC, W2007 Equity Inns Realty, L.P. and German American Capital Corporation, (ii) the First Amendment to Loan Agreement dated June 18, 2014, among W2007 Equity Inns Realty, LLC, W2007 Equity Inns Realty, L.P. and German American Capital Corporation, (iii) the Assumption and Release Agreement dated February 27, 2015, among W2007 Equity Inns Realty, LLC, W2007 Equity Inns Realty L.P., ARC Hospitality Portfolio I Owner, LLC, ARC Hospitality Portfolio I BHGL Owner, LLC, ARC Hospitality Portfolio I PXGL Owner, LLC, ARC Hospitality Portfolio I GBGL Owner, LLC, ARC Hospitality Portfolio I NFGL Owner, LLC, ARC Hospitality Portfolio I MBGL 1000 Owner, LLC, ARC Hospitality Portfolio I MBGL 950 Owner, LLC, ARC Hospitality Portfolio I NTC Owner, LP, ARC Hospitality Portfolio I DLGL Owner, LP, ARC Hospitality Portfolio I SAGL Owner, LP, U.S. Bank National Association, as Trustee for the Registered Holders of EQTY 2014-INNS Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Whitehall Street Global Real Estate Limited Partnership 2007, Whitehall Parallel Global Real Estate Limited Partnership 2007, Opco and the Company, (iv) the Loan Extension Agreement dated February 19, 2016, among ARC Hospitality Portfolio I Owner, LLC, ARC Hospitality Portfolio I BHGL Owner, LLC, ARC Hospitality Portfolio I PXGL Owner, LLC, ARC Hospitality Portfolio I GBGL Owner, LLC, ARC Hospitality Portfolio I NFGL Owner, LLC, ARC Hospitality Portfolio I MBGL 1000 Owner, LLC, ARC Hospitality Portfolio I MBGL 950 Owner, LLC, ARC Hospitality Portfolio I NTC Owner, LP, ARC Hospitality Portfolio I DLGL Owner, LP, ARC Hospitality Portfolio I SAGL Owner, LP and U.S. Bank National Association, as Trustee for the Registered Holders of EQTY 2014-INNS Mortgage Trust, Commercial Mortgage Pass-Through Certificates, (v) the Mezzanine Loan Agreement dated April 11, 2014, between WNT Mezz I, LLC and German American Capital Corporation, (vi) the First Amendment to Mezzanine Loan Agreement dated June 18, 2014, between WNT Mezz I, LLC and German American Capital Corporation, (vii) the Assumption and Release Agreement (Mezzanine) dated February 27, 2015, among WNT Mezz I, LLC, ARC Hospitality Portfolio I Mezz, L.P., U.S. Bank National Association, as Trustee for the Registered Holders of EQTY 2014-MZ Mezzanine Trust, Commercial Mezzanine Pass-Through Certificates, Whitehall Street Global Real Estate Limited Partnership 2007, Whitehall Parallel Global Real Estate Limited Partnership 2007, Opco and the Company and (viii) the Loan Extension Agreement (Mezzanine) dated February 19, 2016, between ARC Hospitality Portfolio I Mezz, LP and U.S. Bank National Association, as Trustee for the Registered Holders of EQTY 2014-MZ Mezzanine Trust, Commercial Mezzanine Pass-Through Certificates.

“Environmental Law” shall mean any federal, state or local Law relating to the (i) protection, pollution, contamination of, or Releases of, Hazardous Substances or the clean up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances, (ii) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances or solid waste and (iii) the safety or health of employees or other Persons related to exposure to Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601- 9675, the Hazardous Materials Transportation Act (Solid Waste Disposal Act), as amended, 49 U.S.C. Sections 5101- 5127, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901- 6992k, the Emergency Planning and Community Right- to- Know Act of 1986, 42 U.S.C. Sections 11001- 11050, the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2692, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136- 136y, the Clean Air Act, 42 U.S.C. Sections 7401- 7671q, the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251- 1388, the Safe Drinking Water Act, 42 U.S.C. Sections 300f- 300j- 26, and the Occupational Safety and Health Act, 29 U.S.C. Sections 651- 678, and any analogous state Laws, as any of the above have been amended from time to time and the regulations promulgated pursuant to each of the foregoing.

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“Environmental Permit” shall mean any permit, license, approval or other authorization under any Environmental Law.

“Equity Securities” shall mean with respect to any Person, (i) any capital stock, shares, partnership, limited liability company, membership or other equity interests or units in (whether general or limited) or other security of or voting or ownership interests in such Person of any class or nature, (ii) any security, right or instrument convertible into, exercisable for, exchangeable for or evidencing the right to purchase or subscribe to any capital stock, shares, partnership, limited liability company, membership or other equity interests or units in (whether general or limited) or other security of or voting or ownership interests in (or cash based on the value of any such security) such Person, (iii) any other interest or participation right that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity, and (iv) any right, warrant, option, redemption, purchase or repurchase right or any other right to acquire any of the foregoing described in clauses (i) through (iii).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

“Excess Shares” shall have the meaning set forth in Section 10.9(a).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated by the SEC thereunder.

“Existing Opco LPA” shall mean the Agreement of Limited Partnership of Opco dated as of January 7, 2014, as amended (including by the First Amendment dated as of August 7, 2015 and the Second Amendment dated as of November 11, 2015), and as in effect as of the date hereof.

“First Follow-On Funding” shall have the meaning set forth in Section 3(a).

“First Follow-On Funding Closing” shall mean the consummation of the purchase and sale of Convertible Preferred Units with respect to the First Follow-On Funding.

“First Follow-On Funding Notice” shall have the meaning set forth in Section 3(a).

“Fixture” shall mean all materials, machinery, supplies, equipment, fixtures (including “fixtures” as defined in the UCC), apparatus and other items of personal property owned by the Company or its Subsidiaries and attached to, installed in or used in connection with any of the Improvements.

“Follow-On Funding Notices” shall mean the First Follow-On Funding Notice, the Second Follow-On Funding Notice, any and all Investor Demand Funding Notices and any and all Other Funding Notices.

“Follow-On Fundings” shall mean the First Follow-On Funding, the Second Follow-On Funding, any and all Investor Demand Fundings and any and all Other Fundings.

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“Framework Agreement” shall have the meaning set forth in the recitals.

“Franchise Agreements” shall mean individually or collectively, as the context requires, the existing franchise and/or brand license agreements relating to the use by the Company and its Subsidiaries at the Real Property of any brand and/or system identified on Schedule 1.1(a) hereto.

“Franchisor” shall mean individually or collectively, as the context requires, any entity that is a hotel franchisor or licensor pursuant to any Franchise Agreement.

“Franchisor Consent” shall mean the approval of the Franchisor Consent Items by the applicable Consent Franchisor Party under the applicable Consent Franchise Agreement, as evidenced by the execution and delivery of the Franchisor Consent Documents.

“Franchisor Consent Costs” shall mean (i) any consent fees payable pursuant to the applicable Franchisor Consent Documents or otherwise charged by the applicable Consent Franchisor Party in connection with obtaining a Franchisor Consent by the Company or any of its Subsidiaries, (ii) all license application fees charged by the applicable Consent Franchisor Party in order for the Company or its Subsidiaries to submit license applications for each Franchisor Consent, and (iii) any third-party, out-of-pocket costs and expenses, including attorney fees, charged by the applicable Consent Franchisor Party in connection with a Franchisor Consent.

“Franchisor Consent Documents” shall mean the consent documents to be executed by the Company or applicable Subsidiary of the Company that is party to a Consent Franchise Agreement and the applicable Consent Franchisor Party under the applicable Consent Franchise Agreement that will be fully effective upon their execution and delivery.

“Franchisor Consent Items” shall mean (i) the change of control or transfer of control (or comparable term, as used in the applicable Consent Franchise Agreement) in connection with any of the following matters: (a) the Investor’s approval rights under Section 6(h) and 6(i) of the Articles Supplementary and Section 16.3 of the A&R Opco LPA, (b) the Special General Partner (as defined in the A&R Opco LPA), (c) exercise of the Special General Partner Rights (as defined in the A&R Opco LPA), (d) the Investor’s rights under Section 6(a) and 6(b) of the Articles Supplementary, and (e) the Initial Closing, the Subsequent Closings, the PIK Distributions and in each case any conversion rights associated therewith, (ii) solely with respect to the Consent Franchise Agreements marked with an asterisk on Schedule 5.19(a)(xv), the amendment or termination of the Advisory Agreement as contemplated by the Framework Agreement, and (iii) with respect to each of the Properties set forth on Schedule 7.5(c), the change in manager indicated on such Schedule.

“Fundamental Investor Representations” shall mean the representations and warranties set forth in Section 6.1 (Organization) and Section 6.2 (Authorization; Enforceability).

“Fundamental Seller Representations” shall mean the representations and warranties contained in Section 5.1 (Organization, Good Standing and Qualification (first sentence only)), Section 5.2 (Subsidiaries (first, third and fourth sentences only)), Section 5.3 (Authorization; Enforceability), Section 5.4 (Application of Takeover Protections), Section 5.6(a) (Capitalization), Section 5.6(b) (Capitalization (first and third sentences only)), Section 5.6(c) (Capitalization), Section 5.7 (Valid Issuance of Redeemable Preferred Share and Convertible Preferred Units) and Section 5.25 (Brokers’ Fees and Expenses).

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“Funding Cure” shall have the meaning set forth in Section 11.6(b)(iv).

“Funding Determination Notice” shall have the meaning set forth in Section 10.20.

“Funding Failure” shall have the meaning set forth in Section 11.6(b)(i).

“Funding Failure Final Determination” shall have the meaning set forth in Section 11.6(b)(v)

“Funding Failure Notice” shall have the meaning set forth in Section 11.6(b)(ii).

“Funding Guarantee” shall have the meaning set forth in the Recitals.

“G&A Budget” shall have the meaning set forth in Section 10.2(v).

“Generally Accepted Accounting Principles” shall mean United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.

“GP Unit” shall mean a partnership unit of Opco which is designated as a GP Unit pursuant to (i) prior to the Initial Closing, the Existing Opco LPA, and (ii) from and after the Initial Closing, the A&R Opco LPA.

“Grace Agreements” means the Grace I Agreement and the Grace II Agreement.

“Grace I Agreement” means the Amended and Restated Limited Liability Company Agreement of ARC Hospitality Portfolio I Holdco, LLC, dated February 27, 2015, among American Realty Capital Hospitality Portfolio Member, LP, W2007 Equity Inns Senior Mezz, LLC and William G. Popeo.

“Grace II Agreement” means the Amended and Restated Limited Liability Company Agreement of ARC Hospitality Portfolio II Holdco, LLC, dated February 27, 2015, among American Realty Capital Hospitality Portfolio Member, LP, W2007 Equity Inns Partnership, L.P., W2007 Equity Inns Trust and William G. Popeo.

“Grace Preferred Equity Interests” shall mean the Class A Unit preferred equity interests in (a) ARC Hospitality Portfolio I Holdco, LLC owned as of the date hereof by W2007 Equity Inns Senior Mezz, LLC and (b) ARC Hospitality Portfolio II Holdco, LLC owned as of the date hereof by W2007 Equity Inns Partnership, L.P. and W2007 Equity Inns Trust.

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“Grace Preferred Equity Unfunded Number” shall mean, as at the date of calculation, the quotient of (a) the Grace Preferred Outstanding Amount divided by (b) the Unit Price.

“Grace Preferred Outstanding Amount” shall mean, as of the applicable anticipated payment or redemption date of the Grace Preferred Equity Interests, an amount equal to the sum of the then applicable Redemption Price (as defined in the Grace I Agreement and as of such date) and the then applicable Redemption Price (as defined in the Grace II Agreement and as of such date).

“Grace Reduction Number” shall mean the number equal to the quotient of (i) the amount equal to (a) the Grace Preferred Outstanding Amount less (b) $223,548,600.50, divided by (ii) the Unit Price.

“Ground Lease” shall mean any of those certain ground leases identified on Schedule 1.1(b) hereto.

“Ground Lessor Consent” shall mean the approval of the Ground Lessor Consent Items by the applicable Consent Ground Lessor Party under the applicable Consent Ground Lease, as evidenced by the execution and delivery of the Ground Lessor Consent Documents.

“Ground Lessor Consent Costs” shall mean (i) any consent fees payable pursuant to the applicable Ground Lessor Consent Documents or otherwise charged by the applicable Consent Ground Lessor Party in connection with obtaining a Ground Lessor Consent by the Company or any of its Subsidiaries, and (ii) any third-party, out-of-pocket costs and expenses, including attorney fees, charged by the applicable Consent Ground Lessor Party in connection with a Ground Lessor Consent.

“Ground Lessor Consent Documents” shall mean the consent documents to be executed by the Company or applicable Subsidiary of the Company that is party to a Consent Ground Lease and the applicable Consent Ground Lessor Party under the applicable Consent Ground Lease that will be fully effective upon their execution and delivery.

“Ground Lessor Consent Items” shall mean any change of control of the tenant or the guarantor under a Consent Ground Lease as a result of any of the following matters: (i) the direct or indirect transfer of an interest in the tenant or guarantor under such Consent Ground Lease that will take place at or as a result of the Initial Closing, the Subsequent Closings, the PIK Distributions and in each case any conversion rights associated therewith (i.e., consent should be obtained prior to the Initial Funding for all expected transfers to take place at all Closings and PIK Distributions and in each case upon exercise of any conversion rights associated therewith), (ii) the Investor’s approval rights under Section 6(h) and 6(i) of the Articles Supplementary and Section 16.3 of the A&R Opco LPA, and (iii) the Investor’s rights under Section 6(a) of the Articles Supplementary. For the avoidance of doubt, the matters identified on Schedule 7.5(g) shall not be Ground Lessor Consent Items.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

“Guarantees” has the meaning set forth in the Recitals.

“Guarantors” has the meaning set forth in the Recitals.

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“Hazardous Substance” shall mean any hazardous or toxic waste, substance, product, material, agent, pollutant or contaminant regulated by any applicable Environmental Law (including any constituent, raw material, product or by-product thereof), including solid waste, petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, mold and any other toxic, radioactive, infectious or hazardous waste, substance, product, material, agent, pollutant or contaminant in amounts or concentrations regulated under applicable Environmental Laws.

“Hotel Level Operating Contracts” shall mean any of those Contracts identified on Schedule 1.1(c) hereto and any other routine hotel level operating Contracts entered into in the ordinary course of business of the Company and its Subsidiaries.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and currently in effect.

“Improvements” shall mean all buildings, structures and other improvements, now or at any time situated, placed or constructed upon the land underlying the applicable Real Property.

“Indebtedness” shall mean, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with Generally Accepted Accounting Principles, should be classified upon the balance sheet of such Person (or in the notes thereto) as indebtedness, but in any event including: (i) all obligations for borrowed money; (ii) all obligations arising from installment purchases of Property or representing the deferred purchase price of Property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business on terms customary in the trade); (iii) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account; (iv) all obligations for borrowed money, whether or not assumed, secured by any Lien or payable out of the proceeds or rent from any Property or assets now or hereafter owned or acquired by such Person; (v) all obligations of any type described in this definition which such Person is obligated pursuant to a guaranty, without duplication of the underlying obligations; (vi) all obligations under leases required to be capitalized in accordance with Generally Accepted Accounting Principles (other than any such obligations incurred in the ordinary course of business); (vii) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements; and (viii) any accrued interest, premiums, penalties and other fees and expenses required to be paid in respect of the foregoing; provided, however, that, except as set forth in the definition of “Debt Yield,” Indebtedness for the Company and its Subsidiaries shall not include the Redeemable Preferred Share or the Convertible Preferred Units; provided, that (a) for purposes of the definition of “Debt Yield” and Section 10.2, clause (vii) of this definition shall not include any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements with respect to Indebtedness of the Company and its Subsidiaries (1) existing as of the date hereof or (2) the incurrence of which is approved in accordance with Section 10.2 of this Agreement, Section 16.3 of the A&R Opco LPA and Section 6(i)(iii) of the Articles Supplementary, (b) for purposes of Section 10.2, clause (viii) hereof shall be disregarded, and (c) for purposes of the definition of “Debt Yield”, clause (viii) hereof shall be disregarded to the extent the payment of such items is not in default (subject to any applicable notice and cure periods) and has not been added to the principal amount of the underlying obligation.

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“Indemnification Deductible” shall have the meaning set forth in Section 11.3(a).

“Initial Articles Supplementary” shall have the meaning set forth in the recitals.

“Initial Closing” shall have the meaning set forth in Section 2(b).

“Initial Closing Date” shall have the meaning set forth in Section 2(b).

“Initial Convertible Preferred Purchase Price” shall have the meaning set forth in Section 2(a).

“Initial Redeemable Preferred Directors” shall mean two (2) individuals selected by the Investor upon written notice to the Company at least five (5) days prior to the Initial Closing, (a) who shall be, immediately following the Initial Closing, directors, officers or employees of one or more Affiliates of the Investor (provided, that nothing herein shall prohibit the right of the Investor to nominate and elect a replacement for any such Initial Redeemable Preferred Director, in accordance with the Articles Supplementary), (b) none of which individuals shall be subject to an event that would require disclosure in the Company’s definitive proxy statement pursuant to Item 401(f) of Regulation S-K promulgated by the SEC, and (c) who shall following (i) their election to the Board immediately following the Initial Closing pursuant to the written consent of the Investor as the holder of the Redeemable Preferred Share and (ii) the issuance of the Redeemable Preferred Share, be deemed to constitute the Primary Redeemable Preferred Directors elected by the holder of the Redeemable Preferred Share pursuant to its rights under the Articles Supplementary.

“Insurance Policies” shall have the meaning set forth in Section 5.28.

“Intellectual Property” shall mean any and all intellectual property rights and similar proprietary rights in any jurisdiction in the world, whether registered or unregistered, including rights in and to the following: (i) inventions and invention disclosures (whether patentable or unpatentable and whether or not reduced to practice), patents, patent applications, utility models and design rights, and any reissuances, provisionals, continuations, continuations-in-part, divisionals, revisions, renewals, extensions or reexaminations of any of the foregoing, and any foreign counterparts thereof, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and translations, adaptations, derivations and combinations thereof, together with all goodwill associated therewith, and any applications, registrations and renewals thereof, (iii) copyrightable works, copyrights and applications, registrations and renewals thereof, (iv) trade secrets and other non-public or confidential information (including ideas, research and development, know-how, formulae, compositions, technology, processes, models, methods and techniques, customer and technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) and (v) software, including all source code and object code versions thereof, in any and all forms and media, and all related specifications and documentation.

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“Investor” shall have the meaning set forth in the preamble.

“Investor Demand Funding” shall have the meaning set forth in Section 3(d).

“Investor Demand Funding Closing” shall mean the consummation of the purchase and sale of Convertible Preferred Units with respect to an Investor Demand Funding.

“Investor Demand Funding Notice” shall have the meaning set forth in Section 3(d).

“Investor Indemnitees” shall have the meaning set forth in Section 11.2.

“Investor Schedule” shall mean the schedules to this Agreement delivered by the Investor to the Company as of the date of this Agreement.

“Investor Transferee” shall have the meaning set forth in Section 10.8(f).

“Laws” shall have the meaning set forth in Section 5.16.

“Leased Real Property” means, individually, each of the Properties identified on Schedule 1.1(d) hereto, together with the Improvements and Fixtures thereon and personal Property appurtenant thereto.

“Liabilities” shall mean any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, security interest, option, defect in title, preemptive right, right of first offer or refusal or any other encumbrance, charge or transfer restriction, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Property or any interest therein, or any direct or indirect interest in the Company or any of its Subsidiaries, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Limited Guarantee” shall have the meaning set forth in the Recitals.

“Listing” shall mean the listing of the Common Shares on a national securities exchange.

“Loan Consent” shall mean the approval of the Loan Consent Items by the applicable Consent Loan Lender Parties, as evidenced by the execution and delivery of the Loan Consent Documents.

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“Loan Consent Costs” shall mean (i) any consent fees payable pursuant to the applicable Loan Consent Documents or otherwise charged by the Consent Loan Lender Parties in connection with obtaining a Loan Consent by the Company or any of its Subsidiaries, (ii) all processing fees charged by the Consent Loan Lender Parties in order for the Company or any of its Subsidiaries to submit application packages for each Loan Consent, and (iii) any third-party, out-of-pocket costs and expenses, including attorney fees, charged by the Consent Loan Lender Parties in connection with a Loan Consent.

“Loan Consent Documents” shall mean the consent documents to be executed by the Company or applicable Subsidiary of the Company that is a borrower or guarantor under a Consent Loan and the lender or servicer for such Consent Loan on behalf of the Consent Loan Lender Parties that will be fully effective upon their execution and delivery.

“Loan Consent Items” shall mean, (i) with respect to each of the Consent Loans other than the Consent Loan listed as item 6 on Schedule 7.5(a), the amendment or termination of the property management agreements between the applicable Subsidiary of the Company and the Property Manager or sub-management agreements, as applicable, in each case, as contemplated by the Framework Agreement, (ii) solely with respect to the Consent Loan listed as item 5 on Schedule 7.5(a), the addition of Crestline as an acceptable replacement property manager of the applicable Property, and (iii) if the applicable Franchise Agreement relating to the applicable Property will be amended in order to obtain a franchisor’s consent, the consent to such amendment. For the avoidance of doubt, the matters identified on Schedule 7.5(d) shall not be Loan Consent Items except to the extent set forth thereon.

“Losses” means all losses, damages, costs, expenses, liabilities, interest, deficiencies, settlements, awards, judgments, fines, assessments, penalties, offsets, expenses, diminution in value (in each case, calculated assuming the full conversion of all Convertible Preferred Units and OP Units held by any Investor Indemnitee to Common Shares and including diminution in value arising from payments made pursuant to Section 11 hereof), Actions or other charges of any kind, including reasonable attorneys’ fees, costs of investigation and costs of enforcing any right to indemnification hereunder or pursuing any insurance providers.

“LPA Non-Suspended Rights” shall mean the rights of the Class C Unit Holders (as defined in the A&R Opco LPA) to approve the matters set forth in the following sections of the A&R Opco LPA: 16.3(a)(ii) (only with respect to (i) any right with respect to the approval of any action to amend, alter or repeal the A&R Opco LPA or any of the terms of the Convertible Preferred Units contained in the A&R Opco LPA or (ii) any right with respect to the approval of the creation of rights in respect of any series or class of Equity Securities with rights senior to the Convertible Preferred Units (but excluding (x) amendments to document transfers made in accordance with Article 11 of the A&R Opco LPA and (y) amendments to the A&R Opco LPA to reflect the rights of Opco pursuant to Section 15.14(d) of the A&R Opco LPA)), Sections 16.3(a)(iv), 16.3(a)(vii), 16.3(a)(viii) (other than with respect to any redemptions expressly required by the Grace Agreements), 16.3(a)(xi), and 16.3(a)(xix) or 16.3(a)(xx), as it may relate to any of the foregoing.

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“LPA Suspended Rights” shall mean the rights of the Class C Unit Holders under (a) Section 5.1(d) of the A&R Opco LPA to receive PIK Distributions, (b) Section 16.4(a) of the A&R Opco LPA to convert Convertible Preferred Units, (c) Section 16.6 of the A&R Opco LPA to exercise preemptive rights and (d) the LPA Suspended Voting Rights.

“LPA Suspended Voting Rights” shall mean the rights of the Class C Unit Holders to approve the matters set forth in the following sections of the A&R Opco LPA: Section 16.3(a)(i), 16.3(a)(ii) (excluding (i) any right with respect to the approval of any action to amend, alter or repeal the A&R Opco LPA or any of the terms of the Convertible Preferred Units contained in the A&R Opco LPA or (ii) any right with respect to the approval of the creation of rights in respect of any series or class of Equity Securities with rights senior to the Convertible Preferred Units (but including (x) amendments to document transfers made in accordance with Article 11 of the A&R Opco LPA and (y) amendments to the A&R Opco LPA to reflect the rights of Opco pursuant to Section 15.14(d) of the A&R Opco LPA)), 16.3(a)(iii), 16.3(a)(v), 16.3(a)(vi), 16.3(a)(viii) (only with respect to any redemptions expressly required by the Grace Agreements), 16.3(a)(xii), 16.3(a)(xv) and 16.3(a)(xix) or 16.3(a)(xx), as it may relate to any of the foregoing; provided, however, that the rights of the Class C Unit Holders to approve the matters set forth in Section 16(a)(i), 16.3(a)(ii) (subject to the proviso in respect of such sub-clause set forth above in this definition), 16.3(a)(iii), 16.3(a)(v) and 16.3(a)(xii) shall not be LPA Suspended Voting Rights unless the action taken thereunder is limited to the extent reasonably necessary to, and the proceeds net of third party costs, fees and expenses received in respect thereof are used solely to, (i) redeem the then outstanding Grace Preferred Equity Interests, (ii) fund payments for contractually mandatory PIPs coming due in the six (6) months following the taking of the applicable action, or (iii) fund other working capital requirements of the Company and its Subsidiaries in an amount not to exceed $10,000,000 with respect to any applicable Suspension Period and only to the extent that the funds that would have been paid to the Company by the Investor in respect of Convertible Preferred Units at a Subsequent Closing absent a Funding Failure would have been permitted to be used for such purpose pursuant to Section 10.15.

“Material Adverse Effect” means any change, development, occurrence, result or event or combination of the foregoing (each, a “Company Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (x) the business, operations, continuing results of operations, assets (tangible or intangible), liabilities or financial condition of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Company to consummate the transactions contemplated by this Agreement before the Termination Date; provided that, for purposes of clause (x), any such Company Effect to the extent resulting or arising from any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any Company Effect affecting the businesses or industries in which the Company and its Subsidiaries operate; (ii) any Company Effect affecting the United States general economy or generally affecting the financial and securities markets and credit markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (iii) national political conditions, including acts of war (whether or not declared), armed hostilities and terrorism; (iv) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such matters would not otherwise be excepted from the definition of Material Adverse Effect); (v) any Company Effect that arises out of or is attributable to the public announcement of this Agreement (including any Action made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company and/or the members of the Board arising out of or relating to any of the transactions contemplated by this Agreement or any of the Transaction Documents); (vi) any “act of God,” including, earthquakes, hurricanes, floods or other natural disasters; (vii) any damage or destruction of any Property that is substantially covered by insurance; (viii) any change in Law or Generally Accepted Accounting Principles; and (ix) the matter set forth on Schedule 1.1(e); provided, however, that Company Effects set forth in clauses (i), (ii), (iii), (vi) and (viii) above may be taken into account in determining whether there has been or is or would reasonably be expected to be a Material Adverse Effect if and to the extent such Company Effects have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate.

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“Marketed Properties” shall have the meaning set forth in Section 10.20.

“Material Contracts” shall have the meaning set forth in Section 5.19(a).

“Minimum Claim Amount” shall have the meaning set forth in Section 11.3(a).

“Net Operating Income” shall mean, on any date of determination, Operating Income minus Operating Expenses, in each case determined as of the first day of the then-current fiscal quarter.

“Non-Recourse Parties” shall have the meaning set forth in Section 14.5.

“OP Unit” shall mean a partnership unit of Opco which is designated as an OP Unit pursuant to (i) prior to the Initial Closing, the Existing Opco LPA, and (ii) from and after the Initial Closing, the A&R Opco LPA.

“Opco” shall have the meaning set forth in the preamble.

“Opco REIT Assumption” shall have the meaning set forth in Section 5.14.

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“Operating Expenses” shall mean, as of any date of determination, the actual operating expenses of the Company and its Subsidiaries in connection with the operation of the Properties of the Company and of its Subsidiaries over the twelve (12) month period immediately preceding such date of determination plus 4% of Adjusted Operating Income during such period, which shall constitute a deemed expenditure for furniture, fixtures and other equipment. Operating Expenses specifically shall include (i) management fees and all other charges, fees and expenses to be paid to the respective property manager or any sub-manager, provided that, notwithstanding anything herein to the contrary, such management fees shall be calculated on a pro forma basis based on Operating Income for the twelve (12) month period immediately preceding such date of determination (adjusted, if necessary, to reflect the base management fees as set forth in the then-effective management agreement for each respective hotel), (ii) administrative, payroll, security and general expenses for the Properties of the Company or any of its Subsidiaries, (iii) the cost of utilities, supplies, consumables, inventories and fixed asset supplies consumed in the operation of the Properties of the Company or any of its Subsidiaries, (iv) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services for the Company or any of its Subsidiaries in connection with the operation of the Properties of the Company or any of its Subsidiaries, (v) cost of attendance by employees at training and manpower development programs in connection with the operation of the Properties of the Company or any of its Subsidiaries, (vi) association dues in connection with the operation of the Properties of the Company or any of its Subsidiaries, (vii) computer processing charges in connection with the operation of the Properties of the Company or any of its Subsidiaries, (viii) operational equipment and other lease payments in connection with the operation of the Properties of the Company or any of its Subsidiaries to the extent constituting operating expenses, (ix) Taxes (other than income Taxes or other Taxes in the nature of income Taxes), insurance premiums, ground rents, maintenance charges, and other charges and impositions other than Taxes, in each case, in connection with the operation of the Properties of the Company or any of its Subsidiaries, and (x) all franchise fees and expenses incurred in connection with any Franchise Agreement. Operating Expenses do not include (A) depreciation, amortization or other non-cash items, (B) hard and soft costs with respect to capital expenditures, or (C) equity distributions. Operating Expenses shall be reported in a manner consistent with the Uniform System of Accounts.

“Operating Income” shall mean, as of any date of determination, all aggregate annualized income received over the twelve (12) month period immediately preceding such date of determination from the use, ownership or operation of the Properties of the Company or any of its Subsidiaries as follows (without duplication): (a) all amounts payable to the Company or any of its Subsidiaries or to the respective property manager (or sub-manager, as applicable) by any Person as rents and/or hotel revenue; (b) business interruption and loss of “rental value” insurance proceeds allocable to the applicable reporting period (after deducting thereafter all costs and expenses incurred in the adjustment and collection thereof); (c) federal, state and municipal excise, occupancy, sales and use Taxes collected by or on behalf of a Subsidiary of the Company directly from patrons or guests of the Properties of the Company or any of its Subsidiaries as part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent Taxes and required to be paid to a Governmental Authority; and (d) all other amounts which are included in the Company’s annual financial statements as revenue attributable to the Properties of the Company or any of its Subsidiaries. Notwithstanding the foregoing, Operating Income shall not include (i) any net insurance proceeds (other than the types described in clause (b) above), (ii) any proceeds resulting from the sale, transfer or other disposition of all or any portion of the Properties of the Company or any of its Subsidiaries or (iii) security deposits and advance deposits, in each case until forfeited or applied. Operating Income shall be calculated on the accrual basis of accounting and reported in a manner consistent with the Uniform System of Accounts.

“Order” means any judgment, order, injunction, decision, determination, award, ruling, writ, stipulation, restriction, assessment or decree of, or entered by, with or under the supervision of, any Governmental Authority.

“Other Funding” shall have the meaning set forth in Section 3(c).

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“Other Funding Closing” shall mean the consummation of the purchase and sale of Convertible Preferred Units with respect to an Other Funding.

“Other Funding Notice” shall have the meaning set forth in Section 3(c).

“Owned Real Property” means, individually, each of the Properties identified on Schedule 1.1(f) hereto, together with the Improvements and Fixtures thereon and personal Property appurtenant thereto.

“Ownership Limit Waiver Agreement” shall have the meaning set forth in Section 10.19.

“Partial Suspension Date” shall have the meaning set forth in Section 11.6(b)(iii).

“Permits” means all permits, clearances, certifications, consents, licenses, Consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained or required to be obtained from any Governmental Authority.

“Permitted Liens” shall mean all of the following: (i) the leases (other than ground leases) and the Ground Leases affecting any of the Real Property; (ii) Liens for Taxes, assessments, levies or other governmental charges not yet due and payable (subject to applicable grace periods) or that are being contested in good faith and by appropriate proceedings if, in each case, adequate reserves with respect to such Liens are maintained on the books of the Company if such reserves are required pursuant to Generally Accepted Accounting Principles; (iii) any charges for service, installation, connection, maintenance, sewer, water, electricity, telephone, cable television or gas not yet due and payable (subject to applicable grace periods) or that are being contested in good faith and by appropriate proceedings if, in each case, adequate reserves with respect to such Liens are maintained on the books of the Company if such reserves are required pursuant to Generally Accepted Accounting Principles; (iv) rights of vendors and holders of security interests on personal property installed at any Real Property by tenants under any leases in effect; (v) to the extent permitted under any leases in effect, rights of tenants to remove fixtures at the expiration of the term of such leases of such tenants; (vi) mechanics liens arising by or through the tenants under any leases affecting Real Property or personal property of the Company or any Subsidiary securing amounts that are not yet due and payable (subject to applicable grace periods) or that are being contested in good faith and by appropriate proceedings if, in each case, adequate reserves with respect to such Liens are maintained on the books of the Company if such reserves are required pursuant to Generally Accepted Accounting Principles; (vii) any exceptions created by the ground lessor pursuant to any Ground Lease affecting any of Real Property on the fee interest of the relevant property, provided the same are permitted under the applicable Ground Lease; (viii) any Laws, including building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of any Real Property currently or hereinafter imposed by any Governmental Authority, provided that any such current Laws are not violated by current use of such Real Property in any material respect; (ix) Liens relating to Indebtedness existing as of the date hereof or that (a) have been approved by (1) the Investor in accordance with this Agreement prior to the Initial Closing or are otherwise expressly permitted hereunder or (2) a Primary Redeemable Director (as defined below) in accordance with the terms of the Articles Supplementary following the Initial Closing or are otherwise expressly permitted thereunder or (b) are approved by the Class C Unit Holders in accordance with the terms of the A&R Opco LPA following the Initial Closing or are otherwise expressly permitted thereunder; (x) any other non-monetary Liens, limitations, restrictions or title defects first arising from and after the date of this Agreement in the ordinary course of operation of the applicable Real Property provided that such matters do not in any case singly or in the aggregate materially interfere with the current use or ordinary conduct of the business of the Real Property subject to such Liens; (xi) the matters set forth in any Company Title Policies provided that such matters do not in any case singly or in the aggregate materially interfere with the current use or ordinary conduct of the business of the Real Property subject to such Liens, and provided further that such matters do not constitute Liens relating to Indebtedness other than any such Liens securing Indebtedness permitted by subclause (ix) of this definition of Permitted Liens; and (xii) any hotel management agreements or Franchise Agreements relating to any Real Property.

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“Permitted Q1 G&A Variance” shall have the meaning set forth in Section 10.2(v).

“Person” shall mean any individual, association, partnership, limited liability company, joint venture, corporation, trust, estate, unincorporated organization, Governmental Authority or any other form of entity.

“PIK Distributions” shall have the meaning set forth in the A&R Opco LPA.

“PIP” shall mean any property improvement plan now or subsequently required by any Franchisor under the applicable Franchise Agreement.

“PIP Costs” shall mean the costs of any changes in the scope of the PIPs under any Consent Franchise Agreements in effect as of the date hereof prior to the Initial Closing.

“Plan” shall mean any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA whether or not subject to ERISA) and any other material employee benefit plan (as defined in Section 3(3) of ERISA whether or not subject to ERISA), or any material compensation plan, policy, agreement or arrangement, including any employment, bonus or other incentive, equity-based compensation, retention, retirement, profit-sharing, deferred compensation, stock option, change in control, stock purchase, severance pay, vacation, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan, program or arrangement or fringe benefit plan, in each case, whether oral or written, funded or unfunded, insured or self-insured, that the Company or any of its Subsidiaries, maintains, sponsors, contributes to, is a party to, or with respect to which the Company or its Subsidiaries otherwise has any Liability with respect to current or former officers, directors, employees or independent contractors.

“Preferred Equity Consent” shall mean the approval of the Preferred Equity Consent Items by the Consent Preferred Equityholders under the Grace Agreements, as evidenced by the execution and delivery of the Preferred Equity Consent Documents.

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“Preferred Equity Consent Costs” shall mean (i) any consent fees payable pursuant to the applicable Preferred Equity Consent Documents or otherwise charged by the Consent Preferred Equityholders in connection with obtaining the Preferred Equity Consent by the Company or any of its Subsidiaries, and (ii) any third-party, out-of-pocket costs and expenses, including attorney fees, charged by the Consent Preferred Equityholders in connection with the Preferred Equity Consent.

“Preferred Equity Consent Documents” shall mean the consent documents to be executed by the Company or applicable Subsidiary of the Company that is party to, or guarantor of, the Grace Agreements and the Consent Preferred Equityholders that will be fully effective upon their execution and delivery.

“Preferred Equity Consent Items” shall mean, (i) the Transfers (as defined in the Grace Agreements) to the Investor at the Initial Closing and Subsequent Closings as a result of the consummation of the transactions contemplated by this Agreement, (ii) any amendment or termination of the Advisory Agreement as contemplated by the Framework Agreement, and (iii) the grant and exercise of the Class C Rights (as defined in the A&R Opco LPA).

“Preferred Shares” shall have the meaning set forth in Section 5.6(a).

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Property Manager” shall mean, collectively, American Realty Capital Hospitality Properties, LLC and American Reality Capital Hospitality Grace Portfolio, LLC.

“Proportional Voting Standstill” shall have the meaning set forth in Section 10.9(d).

“Real Property” shall have the meaning set forth in Section 5.29(a).

“Redeemable Preferred Share” shall have the meaning set forth in the recitals.

“Redeemable Preferred Share Purchase Price” shall have the meaning set forth in Section 2.

“Redemption Stock” shall have the meaning set forth in Section 5.3(a).

“Registration Rights Agreement” shall have the meaning set forth in the recitals.

“REIT” shall have the meaning set forth in Section 5.14.

“Related Parties” shall mean, collectively, any of (i) the Company’s or its Subsidiaries’ respective directors or officers and any family members or Affiliates of the foregoing or (ii) the Advisor, the Property Manager or any of their respective Affiliates, officers or directors and any family members or Affiliates of the foregoing.

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“Release” shall mean any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remaining Unfunded Amount” shall mean, as of any calculation date, the amount equal to four hundred million dollars ($400,000,000) less the Aggregate Purchase Price as of such calculation date.

“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Restricted Share Plan” shall mean the Employee and Director Incentive Restricted Share Plan of the Company and any awards granted thereunder.

“Scheduled Actions” shall have the meaning set forth in Section 3(b).

“Scheduled Orders or Settlements” shall have the meaning set forth in Section 3(b).

“Schedules” shall mean the schedules to this Agreement delivered by the Company to the Investor as of the date of this Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

“SEC Reports” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and all its other reports and forms filed with or furnished to the SEC under Sections 12, 13, 14 or 15(d) of the Exchange Act after December 31, 2015 and publicly available prior to the date hereof.

“Second Follow-On Funding” shall have the meaning set forth in Section 3(b).

“Second Follow-On Funding Closing” shall mean the consummation of the purchase and sale of Convertible Preferred Units with respect to the Second Follow-On Funding.

“Second Follow-On Funding Notice” shall have the meaning set forth in Section 3(b).

“Securities” shall have the meaning set forth in Section 6.5(a).

“Securities Act” shall mean the U.S. Securities Act of 1933, and the rules and regulations of the SEC thereunder.

“SPA Suspended Rights” shall mean the AS Suspended Rights and the LPA Suspended Rights.

“Standstill” shall have the meaning set forth in Section 10.8(b).

“Subject Shares” shall have the meaning set forth in Section 10.9(a).

“Subsequent Closing Dates” shall have the meaning set forth in Section 4.

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“Subsequent Closings” shall mean the First Follow-On Funding Closing, Second Follow-On Funding Closing, all Investor Demand Funding Closings and all Other Funding Closings.

“Subsidiary” of any Person shall mean any other Person directly or indirectly controlled by such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. For the avoidance of doubt, Opco is a Subsidiary of the Company.

“Subsidiary Organizational Documents” shall have the meaning set forth in Section 5.2.

“Suspension Period” shall mean the period commencing on the Partial Suspension Date and terminating on the earlier to occur of (a) a Suspension Reversal or (b) a Funding Cure.

“Suspension Reversal” shall have the meaning set forth in Section 11.6(b)(iv).

“Tax” or “Taxes” shall mean any taxes of any kind, including but not limited to any and all federal, state, local and foreign income, gross receipts, license, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, branch, profits, license, withholding, payroll, social security, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar taxes (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any governmental or Tax authority.

“Tax Returns” mean any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto), including any amendment thereof.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Third-Party Claim” shall have the meaning set forth in Section 11.4(b).

“Transaction Documents” shall have the meaning set forth in the recitals.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the jurisdiction in which the applicable Real Property is located.

“Unfunded Number” shall mean, as of a given calculation date after the Initial Closing Date, a number of Convertible Preferred Units equal to (a) an amount equal to (i) four hundred million dollars ($400,000,000) less (ii) as of such calculation date, the Aggregate Purchase Price, divided by (b) the Unit Price.

“Uniform System of Accounts” means the “Uniform System of Accounts for the Lodging Industry” published by The Financial Management Committee of the American Hotel and Lodging Association, in its most current edition.

“Unit Price” shall be the amount equal to $14.75.

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“Voting Standstill” shall mean have the meaning set forth in Section 10.9(a).

“Voting Standstill Period” shall mean the period from and after the date of the Initial Closing until the earliest to occur of: (a) a Material Breach (as defined in the A&R Opco LPA), (b) a REIT Event (as defined in the A&R Opco LPA), (c) the first day following the sixty-three (63) month anniversary of the Initial Closing Date, (d) the date on which the Investor, after having funded amounts resulting in the Investor and/or any of its Affiliates (other than any Brookfield Excluded Affiliate) together owning at least thirty-five percent (35%) of the outstanding Common Shares on an as-converted basis, ceases to own at least thirty-five percent (35%) of the outstanding Common Shares on an as-converted basis and (e) if the Investor has not funded amounts resulting in the Investor and/or any of its Affiliates (other than any Brookfield Excluded Affiliate) together owning at least thirty-five percent (35%) of the outstanding Common Shares on an as-converted basis, February 27, 2019.

2.            Initial Closing; Purchase and Sale of the Redeemable Preferred Share and Convertible Preferred Units.

(a)          On the terms and subject to the conditions set forth in this Agreement, at the Initial Closing, (i) the Investor will purchase from the Company, and the Company will issue, sell and deliver to the Investor, the Redeemable Preferred Share for a purchase price of $22.00 (the “Redeemable Preferred Share Purchase Price”), such amount to be paid in full, in cash, to the Company at the Initial Closing, and (ii) the Investor will purchase from Opco, and Opco will issue, sell and deliver to the Investor, 9,152,542.37 Convertible Preferred Units for an aggregate purchase price of one hundred thirty five million dollars ($135,000,000) (the “Initial Convertible Preferred Purchase Price”), such amount to be paid in full, in cash, to Opco at the Initial Closing.

(b)          The consummation of the purchase and sale of the Redeemable Preferred Share and the Convertible Preferred Units pursuant to Section 2(a) (the “Initial Closing”) shall, subject to the applicable conditions set forth in Section 7 and Section 8, take place at the offices of Cleary Gottlieb Steen & Hamilton LLP at 10:00 a.m. New York City time on the third (3rd) Business Day following the date on which each of the conditions applicable to the Initial Closing set forth in Section 7 and Section 8 have previously been fulfilled or, to the extent permitted by applicable Law, waived (other than those conditions that can be fulfilled only at the Initial Closing, but subject to the fulfillment or waiver of such conditions), or at such other time and place as the Company and the Investor shall mutually agree (such date on which the Initial Closing actually occurs, the “Initial Closing Date”). At the Initial Closing, the Investor, in full payment for the Redeemable Preferred Share to be issued by the Company and the Convertible Preferred Units to be issued by Opco at the Initial Closing, will deliver to the Company and Opco, by wire transfer of immediately available funds to an account or accounts designated by the Company and Opco in advance of the Initial Closing Date, an amount equal to the sum of the Redeemable Preferred Share Purchase Price and the Initial Convertible Preferred Purchase Price.

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3.            Subsequent Closings; Purchase and Sale of Convertible Preferred Units.

(a)          First Follow-On Funding. On or prior to February 27, 2018, but no earlier than January 3, 2018, Opco shall have the right to sell, and the Investor agrees to purchase, upon no less than fifteen (15) Business Days’ prior written notice to the Investor by Opco (the “First Follow-On Funding Notice”), and on the terms and conditions set forth in this Agreement, up to a number of Convertible Preferred Units equal to the Grace Reduction Number at the Unit Price per Convertible Preferred Unit (the “First Follow-On Funding”).

(b)          Second Follow-On Funding. On or prior to February 27, 2019, but no earlier than January 3, 2019, Opco shall have the right to sell, and the Investor agrees to purchase, upon no less than fifteen (15) Business Days’ prior written notice to the Investor by Opco (the “Second Follow-On Funding Notice”), and on the terms and conditions set forth in this Agreement, up to a number of Convertible Preferred Units equal to the Grace Preferred Equity Unfunded Number at the Unit Price per Convertible Preferred Unit (the “Second Follow-On Funding”).

(c)          Other Fundings. On or prior to February 27, 2019, Opco shall have the right to sell and the Investor agrees to purchase, upon no less than fifteen (15) Business Days’ prior written notice to the Investor by Opco (each, an “Other Funding Notice”), in one or more transactions, and on the terms and conditions set forth in this Agreement, a number of Convertible Preferred Units equal to the Unfunded Number less the Grace Preferred Equity Unfunded Number at the Unit Price per Convertible Preferred Unit (each, an “Other Funding”).

(d)          Investor Demand Funding. From and after February 27, 2018 until and including February 27, 2019, the Investor shall have the right to purchase, and Opco shall be required to sell, upon no less than fifteen (15) Business Days’ prior written notice by the Investor to Opco (each, an “Investor Demand Funding Notice”), on the terms and conditions set forth in this Agreement in one or more transactions up to a number of Convertible Preferred Units equal to the Unfunded Number at the Unit Price per Convertible Preferred Unit (each, an “Investor Demand Funding”). With respect to any Investor Demand Funding, the Investor shall purchase a number of Convertible Preferred Units with an aggregate purchase price of not less than $25,000,000.

(e)          Funding Failure. In respect of any Funding Failure (as defined below), the Company and Opco shall have the remedies, and be subject to the limitations, set forth in Section 11.6(b) and the remedies set forth in the A&R Opco LPA and the Articles Supplementary.

(f)          Notwithstanding anything to the contrary in this Agreement, in the event of any split, reverse split, dividend, reorganization, reclassification, combination, recapitalization or other similar event with respect to the Company or Opco or any other event described in Section 16.4(d) of the A&R Opco LPA that occurs after the Initial Closing and prior to any Subsequent Closing that changes the outstanding Equity Securities of the Company or Opco into a different number of Equity Securities of the Company or Opco, as applicable, then any number, amount or definition contained herein that is used for purposes of determining the number of Convertible Preferred Units to be issued to the Investor at any Subsequent Closing and the Unit Price will be appropriately adjusted upon the occurrence of each such event to provide the Investor with the same economic effect as contemplated by this Agreement prior to the occurrence of such event.

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4.            Subsequent Closings. Each Subsequent Closing shall, subject to the applicable conditions set forth in Section 7 and Section 8, take place at the offices of Cleary Gottlieb Steen & Hamilton LLP at 10:00 a.m. New York City time on the date set forth on the applicable Follow-On Funding Notice, which date shall be the later of (a) fifteen (15) Business Days following the delivery of the applicable Follow-On Funding Notice and (b) the third (3rd) Business Day following the fulfillment or, to the extent permitted by applicable Law, waiver of each of the conditions applicable to such Subsequent Closing set forth in Section 7 and Section 8 (other than those conditions that can be fulfilled only at such Subsequent Closing, but subject to the fulfillment or waiver of such conditions), or at such other time and place as Opco and the Investor shall mutually agree (such dates on which any Subsequent Closing actually occurs, the “Subsequent Closing Dates”), provided that if the conditions to a Subsequent Closing have not been waived or fulfilled on or prior to the twentieth (20th) Business Day following delivery of the applicable Follow-On Funding Notice, then such Subsequent Closing shall be deemed abandoned, unless such time period is extended by mutual agreement of the parties; provided that if, as a result of the preceding proviso, the applicable time period has expired to deliver a Follow-On Funding Notice pursuant to Section 3(a), Section 3(b), Section 3(c) or Section 3(d), the party requesting such Follow-On Funding shall have the right to extend such time period for an additional period of fifteen (15) Business Days upon written notice to the other parties hereto. At each Subsequent Closing, the Investor will deliver to Opco full payment for the Convertible Preferred Units to be issued by Opco to the Investor at such Subsequent Closing, by wire transfer of immediately available funds to an account or accounts designated by Opco in advance of such Subsequent Closing Date.

5.            Representations and Warranties of the Company and Opco. Each of the Company and Opco represents and warrants to the Investor as of the date hereof and as of the Initial Closing, and, solely with respect to the Fundamental Seller Representations and Section 5.8(a) (Financial Statements), Section 5.9 (Reports) and Section 5.33 (General Solicitation), also as of each of the Subsequent Closings, that, except (a) as set forth in the Schedules which specifically identify the relevant section of this Agreement against which the disclosure on such schedule is made (provided that any disclosure set forth in any specific section of the Schedules shall qualify any other sections of this Section 5 to the extent it is reasonably apparent on its face that the disclosure set forth in such section of the Schedules is relevant to any such other section of this Section 5), or (b) as disclosed in any SEC Reports (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), that:

5.1          Organization, Good Standing and Qualification. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland; (b) has all requisite corporate power and authority to own, indirectly through its Subsidiaries, its Properties and conduct its business as presently conducted; and (c) is duly qualified to do business and in good standing in each state in the United States of America where its business requires such qualification, except, in the case of this clause (c), where failure to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True, correct and complete copies of the Company’s charter, as amended and as in effect as of the date hereof (the “Charter,” which term shall, following the filing of the Initial Articles Supplementary, Charter Amendment and Articles Supplementary, also be deemed to include the Initial Articles Supplementary, Charter Amendment and Articles Supplementary) and the bylaws of the Company, as amended and as in effect as of the date hereof (the “Bylaws”), have been made available to the Investor.

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5.2          Subsidiaries. (a) Opco is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware; (b) has all requisite limited partnership power and authority to own, indirectly through its Subsidiaries, its Properties and conduct its business as presently conducted; and (c) is duly qualified to do business and in good standing in each state in the United States of America where its business requires such qualification, except, in the case of this clause (c), where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 5.2 sets forth a list of each of the Company’s Subsidiaries, including its name and its jurisdiction of incorporation or formation. Each of the Company’s Subsidiaries (other than Opco) is duly organized, validly existing and in good standing under the Laws of the state of its formation and has all requisite organizational power and authority to own its Properties and conduct its business as presently conducted. Each of the Company’s Subsidiaries (other than Opco) is duly qualified to do business and in good standing in each state in the United States of America where its business requires such qualification, except where failure to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the issued and outstanding Equity Securities of each of the Company’s Subsidiaries are owned directly or indirectly by the Company, free and clear of all Liens (other than Liens imposed by applicable securities Laws), and are duly authorized and validly issued and, in the case of Subsidiaries that are corporations, are fully paid and nonassessable. There are no outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from any of the Company’s Subsidiaries of any Equity Securities of such Subsidiary, nor are there any commitments of any of the Company’s Subsidiaries to issue or execute any such rights, options, warrants, preemptive rights, rights of first offer or similar rights. Except as provided in the Existing Opco LPA or the Grace Agreements, there are no outstanding rights or obligations of any of the Company’s Subsidiaries to repurchase, redeem or exchange any of its Equity Securities. True, correct and complete copies of the formation and organizational documents of each of the Company’s Subsidiaries, as amended and as in effect as of the date hereof (the “Subsidiary Organizational Documents”), have been made available to the Investor.

5.3          Authorization; Enforceability.

(a)          All corporate and/or entity action on the part of the Company, its Subsidiaries, its officers, directors, and stockholders necessary in connection with the authorization, execution, and delivery of each of the Transaction Documents, the performance of all obligations of the Company and its Subsidiaries under each of the Transaction Documents, and the authorization, issuance (and, if applicable, reservation for issuance), sale, and delivery, as applicable, of (i) the Redeemable Preferred Share being sold hereunder, (ii) the Convertible Preferred Units being sold hereunder, (iii) the Common Shares being reserved hereunder and issuable (y) upon redemption of the OP Units pursuant to the A&R Opco LPA (assuming the Company elects to deliver Common Shares on such redemption) and (z) upon redemption of the Convertible Preferred Units (assuming their prior conversion to Conversion OP Units) pursuant to the A&R Opco LPA (the Common Shares described in clauses (y) and (z), collectively, the “Redemption Stock”) and (iv) the OP Units issuable upon the conversion of the Convertible Preferred Units pursuant to the A&R Opco LPA (the “Conversion OP Units”), have been taken by the Company and/or its Subsidiaries and their respective directors, officers or equityholders, as applicable, and each of the Transaction Documents when executed and delivered, assuming due authorization, execution and delivery by the Investor and the other parties thereto, constitutes and will constitute valid and legally binding obligations of the Company and its Subsidiaries, as applicable, enforceable in accordance with their respective terms, subject to (A) the filing of the Initial Articles Supplementary, Articles Supplementary and Charter Amendment with, and the acceptance for record by, the State Department of Assessments and Taxation of Maryland pursuant to Section 7.1 and (B) as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

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(b)          On or prior to the date of this Agreement, the Board has duly adopted resolutions, a copy of which has been provided to the Investor, (i) authorizing and approving this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) adopting and approving the Initial Articles Supplementary, the Articles Supplementary and the Charter Amendment, (iii) waiving the application of the Aggregate Share Ownership Limit (as defined in the Charter) to the Investor and its Affiliates and to the transactions contemplated by the Transaction Documents, subject to the execution and delivery, at the Initial Closing, of the Ownership Limit Waiver Agreement in the form attached hereto as Exhibit F by the Investor (including the receipt by the Company of a representation letter from the Investor); and (iv) excluding the Investor and its Affiliates and Associates (as those terms are defined herein and as such terms are defined in the Maryland Business Combination Act) from being subject to the Maryland Business Combination Act, and such resolutions remain in effect without amendment of any kind.

(c)          On or prior to the date of this Agreement, the Company, in its capacity as General Partner of Opco, has taken all requisite action authorizing and approving this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby.

5.4           Application of Takeover Protections. The Company, the Board and Opco have taken all necessary action, if any, in order to render inapplicable (to the maximum extent permitted by Law) any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Charter, the Bylaws, the Subsidiary Organizational Documents and the Laws of the state of incorporation or organization of the Company or any of its Subsidiaries that is or could become applicable to the Investor or its Affiliates (other than any Brookfield Excluded Affiliate, in the manner described in the resolutions of the Board described in Section 5.3(b)) as a result of the consummation of the transactions contemplated by the Transaction Documents, including as a result of the Company’s issuance of the Redeemable Preferred Share, Opco’s issuance of Convertible Preferred Units, any future issuance by the Company of the Redemption Stock, any future issuance by Opco of the Conversion OP Units and the exercise by the Investor of its rights under the Charter (including the Articles Supplementary), the A&R Bylaws or the A&R Opco LPA.

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5.5          Governmental Consents. No Consent of or any other action in respect of any Governmental Authority on the part of the Company or Opco is required in connection with the offer, sale, or issuance of the Redeemable Preferred Share, Convertible Preferred Units, the Redemption Stock or the Conversion OP Units or the consummation of any other transaction contemplated by this Agreement or any other Transaction Document, except for the following: (a) the filing of the Initial Articles Supplementary, Articles Supplementary and Charter Amendment with, and the acceptance for record by, the State Department of Assessments and Taxation of Maryland pursuant to Section 7.1; (b) the compliance with other applicable state securities Laws, which compliance will have occurred within the appropriate time periods; (c) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; and (d) any Consents or actions the absence of which, individually or in the aggregate, would not reasonably be expected to materially affect the rights of the Investor under any Transaction Documents (including this Agreement) or the benefits to be enjoyed by the Investor as a result of the transactions contemplated hereby or thereby.

5.6          Capitalization.

(a)          The authorized capital stock of the Company consists of (a) 300,000,000 Common Shares of which (i) 38,718,425 are issued and outstanding as of the date hereof, of which 14,852 were issued under the Restricted Share Plan, (ii) 100,000,000 are reserved for issuance as of the date hereof as the number of shares of Redemption Stock sufficient for the purpose of effecting the redemption of the OP Units and Convertible Preferred Units (assuming, in the case of the OP Units, the Company elects to deliver Common Shares on such redemption, and in the case of the Convertible Preferred Units, their prior conversion to Conversion OP Units) into the maximum number of shares of Redemption Stock estimated to be issuable upon the redemption of the maximum number of all such units estimated to be issuable pursuant to this Agreement and the other Transaction Documents (including the A&R Opco LPA) (after giving effect to all anti-dilution adjustments) and (iii) 3,985,148 are reserved for issuance as of the date hereof under the Restricted Share Plan in respect of future awards, (b) 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of which none are issued and outstanding as of the date hereof (subject to the issuance of the Redeemable Preferred Share), and (c) shall additionally include, immediately following the filing of the Articles Supplementary, one (1) authorized Redeemable Preferred Share. Other than as set forth above and (i) prior to the Initial Closing, the rights of (A) holders of OP Units to convert such units into newly issued Common Shares and (B) the Special Limited Partner with respect to the special limited partnership interest held by the Special Limited Partner, in each case, pursuant to the Existing Opco LPA, and (ii) from and after the Initial Closing, the rights of the holders of Conversion OP Units to redeem such units into newly issued Redemption Stock pursuant to the A&R Opco LPA (assuming the Company elects to deliver Common Shares on such redemption), there are no Equity Securities of the Company. As of the date hereof, the respective rights, preferences, privileges and restrictions of the Common Shares and the Preferred Shares are as stated in the Charter and the Bylaws. As of the Initial Closing, the respective rights, preferences, privileges and restrictions of the Common Shares, Preferred Shares, Redeemable Preferred Share and Redemption Stock will be as stated in the Charter (including the Charter Amendment, the Initial Articles Supplementary and the Articles Supplementary) and the A&R Bylaws. Immediately after and giving effect to the Initial Closing (including the consummation of the transactions contemplated by the Framework Agreement and the payment of distributions in the form of Common Shares with respect to January 2017 through the date of the Agreement as set forth on Schedule 10.2), 39,617,846 Common Shares will be outstanding.

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(b)          All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Prior to the date hereof, the Board has passed a resolution reserving that number of Common Shares equal to the estimated maximum possible number of shares of the Redemption Stock issuable upon the redemption of the maximum possible number of Conversion OP Units issuable pursuant to the A&R Opco LPA (assuming, for such purpose, the prior conversion of the maximum possible number of Convertible Preferred Units issuable pursuant to this Agreement and the A&R Opco LPA into Conversion OP Units). Other than (i) prior to the Initial Closing, the rights of (A) holders of OP Units to convert such units into newly issued Common Shares and (B) the Special Limited Partner with respect to the special limited partnership interest held by the Special Limited Partner, in each case, pursuant to the Existing Opco LPA, and (ii) from and after the Initial Closing, the rights of (A) the Investor to purchase Convertible Preferred Units pursuant to this Agreement, (B) the holders of Convertible Preferred Units to convert such units into newly issued Conversion OP Units pursuant to the A&R Opco LPA, (C) the holders of Conversion OP Units to redeem such units into newly issued Redemption Stock pursuant to the A&R Opco LPA (assuming the Company elects to deliver Common Shares on such redemption) and (D) the holders of Convertible Preferred Units to receive PIK Distributions pursuant to the A&R Opco LPA, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company or any Subsidiary of the Company of any Equity Securities of the Company, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer. Except as otherwise provided in the Charter (including, following the Initial Closing, the Initial Articles Supplementary, the Charter Amendment and the Articles Supplementary), there are no outstanding rights or obligations of the Company to repurchase or redeem any of its Equity Securities. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any Equity Securities in the Company upon the occurrence of certain events.

(c)          The Existing Opco LPA attached as Exhibit H is a true, correct and complete copy of the Existing Opco LPA as in effect as of the date hereof. As of the date hereof and immediately prior to the Initial Closing, the Equity Securities of Opco consist of: (a) 38,709,627 OP Units, of which 38,709,537 are owned by the Company and 90 are owned by the Advisor; (b) 8,888 GP Units, all of which are owned by the Company; (c) 524,956 Class B Units, all of which are owned by the Advisor; and (d) the special limited partner interest in Opco which is held by the Special Limited Partner, and there are no Equity Securities of Opco as of the date hereof and as of immediately prior to the Initial Closing other than as set forth in this sentence. Immediately after and giving effect to the Initial Closing (including the consummation of the transactions contemplated by the Framework Agreement and the payment of distributions in the form of Common Shares with respect to January 2017 through the date of the Agreement as set forth on Schedule 10.2), the Equity Securities of Opco will consist of: (a) 39,608,958 OP Units, all of which will be owned by the Company; (b) 8,888 GP Units, all of which will be owned by the Company; and (c) 9,152,542.37 Convertible Preferred Units owned by the Investor, and there will be no Equity Securities of Opco as of immediately after the Initial Closing other than as set forth in this sentence. There are no Exchange Rights Agreements (as defined in the Existing Opco LPA) outstanding as of the date hereof. Other than as provided in the Transaction Documents, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from Opco of any Equity Securities of Opco or Equity Securities of the Company, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer. There are no outstanding rights or obligations of Opco to repurchase or redeem any of its Equity Securities. Opco does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any Equity Securities in Opco upon the occurrence of certain events.

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(d)          Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

5.7          Valid Issuance of Redeemable Preferred Share and Convertible Preferred Units. The Redeemable Preferred Share and Convertible Preferred Units being purchased by the Investor hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed in this Agreement, will be duly and validly issued, and in the case of the Redeemable Preferred Share, fully paid and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under the Transaction Documents, the Charter (including the Articles Supplementary) and the A&R Bylaws and under applicable state and federal securities Laws. The maximum estimated amount of each of the Redemption Stock, Conversion OP Units and Convertible Preferred Units issuable pursuant to this Agreement and the other Transaction Documents (including the A&R Opco LPA) are available for issuance. All Redemption Stock, Conversion OP Units and Convertible Preferred Units issuable pursuant to this Agreement and the other Transaction Documents (including the A&R Opco LPA), upon issuance in accordance with the terms of the A&R Opco LPA, will be duly and validly issued, and in the case of Redemption Stock, fully paid and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions on transfer under the Transaction Documents, the Charter (including the Articles Supplementary), the A&R Bylaws and the A&R Opco LPA, as applicable, and under applicable state and federal securities Laws. The sale of the Redeemable Preferred Share and Convertible Preferred Units hereunder is not, and (i) the issuance of the Redemption Stock upon any redemption of OP Units and Convertible Preferred Units (assuming, in the case of the OP Units, that the Company elects to deliver Common Shares on such redemption, and in the case of the latter, their prior conversion to Conversion OP Units) into Common Shares and (ii) any conversion of Convertible Preferred Units into Conversion OP Units will not be, subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Charter (including the Articles Supplementary), the A&R Bylaws, any Subsidiary Organizational Document or any other agreement or otherwise.

5.8          Financial Statements.

(a)          The financial statements included in the SEC Reports (as amended, supplemented or restated, if applicable) (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with (A) the books and records of Company and its consolidated Subsidiaries and (B) Generally Accepted Accounting Principles applied on a consistent basis during the periods involved and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods presented therein, all in accordance with Generally Accepted Accounting Principles (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

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(b)          The Company and its Subsidiaries do not have any Liabilities or obligations (accrued, absolute, contingent or otherwise) that would be required under Generally Accepted Accounting Principles to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto other than Liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to the Company’s most recent audited balance sheet appearing in the SEC Reports, (ii) (A) that were incurred in the ordinary course of business since the date of such balance sheet and (B) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) that are expressly permitted to be incurred by this Agreement.

5.9          Reports.

(a)          The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed with the SEC pursuant to the Exchange Act, from and after January 7, 2014.

(b)          The SEC Reports and the Company’s filings on Form S-11, when they became effective or were filed with the SEC, as the case may be, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(c)          Each director of the Company that is designated as “independent” in the SEC Reports satisfies the requirements for independence under the Exchange Act, and a majority of the Company’s directors are so “independent.”

(d)          There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Reports and is not so disclosed or that has had or otherwise would reasonably be expected to have a Material Adverse Effect.

(e)          The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board’s Audit Committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

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5.10        Absence of Changes. Except as contemplated by this Agreement, between December 31, 2015 and the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with prior practice and, there has not been:

(a)          any declaration, setting aside or payment of any dividend or other distribution with respect to any Equity Securities of the Company or any of its Subsidiaries or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding Equity Securities of the Company or any of its Subsidiaries;

(b)          any material tax election made or changed, any material audit settled or any material amended tax returns filed with respect to the Company or any of its Subsidiaries;

(c)          any damage, destruction or loss (not covered by insurance) materially and adversely affecting the Company’s and its Subsidiaries’ material Properties or assets;

(d)          any sale, assignment, license or transfer of, or any agreement to sell, assign, license or transfer, any material Property of the Company or any of its Subsidiaries to any Person, other than in the ordinary course of business and consistent with past practice;

(e)          except as set forth on Schedule 5.10(e), any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material Property other than in the ordinary course of business of the Company or any of its Subsidiaries;

(f)          any waiver of any rights or claims of the Company or any of its Subsidiaries, except for such waivers which would not reasonably be expected to have a Material Adverse Effect;

(g)          any agreement or binding commitment by the Company or any of its Subsidiaries to do any of the foregoing; or

(h)          any other Company Effect that has had a Material Adverse Effect.

5.11        Indebtedness. (a) There is no outstanding material Indebtedness of the Company or any of its Subsidiaries other than Indebtedness described in the SEC Reports and (b) neither the Company nor any of its Subsidiaries is, immediately prior to this Agreement, or will be, at the time of the Initial Closing after giving effect to the Initial Closing, in default under any agreement relating to its Indebtedness (including with respect to payment) in any material respect.

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5.12         Litigation. There is no action, claim, hearing, charge, complaint, demand, challenge, suit, proceeding or investigation (“Action”) pending or, to the knowledge of the Company, threatened against, nor any outstanding Order against, the Company or any of its Subsidiaries before or by any Governmental Authority, other than any such Action or Order that (i) does not involve an amount in controversy in excess of $100,000 (net of reasonably expected insurance proceeds recoverable in respect of ordinary course claims arising out of the operation of the Properties of the Company and its Subsidiaries) and (ii) does not seek or impose material injunctive or other material non-monetary relief. Neither the Company nor any of its Subsidiaries is in default with respect to any material Order. There is no material unresolved violation or exception by any Governmental Authority with respect to any SEC Report or relating to any examinations or instructions of the Company or any of its Subsidiaries and since January 1, 2014, there have been no material unresolved inquiries by, or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries. There are no pending Actions of the type described on Schedule 5.12(a) (“Scheduled Actions”) and there have been no Orders or settlements of the type described on Schedule 5.12(a) (“Scheduled Orders or Settlements”).

5.13         Taxes. The Company and each of its Subsidiaries has properly and timely filed (taking into account any extension of time within which to file) all material federal, foreign, state, local, and other Tax Returns that are required to be filed by it, which Tax Returns were true, correct and complete in all material respects. All material Taxes (whether or not reflected on such Tax Returns) required to be paid under applicable Law by the Company or its Subsidiaries have been timely paid. All material Taxes required to be withheld and paid over by the Company and its Subsidiaries have been withheld and paid over to the appropriate Tax authority. There are no outstanding waivers or extensions of time with respect to the period for assessing or auditing any material Tax or material Tax Return of the Company or any Subsidiary of the Company, except to the extent any such waiver is a result of an extension to file a Tax Return. There are no audits or proceedings relating to any material Tax or material Tax Return of the Company or any Subsidiary of the Company raised in writing by any Tax authority and, to the knowledge of the Company, no such audit is being contemplated. Neither the Company nor any of its Subsidiaries has participated in any transaction described in Section 1.6011-4(b)(2) of the Treasury Regulations.

5.14         REIT Status. Commencing with its taxable year ended December 31, 2014, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust under the Code (a “REIT”), and its actual method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code. Assuming that (a) the sole asset of a REIT is an interest in Opco, (b) such REIT was entitled, as a partner of Opco, to a distributive share, within the meaning of Section 702(a) of the Code, of the income, gain, loss and expense of Opco, that represented a pro rata portion of the income, gain, loss and expense recognized by Opco, and (c) such REIT timely and properly elected to treat each subsidiary of Opco that qualifies as a taxable REIT subsidiary of the Company, within the meaning of Section 856(l), as a taxable REIT subsidiary of such REIT (such assumption, the “Opco REIT Assumption”), then, with respect to such REIT, commencing with its taxable year that includes the Initial Closing, Opco’s actual gross income, assets and method of operation would have enabled it to meet the requirements contained in Sections 856(c)(2), (c)(3) and (c)(4) of the Code with respect to its gross income and assets.

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5.15         Permits and Licenses. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries either directly or through the applicable property manager possess all material Permits issued by each Governmental Authority necessary to conduct their respective businesses, and neither the Company nor any of its Subsidiaries has received any written notice of proceedings relating to the revocation, suspension, cancellation or modification of any such material Permit. The Company and each of its Subsidiaries is and, since January 1, 2014, has been in compliance with the terms of such Permits, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.16         Compliance with Laws. The Company and each of its Subsidiaries is, and, since January 1, 2014, has been in compliance in all material respects with all applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, Order or other legal requirement (collectively, “Laws”) of any Governmental Authority, except for non-compliance that in the aggregate would not be materially adverse to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is being investigated with respect to, or has been threatened to be charged with or given notice of any violation of, any applicable Law except for violations that in the aggregate would not be materially adverse to the Company and its Subsidiaries, taken as a whole.

5.17         Environmental Compliance. The Company and each of its Subsidiaries has been, since January 1, 2014, in compliance with all Environmental Laws applicable to the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been subject to any Action, Order or Lien that remains outstanding or unresolved nor, to the knowledge of the Company, is any such Action, Order or Lien threatened, in any such case, pursuant to any Environmental Law, with respect to any Property currently or previously owned, leased or operated by the Company or any of its Subsidiaries, or arising out of the conduct of the business of the Company or any of its Subsidiaries that in each case would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have received all Environmental Permits required to conduct their respective businesses, and each of the Company and its Subsidiaries is and, since January 1, 2014, has been in compliance with all terms and conditions of any such Environmental Permit applicable to it, except for where the failure to obtain an Environmental Permit or failure to comply with an Environmental Permit would not reasonably be expected to have a Material Adverse Effect. There has been no Release or presence of or exposure to any Hazardous Substance, whether on or off any Property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, that would reasonably be expected to result in Liability or a requirement for notification, investigation or remediation by the Company or any of its Subsidiaries under or pursuant to any Environmental Law, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to, or has otherwise made available for inspection by the Investor, all material written assessments, audits, investigation reports and similar environmental documents prepared at the direction or request of the Company or any of its Subsidiaries or their respective lenders or agents or any Governmental Authority in the possession of the Company or any of its Subsidiaries that are related to environmental, health or safety matters or Hazardous Substances.

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5.18        Compliance with Other Instruments; No Default or Violation. The Company is not in violation or default of any provision of the Charter or the Bylaws and the Subsidiaries of the Company are not in violation or default of any provision of their respective Subsidiary Organizational Documents, in each case, other than for immaterial violations or defaults. The execution, delivery, and performance of and compliance with each of the Transaction Documents and the authorization, issuance (or reservation for issuance, as applicable), sale, and delivery of the Redeemable Preferred Share, Convertible Preferred Units, the Redemption Stock and Conversion OP Units will not (i) result in any default or violation of or conflict with the Charter or the Bylaws or any of the Subsidiary Organizational Documents, (ii) result in any violation of any Law or Order or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice or both, a default under, require any Consent or waiver under, affect the rights or obligations of any Person under or result in the termination, amendment, acceleration or cancellation of any material Contract, indenture or instrument to which the Company or any of its Subsidiaries is a party or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment or forfeiture of any material Permit applicable to the Company, any of its Subsidiaries or their respective businesses, operations, assets or properties, except in the case of clause (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

5.19        Material Contracts.

(a)          Schedule 5.19(a) lists or describes, by the categories set forth below, each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound and which are in effect as of the date hereof (such Contracts, “Material Contracts”):

(i)          any Contract that is expected to provide for payment or receipt by the Company or any of its Subsidiaries of more than $100,000 in any given calendar year or more than $500,000 in the aggregate for the remaining term of the Contract (other than any Contract for the provision of services by any Person to the Company or any of its Subsidiaries for any period of time whatsoever that is terminable by the Company or such Subsidiary of the Company with ninety (90) days written notice without payment or penalty);

(ii)         any Contract relating to Indebtedness or any guarantee, performance, bid or completion bond, or surety agreement, in each case relating to an amount of more than $5,000,000;

(iii)        any Contract relating to the purchase or sale of real property containing any outstanding or ongoing obligations (other than immaterial obligations) of the Company or any of its Subsidiaries, including any indemnification obligation, “earn-out” or similar contingent payment obligation;

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(iv)        any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of equity interests, sale of assets, out-sourcing or otherwise) with material ongoing obligations;

(v)         any joint venture, partnership, strategic alliance, teaming, cooperation or similar Contract;

(vi)        any Contract in regard to the employment, or restricting the employment, of any officer of the Company or any of its Subsidiaries, in each case, whose base salary exceeds $300,000 in any given calendar year;

(vii)       any Contract, directly or indirectly, between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand;

(viii)      any Contract under which the Company or any of its Subsidiaries receives or grants a license or other rights (including by means of a covenant not to sue) with respect to material Intellectual Property or any option relating thereto (excluding any license to off-the-shelf non-customized software that is generally commercially available for a fee of less than $25,000 annually for such license);

(ix)         any Contract that limits or purports to limit (or that following any Closing would limit) the ability of the Company, its Subsidiaries and/or their respective Affiliates (A) to compete in any line of business, with any Person, in any geographic area or during any period of time or (B) to solicit any customers or employees;

(x)          any Contract that grants any right of first refusal, right of first offer or option to acquire or similar right in respect of the assets of the Company or any of its Subsidiaries;

(xi)         any Contract that contains any exclusivity restriction or a “most favored nation” clause obligating the Company or any of its Subsidiaries to change the terms and conditions of such Contract or agreement based on better terms or conditions provided to other parties in similar Contracts;

(xii)        any settlement agreement, assurance of discontinuance, consent agreement, or memorandum of understanding with respect to any Action, in each such case, with material continuing obligations thereunder or involving material injunctive or non-monetary relief;

(xiii)       any Contract entered into with any Governmental Authority with continuing obligations thereunder, other than any agreements to make rooms available at agreed upon rates at individual hotels in the ordinary course of business;

(xiv)      any management or sub-management Contracts related to Real Property or rights thereto;

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(xv)       any Franchise Agreement and any other franchise and/or brand license agreements relating to the use by the Company or any of its Subsidiaries at any real property of any brand and/or system;

(xvi)      any Ground Lease and any other ground lease of the Company or any of its Subsidiaries;

(xvii)     any collective bargaining agreements or Contracts with any labor union;

(xviii)    any Contract required to have been filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC; and

(xix)       any Contract to enter into any of the foregoing.

(b)          The Company and Opco have made available to the Investor true, correct and complete copies of each Material Contract (including all amendments and all material modifications, supplements, annexes and schedules thereto and material written waivers thereunder). True, correct and complete, in each case, in all material respects, copies of all Contracts to which the Company or any of its Subsidiaries are a party and which are required to have been filed by the Company pursuant to the Securities Act or the Exchange Act have been filed by the Company with the SEC pursuant to the requirements of the Securities Act or the Exchange Act, as applicable, and since the filing of the most recent SEC Report filed prior to the date hereof, there has been no material change or amendment to any such Contract filed as an exhibit to a SEC Report. Except for such Material Contracts that have expired or terminated in accordance with their terms, each such Material Contract has been duly and validly authorized, executed and delivered by the Company and/or its Subsidiaries, as applicable, is in full force and effect and constitutes the legal, valid and binding agreement of the Company and/or its applicable Subsidiary, enforceable by and against the Company and/or its applicable Subsidiary, in accordance with its respective terms, and, to the knowledge of the Company, is binding upon all other counterparties thereto, in each case in accordance with its terms. Neither the Company, any of its Subsidiaries, nor, to the knowledge of Company, any other party to any such Material Contract is in material breach of, or material default under, any such Material Contract and no event has occurred that would reasonably be expected to constitute a material breach or material default (or an event which with notice or lapse of time or both would reasonably be expected to become a material breach or material default) under any such Material Contract by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any counterparty thereto. Neither the Company nor any of its Subsidiaries has given or received any written notice of a default or breach under any Material Contract that has not previously been cured, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

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5.20        Benefit Plans.

(a)          There are no Plans other than the Restricted Share Plan, and prior to the date hereof, the Company has made available to the Investor the true, correct and complete copies of such Plan (including any material modifications, amendments or supplements thereunder).

(b)          Each Plan has been established and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including the Code.

(c)          No Plan is, and neither the Company nor any Subsidiary of the Company maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in, or otherwise would reasonably expect to have any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA, or (iv) a “multiple employer plan” (as defined in Section 413I of the Code).

(d)          Except as set forth on Schedule 5.20(d) or pursuant to the Framework Agreement, none of the execution of, or the completion of any of the transactions contemplated by any of the Transaction Documents (whether alone or in connection with any other event(s)), would reasonably be expected to result in (i) severance pay or an increase in severance pay upon termination of employment after the Initial Closing or after any conversion of OP Units or Convertible Preferred Units of Opco, (ii) acceleration of the time of payment or vesting of any payment, compensation or benefit, or increase in the amount of any payment, compensation or benefit, (x) to any current or former employee or director of the Company or any of its Subsidiaries or (y) to any employee or other service provider of the Advisor and its Affiliates that directly pertains to the provision of services to the Company or its Subsidiaries, (iii) acceleration of the funding of compensation or benefits payable by the Company or any of its Subsidiaries, (iv) any new material obligation under any Plan, (v) any limitation or restriction on the right of the Company to merge, amend, or terminate any Plan, or (vi) any payments which would not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code.

(e)          Neither the Company nor any Subsidiary is a party to, or has any obligation under, any Contract or Plan to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

5.21        Labor Matters. Neither the Company nor any Subsidiary has, or has within the past three (3) years had, any employees, directly or as a “joint” or “single” employer.

5.22        Intellectual Property.

(a)          Right to Use Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own or license directly or through the Advisor or other Affiliates of the Company all right, title and interest in and to, or otherwise have sufficient rights to use, all Intellectual Property used in connection with the business of the Company and its Subsidiaries.

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(b)          Registered Company Intellectual Property. Schedule 5.22(b) sets forth a true, correct and complete list of all Company Registered Intellectual Property, each item of which is subsisting, and, to the knowledge of the Company, valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each item of Company Intellectual Property, (i) the Company or one or more of its Subsidiaries exclusively owns all right, title and interest in and to the Company Intellectual Property, free and clear of all Liens, except for Permitted Liens, (ii) the Company Intellectual Property is not subject to any outstanding Order that adversely affects the validity or enforceability of, or the use of or rights to such Company Intellectual Property, (iii) no Action is pending against the Company or any of its Subsidiaries, or, to the knowledge of the Company, has been or is being threatened against the Company or any of its Subsidiaries, which challenges the legality, validity, enforceability, use or ownership of the Company Intellectual Property.

(c)          No Infringement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) in the past three (3) years, the Company and its Subsidiaries and the business of the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, (ii) no Action is pending against the Company or any of its Subsidiaries, or, to the knowledge of the Company, has been or is being threatened against the Company or any of its Subsidiaries, which asserts infringement, misappropriation or other violation of the Intellectual Property of any third party, and (iii) to the knowledge of the Company, no third party has or currently is infringing, misappropriating otherwise violating any Company Intellectual Property.

(d)          Trade Secrets. The Company and each of its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality and value of its material confidential information, including its trade secrets and know-how.

(e)          Information Systems and Data. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in the past three (3) years, there have been no: (i) unauthorized intrusions or breaches of the security of the data, information, software, hardware, computer and telecommunications equipment and other information technology used in connection with the operation of the business of the Company and its Subsidiaries, (ii) any loss, theft or unauthorized access to or misuse thereof, or (iii) any allegations or governmental investigations concerning the foregoing.

5.23        Registration Rights. Neither the Company nor any of its Subsidiaries has granted or agreed to grant, nor is under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding Equity Securities or any of its Equity Securities that may be issued subsequently, other than following the Initial Closing, pursuant to the Registration Rights Agreement.

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5.24         Investment Company Act. Neither the Company nor any of its Subsidiaries is registered or required to register as an investment company within the meaning of the Investment Company Act of 1940.

5.25         Brokers’ Fees and Expenses. Except for the fees and commissions set forth in Schedule 5.25, none of the Company, any of the Company’s Subsidiaries or any Person acting on behalf of any of them, has paid or is obligated to pay any fee or commission to any broker, finder, intermediary, investment banker, or financial advisor or other Person in connection with transactions contemplated by this Agreement.

5.26         Illegal Payments. Neither the Company nor any of its Subsidiaries has, nor, to the knowledge of the Company, has any director, officer, agent or employee of the Company or any of its Subsidiaries (in their capacity as such), (a) violated any anti-bribery or anticorruption Law, (b) paid, caused to be paid, or agreed to pay, directly or indirectly, in connection with the business of the Company or any of its Subsidiaries (i) money or anything of value to any government or agency thereof, any agent or any supplier or customer, any bribe, kickback or other similar illegal payment or (ii) any illegal contribution to any political party or candidate, or (c) established or maintained any unrecorded fund or asset or intentionally made any false entries on any books or records for any purpose. The Company and its Subsidiaries have implemented policies, procedures and controls reasonably designed to ensure that neither the Company nor its Subsidiaries violate any applicable anti-bribery or anticorruption Law. Neither the Company nor its Subsidiaries have violated (x) any anti-money laundering or anti-terrorist financing Law and any financial recordkeeping or reporting Law or regulation or (y) any applicable export, re-export, or economic sanctions Laws or regulations of the United States.

5.27         Maintenance Requirements. The Common Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to the knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Common Shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

5.28         Insurance. The Company and each of its Subsidiaries maintains insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company reasonably believes is adequate and customary for its business (the “Insurance Policies”), including insurance covering all Real Property and personal Property owned or leased by the Company and the Company’s Subsidiaries against theft, damage, destruction, flood, acts of vandalism, liability insurance and such other risks that may be required by Law or Contracts, with such deductibles as are customary for companies in the same or similar business. Except as would not reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies are in full force and effect and neither the Company nor any of its Subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such Insurance Policy nor, except as would not be materially adverse to the Company and its Subsidiaries, taken as a whole, has the Company or any of its Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received written notice of any intent of an insurer to either claim any default on the part of the Company or any of its Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

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5.29        Real Property.

(a)          The Company or its Subsidiaries have good, valid and marketable (x) fee simple title to all Owned Real Property, and (y) leasehold title to all Leased Real Property (individually or collectively, as the context requires, “Real Property”), free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries owns any real property other than the Real Property. The Company or a Subsidiary of the Company, as applicable, is in possession of all title insurance policies evidencing title insurance with respect to each parcel of Owned Real Property (each a “Company Title Policy” and, collectively, the “Company Title Policies”). A copy of each Company Title Policy in the possession or control of the Company or a Company Subsidiary has been made available to the Investor.

(b)          True, correct and complete, in each case, in all material respects, copies of each Ground Lease including all amendments and modifications thereto, have been provided to the Investor. The Ground Leases or a memorandum regarding each Ground Lease (or any combination thereof) have been duly recorded. Each Ground Lease is in full force and effect and no material default has occurred and is continuing under any Ground Lease and, to the knowledge of the Company, there is no existing condition which, but for the passage of time and/or the giving of notice or both, would reasonably be expected to result in a material default under the terms of any Ground Lease. All rents, additional rents and other sums due and payable under each Ground Lease have been paid in full. Neither the Company, the applicable Subsidiary of the Company nor the applicable ground lessor under any Ground Lease has commenced any Action or given or received any written notice for the purpose of terminating such Ground Lease.

(c)          To the knowledge of the Company, each Real Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot.

(d)          As of the date of this Agreement, no Condemnation or other proceeding has been commenced or, to the knowledge of the Company, is contemplated with respect to all or any portion of any Real Property or for the relocation of roadways providing access to any Real Property.

(e)          As of the date hereof, to the knowledge of the Company, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Real Property, nor are there any contemplated improvements to any Real Property that may result in such special or other assessments.

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(f)          Each Real Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Laws, including parking, building and zoning and land use Laws, ordinances, regulations and codes, except such non-compliance that would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the applicable Real Property or the use or operation thereof. Neither the Company nor any of its Subsidiaries, and to the knowledge of the Company, any other Person in occupancy of or involved with the operation or use of the Real Property has committed any act which may give any Governmental Authority the right to cause the Company or any of its Subsidiaries to forfeit any Real Property or any material part thereof. Each Real Property is used exclusively for the operation of a hotel and other appurtenant and related uses. To the knowledge of the Company, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed in all material respects to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special Permits, subject to customary rebuildability statutes in the applicable jurisdictions and the terms of any applicable Indebtedness. No Actions are pending or, to the knowledge of the Company, threatened with respect to the zoning of any Real Property, except for such Actions as would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the applicable Real Property or the use or operation thereof. To the knowledge of the Company, all material certifications, permits, licenses and approvals, including without limitation, certificates of completion, occupancy permits and any applicable liquor licenses required of the Company or its Subsidiaries for the legal use, occupancy and operation of each Real Property for its current use, have been obtained and are in full force and effect, except to the extent the failure to obtain such certifications, permits, licenses and permits would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the applicable Real Property or the use or operation thereof. To the knowledge of the Company, the use being made of each Real Property is in material conformity with the certificate of occupancy issued for such Real Property.

(g)          Each Real Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Real Property for its intended uses, except to the extent the failure to have such rights would not individually, or in the aggregate, reasonably be likely to have a material adverse effect on the applicable Real Property or the use or operation thereof. To the knowledge of the Company, all public utilities necessary or convenient to the full use and enjoyment of each Real Property are located in the public right-of-way abutting such Real Property (which utilities are connected so as to serve such Real Property without passing over other property) or are in easements serving such Real Property.

(h)          To the knowledge of the Company: (a) each Real Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; (b) there exists no structural or other material defects or damages in such Real Property, whether latent or otherwise, and neither the Company nor any Subsidiary of the Company has received notice from any insurance company or bonding company of any defects or inadequacies in such Real Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond, except with respect to any of the foregoing, as individually or in the aggregate, would not reasonably be likely to have a material adverse effect on the applicable Real Property or the use or operation thereof.

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(i)          All of the Improvements appurtenant to each Real Property lie wholly within the boundaries and building restriction lines of such Real Property, and no improvements on adjoining properties encroach upon such Real Property, and no easements or other encumbrances affecting such Real Property encroach upon any of the Improvements, so as (in each of the foregoing cases) to materially and adversely affect the value or marketability of such Real Property, except with respect to any of the foregoing as, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on the applicable Real Property or the use or operation thereof.

(j)          The Improvements have suffered no casualty or damage which has not been fully repaired and the cost thereof fully paid, except for such casualty or damage as, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on the applicable Real Property or the use or operation thereof.

(k)          Each Franchise Agreement, pursuant to which a Subsidiary of the Company has the right to operate the hotel located on the applicable Real Property under a name and/or hotel system controlled by the applicable Franchisor, is in full force and effect and there is no material default existing thereunder by any party thereto and, to the knowledge of the Company, no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a material default by any party thereunder. As of the date hereof, neither the Company, any Subsidiary of the Company nor any Franchisor has exercised any termination option under the applicable Franchise Agreement, neither the Company nor any Subsidiary of the Company has given any notice to the applicable Franchisor of the Company’s or any Subsidiary of the Company’s election to terminate such Franchise Agreement, and neither the Company nor any Subsidiary of the Company has received from any Franchisor such Franchisor’s notice of its election to terminate such Franchise Agreement. As of the date hereof, Schedule 5.29(k) contains a true, correct and complete list, by Real Property, of each Franchise Agreement under which a Subsidiary of the Company has the right to operate the applicable Real Property, and true, correct and complete in each case, in all material respects, copies of each such Franchise Agreement, as amended and in effect as of the date hereof (including all material amendments and modifications thereto), have been provided to the Investor.

(l)          As of the date hereof, there is currently no PIP or similar requirement imposed under any Franchise Agreement for calendar years 2016 or 2017 other than as set forth on the attachments to the Franchise Agreements made available to the Investor.

5.30        Transactions With Affiliates. No Related Party is presently a party to any transaction, directly or indirectly, with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of Real Property or personal property to or from, or otherwise requiring payments to or from any such Related Party or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such Related Party has a substantial interest or is an officer, director, trustee or partner.

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5.31        Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1) of the Securities Act.

5.32        HSR Matters.

(a)          As of the date hereof and as of the Initial Closing Date, all assets held by the Company, its Subsidiaries and any other entities “controlled” (within the meaning set forth in the HSR Act), directly or indirectly, by the Company, are exempt assets under the HSR Act, pursuant to 16 C.F.R. § 802.21, 16 C.F.R. § 802.2 and/or 16 C.F.R. § 802.5, other than any assets the total value of which is less than $78.2 million in the aggregate.

(b)          Schedule 5.32(b) sets forth a list of all entities that are not “controlled” (within the meaning set forth in the HSR Act) by the Company or its Subsidiaries, in which the Company or a Subsidiary thereof holds Equity Securities, as well as a description and the value of any such Equity Securities held.

5.33        General Solicitation. Neither the Company, Opco nor any Affiliate of the Company, nor any other Person authorized by the Company or Opco to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offer or sales of the Securities. The Company and Opco have offered the Securities for sale only to the Investor.

5.34        Offering; Exemption. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Agreement, no registration under the Securities Act or any applicable state securities law is required for the offer and sale of the Securities by the Company and Opco to the Investor as contemplated hereby or for any conversion of the OP Units and the Convertible Preferred Units (assuming, in the case of the latter, their prior conversion to Conversion OP Units) into Common Shares.

5.35        No Integrated Offering. Neither the Company or Opco or any of their respective Subsidiaries or any Affiliate of the Company, nor, to the knowledge of the Company, any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Securities to be integrated with prior offerings by the Company or any of its Subsidiaries for purposes of the Securities Act that would cause Regulation D or any other applicable exemption from registration under the Securities Act to be unavailable, or would cause any applicable state securities Law exemptions to be unavailable, nor will the Company or Opco or any of their respective Subsidiaries take any action or steps that would cause the offering or issuance of the Securities to be integrated with other offerings.

6.           Representations and Warranties of the Investor. The Investor represents and warrants to the Company as of the date hereof and as of the Initial Closing, and, with respect to the Fundamental Investor Representations and Section 6.5 (Private Placement) only, also as of each of the Subsequent Closing Dates, that:

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6.1           Organization. The Investor is a limited liability company duly organized and validly existing and in good standing under the Laws of the state of its formation.

6.2           Authorization; Enforceability. The Investor has full right, power, authority and capacity to enter into each of the Transaction Documents to which it is a party. The execution, delivery and performance of each of the applicable Transaction Documents have been duly authorized by all necessary action on the part of the Investor, and each of the Transaction Documents to which the Investor is a party when executed and delivered by the Investor, assuming due authorization, execution and delivery by the Company and Opco, will constitute a valid and legally binding obligation of the Investor, enforceable against it in accordance with its terms, subject to (A) the filing of the Initial Articles Supplementary, Articles Supplementary and Charter Amendment with, and the acceptance for record by, the State Department of Assessments and Taxation of Maryland pursuant to Section 7.1 and (B) as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

6.3           Governmental Consents. No Consent of or any other action in respect of any Governmental Authority on the part of the Investor is required in connection with the purchase of the Redeemable Preferred Share or the Convertible Preferred Units or the conversion of the OP Units or the Convertible Preferred Units (assuming their prior conversion to Conversion OP Units) or the consummation of any other transaction contemplated by this Agreement or any other Transaction Document, except for the following: (a) the filing of the Initial Articles Supplementary, Articles Supplementary and Charter Amendment with, and the acceptance for record by, the State Department of Assessments and Taxation of Maryland pursuant to Section 7.1; (b) the compliance with other applicable state securities Laws, which compliance will have occurred within the appropriate time periods; (c) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; and (d) except where the failure to obtain such Consent or action in respect of any Governmental Authority, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Investor to consummate the transactions contemplated by this Agreement prior to the Termination Date.

6.4           No Default or Violation. The execution, delivery, and performance of and compliance with each of the Transaction Documents and the authorization, issuance (or reservation for issuance, as applicable), sale, and delivery of the Redeemable Preferred Share, Convertible Preferred Units, the Redemption Stock and the Conversion OP Units will not (i) result in any default or violation of the certificate of incorporation, bylaws, limited partnership agreement, limited liability company operating agreement or other applicable organizational documents of the Investor, (ii) result in any violation of any Law or Order or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice or both, a default under, require any Consent or waiver under, affect the rights or obligations of any Person under or result in the termination, amendment, acceleration or cancellation of any material Contract, indenture or instrument to which the Investor is a party or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the material properties or assets of the Investor, or the suspension, revocation, impairment or forfeiture of any material Permit applicable to the Investor or its business, operations, assets or properties, except in the case of clause (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Investor to consummate the transactions contemplated by this Agreement prior to the Termination Date.

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6.5          Private Placement.

(a)          The Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Redeemable Preferred Share and/or the Convertible Preferred Units and, upon the redemption of the OP Units and the Convertible Preferred Units (assuming, in the case of the OP Units, that the Company elects to deliver Common Shares on such redemption, and in the case of the Convertible Preferred Units, their prior conversion to Conversion OP Units), the Redemption Stock and the Conversion OP Units (collectively, the “Securities”) is being made in reliance on a private placement exemption from registration under the Securities Act; and (iii) acquiring the Securities for its own account and not with a view to, or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities Laws. The Investor is acquiring the Securities hereunder in the ordinary course of its business. The Investor does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities to or through any Person. The Investor is not a registered broker- dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker- dealer. The Investor acknowledges that, in connection with any purchase of Securities, the Company shall have the right to request evidence reasonably satisfactory to the Company with respect to the Investor’s status as an “accredited investor” as of the applicable Closing.

(b)          The Investor understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except for the registration rights provided for in the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act or (iv) to the Company or one of its Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable state and federal securities Laws, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.

(c)          The Investor understands that, pursuant to the Articles Supplementary, the Redeemable Preferred Share is not transferable, except and only to the extent set forth therein, and that with respect to the other Securities, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company and/or Opco may require that such Securities will bear, in addition to any legend required by the Charter, the A&R Opco LPA and the Maryland General Corporation Law, and any legend as required by the “blue sky” laws of any state, a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

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“THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY AND OPCO THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

(d)          The Investor (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities, (ii) has evaluated the merits and risks of such investment, and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. The Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk. The Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Securities constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

(e)          The Investor acknowledges that it has had the opportunity to review the SEC Reports and Schedules and has been afforded (1) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of the Company concerning the terms and conditions of the sale of Securities and the merits and risks of investing in the Securities, (2) access to information about the Company and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, and (3) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(f)          The foregoing provisions of this Section 6.5 do not limit or modify the representations and warranties of the Company and Opco contained in Section 5 of this Agreement or the right of the Investor to rely on such representations and warranties.

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6.6          Litigation. There is no Action pending or, to the knowledge of the Investor, threatened against, nor any outstanding Order against, the Investor before or by any Governmental Authority other than any such Action that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Investor to consummate the transactions contemplated by this Agreement prior to the Termination Date.

6.7          Available Funds. The Investor will have available to it at each Closing sufficient immediately available funds to enable it to satisfy in full at the applicable Closing its entire funding obligation hereunder with respect to such Closing.

7.           Conditions to the Investor’s Obligations at the Closings. The obligation of the Investor to purchase the Redeemable Preferred Share and Convertible Preferred Units at the Initial Closing and to consummate the other transactions contemplated herein at each Closing is subject to the fulfillment or waiver (to the extent permitted by applicable Law) at or before each Closing of each of the following applicable conditions:

7.1          Initial Articles Supplementary; Articles Supplementary and Charter Amendment. The Company shall have filed for record with the State Department of Assessments and Taxation of Maryland (i) the Initial Articles Supplementary prior to the Initial Closing, (ii) the Charter Amendment prior to the Initial Closing and (iii) the Articles Supplementary prior to the Initial Closing but after the filing of the Initial Articles Supplementary and the Charter Amendment, and each of them shall have been accepted for record.

7.2          Representations and Warranties.

(a)          With respect to the Initial Closing, (i) each of the Fundamental Seller Representations and the representations and warranties contained in Section 5.14 (REIT Status) shall be true and correct in all but immaterial respects (except as to Section 5.6(a) (Capitalization), Section 5.6(b) (Capitalization (third sentence only)) and Section 5.6(c) (Capitalization), each of which shall be true and correct in all but de minimis respects) as of the date of this Agreement and as of the Initial Closing as though made as of the Initial Closing, (ii) each of the representations and warranties contained in Section 5.12 (Litigation (last sentence only)) shall be true and correct in all respects as of the date of this Agreement and as of the Initial Closing as though made as of the Initial Closing, and (iii) each of the other representations and warranties of the Company and Opco contained in this Agreement shall be true and correct (without giving effect to any materiality, “Material Adverse Effect” or similar qualifications set forth therein) as of the date of this Agreement and as of the Initial Closing, as though made as of the Initial Closing, except (x) in each case, that representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality, “Material Adverse Effect” or similar qualifications set forth therein) does not have, and would not reasonably be likely to have, a Material Adverse Effect.

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(b)          With respect to each Subsequent Closing, (i) each of the Fundamental Seller Representations and the representations and warranties contained in Section 5.14 (REIT Status) (except, solely for the purposes of this Section 7.2(b), the Fundamental Seller Representations contained in Section 5.6 (Capitalization)) shall be true and correct in all but immaterial respects as of the applicable Subsequent Closing as though made as of the applicable Subsequent Closing, (ii) each of the representations and warranties contained in Section 5.12 (Litigation (last sentence only)) shall be true and correct in all respects as of the applicable Subsequent Closing as though made as of the applicable Subsequent Closing, and (iii) each of the representations and warranties of the Company and Opco contained in Section 5.8(a) (Financial Statements), Section 5.9 (Reports), Section 5.33 (General Solicitation), Section 5.34 (Offering; Exemption) and Section 5.35 (No Integrated Offering) shall be true and correct (without giving effect to any materiality, “Material Adverse Effect” or similar qualifications set forth therein) as of the applicable Subsequent Closing as though made as of the applicable Subsequent Closing, except (x) in each case, that representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality, “Material Adverse Effect” or similar qualifications set forth therein) does not have, and would not reasonably be likely to have a Material Adverse Effect; provided, that, with respect to any Subsequent Closing, the Investor shall not be permitted to assert that the condition to the Investor’s obligations to consummate such Subsequent Closing contained this Section 7.2(b) has not been satisfied with respect to any failure of any of the representations and warranties set forth above to be true and correct in accordance with the standards set forth above in this Section 7.2(b) on or before any prior Closing, if as of such prior Closing the Investor had actual knowledge of the failure of such representation and warranty to be true and a reasonable understanding of the underlying nature, facts and circumstances regarding such failure of such representation and warranty to be true and could reasonably infer at the time of such prior Closing the extent of the consequences of such failure of such representation and warranty to be true.

7.3          Performance. Each of the Company and Opco shall have performed in all material respects all of its obligations required to be complied with or performed by it at or prior to the applicable Closing; provided, that, with respect to any Subsequent Closing, the Investor shall not be permitted to assert that the condition to the Investor’s obligations to consummate such Subsequent Closing contained in this Section 7.3 has not been satisfied with respect to any failure of the Company or Opco to perform in all material respects its obligations required to be complied with or performed by it on or before any prior Closing, if as of such prior Closing the Investor had actual knowledge of such failure to perform and a reasonable understanding of the underlying nature, facts and circumstances regarding such failure to perform and could reasonably infer at the time of such prior Closing the extent of the consequences of such failure to perform.

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7.4           Company and Opco Officer Certificates. The Company and Opco shall have delivered to the Investor a certificate, dated as of the applicable Closing, signed by duly authorized officers of each of the Company and Opco, respectively, certifying that (a) with respect to the Initial Closing only, the condition set forth in Section 7.5 (Initial Closing Consents and Waivers) is satisfied, (b) with respect to each Subsequent Closing only, the conditions set forth in Section 7.6 (Subsequent Closings Consents and Waivers) and Section 7.17 (Events of Default) are satisfied, (c) with respect to each Closing, the conditions set forth in Section 7.2 (Representations and Warranties), Section 7.3 (Performance), Section 7.7 (Material Adverse Effect), Section 7.9 (REIT Ownership Limitations Waiver) and Section 7.11 (No Legal Bar) are satisfied, (d) with respect to the Second Follow-On Funding Closing only, that the Company and its Subsidiaries have, on a pro forma basis after giving effect to the issuance of the Convertible Preferred Units to be issued at such Second Follow-On Funding Closing, a Debt Yield of greater than or equal to seven and a half percent (7.5%) and (e) with respect to each Other Funding only, that (i) the Company and its Subsidiaries have, on a pro forma basis after giving effect to the issuance of the Convertible Preferred Units to be issued with respect to such Other Funding Closing, a Debt Yield of greater than or equal to nine percent (9%), and (ii) that the Remaining Unfunded Amount (after giving effect to such Other Funding) shall exceed the Grace Preferred Outstanding Amount.

7.5           Initial Closing Consents. With respect to the Initial Closing only, (a) the Company and/or Opco shall have obtained each of the Loan Consents, each of the Franchisor Consents, each of the Ground Lessor Consents and the Preferred Equity Consent, and (b) any other Consents that, if not obtained, would reasonably be expected to result in a Company Effect that would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. The amount of Consent Costs shall not exceed, in the aggregate, the amount set forth on Schedule 7.5(e), and the amount of PIP Costs shall not exceed, in the aggregate, the amount set forth on Schedule 7.5(f).

7.6           Subsequent Closings Consents and Waivers. With respect to each Subsequent Closing only, the Company and/or Opco shall have obtained any Consents that, if not obtained, would reasonably be expected to result in a Company Effect that would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

7.7           Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred; provided, that, with respect to any Subsequent Closing, the Investor shall not be permitted to assert that the condition to the Investor’s obligations to consummate such Subsequent Closing contained in this Section 7.7 has not been satisfied with respect to any Material Adverse Effect occurring on or before any prior Closing, if as of such prior Closing the Investor had actual knowledge of such Material Adverse Effect and a reasonable understanding of the underlying nature, facts and circumstances regarding such Material Adverse Effect and could reasonably infer at the time of such prior Closing the extent of the consequences of such Material Adverse Effect.

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7.8           Board of Directors. With respect to the Initial Closing only, (a) pursuant to a unanimous written consent of the Board effective as of the Initial Closing, (i) the number of members constituting the Board shall be increased to seven (7), including two (2) members to be nominated and elected by the Investor pursuant to its rights as the holder of the Redeemable Preferred Share, one of whom shall serve as the chairperson of the Board, and (ii) the Board shall elect two (2) Independent Directors (as defined in the Charter and other than any Initial Redeemable Preferred Director) each of whom has been approved by the Investor prior to the Initial Closing (which approval shall not be unreasonably withheld, conditioned or delayed); (b) effective as of the Initial Closing, pursuant to a letter of resignation delivered to the Board as of the date hereof, William M. Kahane shall have resigned as a member of the Board; and (c) immediately following the Initial Closing, pursuant to a written consent delivered to the Company by the Investor in the form attached as Exhibit K, the Initial Redeemable Preferred Directors shall be elected as members of the Board (subject to the receipt by the Company from each Initial Redeemable Preferred Director of a completed customary director and officer questionnaire); provided that the condition relating to the election of the Initial Redeemable Preferred Directors as members of the Board shall be waived by the Investor to the extent that either such Initial Redeemable Preferred Director dies or refuses to serve as a member of the Board prior to the Initial Closing, subject to the right of the Investor to select a replacement designee in accordance with the terms of the Articles Supplementary.

7.9           REIT Ownership Limitations Waiver. The Company shall have delivered to the Investor an Ownership Limit Waiver Agreement, in accordance with Section 10.19, duly executed by the Company.

7.10         Applicability of Maryland Laws. To the extent not previously taken, the Company shall have taken all requisite action to cause the Investor and its Affiliates and Associates (as those terms are defined herein and as such terms are defined in the Maryland Business Combination Act and the Maryland Control Share Acquisition Act (as applicable)) not to be subject to the Maryland Business Combination Act or the Maryland Control Share Acquisition Act.

7.11         No Legal Bar. No Order shall be in effect that restrains or prohibits the Initial Closing, in the case of the Initial Closing, or Subsequent Closing, in the case of a Subsequent Closing, or the consummation of the other transactions at the applicable Closing contemplated herein, including the exercise by the Investor of (a) its material rights as holder of the Redeemable Preferred Share under the Charter (including the Articles Supplementary) or the Bylaws and (b) the Class C Rights (as defined in the A&R Opco LPA).

7.12         Tax Opinion. With respect to the Initial Closing and each Subsequent Closing, the Investor shall have received a duly executed opinion of nationally recognized tax counsel with expertise in REIT matters dated as of the date of the applicable Closing and substantially in the form set forth on Schedule 7.12.

7.13         Delaware Validity/No Conflicts Opinion. Prior to the Initial Closing only, the Investor shall have received a duly executed opinion of Delaware counsel substantially in the form attached as Exhibit G.

7.14         Maryland Validity/No Conflicts Opinion. Prior to the Initial Closing only, the Investor shall have received a duly executed opinion of Maryland counsel substantially in the form attached as Exhibit I.

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7.15        Other Transaction Documents. Prior to the Initial Closing only, the Investor shall have received (a) a counterpart of each other Transaction Document, duly executed by all parties thereto other than the Investor and (b) the A&R Bylaws, duly adopted by the Board as of the Initial Closing.

7.16        Framework Agreement. With respect to the Initial Closing only, the transactions contemplated by the Framework Agreement shall be consummated substantially simultaneously with the consummation of the Initial Closing.

7.17        Events of Default. With respect to each Subsequent Closing only, there shall not have occurred a “REIT Event,” “Material Breach” or “Nonredemption Event” (as defined in the A&R Opco LPA) or any conversion by the Company or Opco of any Convertible Preferred Units held by the Investor or its Affiliates pursuant to the A&R Opco LPA.

7.18        HSR Waiting Period. With respect to each Closing, any waiting period (and any extension thereof) under the HSR Act, if applicable, shall have expired or early termination thereof shall have been granted.

7.19        ENN Pool I Debt Yield. With respect to the Initial Closing, the Company shall have satisfied the Minimum Extension Debt Yield condition to the exercise of the Second Extension Option under Section 2.7.1(f) of the ENN Pool I Loan Documents; provided that the Company and the Borrowers (as defined in the ENN Pool I Loan Documents) under the ENN Pool I Loan Documents shall be permitted to make principal repayment in order to satisfy such Minimum Extension Debt Yield in an aggregate amount not to exceed $5,000,000.

7.20        No Default. With respect to each Closing, no Event of Default (or comparable term) under (and as defined in) any of the agreements set forth on Schedule 7.20 shall have occurred that is continuing and has not been cured or would not be cured as a result of the occurrence of the applicable Closing.

8.           Conditions to the Company’s and Opco’s Obligations at the Closings. The obligations of the Company to issue, sell and deliver to the Investor the Redeemable Preferred Share and the obligations of Opco to issue, sell and deliver to the Investor the Convertible Preferred Units at the Initial Closing and at each Subsequent Closing and consummate the other transactions contemplated herein at each Closing are subject to the fulfillment or waiver (to the extent permitted by applicable Law) at or before each Closing of each of the following conditions:

8.1          Representations and Warranties.

(a)          With respect to the Initial Closing, (i) each of the Fundamental Investor Representations shall be true and correct in all but immaterial respects as of the date of this Agreement and as of the Initial Closing as though made as of the Initial Closing, and (ii) each of the other representations and warranties of the Investor contained in this Agreement shall be true and correct (without giving effect to any materiality qualifications) as of the date of this Agreement and as of the Initial Closing, as though made as of the Initial Closing, except (x) in each case, that representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (y) in the case of clause (ii) where the failure of such representations and warranties to be true and correct (without giving effect to any materiality qualifications set forth therein) is not, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of the Investor to consummate the transactions contemplated by this Agreement prior to the Termination Date.

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(b)          With respect to each Subsequent Closing, (i) each of the Fundamental Investor Representations shall be true and correct in all but immaterial respects as of the applicable Subsequent Closing as though made as of the applicable Subsequent Closing, and (ii) each of the representations and warranties of the Investor contained in Section 6.5 (Private Placement) shall be true and correct (without giving effect to any materiality qualifications) as of the applicable Subsequent Closing as though made as of the applicable Subsequent Closing, except (x) in each case, that representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality qualifications set forth therein) is not, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of the Investor to consummate the transactions contemplated by this Agreement prior to the Termination Date.

8.2           Performance. The Investor shall have performed in all material respects all of its obligations required to be complied with or performed by it at or prior the applicable Closing.

8.3           Investor Officer Certificate. The Investor shall have delivered to the Company a certificate, dated as of the applicable Closing, signed by a duly authorized officer of the Investor certifying that the conditions set forth in Section 8.1 (Representations and Warranties) and Section 8.2 (Performance) are satisfied.

8.4           REIT Ownership Limitations Waiver. The Investor shall have delivered to the Company an Ownership Limit Waiver Agreement, in accordance with Section 10.19, duly executed by the Investor.

8.5           No Legal Bar. No Order shall be in effect that restrains or prohibits the Initial Closing, in the case of the Initial Closing, or Subsequent Closing, in the case of a Subsequent Closing, or the consummation of the other transactions at the applicable Closing contemplated herein.

8.6           Other Transaction Documents. With respect to the Initial Closing only, the Company and Opco shall have received a counterpart of each other Transaction Document, duly executed by each other counterparty to such document.

8.7           HSR Waiting Period. With respect to each Closing, any waiting period (and any extension thereof) under the HSR Act, if applicable, shall have expired or early termination thereof shall have been granted.

8.8           Initial Closing Consents. With respect to the Initial Closing only, (a) the Company and/or Opco shall have obtained each of the Loan Consents, each of the Franchisor Consents, each of the Ground Lessor Consents and the Preferred Equity Consent, and (b) any other Consents that, if not obtained, would reasonably be expected to result in a Company Effect that would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

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8.9          Subsequent Closings Consents and Waivers. With respect to each Subsequent Closing only, the Company and/or Opco shall have obtained any Consents that, if not obtained, would result in a Company Effect that would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

9.            Termination.

9.1          Termination Generally. This Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Initial Closing (and only prior to the Initial Closing):

(a)          by the mutual written consent of the Company and the Investor;

(b)          by either the Company or the Investor upon written notice to the other, if the Initial Closing should not have occurred on or prior to 5:00 p.m. New York City time on June 30, 2017 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Initial Closing to occur by 5:00 p.m. New York City time on the Termination Date;

(c)          by either the Company or the Investor if any permanent Order shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law be in effect, permanently enjoining or otherwise prohibiting consummation of the transactions contemplated hereby prior to the Initial Closing Date and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement; and provided, further, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used its reasonable best efforts to remove such Order;

(d)          by the Investor if the Company or Opco shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 or Section 7.3 and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days (but in no event later than the Termination Date) following receipt by the Company and/or Opco of written notice of such breach or failure to perform from the Investor; provided that the Investor shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2;

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(e)          by the Company if the Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days (but in no event later than the Termination Date) following receipt by the Investor of written notice of such breach or failure to perform from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Company or Opco is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 7.2 or Section 7.3; or

(f)          by the Company if (i) on the date the Initial Closing is scheduled to occur pursuant to Section 2(b), each of the Company and Opco stood ready, willing and able to consummate the Initial Closing on that date and each of the conditions applicable to the Initial Closing set forth in Section 7 had been satisfied or, to the extent permitted by applicable Law, waived as of the initially scheduled date of the Initial Closing (other than those conditions that can be satisfied only at the Initial Closing, but which conditions would have been satisfied at the Initial Closing), (ii) the Investor does not consummate the Initial Closing on the date that the Initial Closing should have occurred pursuant to Section 2(b), (iii) the Company shall have delivered written notice to the Investor that all conditions set forth in Section 7 have been satisfied (or would be satisfied if the Initial Closing were to occur on the date of such notice) or waived and the Company stands ready, willing and able to consummate the Initial Closing at such time and (iv) the Investor does not consummate the Initial Closing within five (5) Business Days after the delivery of such notification described in clause (iii) (and, during such period upon reasonable prior notice, (x) the Company stood ready, willing and able to consummate the Initial Closing and (y) each of the conditions applicable to the Initial Closing remained satisfied (other than those conditions that can be satisfied only at the Initial Closing, but which conditions would have been satisfied at the Initial Closing)).

9.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 1 (Definitions), this Section 9.2 (Effect of Termination), Section 10.5 (Public Disclosure), Section 10.7 (Confidentiality), Section 12 (Commitment Fee), Section 13(b) (Costs and Expenses) and Section 14 (Miscellaneous), all of which shall survive termination of this Agreement (provided that the obligations contained in Section 10.7 (Confidentiality) shall survive termination of this Agreement through the date that is twelve (12) months following termination of this Agreement)). Notwithstanding anything herein to the contrary, termination of this Agreement as provided in this Section 9 shall not relieve any party from any Liability, or bar any other party from bringing a legal action or proceeding against such party, for any breach of this Agreement by such party prior to such termination or for fraud or intentional misrepresentation.

10.          Covenants. The Company and the Investor hereby covenant and agree as follows:

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10.1        Efforts to Consummate.

(a)          Before each Closing, the Investor, the Company and Opco shall, and the Company shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including satisfaction (but not waiver) of the conditions to Closing set forth in Section 7 and Section 8. Nothing in this Section 10.1, shall require the Investor to (a) consent to any action or omission by the Company or any of its Subsidiaries that would be inconsistent with Section 10.2 absent the required consent or (b) agree to amend or waive any provision of this Agreement.

(b)          Before each Closing, the Company and Opco shall, and the Company shall cause its Subsidiaries to, use reasonable best efforts to obtain all Consents and Permits required, necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents with respect to the applicable Closing. The Company and/or Opco shall use reasonable best efforts to obtain approval of the matters identified in Schedule 7.5(g) by the applicable Consent Ground Lessor Party under the applicable Consent Ground Lease prior to the Initial Closing.

(c)          Before each Closing, unless the Company, Opco and the Investor shall have mutually agreed prior to the time of any applicable filing that an exemption is available under applicable Law that would make such filing unnecessary, each of the Company, Opco and the Investor shall use commercially reasonable efforts to file, as promptly as practicable, but in any event no later than (i) in the case of the Initial Closing, ten (10) Business Days after the date hereof, and (ii) in the case of each Subsequent Closing, no later than the date that is thirty (30) calendar days prior to the date of the applicable anticipated Subsequent Closing, in each case, notifications under the HSR Act, and the Company, Opco and the Investor shall use commercially reasonable efforts to file, as promptly as practicable in advance of the applicable Closing any other filings or notifications under applicable Antitrust Laws, and shall use commercially reasonable efforts to respond, as promptly as practicable, to any inquiries and requests received from the U.S. Federal Trade Commission and the U.S. Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and requests received from any Antitrust Authority. All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 10.1(c) shall be paid entirely by the Company and Opco. Subject to Section 10.1(d), the Investor and its external counsel shall control and direct the approval strategy with respect to Antitrust Laws. The Company and the Investor hereby acknowledge and agree that assuming the accuracy of the representations and warranties of the Company and Opco contained in Section 5.32 as of each Closing, under current Law as of the date hereof no notification under the HSR Act would be required in connection with the consummation of the transactions contemplated hereby.

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(d)          Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, the Company, Opco, the Investor or any of their respective Associates to (and the Company and the Investor shall not and shall cause each of their respective Subsidiaries not to, without the prior written consent of the Investor or the Company, as applicable, which consent may be withheld for any reason), (i) agree to (A) any sale, license, divestiture or other disposition or holding separate (through establishment of a trust or otherwise) of any Equity Securities, businesses, assets (tangible or intangible), Properties or other interests of the Investor, the Company, Opco or any of their respective Associates, (B) the imposition of any limitation, restriction or condition on the ability of the Investor, the Company, Opco or any of their respective Associates to conduct their respective businesses or own, acquire, hold or exercise full rights of ownership of any Equity Securities, businesses, assets (tangible or intangible), Properties or other interests, (C) the imposition of any limitation, restriction or condition on the Investor, the Company, Opco or any of their respective Associates under any Antitrust Law, or (D) any material modification or waiver of the terms and conditions of this Agreement, or (ii) litigate with or otherwise participate in any Action with any Governmental Authority in connection with obtaining any Consent pursuant to this Agreement.

10.2        Operation of the Business. From and after the date of this Agreement until the earlier to occur of the Initial Closing and the date, if any, on which this Agreement is terminated, the Company shall, and the Company shall cause each of its Subsidiaries to, conduct their respective business in the ordinary course consistent with the past practice of the Company and its Subsidiaries and in accordance with all applicable Law. From and after the date of this Agreement until the earlier to occur of the Initial Closing and the date, if any, on which this Agreement is terminated, except as contemplated by this Agreement, the Framework Agreement (but solely to the extent expressly contemplated by the Framework Agreement and provided that the right of the Company and its Subsidiaries to take actions pursuant to the Framework Agreement shall not in any way limit the consent rights of the Investor with respect to the following clauses of Section 10.2: 10.2(d), (o), 10.2(t), 10.2(u), 10.2(v) or 10.2(w)) or as set forth on Schedule 10.2, neither the Company nor any of its Subsidiaries shall take any of the following actions without the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)          engage in or authorize any creation, pledge, increase in the number, sale, issuance or grant of, or effect any recapitalization, reacquisition, reorganization, combination, reclassification, stock-split, reverse stock-split or other similar transaction with respect to, any Equity Securities of the Company or any of its Subsidiaries;

(b)          redeem, subscribe for, purchase or otherwise acquire, establish a record date for, declare, set aside for payment, accrue, authorize, make or pay any dividend on or distribution on, or make any other distribution in respect of, any Equity Securities of the Company or any of its Subsidiaries, other than (i) dividends or distributions necessary to maintain the Company’s status as a “real estate investment trust” complying with the requirements of Sections 856 through 860 of the Code and the Regulations related thereto, (ii) dividends, distributions or redemptions expressly required by the Grace Agreements, (iii) dividends or distributions by a Subsidiary of the Company (other than Opco) to Opco or to any wholly owned Subsidiary of Opco, and (iv) pro rata distributions to the equityholders of BSE/AH Blacksburg Hotel, L.L.C and BSE/AH Blacksburg Hotel Operator, L.L.C.;

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(c)          amend, alter, repeal, supplement, waive or grant any consent under any provision of the Charter, the Bylaws or any Subsidiary Organizational Document (including whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise) other than in connection with the filing of the Initial Articles Supplementary or Articles Supplementary, the adoption of the A&R Bylaws or the Charter Amendment in connection with Section 10.12 and to the extent required under the Framework Agreement to waive the application of the Aggregate Share Ownership Limit to American Realty Capital Hospitality Advisors, LLC, American Realty Capital Hospitality Properties, LLC, American Realty Hospitality Grace Portfolio, LLC and their respective Affiliates;

(d)          except for transactions solely between the Company and any wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company, purchase, lease or otherwise acquire (including by merger, consolidation, acquisition of stock or assets or any other business combination), directly or indirectly, any corporation, partnership, other business organization or division thereof or any other business or any Equity Security in any Person or any real estate assets or personal property of any other Person, or make any capital contribution, capital commitment, loan advance to or any investment in any Person, other than (1) investments in or capital contributions to any non-wholly owned Subsidiary of the Company to the extent contractually obligated to make such investments or capital contributions; (2) in accordance with the Approved 2017 Business Plan (including the purchase of customary operating supplies and equipment used in the operation of hotels and leases and service arrangements pursuant to the Facilities Use Agreement contemplated by the Framework Agreement); (3) solely in the case of acquisitions of personal property, acquisitions that would result in deviations from the Approved 2017 Business Plan that, when taken together with all other deviations from the G&A Budget, would not exceed the Permitted Q1 G&A Variance; or (4) solely in the case of acquisitions of personal property, acquisitions pursuant to the Asset Assignment Agreement;

(e)          sell, pledge, abandon, assign, license, lease or otherwise dispose of, in a single transaction or series of related transactions, any of the rights, Properties, real property or assets of the Company or any of its Subsidiaries other than (i) sales of real property for consideration of less than $5,000,000 for any single transaction or $25,000,000 in the aggregate for all such transactions, or (ii) the sale of inventory in the ordinary course of business consistent with past practice;

(f)          grant or suffer to exist any Lien with respect to any of its Properties or assets other than (i) Liens in the ordinary course of business that would not be materially adverse to any such Properties (except Liens on any Equity Securities of any Subsidiary of the Company), (ii) Liens securing Indebtedness for borrowed money of the Company or its Subsidiaries that are outstanding as of the date hereof and set forth in Schedule 5.19(a)(ii), and (iii) Permitted Liens (except Liens on any Equity Securities of any Subsidiaries of the Company);

(g)          incur, assume or guarantee any Indebtedness or assume any Liability of any other Person or enter into Contract or other obligation to incur, assume or guarantee any Indebtedness or assume any Liability of any other Person, except (i) intercompany Indebtedness between the Company and any wholly-owned Subsidiary of the Company or among wholly-owned Subsidiaries of the Company and (ii) in the case of assumption of Liabilities other than Indebtedness, Liabilities assumed in the ordinary course of business in accordance with the Approved 2017 Business Plan;

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(h)          except in connection with the transactions contemplated herein, redeem, purchase or otherwise acquire, retire, modify, forgive, repay (except for regularly scheduled principal and interest payments required under any Indebtedness), prepay or amend the terms of any Indebtedness other than (i) redemptions of Grace Preferred Equity Interests to the extent expressly required under the terms of the Grace Agreements, and (ii) any principal repayments, in an aggregate amount not to exceed $5,000,000, under the ENN Pool I Loan Documents as may be necessary to satisfy the Minimum Extension Debt Yield (as defined in the ENN Pool I Loan Documents) under Section 2.7(f) of the ENN Pool I Loan Documents in connection with the Borrower’s exercise of the Second Extension Option (as defined in the ENN Pool I Loan Documents) thereunder;

(i)          except for transactions contemplated under the Framework Agreement and the performance under Contracts with Related Parties existing as of the date hereof in accordance with their terms as contemplated by the Framework Agreement, discharge any Liability with or on behalf of, enter into any Contract with or amend, terminate, renew, or waive any provision of or modify any existing Contract with or undertake or engage in any transaction with, directly or indirectly, any Related Party;

(j)          enter into any new line of business or abandon or discontinue any existing line of business;

(k)          enter into any settlement, payment, discharge, compromise or satisfaction of any Action, except for Actions involving solely monetary damages not exceeding $100,000 individually or $500,000 in the aggregate (net of reasonably expected insurance proceeds recoverable in respect of ordinary course claims arising out of the operation of the Properties of the Company and its Subsidiaries);

(l)          cancel, compromise, fail to exercise, waive or release any right or claim, or any series of related rights or claims, other than in connection with an Action, that exceeds $100,000 individually or $500,000 in the aggregate;

(m)         change its auditor, or change (as defined in accordance with the Generally Accepted Accounting Principles) its accounting or auditing policies, practices or principles, other than as required by Generally Accepted Accounting Principles (or any interpretation thereof) or applicable Law;

(n)          dispose of or permit to lapse any material Permits;

(o)          make any capital expenditures, other than (i) as specifically set forth in the Approved 2017 Business Plan, (ii) any capital expenditure for consideration of less than $100,000 for any single parcel of Real Property so long as all capital expenditures with respect to all parcels of Real Property other than as specifically set forth in the Approved 2017 Business Plan do not exceed $500,000 in the aggregate, (iii) as may be reasonably incurred in connection with a bona-fide emergency presenting imminent threat of material harm to persons and/or damage to the Company’s or any of its Subsidiary’s Property where it is not practical to seek the consent of the Investor (so long as notice of such capital expenditures is provided promptly to the Investor), or (iv) pursuant to the Facilities Use Agreement contemplated by the Framework Agreement in accordance with the Approved 2017 Business Plan;

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(p)          terminate, let lapse, fail to maintain in full force and effect (or to replace with other policies and bonds providing substantially similar insurance coverage) or materially amend or modify any material Insurance Policy or bond existing as of the date hereof, or materially reduce the amount of any insurance coverage provided thereunder;

(q)          except (i) as otherwise expressly permitted or required by this Agreement, and (ii) any termination or renewal in accordance with the terms of any existing Material Contract that occurs automatically without any action by the Company or any Company Subsidiary (provided that the Company shall provide the Investor with reasonable advance notice of any such automatic renewals), accelerate, cancel, renew, grant a waiver under, amend or modify in any material respect, waive, release, assign or terminate (or consent to or approve any of the foregoing with respect to) any existing Material Contract or any other Contract that would have been a Material Contract if in effect on the date hereof or enter into any Contract that would have been a Material Contract if in effect on the date hereof; provided that for purposes of this Section 10.2(q), Hotel Level Operating Contracts shall not be deemed to be Material Contracts to the extent that any such actions with respect to Hotel Level Operating Contracts described in this Section 10.2(q) are taken in the ordinary course of business consistent with past practice; provided, further, that the Company shall not amend or modify any of the Hotel Level Operating Contracts listed as items 90, 91 and 92 on Schedule 1.1(c) to the extent such amendment or modification would cause the Company or any of its Subsidiaries or any of the Company’s or Subsidiaries’ respective equityholders to become subject to the terms thereof or result in any material liability to the Company or any of its Subsidiaries or any of the Company’s or Subsidiaries’ respective equityholders thereunder;

(r)          opt into Section 3-803, Section 3-804(a), Section 3-804(b) or Section 3-805 of the Maryland General Corporation Law;

(s)          adopt any plan of merger, consolidation, for the voluntary winding up, dissolution, liquidation, restructuring, recapitalization or other reorganization, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition under any similar Law, except by any Company Subsidiary in order to effect any acquisitions permitted pursuant to Section 10.2(d) in a manner that would not reasonably be expected to be adverse to the Company or prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(t)          grant or agree to grant to any director, officer, or employee of the Company or any of the Company’s Subsidiaries earning a base salary or other annual base compensation of more than $300,000 any material increase in such salary or compensation, incentive compensation or opportunity, severance, or other compensation or benefits, or establish any new compensation or benefit plans, agreements, arrangements or understandings, or amend or agree to amend any existing Plan, except as may be required under applicable Law or an existing Plan or Contract;

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(u)          hire, promote or terminate (other than terminations for cause) any employee of the Company or any of the Company’s Subsidiaries (a) earning a base salary or other annual base compensation in excess of $300,000 or (b) for any position or role not specifically set forth in the Approved 2017 Business Plan or that would result in a cost increase in excess of the amounts set forth in the Approved 2017 Business Plan;

(v)         amend or make any modifications to or deviate from (or make any request of the Advisor for, consent to or authorize the Advisor to make any such amendments, modifications or deviations) the General and Administrative Budget of the Company and its Subsidiaries (the “G&A Budget”) delivered by the Company to the Investor and approved by the Investor prior to the date hereof and contained in the Approved 2017 Business Plan (except for (i) deviations that, in the aggregate, would not result in increases in cost of more than five percent (5.00%) in the aggregate above the costs set forth with respect to the first quarter of 2017 in the G&A Budget (such deviations, the “Permitted Q1 G&A Variance”) and (ii) deviations from the G&A Budget resulting from the purchase of the insurance policies described in the penultimate sentence of Section 7(f) of the Framework Agreement);

(w)         make any request for additional services or consent to the provision of any additional services under the Advisory Agreement outside the ordinary course of business consistent with past practice; or

(x)          authorize, resolve, commit, agree or otherwise become obligated to (in writing or otherwise) to take any of the actions in the foregoing clauses (a) through (w).

10.3        Reservation of Redemption Stock; Issuance of Common Shares; Availability of Conversion OP Units.

(a)          For as long as any OP Units or Convertible Preferred Units remain outstanding, the Company shall at all times keep available, free from preemptive rights, the Redemption Stock, sufficient for the purpose of effecting the redemption of the OP Units or Convertible Preferred Units (assuming, in the case of the OP Units, that the Company elects to deliver Common Shares on such redemption, and in the case of the Convertible Preferred Units, their prior conversion to Conversion OP Units), in the full number of shares of Redemption Stock then issuable upon the conversion of such units issuable pursuant to this Agreement and the other Transaction Documents (including the A&R Opco LPA) (after giving effect to all anti-dilution adjustments). All Redemption Stock delivered in respect of the OP Units or Convertible Preferred Units shall be newly issued Common Shares, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Lien or adverse claim, other than any such restrictions under the Transaction Documents, Section 5.9 of the Charter and any restrictions under applicable state and federal securities Laws.

(b)          For as long as any Convertible Preferred Units remain outstanding, Opco shall at all times keep available, free from preemptive rights, the Conversion OP Units sufficient for the purpose of effecting the conversion of the Convertible Preferred Units, in the full number of Conversion OP Units issuable upon the conversion of the Convertible Preferred Units issuable pursuant to this Agreement and the other Transaction Documents (including the A&R Opco LPA). All the Conversion OP Units delivered in respect of the Convertible Preferred Units shall be newly issued units of Opco, shall have been duly authorized and validly issued, and shall be free from preemptive rights and free of any Lien or adverse claim, other than any such restrictions under the Transaction Documents and any restrictions under applicable state and federal securities Laws.

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10.4        Transfer Taxes. The Company shall bear fifty percent (50%) and the Investor shall bear fifty percent (50%) of any and all documentary, stamp or similar issue or transfer tax due, if any, on (x) the issuance of the Redeemable Preferred Share at the Initial Closing, (y) the issuance of Convertible Preferred Units at the Initial Closing and each Subsequent Closing and (z) the issuance of shares of Redemption Stock and Conversion OP Units upon any redemption of OP Units or Convertible Preferred Units (assuming, in the case of the OP Units, that the Company elects to deliver Common Shares on such redemption, and in the case of the Convertible Preferred Units, their prior conversion to Conversion OP Units) held by the Investor. However, in the case of any conversion of OP Units or Convertible Preferred Units (assuming, in the case of the latter, their prior conversion to Conversion OP Units) held by the Investor, the Company and Opco shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in a name other than that of the holder of the OP Units or Convertible Preferred Units to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company and/or the Investor the amount of any such tax or duty, or has established to the satisfaction of the Company and the Investor that such tax or duty has been paid.

10.5        Public Disclosure. On the date of this Agreement, or within one (1) Business Day thereafter the Company shall issue a press release in a form mutually agreed to by the Company and the Investor. No other written release, announcement or filing concerning the purchase of the Redeemable Preferred Share or Convertible Preferred Units or the transactions contemplated by any of the Transaction Documents shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release, announcement or filing as may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section 10.5 shall not restrict the ability of a party to make any such release, announcement or filing which contains only information which has previously been publicly disclosed in a manner consistent with this Section 10.5.

10.6        Tax Related Covenants.

(a)          The Company will use its reasonable best efforts to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the Initial Closing and the Company will use its reasonable best efforts to continue to qualify for taxation as a REIT under the Code, subject to any future determination by the Company’s Board that it is no longer in the Company’s best interests to qualify as a REIT. Assuming the Opco REIT Assumption, and subject to any future determination by the Company’s Board that it is no longer in the Company’s best interests for Opco to meet the following requirements, then, with respect to the REIT in the Opco REIT Assumption, the Company will use its reasonable best efforts to cause Opco’s actual gross income, assets and method of operation to enable such REIT to meet, for its taxable year that includes the Initial Closing, and cause Opco’s proposed method of operating to enable such REIT to continue to meet, the requirements contained in Sections 856(c)(2), (c)(3) and (c)(4) of the Code with respect to its gross income and assets.

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(b)          The Company, Opco and the Investor shall work together in good faith to minimize the risk that the usage of net operating losses of the Company would be limited pursuant to Section 382 of the Code.

10.7        Confidentiality. Except as permitted under Section 10.5, each party to this Agreement will hold, and will cause its respective Affiliates (other than, in the case of the Investor, any Brookfield Excluded Affiliates) and its and its Affiliates’ (other than, in the case of the Investor, any Brookfield Excluded Affiliate’s) respective Representatives to hold, in strict confidence, and not disclose, except for (x) disclosures requested pursuant to, or required by, any applicable Law, regulation, legal process or rule of a stock exchange or a request of a Governmental Authority with jurisdiction over such party or (y) to such party’s Associates and Representatives (it being understood that those Associates and Representatives will be informed of the confidential nature of the Confidential Information (as defined below) and will be directed to abide by the provisions of this Section 10.7 or otherwise be bound by the confidentiality obligations with respect thereto), all non-public records, books, Contracts, instruments, computer data and other data and information (collectively, the “Confidential Information”) concerning any other party furnished to it by such other party or its Affiliates and its and their respective Representatives (except to the extent that such information can be shown to have been (a) previously available to such party on a non-confidential basis, (b) in the public domain (other than as a result of its disclosure by such party in breach of this Section 10.7), (c) already in the possession of such party prior to disclosure by or on behalf of the other party and with respect to which such party was not aware of such Confidential Information being subject to any obligation of confidentiality owed to the other party or (d) independently acquired or developed by such party or its Affiliates or its or their directors, managers, officers, employees or advisors without violating any of such party’s obligations under this Section 10.7. From and after the Initial Closing, the foregoing provisions shall supersede the terms of the Confidentiality Agreement, which shall, as of the Initial Closing, be terminated and no longer of any force or effect.

10.8        Standstill.

(a)          Subject to Section 10.8(c), the Investor agrees that from and after the Initial Closing until the earliest of (i) the first day following the sixty-three (63) month anniversary of the Initial Closing Date, (ii) six (6) months after the first date on which the Investor and its Affiliates (other than any Brookfield Excluded Affiliate) own, in the aggregate, on an as-converted basis, five percent (5%) or less of the total number of Common Shares then outstanding and (iii) the termination of this Agreement, the Investor shall not, and will cause its Affiliates (other than any Brookfield Excluded Affiliate) not to, directly or indirectly, without the prior written consent of, or waiver by, the Company, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or knowingly encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in: (1) any Acquisition Proposal; (2) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any Common Shares, or seek to advise or influence any Person with respect to the voting of, any Common Shares (other than, in each case, in a manner that is not inconsistent with the Board’s recommendation in connection with a matter); (3) seek election to, or seek to place a representative on, the Board or removal of any member of the Board (other than with respect to the election or removal of a Redeemable Preferred Director); (4) call, or seek to call, a meeting of the holders of the Common Shares or initiate any stockholder proposal for action by the holders of the Common Shares; (5) form, join or in any way participate in a Group with respect to the Common Shares (other than a Group consisting solely of Affiliates of the Investor other than Brookfield Excluded Affiliates); (6) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company; (7) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing activities; or (8) arrange, or in any way provide, directly or indirectly, any financing for the purchase by any Person or Group of (i) any Equity Securities of the Company or Opco or (ii) Equity Securities or assets of any Subsidiary of the Company (other than Opco) and/or any of its Subsidiaries, in each case, representing 25% or more of the consolidated assets of the Company and its Subsidiaries (other than financing for the purchase of assets then being offered for sale by the Company or its Subsidiaries or purchases permitted by Section 10.8(b))).

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(b)          Subject to Section 10.8(c) and Section 10.8(d), the Investor agrees that from and after the Initial Closing until the earlier of (i) the second (2nd) anniversary of the Initial Closing, (ii) the completion of all Follow-On Fundings and (iii) the termination of this Agreement, the Investor shall not, and will cause its Affiliates (other than any Brookfield Excluded Affiliate) not to (other than pursuant to a Closing hereunder or in connection with the conversion of any Convertible Preferred Units acquired in such Closing or the receipt of distributions in connection therewith), directly or indirectly, without the prior written consent of, or waiver by, the Company, acquire, offer to acquire or agree to acquire, by purchase or otherwise, more than fifteen percent (15%) of the total number of Common Shares on an as-converted basis then outstanding in addition to Common Shares on an as-converted basis acquired pursuant to this Agreement or the A&R Opco LPA (this Section 10.8(b) together with Section 10.8(a), the “Standstill”).

(c)          Notwithstanding anything to the contrary in this Section 10.8, nothing in this Agreement shall limit: (i) (1) the activities of any Redeemable Preferred Director taken in good faith in his or her capacity as a member of the Board or (2) the participation of any Redeemable Preferred Director in any Board (or committee of the Board, as applicable) discussions, deliberations, negotiations or determinations; (ii) the Investor or any of its Affiliates (other than any Brookfield Excluded Affiliate) from initiating or engaging in private discussions with, and/or making or submitting to, the Company, management of the Company and/or the Board a non-public, confidential proposal with respect to any of the foregoing, so long as the Investor or any such Affiliate (other than any Brookfield Excluded Affiliate) does not know, and would not be reasonably expected to know, that such actions would require the Company to make a public announcement regarding such discussions or such proposal; (iii) subject to Section 10.9, the exercise by any holder of Common Shares of the voting rights of such Common Shares; or (iv) the exercise of any rights pursuant to the other Transaction Documents (including, (1) the acquisition of Redemption Stock issuable upon redemption of OP Units or Convertible Preferred Units (assuming, in the case of the OP Units, that the Company elects to deliver Common Shares, and in the case of the Convertible Preferred Units, their prior conversion to Conversion OP Units); (2) the acquisition of Convertible Preferred Units issued in connection with any Subsequent Closing; (3) the exercise by the holder of the Redeemable Preferred Share of its rights under the Charter and/or A&R Bylaws (including the right of the holder of the Redeemable Preferred Share to nominate and elect the Redeemable Preferred Directors and to approve two (2) Independent Directors of the Company, in each case pursuant to the Articles Supplementary and/or A&R Bylaws); or (4) the acquisition of Convertible Preferred Units pursuant to the A&R Opco LPA (including in respect of PIK Distributions or pursuant to the exercise of the preemptive rights set forth therein).

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(d)          Any acquisitions of Common Shares not prohibited by the terms of Section 10.8(b) shall only be made by the Investor or any of its Affiliates (other than any Brookfield Excluded Affiliate) (i) (A) prior to a Listing, pursuant to privately negotiated purchases made with third parties and (B) from and after a Listing, pursuant to open market purchases and (ii) subject to the execution and delivery, at the Initial Closing, of the Ownership Limit Waiver Agreement in the form attached hereto as Exhibit F by the Investor (including the receipt by the Company of a representation letter from the Investor) in accordance with Section 10.19. Notwithstanding the foregoing, the Investor shall with respect to any acquisition of Common Shares at any time be subject to the limitations set forth in Section 16.7 of the A&R Opco LPA, if applicable at the time of such acquisition.

(e)          Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the Standstill will terminate ninety (90) days following any failure by Opco for any reason (including the restrictions imposed by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act) to redeem all Convertible Preferred Units of Opco that the Investor or any of its Affiliates (other than any Brookfield Excluded Affiliate) have elected to redeem in accordance with Section 16.5(a) of the A&R Opco LPA.

(f)           Neither the Investor nor any of its Affiliates (other than any Brookfield Excluded Affiliate), assignees or transferees shall be permitted to transfer any Convertible Preferred Units to any Person (any such Person, an “Investor Transferee”) to the extent that the Investor, as of the time immediately prior to such transfer, had actual knowledge (after due inquiry) that such Investor Transferee (together with its Affiliates) would, immediately following such transfer, own Common Shares on an as-converted basis representing in the aggregate more than twenty percent (20%) of the then-outstanding Common Shares, unless, prior to or concurrently with such transfer, the Investor Transferee agrees to be bound by this Section 10.8 by executing a joinder to this Agreement in the form attached hereto as Exhibit L; provided, that the Investor (or any of its applicable Affiliates) shall be deemed to have fulfilled any obligation of due inquiry created by this Section 10.8(f) if the Investor Transferee has made to Opco a written representation that such Investor Transferee’s ownership with respect to Common Shares is less than twenty percent (20%) on an as-converted basis.

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10.9        Voting Standstill.

(a)          During the Voting Standstill Period, if, as of the record date for determining the stockholders of the Company entitled to vote at any annual or special meeting of the stockholders of the Company (however noticed or called) (other than a special meeting of the holder of the Redeemable Preferred Share) or for determining the stockholders of the Company entitled to consent to any corporate action by written consent (other than a written consent of the holder of the Redeemable Preferred Share), the Investor and/or any of its Affiliates (other than any Brookfield Excluded Affiliate) owns Common Shares (the “Subject Shares”) representing in the aggregate more than thirty-five percent (35%) of the then-outstanding Common Shares (such number of Subject Shares as of such record date in excess of thirty-five percent (35%) of the then-outstanding Common Shares being referred to as the “Excess Shares”), then at each such meeting or in each such action by written consent the Investor and/or its applicable Affiliates (other than any Brookfield Excluded Affiliate) shall vote or furnish a written consent in respect of the Excess Shares, or cause the Excess Shares to be voted or consented, in each case, in such manner as directed by a majority of the members of the Board (such limitation on the voting rights of the Investor, the “Voting Standstill”). For the avoidance of doubt, all Subject Shares other than the Excess Shares may be voted for or against any matter in the Investor and/or its Affiliates’ (other than any Brookfield Excluded Affiliate) sole and absolute discretion, notwithstanding the Voting Standstill.

(b)          During the Voting Standstill Period, with respect to any meeting of the stockholders of the Company (however noticed or called) or any action by written consent of the stockholders of the Company, (i) the number of Excess Shares will be determined by the Company promptly following the record date established for determining the stockholders of the Company entitled to vote at such meeting or entitled to consent to any corporate action by written consent, respectively, and (ii) the Company shall inform the Investor of the Board’s instructions as to how the Investor and/or its Affiliates (other than any Brookfield Excluded Affiliate) are required to vote or furnish a written consent in respect of such Excess Shares with respect to a given matter.

(c)          During the Voting Standstill Period, the Investor shall not, and shall not permit any of its Affiliates (other than any Brookfield Excluded Affiliate) to, take any action (or omit to take any action), or enter into any transaction, contract, agreement, arrangement, plan, commitment or understanding with any Person or Group, to vote, consent to, give instructions with respect to, or grant a proxy or proxies with respect to, or deposit in a voting trust any Excess Shares of the Company, in any such case in any manner inconsistent with provisions of this Section 10.9.

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(d)          Notwithstanding the foregoing, during the Voting Standstill Period and so long as the Investor and/or any of its Affiliates (other than any Brookfield Excluded Affiliate) owns Common Shares representing in the aggregate more than thirty-five percent (35%) of the then-outstanding Common Shares, the number of total votes the Investor and its Affiliates (other than any Brookfield Excluded Affiliate) are entitled to cast with respect to any vote of the stockholders of the Company will be equal to the product of (i) the total number of Subject Shares and (ii) a fraction (A) the numerator of which is the number of Common Shares actually cast with respect to such vote (excluding any Subject Shares) and (B) the denominator of which is the total number of Common Shares then outstanding (less the number of Subject Shares) (such limitation on the votes cast by the Investor and its Affiliates (other than any Brookfield Excluded Affiliate), the “Proportional Voting Standstill”); provided, that (x) in the case of any vote of the Company stockholders requiring the approval of a majority of the total number of Common Shares outstanding (as opposed to a majority of the number of shares voting on such matter), then the Investor and its Affiliates shall not be subject to the Proportional Voting Standstill and at such meeting or in such action by written consent the Investor and its Affiliates (other than any Brookfield Excluded Affiliate) shall be entitled to vote or furnish a written consent in respect of all of the Subject Shares, or cause all of the Subject Shares to be voted or consented, and (y) if the application of the Proportional Voting Standstill would result in a quorum not being achieved with respect to a given vote of the stockholders of the Company, then the threshold of the Proportional Voting Standstill shall not apply and instead the Investor and its Affiliates (other than any Brookfield Excluded Affiliate) shall be entitled to vote or furnish a written consent in respect of the number of Subject Shares, or cause the number of Subject Shares to be voted or consented, that would be sufficient to allow the stockholders to achieve a quorum for such vote, provided that all Subject Shares voted or consented to with respect to such vote of the stockholders of the Company shall be subject to the thirty-five percent (35%) Voting Standstill threshold set forth in Section 10.9(a).

(e)          In the event that the Voting Standstill Period expires or is terminated for any reason, the Voting Standstill Period shall not be reinstated and the Investor and its Affiliates shall no longer be subject to or under any obligation pursuant to this Section 10.9.

(f)          Neither the Investor nor any of its Affiliates (other than any Brookfield Excluded Affiliate), assignees or transferees shall be permitted to transfer any Convertible Preferred Units to any Investor Transferee to the extent that the Investor, as of the time immediately prior to such transfer, had actual knowledge (after due inquiry) that such Investor Transferee (together with its Affiliates) would, immediately following such transfer, own Common Shares on an as-converted basis representing in the aggregate more than thirty-five percent (35%) of the then-outstanding Common Shares, unless, prior to or concurrently with such transfer, the Investor Transferee agrees to be bound by this Section 10.9 by executing a joinder to this Agreement in the form attached hereto as Exhibit L; provided, that the Investor (or any of its applicable Affiliates) shall be deemed to have fulfilled any obligation of due inquiry created by this Section 10.9(f) if the Investor Transferee has made to Opco a written representation that such Investor Transferee’s ownership with respect to Common Shares is less than thirty-five percent (35%) on an as-converted basis.

10.10      Access.

(a)          From the date hereof, the Company and Opco shall provide to the Investor and the Investor’s authorized agents, Affiliates or Representatives (i) reasonable access during normal business hours to the books and records, Properties (including access to its Properties to conduct Phase I environmental site assessments, but no access to conduct Phase II or other invasive sampling shall be granted without the Company’s prior written consent), directors, managers and officers of the Company and its Subsidiaries, including, to the extent available, copies of minutes of all meetings of directors and equityholders and copies of all actions by written consent (provided, that the Company and Opco may exclude or redact from such materials any information relating to (A) the transactions contemplated by this Agreement, (B) matters for which disclosure to the Investor or the Investor’s authorized agents, Affiliates, or Representatives would or could reasonably be expected to violate applicable Law or Order, (C) any Acquisition Proposal or other proposal made prior to the Initial Closing by a Person other than the Investor and its Affiliates which would reasonably be considered to compete with the transactions contemplated by this Agreement and the other Transaction Documents, or (D) matters which are otherwise reasonably deemed by the Board to be confidential or the subject of attorney-client privilege or attorney work product privilege; provided, further, that in the case of clause (D), the Company and/or Opco shall inform the Investor of the general nature of the information being excluded or redacted and, upon the Investor’s request, reasonably cooperate with the Investor to provide such information, in whole or in part, in a manner that would not result in the disclosure of any such confidential information or waiver of any such legal privilege (including, if requested by the Investor, by entering into a confidentiality, common interest or joint defense agreement)), (ii) copies of all Contracts, books and records, documents relating to the terms of employment or any other matter relating to any officer, director, manager or employee of the Company or any of its Subsidiaries and other existing documents and data as the Investor may reasonably request; and (iii) such additional financial, operating and other data and information as the Investor may reasonably request.

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(b)          Without limiting the foregoing, but subject to the other terms of this Section 10.10(b), from and after the date hereof, the Company and Opco shall consult with the Investor, and allow the Investor the opportunity to reasonably participate in, at the Investor’s cost, and keep the Investor reasonably informed with respect to, any pending or threatened Action brought by any shareholder or equityholder of the Company or Opco against the Company or Opco or any of their respective directors or officers. Neither the Company, Opco, nor any of their respective Subsidiaries, shall be required to provide access to or to disclose information pursuant to this Section 10.10 where such access or disclosure would, in the good faith judgment of such party, jeopardize the attorney-client, attorney work product or other legal privilege of such party or its Subsidiaries, or contravene any Law or Order. The parties hereto shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c)          This Section 10.10 shall not affect or otherwise diminish or obviate in any respect, or affect the Investor’s right to rely upon, any of the representations, warranties or covenants contained in this Agreement.

10.11      Notification of Certain Matters. Subject to applicable Law, during the period from the date hereof until the earlier to occur of the Initial Closing and the date, if any, on which this Agreement is terminated, (i) the Company and Opco shall notify the Investor of any Company Effect arising after the date of this Agreement that would reasonably be expected to result in the failure of any of the conditions set forth in Section 7 to be satisfied and (ii) the Investor shall notify the Company and Opco of any change, development, occurrence, fact, condition, circumstance, result or event arising after the date of this Agreement that would reasonably be expected to result in the failure of any of the conditions set forth in Section 8 to be satisfied. Notwithstanding anything to the contrary in this Agreement, the failure by the Company and Opco or the Investor to provide such notice under this Section 10.11 shall not constitute a breach of covenant for purposes of Section 7.3 or Section 8.2, as applicable.

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10.12      Company Name Change. The Company shall change its name to “Hospitality Investors Trust, Inc.” pursuant to the Charter Amendment in which that change and no other change is made and which shall be approved by the Board and filed with the State Department of Assessments and Taxation of Maryland prior to the Initial Closing.

10.13      REIT Covenant.

(a)          At all times while any Convertible Preferred Units are outstanding, the Company shall provide the Investor within forty-five (45) days after the end of each fiscal quarter an opinion of nationally recognized tax counsel with expertise in REIT matters, substantially in the form set forth on Schedule 10.13(a). If the Board determines that it is no longer in the Company’s best interests to qualify as a REIT, the Investor and the Company will discuss in good faith revisions to the form of opinion set forth on Schedule 10.13(a), provided that the conclusion of the revised opinion shall be substantially the same as the form set forth on Schedule 10.13(a), and shall reflect only such revisions as are necessary to reflect the cessation of the Company’s status as a REIT.

(b)          At all times while any Convertible Preferred Units are outstanding, the Company shall notify the Investor no later than twenty-five (25) days after the end of any fiscal quarter if, at the end of such fiscal quarter, it has actual knowledge based on reasonable diligence that Opco would fail to satisfy the requirements of Section 856(c)(4) of the Code, assuming for this purpose the Opco REIT Assumption.  The Investor, the Company and Opco shall use reasonable best efforts to cure any such failure no later than thirty (30) days after the end of the relevant fiscal quarter; provided that if any such failure cannot be cured within thirty (30) days after the end of the relevant fiscal quarter, the Investor, the Company and Opco shall use reasonable best efforts to mitigate the effect of such failure pursuant to any method available under Sections 856 and 857 of the Code.

(c)          Subject to any future determination by the Board that it is no longer in the Company’s best interests to qualify as a REIT, at all times while the Investor or any of its Affiliates own Common Shares issuable upon conversion of the Convertible Preferred Units, the Company shall provide the Investor within forty-five (45) days after the end of each fiscal quarter an opinion of nationally recognized tax counsel with expertise in REIT matters, dated as of the end of such fiscal quarter and substantially in the form set forth on Schedule 10.13(c). The Investor shall notify the Company in writing promptly following such time that neither it nor any of its Affiliates continues to own any Common Shares issuable upon conversion of the Convertible Preferred Units.

10.14      Termination of Agreements. Prior to the Initial Closing, except for any Affiliate Contracts contemplated to survive by or be entered into pursuant to, and transactions expressly contemplated by, the Framework Agreement or the exhibits thereto, the Company shall cause to be terminated each Affiliate Contract, other than the Contracts listed on Schedule 10.14, in each case without any further force or effect or survival of any provision thereunder and without any cost, expense or Liability (other than, in the case of management agreements being terminated, the payment of contractually required management fees and expense reimbursements accruing prior to the Initial Closing Date and other than de minimis costs or expenses) to the Company or any of its Subsidiaries or any of their respective post-Closing Affiliates.

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10.15      Use of Proceeds.

(a)          The proceeds from the Initial Closing shall be used by Opco exclusively in the manner set forth on Schedule 10.15(a) (Sources & Uses).

(b)          The proceeds from the First Follow-On Funding Closing shall be used by Opco exclusively to, concurrently with the First Follow-On Funding Closing, redeem then outstanding Grace Preferred Equity Interests.

(c)          The proceeds from the Second Follow-On Funding Closing shall be used by Opco exclusively to, concurrently with the Second Follow-On Funding Closing, redeem all then outstanding Grace Preferred Equity Interests.

(d)          The proceeds from any Other Funding Closing shall be used by Opco exclusively to (i) fund contractual PIP payments and related lender reserves, (ii) repay amounts then outstanding with respect to mortgage debt principal and interest and/or (iii) fund Opco’s day to day operations and working capital.

10.16      Additional Redeemable Preferred Directors. At any time that the holder of the Redeemable Preferred Share shall become entitled pursuant to the terms of Section 6(b) of the Articles Supplementary to nominate and elect the Additional Redeemable Preferred Directors (as defined in the Articles Supplementary), the Company will promptly execute and deliver to each such Additional Redeemable Preferred Director a Director Indemnification Agreement in the form attached as Exhibit E.

10.17      Annual Business Plan. From and after the Initial Closing, the Company shall prepare and deliver to the Investor, with respect to each fiscal year of the Company and in accordance with the terms of Section 6(j) of the Articles Supplementary, an annual budget of the Company and its Subsidiaries that includes the items set forth in Exhibit J.

10.18      Information Rights. From and after the Initial Closing, the Company shall deliver to the Investor and each of the Redeemable Preferred Directors, the documents and information set forth, within the time periods prescribed and on the terms set forth, on Exhibit M.

10.19      Aggregate Share Ownership Limit Waiver. In connection with the Initial Closing, the Company shall grant the Investor and its Affiliates a waiver from the Aggregate Share Ownership Limit pursuant to an Ownership Limit Waiver Agreement between the Company and the Investor substantially in the form attached hereto as Exhibit F (an “Ownership Limit Waiver Agreement”); provided, however, that the Investor delivers to the Company a representation letter substantially in the form of Exhibit A to the Ownership Limit Waiver Agreement; provided, further, that such Ownership Limit Waiver Agreement may be conditioned on the continued accuracy of such representation letter in order to protect the status of the Company as a REIT.

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10.20       Funding Determination. If at any time following the commencement of any Scheduled Action or the entry of or into any Scheduled Order or Settlement the Investor reasonably expects that it will assert a right not to consummate any Follow-On Funding hereunder as a result of such Scheduled Action or Scheduled Order or Settlement, the Investor shall, as promptly as practicable following such determination, notify the Company in writing that as of such time it reasonably expects that it will assert a right not to consummate such Follow-On Funding as a result of such Scheduled Action or Scheduled Order or Settlement (a “Funding Determination Notice”). Following the receipt of a Funding Determination Notice, during the one hundred and fifty (150) day period prior to such time that the Company would have the right to assert that a Funding Failure has occurred pursuant to Section 11.6(b)(i) in respect of the applicable Subsequent Closing, the Company shall have the right, upon prior written notice to the Investor, to commence marketing Properties of the Company and/or any of its Subsidiaries for sale (any Properties so marketed, collectively, the “Marketed Properties”) with the intent and purpose of generating sales proceeds to the Company (a) in such amount that would have been paid to the Company by the Investor in respect of Convertible Preferred Units at such Subsequent Closing and (b) solely for the purposes set forth in Section 10.15 with respect to such Subsequent Closing; provided that except during a Suspension Period in accordance with the terms of this Agreement, in no event shall the Company or any of its Subsidiaries be permitted to consummate the sale of any Marketed Properties without the prior written consent of the Investor.

10.21       Consent Costs. If the amount of Consent Costs exceed, in the aggregate, the amount set forth on Schedule 10.21, the per annum interest rate payable in respect of the Convertible Preferred Units set forth in the definition of “Class C Cash Distribution Amount” contained in the A&R Opco LPA shall be increased by twenty-five (25) basis points.

10.22       General Insurance. Following the Initial Closing, the Company and its Subsidiaries shall maintain with financially sound and reputable insurers such insurance as may be required by Law or under any Material Contract and such other insurance, to the extent and against such casualties and contingencies, as is customarily maintained by companies engaged in the same or similar business and similarly situated.

10.23       Director & Officer Insurance. Without limiting the provisions set forth in the Director Indemnification Agreements, (a) prior to the Initial Closing, the Company shall obtain director and officer liability insurance with an underwriter and with terms (including premiums, deductibles and coverage limits) reasonably satisfactory to the Investor, and (b) from and after the Initial Closing, so long as there is a Redeemable Preferred Director serving as a member of the Board, the Company shall use reasonable best efforts to maintain such insurance in full force and effect and shall pay the premium therefor pursuant to the terms thereof; provided, that the Company shall not reduce the coverage of such director and officer liability insurance without the prior written consent of the Investor.

10.24       Projections. Following the date of this Agreement, the Company and the Investor shall (i) jointly prepare financial projections for the Company and its Subsidiaries for the five (5) year period immediately following the Initial Closing in such form as the Investor and the Company may mutually agree and (ii) use reasonable best efforts to finalize such projections by the date that is one hundred (100) days following the date of this Agreement.

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11.          Survival; Indemnification; Limitations on Liability.

11.1        Survival.

(a)          Subject to the other terms and conditions of this Section 11, (i) each of the representations and warranties of the Company and Opco set forth in this Agreement and in any certificates delivered by or on behalf of the Company or Opco hereunder in connection with the Initial Closing shall survive (together with any right to assert a claim under Section 11.2(a)) the Initial Closing and the consummation of the transactions at the Initial Closing and shall expire on the date that is eighteen (18) months after the Initial Closing; provided, however, that the Fundamental Seller Representations made at the Initial Closing and the representations and warranties set forth in Section 5.13 (Taxes), Section 5.14 (REIT Status), Section 5.20 (Benefit Plans) and Section 5.26 (Illegal Payments) shall survive (together with any right to assert a claim under Section 11.2(a)) the Initial Closing until sixty (60) days after the expiration of the applicable statute of limitations, and (ii) (A) each of the representations and warranties of the Company and Opco contained in Section 5.8(a) (Financial Statements), Section 5.9 (Reports), Section 5.33 (General Solicitation), Section 5.34 (Offering; Exemption) and Section 5.35 (No Integrated Offering) and in any certificates delivered by or on behalf of the Company or Opco hereunder in connection with any Subsequent Closing shall survive (together with any right to assert a claim under Section 11.2(a)) the applicable Subsequent Closing and the consummation of the transactions at the applicable Subsequent Closing and shall expire on the date that is eighteen (18) months after the Subsequent Closing at which such representations and warranties are made and (B) each of the Fundamental Seller Representations made at any Subsequent Closing shall survive (together with any right to assert a claim under Section 11.2(a)) such Subsequent Closing until sixty (60) days after the expiration of the applicable statute of limitations.

(b)          Each of the covenants and other agreements contained in this Agreement shall survive (together with any right to assert a claim under Section 11.2(b)) each Closing and the consummation of the transactions contemplated hereby until the later of the expiration of (i) its term and (ii) the applicable statute of limitations.

(c)          The obligations of the Company and Opco contained in Section 11.2(c) shall survive (together with any right to assert a claim under Section 11.2(c)) each Closing and the consummation of the transactions contemplated hereby until the date that is the fifth (5th) Anniversary of the Initial Closing.

(d)          Notwithstanding anything to the contrary herein, (i) any Claim asserted in good faith pursuant to Section 11.4 by delivery of a Claim Notice prior to the expiration of the applicable survival period set forth in Section 11.1(a), Section 11.1(b) or Section 11.1(c) shall survive until such Claim is fully and finally resolved, and (ii) the delivery of such a Claim Notice shall extend the applicable survival period until such Claim is fully and finally resolved, irrespective of whether the party delivering such Claim Notice has initiated any Action or otherwise taken any further action in connection with the matters constituting the basis for such Claim. For the avoidance of doubt, a Claim with respect to a Scheduled Action may be brought upon the filing of such Scheduled Action, regardless of whether a judgment or settlement has been reached, and the obligation of the Company and Opco contained in Section 11.2(c) shall survive until final disposition of the Scheduled Action and resolution of such Claim.

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11.2        Indemnification by the Company and Opco. Subject to the other terms and conditions of this Section 11, from and after the Initial Closing, the Company and Opco shall, jointly and severally, indemnify, defend and hold harmless the Investor and its Affiliates and each of their respective directors, officers, employees, agents, Affiliates, successors and permitted assigns (collectively, the “Investor Indemnitees”) from and against, and shall pay and reimburse each of the Investor Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Investor Indemnitees based upon, resulting from, arising out of or relating to:

(a)          any inaccuracy in or breach of any representation or warranty of the Company or Opco contained in this Agreement or in any certificate delivered by or on behalf of the Company or Opco pursuant to this Agreement (other than any inaccuracy in or breach of any representation or warranty of the Company or Opco contained in the last sentence of Section 5.12), as of the date such representation or warranty was made or as of the applicable Closing Date with the same force and effect as if made on and as of the applicable Closing Date (except for any such representations and warranties that are specifically made as of a particular date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach of any covenant, agreement or obligation to be performed by the Company or Opco pursuant to this Agreement or any other Transaction Document; and

(c)          any Scheduled Action.

11.3        Limitations and Other Matters Relating to Indemnification

(a)          Other than with respect to any claims for indemnification or Losses based upon, resulting from, arising out of or relating to any inaccuracy in or breach of any Fundamental Seller Representations, the Company and Opco shall not be required to indemnify, defend, hold harmless, pay or reimburse the Investor Indemnitees under Section 11.2(a) or Section 11.2(c): (i) with respect to any given Claim (as defined below) made pursuant to Section 11.2(a) or Section 11.2(c) unless and until the aggregate amount of all Losses of the Investor Indemnitees in respect of Claims made hereunder exceeds an amount equal to six million dollars ($6,000,000) (the “Indemnification Deductible”), and once the Indemnification Deductible has been exceeded, the Company and Opco shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Indemnification Deductible; and (ii) for any Claim if the aggregate amount of Losses in respect of such Claim are less than $25,000 (the “Minimum Claim Amount”); and provided further that such Losses in respect of Claims that do not meet the Minimum Claim Amount shall not be counted toward the Indemnification Deductible.

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(b)          Other than with respect to any claims for indemnification or Losses based upon, resulting from, arising out of or relating to any inaccuracy in or breach of any Fundamental Seller Representation or the representations and warranties of the Company and Opco set forth in Section 5.13 (Taxes), Section 5.20 (Benefit Plans) and Section 5.26 (Illegal Payments), the Company and Opco shall not be required to indemnify, defend, hold harmless, pay or reimburse the Investor Indemnitees under Section 11.2(a) or Section 11.2(c) from and after the aggregate amount of all Losses paid in respect of such Claims for indemnification under Section 11.2(a) and Section 11.2(c) exceeds an amount equal to sixty million dollars ($60,000,000). Notwithstanding anything contained in this Agreement, the Company and Opco shall not be liable for, or be required to indemnify, defend or hold harmless any Investor Indemnitee against, any Losses in respect of Claims made pursuant to this Agreement in excess of an amount equal to the sum of (i) the Aggregate Purchase Price calculated as of the date that payment is made with respect any given Claim assuming compounding of amounts funded by the Investor at each applicable Closing at a rate of five percent (5%) per annum from the date such amounts are funded until the payment date of the Claim and (ii) the amount of any accrued and unpaid cash dividends payable on the Convertible Preferred Units held by the Investor at the time payment is made with respect to such outstanding Claim.

(c)          For the purposes of determining whether a breach of representation or warranty has occurred for the purposes of Section 11.2(a), and for purposes of calculating the amount of Losses related thereto, any qualification as to materiality, “Material Adverse Effect” or any other similar qualification or standard contained in Section 5 of this Agreement or in any certificate delivered by the Company or Opco pursuant to Section 7.4 of this Agreement shall be disregarded.

(d)          Any payment made by the Company or Opco to an Investor Indemnitee pursuant to this Section 11 in respect of any Claim shall be net of any third party insurance or other proceeds that have been recovered by the Investor Indemnitee in connection with the facts giving rise to the right of indemnification (after deducting reasonable costs and expenses incurred in connection with recovery of such proceeds, including deductibles and actual or reasonably anticipated premium increases to the extent resulting from such insurance claims); provided, however, that nothing herein shall require any Investor Indemnitee to maintain any insurance coverage or to assert claims under its insurance coverage.

(e)          Notwithstanding anything to the contrary herein (including Section 7.2, Section 7.3 and Section 7.7), the rights and remedies of the Investor Indemnitees shall not be limited by the fact that any Investor Indemnitee (i) had actual or constructive knowledge (regardless of whether such knowledge was obtained through such Investor Indemnitee’s own investigation or through disclosure by the Company or Opco, their respective Representatives or any other Person) of any breach, event or circumstance, whether before or after the execution and delivery of this Agreement or the applicable Closing, or (ii) waived (A) any breach of any representation or compliance with any covenant or (B) any condition to the applicable Closing set forth in Section 7.

(f)          For the avoidance of doubt, with respect to each Subsequent Closing, the Investor shall be deemed to have relied upon each representation and warranty made as of the date hereof and each representation and warranty made as of any prior Closing (including the Initial Closing), in each case as of the date such representation or warranty was made; provided that this Section 11.3(f) shall not apply to the interpretation of Section 7.2(b).

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(g)          No Investor Indemnitee shall have any right to recover any Losses hereunder to the extent that such Losses are based upon, result from, arise out of or relate to (i) any breach or failure to perform by the Investor of any of its covenants or agreements set forth in this Agreement or (ii) the Investor’s fraud, bad faith or willful misconduct.

(h)          If the Investor exercises any right to cause Opco to redeem all or any portion of its Convertible Preferred Units pursuant to the terms of the A&R Opco LPA and Opco actually redeems any portion of such Convertible Preferred Units pursuant to such right of the Investor, with respect to any Claim of any Investor Indemnitee (other than a Third-Party Claim), such Investor Indemnitee shall only have the right to recover the Losses pursuant to Section 11.2 to the extent such Losses are based upon, result from, arise out of, or relate to the ownership of Convertible Preferred Units, OP Units or Common Shares not so redeemed; provided, that, for the avoidance of doubt, this shall not apply to any redemption exercisable at the option of Opco or the Company. For the avoidance of doubt, the foregoing sentence shall not limit any recovery by any Investor Indemnitee for Losses in connection with any Third-Party Claim.

11.4        Indemnification Procedures.

(a)          All claims for indemnification pursuant to this Section 11 shall be made in accordance with the procedures set forth in this Section 11.4. An Investor Indemnitee entitled to assert a claim for indemnification (a “Claim”) pursuant to this Section 11 shall give the Company and Opco written notice of any such Claim (a “Claim Notice”) reasonably promptly after (i) in the case of a Third-Party Claim, receiving written notice of such Third-Party Claim or (ii) becoming actually aware of any Loss for which such Investor Indemnitee may be entitled to indemnification under this Section 11. Any description of the Claim included in such Claim Notice shall set forth in reasonable detail (A) the basis of such Claim and (B) an estimate of the Losses of such Investor Indemnitee to the extent then reasonably ascertainable. Notwithstanding the foregoing, any such Claim Notice need only specify such information to the actual knowledge of the Investor Indemnitee as of the date of such Claim Notice and shall not limit or prejudice (x) any of the rights or remedies of any Investor Indemnitee on the basis of any limitations on the information included in such Claim Notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege or (y) the ability of the Investor Indemnitee to amend, alter, modify or supplement such Claim Notice in any manner. No failure to give written notice in accordance with the procedures set forth above shall relieve the Company or Opco of any of its indemnification obligations hereunder except to the extent that the Company or Opco is materially and adversely prejudiced by such failure.

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(b)          With respect to any Claim made by an Investor Indemnitee in connection with any Action made or brought by any Person (other than an Investor Indemnitee in connection with this Agreement) against such Investor Indemnitee (a “Third-Party Claim”), the Company and/or Opco shall have the right, by giving written notice to the Investor Indemnitee within thirty (30) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Company and/or Opco’s expense with counsel of its choosing that is reasonably satisfactory to the Investor Indemnitee, and the Investor Indemnitee shall cooperate in good faith in such defense; provided, however, that the Company and Opco shall not have the right to control the defense of any Third-Party Claim that (i) relates to or arises in connection with any Action in respect of a criminal charge, (ii) seeks any injunctive or other equitable relief against the Investor Indemnitee or any of its Affiliates or (iii) seeks monetary damages the amount of which would reasonably be expected to exceed the amount of Losses for which the Company and Opco are responsible hereunder. The Investor Indemnitee or the Company and/or Opco, as the case may be, if not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided, however, that if, in the reasonable opinion of counsel to the Investor Indemnitee, (A) there are legal defenses available to the Investor Indemnitee that are different from or additional to those available to the Company and/or Opco or (B) there exists a conflict of interest between the Company and/or Opco, on the one hand, and the Investor Indemnitee, on the other hand, the Company and Opco shall be liable for the reasonable fees and expenses of one (1) separate counsel (including advancement thereof) to the Investor Indemnitee in each jurisdiction in which the Investor Indemnitee reasonably determines counsel is required. If the Company and/or Opco elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Investor Indemnitee in writing of its election to control such defense in accordance with this Section 11.4(b)) or fails to take reasonable steps to prosecute the defense of such Third-Party Claim, the Investor Indemnitee may control the defense of such Third-Party Claim with one (1) counsel of its choosing, and the Company and Opco shall be liable for the fees and expenses of counsel (including advancement thereof) to the Investor Indemnitee in each jurisdiction in which the Investor Indemnitee reasonably determines counsel is required. Each of the Investor Indemnitee, on the one hand, and the Company and Opco, on the other hand, shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Investor Indemnitee or the Company and/or Opco, as the case may be, that is controlling such defense shall keep the other parties reasonably advised of the status of such Action and the defense thereof and shall consider in good faith any recommendations made by the other parties with respect thereto.

(c)          Notwithstanding anything in this Agreement to the contrary, (i) the Company and Opco shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Investor Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), unless such settlement would (A) include a complete and unconditional release of each Investor Indemnitee and its Affiliates from all Liabilities or obligations with respect thereto, (B) not impose any Liability or obligation (including any equitable remedies) on the Investor Indemnitee and its Affiliates and (C) not involve a finding or admission of any wrongdoing on the part of the Investor Indemnitee or any of its Affiliates, and (ii) an Investor Indemnitee shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Company and/or Opco, such consent not to be unreasonably withheld, conditioned or delayed.

11.5        Tax Treatment of Indemnification Payments. All indemnification payments made under this Section 11 shall be deemed adjustments to the Aggregate Purchase Price for Tax purposes, unless otherwise required by applicable Law.

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11.6        Remedies.

(a)          General. Other than any remedies available due to a breach of any other Transaction Document, all representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Except as provided in the next sentence, and other than any remedies available due to a breach of any other Transaction Document, the remedies provided in this Section 11 shall be the sole and exclusive remedies of the Investor Indemnitees and their heirs, successors and permitted assigns after the Initial Closing with respect to this Agreement and/or the transactions contemplated hereby, including any breach or non-performance of any representation, warranty, covenant or agreement contained herein. Other than any remedies available due to a breach of any other Transaction Document, no Investor Indemnitee shall bring any claim with respect to this Agreement and/or the transactions contemplated hereby, whether in contract, tort or otherwise, except to bring claims pursuant to Section 14.2 or to bring claims for indemnification against the Company and Opco in accordance with this Section 11 or for fraud or intentional misrepresentation. In no event shall any Investor Indemnitee be entitled to multiple recoveries in respect of the same Loss.

(b)          Remedy Upon Funding Failure.

(i)          If, in connection with the First Follow-On Funding, the Second Follow-On Funding or any Other Funding, (A) Opco delivers to the Investor a Follow-On Funding Notice at least forty-five (45) days in advance of the anticipated applicable Subsequent Closing Date, (B) at the end of the fifteen (15) Business Day period contemplated by Section 3(a), Section 3(b) or Section 3(c), as applicable, each of the Company and Opco believes that all of the conditions to such Subsequent Closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the applicable Subsequent Closing, but which conditions are capable of being satisfied at such Subsequent Closing), (C) the Investor fails to consummate such Subsequent Closing, (D) each of the Company and Opco has delivered written notice to the Investor stating its belief that all of the conditions to such Subsequent Closing have been met (other than those conditions that by their terms are to be satisfied at such Subsequent Closing, but which conditions are capable of being satisfied at such Subsequent Closing), which notice irrevocably confirms in writing to the Investor that if the Investor were to consummate such Subsequent Closing in accordance with the terms hereof, the Company and Opco each would consummate such Subsequent Closing in accordance with the terms hereof and each of the Company and Opco stand ready, willing and able to consummate such Subsequent Closing at such time, and (E) the Investor fails to consummate such Subsequent Closing within three (3) Business Days following delivery of the notice pursuant to clause (D) above, then such failure to consummate such Subsequent Closing by the third (3rd) Business Day period shall be deemed a “Funding Failure.”

(ii)         Following a Funding Failure, each of the Company and/or Opco shall be entitled to send a notice (a “Funding Failure Notice”) to the Investor stating its belief that a Funding Failure has occurred. Following receipt of the Funding Failure Notice, the Investor shall have fifteen (15) days to dispute the Company’s and/or Opco’s assertion, as applicable, that a Funding Failure has occurred. During such period, either the Company and/or Opco, on the one hand, or the Investor, on the other hand, may bring a declaratory or injunctive action or proceeding pursuant to the terms of Section 14.2 to determine whether a Funding Failure has occurred and whether the remedies set forth in Section 11.6(b)(iii) shall be applicable.

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(iii)        Unless the parties otherwise mutually agree, if the Investor does not (A) cure the alleged Funding Failure or (B) obtain a declaratory ruling that a Funding Failure has not occurred or an injunction prohibiting the Company and/or Opco from exercising their respective rights under this Section 11.6(b)(iii) in respect of a Funding Failure, in any such case, within fifteen (15) days following the date of such Funding Failure Notice, then, beginning on the sixteenth (16th) day following such Funding Failure (such date, the “Partial Suspension Date”), the SPA Suspended Rights shall be automatically suspended without any further action required by the Company, Opco, the Investor or any other Person.

(iv)        If (1) the Investor or its Affiliates or any other Class C Unit Holder obtains a declaratory judgment determining that the conditions to the applicable Subsequent Closing were not met, or injunctive relief preventing the application of the remedies set forth in Section 11.6(b)(iii) (a “Suspension Reversal”), (2) the parties otherwise agree that the conditions to the applicable Subsequent Closing were not met, or (3) the Investor consummates such Subsequent Closing (and, if, and only if, a court of competent jurisdiction prior to the consummation of such Subsequent Closing in a final, non-appealable judgment, awards damages against the Investor payable to the Company or Opco, the Investor pays to the Company and/or Opco such damages) (a “Funding Cure”), then (A) the suspension of the SPA Suspended Rights shall terminate automatically without any further action required by the Company, Opco, the Investor or any other Person and (B) any PIK Distributions and any related Class C Cash Distribution Amount (as defined in the A&R Opco LPA) in respect thereof that would have been made but for the suspension of the SPA Suspended Rights shall be made as promptly as practicable. Any action taken by the Company or Opco that would have required the approval of the majority of the Class C Unit Holders in accordance with the A&R Opco LPA or a Primary Redeemable Preferred Director in accordance with the Articles Supplementary but for the application of the Suspension Period shall not be invalidated to the extent such actions cannot be repudiated or reversed without significant harm, cost or expense to the Company and its Subsidiaries, taken as a whole, or deemed a default or other violation of this Agreement, the Articles Supplementary or the A&R Opco LPA. For the avoidance of doubt, the Investor shall have the right to exercise a Funding Cure at any time following an alleged Funding Failure and the Company and Opco shall take all steps reasonably necessary to permit such Funding Cure to be exercised. Notwithstanding the foregoing, if, to the extent applicable, the Investor, its Affiliates or any other Class C Unit Holder is obligated to pay the Company and/or Opco actual damages (which shall include consequential damages to the extent they were the natural, probable and reasonably foreseeable consequence of a Funding Failure) of the Company and/or Opco, as determined by a court of competent jurisdiction in a final, non-appealable judgment, then such Funding Cure shall be revoked and the suspension of rights described in Section 11.6(b)(iii) shall be automatically reinstated until such amounts are paid in full, at which time such suspension shall again be automatically terminated in accordance with the terms of this Section 11.6(b)(iv).

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(v)         If the Company or Opco obtains a final, non-appealable judgment of a court of competent jurisdiction finding that a Funding Failure has occurred, at the time of the initially scheduled Subsequent Closing, and that the Investor was therefore required to consummate such Subsequent Closing at such time (a “Funding Failure Final Determination”), and the Investor shall not have consummated such Subsequent Closing within ten (10) Business Days of such Funding Failure Final Determination, then (A) all of the SPA Suspended Rights, as well as the AS Non-Suspended Rights and LPA Non-Suspended Rights, shall be permanently terminated without further action by the Company, Opco, the Investor or any other Person (and, in furtherance of the foregoing, notwithstanding anything to the contrary contained in the A&R Opco LPA, the Company, in its capacity as the General Partner of Opco, may amend the A&R Opco LPA in accordance with the terms thereof to give effect to the foregoing), (B) the Company shall be entitled to redeem the Redeemable Preferred Share at par value, (C) Opco shall be entitled immediately to redeem all or any portion of the then-outstanding Convertible Preferred Units, in cash for their Liquidation Preference (as defined in the A&R Opco LPA), (D) the Class C Unit Holders shall forfeit all Convertible Preferred Units received in respect of all PIK Distributions (but not the Class C Cash Distribution Amounts (as defined in the A&R Opco LPA) in respect thereof) accrued from the date of the Initial Closing until the Funding Failure Final Determination and thereafter, and (E) the Investor shall cause each of the Redeemable Preferred Directors to resign from the Board.

(vi)        If a court of competent jurisdiction determines, in a final and non-appealable judgment that a Funding Failure has not occurred, then, without limiting any other remedy that the Investor or any other Investor Indemnitee may have pursuant to this Agreement, and without duplication of any amounts paid by the Company or Opco in respect thereof pursuant to any of the other Transaction Documents, the Investor, its Affiliates and any other Class C Unit Holder shall be entitled to receive from the Company and Opco any actual damages (which shall include consequential damages to the extent they were the natural, probable and reasonably foreseeable consequence of the actions taken by the Company and/or Opco) of the Investor, its Affiliates and any other Class C Unit Holder as determined by a court of competent jurisdiction in a final, non-appealable judgment. For the avoidance of doubt, if a court of competent jurisdiction determines, in a final and non-appealable judgment that a Funding Failure has not occurred, the Company and Opco shall each be liable to the Investor, its Affiliates and any other Class C Unit Holder for the actual damages of the Investor, its Affiliates and any other Class C Unit Holder as determined by a court of competent jurisdiction in a final, non-appealable judgment incurred as a result of actions taken during the applicable Suspension Period in respect of the LPA Suspended Voting Rights or the AS Suspended Rights without the consent of the majority of the Class C Unit Holders or a Primary Redeemable Preferred Director, as applicable (which damages shall include consequential damages to the extent they were the natural, probable and reasonably foreseeable consequence of such actions).

12.         Commitment Fee. On the Initial Closing Date, the Company shall either (i) pay by wire transfer of immediately available funds to an account designated by the Investor, a cash commitment fee of four million dollars ($4,000,000) (the “Commitment Fee”), or (ii) direct the Investor to deduct such amount from the Initial Convertible Preferred Purchase Price in full and complete satisfaction of the Commitment Fee, all of which shall be non-refundable; provided, however, that if this Agreement is terminated in accordance with its terms, the Company shall pay the Commitment Fee by wire transfer of immediately available funds to the Investor on the effective date of such termination. For the avoidance of doubt, the Commitment Fee shall be deemed earned in full as of the date hereof.

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13.          Fees and Expenses.

(a)          If the Initial Closing occurs, the Company shall reimburse, up to an aggregate amount of two million dollars ($2,000,000), the reasonable and documented out-of-pocket costs, fees and expenses incurred by the Investor and its Affiliates and Associates in connection with the transactions contemplated herein, and such payment shall be made within thirty (30) days after the receipt of documentation evidencing such out-of-pocket costs, fees and expenses from the Investor.

(b)          Except as provided in this Section 13 or otherwise expressly provided in this Agreement or in any of the other Transaction Documents, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

14.          Miscellaneous.

14.1        Governing Law. This Agreement shall be governed in all respects by the Laws of the State of New York without regard to any choice of Laws or conflict of Laws provisions that would require the application of the Laws of any other jurisdiction.

14.2        Jurisdiction; Enforcement; Specific Performance.

(a)          The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur if any of the provisions of this Agreement (including failing to take such actions that are required of it hereunder to consummate the transactions contemplated by this Agreement) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions, specific performance and other equitable relief, without proof of actual damages, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal courts located in the City of New York and any appellate court therefrom within the State of New York, in addition to any other remedy to which they are entitled at Law or in equity for any such breach. Each of the parties agree that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. The parties hereto agree that (i) by seeking the remedies provided for in this Section 14.2, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement and (ii) nothing set forth in this Section 14.2 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 14.2 prior to or as a condition to exercising any termination right under Section 9 (and pursuing monetary damages, subject to the limitations set forth in this Agreement, after such termination), nor shall the commencement of any Action pursuant to this Section 14.2 or anything set forth in this Section 14.2 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 9 or pursue any other remedies under this Agreement that may be available then or thereafter.

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(b)          In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any party or its successors or assigns, shall be brought and determined exclusively in any state or federal courts located in the City of New York and any appellate court therefrom within the State of New York. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 14.2 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 14.2, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper or (iii) this Agreement, or the subject matter hereof may not be enforced in or by such courts. Each party hereby consents to service being made through the notice procedures set forth in Section 14.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 14.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)          In no event shall the any party to this Agreement be liable hereunder for any punitive, incidental, consequential, exemplary, special or indirect Losses, except for (i) Losses that were natural, probable and reasonably foreseeable result of the act that gave rise to such Losses or (ii) Losses arising from any Action in which any Investor Indemnitee is held liable to any Person for such Losses.

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(d)          In any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any party or its successors or assigns, the prevailing party in a final, non-appealable judgment from a court of competent jurisdiction shall, to the extent permitted by applicable Law, be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

14.3        Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of and be binding upon, the successors, permitted assigns, heirs, executors, and administrators of the parties (whether by merger, consolidation, acquisition of all or substantially all of the assets of the respective party or otherwise). No party hereto may assign any of its rights or delegate any of its obligations under this Agreement by operation of Law or otherwise without the prior written consent of the other parties hereto, except that the Investor may assign its right hereunder to any of its Affiliates upon providing prior notice of such assignment to the Company and Opco; provided that such assignment shall not relieve the Investor of any of its obligations hereunder and the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

14.4        No Third-Party Beneficiaries. Except as expressly provided for in Section 11, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto any rights, remedies, obligations or Liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

14.5        No Personal Liability of Directors, Officers, Owners, Etc. No former, current or future director, officer, employee, incorporator, Affiliate, stockholder, equityholder, controlling Person, portfolio company, manager, advisor, managing member, member, general partner, limited partner, principal or other agent of the Investor (the “Non-Recourse Parties”) shall have any Liability for any obligations of the Investor under this Agreement or the transactions contemplated herein or for any claim based on, in respect of or by reason of the respective obligations of the Investor under this Agreement. Without limiting the rights of any party against any other party hereto, in no event shall any party or any party’s Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party (other than the Guarantors in accordance with the Guarantees). Each party hereby waives and releases all such Liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

14.6        Entire Agreement. This Agreement and the other documents delivered pursuant to or in connection with this Agreement, including the other Transaction Documents and the Guarantees, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

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14.7        Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which transmission is confirmed), emailed (which receipt is confirmed) or sent by overnight courier (providing proof of delivery), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), to the parties at the following addresses:

if to the Company or Opco:	American Realty Capital Hospitality Trust, Inc. 405 Park Avenue, 14th Floor New York, NY 10022 Attention: Paul Hughes Email: PHughes@ar-global.com Facsimile: (212) 421-5799
with a copy to:	Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299 Attention: Steven L. Lichtenfeld Michael E. Ellis Email: slichtenfeld@proskauer.com mellis@proskauer.com Facsimile: (212) 969-2900

if to the Investor:	c/o Brookfield Property Group 250 Vesey Street, 15th Floor New York, NY 10281 Attention: Lowell Baron Andrew Burych Email: lowell.baron@brookfield.com andrew.burych@brookfield.com

with a copy to:	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Steven L. Wilner Neil Q. Whoriskey Email: swilner@cgsh.com nwhoriskey@cgsh.com Facsimile: (212) 225-3999 or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until 9:00 a.m. local time on the next succeeding Business Day in the place of receipt.

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14.8         Delays or Omissions. No delay or omission or failure to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by Law or otherwise afforded to any holder, shall be cumulative and not alternative.

14.9         Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Opco and the Investor or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Investor, the Company and Opco.

14.10       Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

14.11       Severability. If any term or provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms. Upon such a declaration by a court of competent jurisdiction, the parties shall use their respective reasonable best efforts to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement to be consummated as originally contemplated to the fullest extent possible.

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14.12       Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “shall” and “will” mean “must,” and shall and will have equal force and effect and express an obligation. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. The term “party” or “parties” shall mean a party to or the parties to this Agreement unless the context requires otherwise. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. All references herein to “conversion” or “redemption” of the Conversion OP Units shall for the avoidance of doubt refer to the right of a holder of Conversion OP Units to redeem such Conversion OP Units pursuant to Section 8.6 of the A&R Opco LPA, which redemption shall, at the option of the Company be paid either in cash or in Common Shares, as set forth in and subject to the provisions of Section 8.6(b) of the A&R Opco LPA.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

By:	/s/ Jonathan P. Mehlman
Name:	Jonathan P. Mehlman
Title:	President & Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OPCO

AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P. By: American Realty Capital Hospitality Trust, Inc., its general partner
By:	/s/ Jonathan P. Mehlman
Name:	Jonathan P. Mehlman
Title:	President & Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR

BROOKFIELD STRATEGIC REAL ESTATE PARTNERS II HOSPITALITY REIT II LLC
By:	/s/ Murray Goldfarb
Name:	Murray Goldfarb
Title:	Managing Partner

EXHIBIT A

HOSPITALITY INVESTORS TRUST, INC.
ARTICLES SUPPLEMENTARY
REDEEMABLE PREFERRED SHARE

Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board of Directors”) has by resolutions reclassified and designated one (1) authorized but unissued Preferred Share (as defined in the Charter) as a separate series of Preferred Shares, such series to be designated as the “Redeemable Preferred Share,” such Redeemable Preferred Share to have the designation, number, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions as set forth below. For the avoidance of doubt, upon the filing and acceptance for record by the State Department of Assessments and Taxation of Maryland of these Articles Supplementary, these Articles Supplementary shall be part of the Charter.

SECOND: The Redeemable Preferred Share referred to in Article First of these Articles Supplementary shall have the following designation, number, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions:

Redeemable Preferred Share, $0.01 par value per share

Section 1. Certain Definitions. As used in this Article Second, the following words and terms shall have the following meanings (with words and terms defined in the singular having comparable meanings when used in the plural):

“Action” shall mean any action, claim, hearing, charge, complaint, demand, challenge, suit, proceeding or investigation.

“Additional Redeemable Preferred Director” shall have the meaning set forth in Section 6(b).

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Annual Business Plan” shall mean the consolidated annual business plan (including the annual operating and capital budget) of the Company and its Subsidiaries, as approved in connection with each fiscal year in accordance with Section 6(j) of these Articles Supplementary and including the items set forth in Exhibit J to the Securities Purchase Agreement.

“Articles Supplementary” shall mean these Articles Supplementary classifying and designating the Redeemable Preferred Share.

“AS Suspended Rights” shall have the meaning set forth in the Securities Purchase Agreement.

“Bankruptcy Law” shall mean Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board Increase Election” shall have the meaning set forth in Section 6(b).

“Brookfield” shall mean Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC.

“Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

“Bylaws” shall mean the bylaws of the Company, as amended from time to time, subject to the provisions of these Articles Supplementary.

“Class C Deferred Distribution Units” shall have the meaning set forth in the Limited Partnership Agreement.

“Class C Unit Holder” shall have the meaning set forth in the Limited Partnership Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Shares” shall have the meaning set forth in the Charter.

“Company” shall have the meaning set forth in Article I of the Charter. For the avoidance of doubt, references herein to the Company shall exclude any of the Company’s Subsidiaries except as expressly provided otherwise.

“Company Executive Officer” shall mean an Executive Officer of the Company who would be required to be disclosed in the Company’s periodic reports filed with the SEC pursuant to Item 401 of Regulation S-K.

“Competing Businesses” shall have the meaning set forth in Section 8.

“Conflicts Committee” shall have the meaning set forth in Section 6(g).

“Convertible Preferred Units” shall mean the Class C Units (as defined in the Limited Partnership Agreement) of the Operating Partnership.

“CPU Redemption Satisfaction Date” shall have the meaning set forth in Section 6(b).

“Director” shall mean any member of the Board of Directors of the Company.

“Equity Interest” shall mean, with respect to any Person, (i) any capital stock, shares, partnership, limited liability company, membership or other equity interests or units in (whether general or limited) or other security of or voting interests in such Person of any class or nature, (ii) any security, right or instrument convertible into, exercisable for, exchangeable for or evidencing the right to purchase or subscribe to any shares of capital stock, partnership, LLC, membership or other equity interests or units in (whether general or limited) or other security of or voting interests in such Person (or cash based on the value of any such security), (iii) any other interest or participation right that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity, and (iv) any right, warrant, option, redemption, purchase or repurchase right or any other right to acquire any of the foregoing described in clauses (i) through (iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” of a Person shall mean a president, any vice president in charge of a principal business unit, division, or function (such as sales, administration or finance), any other president, vice president, secretary, treasurer or principal financial officer, controller or principal accounting officer, and any Person routinely performing corresponding functions with respect to any organization, whether incorporated or unincorporated, who performs a policy making function for the Person or any of its Subsidiaries, and any other Person performing similar policy-making functions.

“Family Member” of a Person shall mean the Person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and any other Person (other than a tenant or employee) sharing the household of the specified Person.

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“Follow-On Funding” shall have the meaning set forth in the Securities Purchase Agreement.

“Framework Agreement” shall have the meaning set forth in the Securities Purchase Agreement.

“Full Redemption” shall have the meaning set forth in the Limited Partnership Agreement.

“Fundamental Sale Transaction” shall have the meaning set forth in the Limited Partnership Agreement.

“Funding Cure” shall have the meaning set forth in the Securities Purchase Agreement.

“Funding Failure” shall have the meaning set forth in the Securities Purchase Agreement.

“Funding Failure Final Determination” shall have the meaning set forth in the Securities Purchase Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Indebtedness” shall mean, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person (or in the notes thereto) as indebtedness, but in any event including: (i) all obligations for borrowed money; (ii) all obligations arising from installment purchases of Property or representing the deferred purchase price of Property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business on terms customary in the trade); (iii) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account; (iv) all obligations for borrowed money, whether or not assumed, secured by any Lien or payable out of the proceeds or rent from any Property or assets now or hereafter owned or acquired by such Person; (v) all obligations of any type described in this definition which such Person is obligated pursuant to a guaranty, without duplication of the underlying obligations; (vi) all obligations under leases required to be capitalized in accordance with GAAP (other than any such obligations incurred in the ordinary course of business); (vii) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements; and (viii) any accrued interest, premiums, penalties and other fees and expenses required to be paid in respect of the foregoing; provided, however, that Indebtedness for the Company and its Subsidiaries shall not include the Redeemable Preferred Share or the Convertible Preferred Units; provided, that for purposes of Section 6(i)(iii) hereof: (a) clause (vii) of this definition shall not include any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements related to Indebtedness of the Company and its Subsidiaries (1) existing as of January 12, 2017 or (2) the incurrence of which is approved in accordance with Section 6(i)(iii) or otherwise expressly permitted hereunder and (b) clause (viii) hereof shall be disregarded.

“Independent Director” shall have the meaning set forth in the Charter.

“Investor Parties” shall have the meaning set forth in Section 8.

“Issue Date” shall mean the date on which the Redeemable Preferred Share is issued by the Company.

“Key Person” shall mean either (a) any Company Executive Officer or (b) any other officer of the Company or other member of management of the Company earning total annual base salary cash compensation in an amount equal to or greater than three hundred thousand dollars ($300,000), including, in the case of each of (a) and (b), any person who becomes a Key Person as a result of being hired or promoted.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, security interest, option, defect in title, preemptive right, right of first offer or refusal or any other encumbrance, charge or transfer restriction, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Property or any interest therein, or any direct or indirect interest in the Company or any of its Subsidiaries, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

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“Limited Partnership Agreement” shall mean that certain Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended by the First Amendment dated as of August 7, 2015 and the Second Amendment dated as of November 11, 2015, as amended and restated as of the Issue Date in connection with the transactions contemplated by the Securities Purchase Agreement, and as such agreement may be amended and/or amended and restated from time to time.

“Marketed Properties” shall have the meaning set forth in the Securities Purchase Agreement.

“OP Unit” shall mean a partnership unit of the Operating Partnership which is designated as an OP Unit pursuant to the Limited Partnership Agreement.

“Operating Partnership” shall mean Hospitality Investors Trust Operating Partnership, L.P., a Delaware limited partnership.

“Permitted Redemption Date” means the date that is fifty-seven (57) months from the Issue Date.

“Permitted Variances” shall have the meaning set forth in the Limited Partnership Agreement.

“Person” shall mean any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity.

“Preferred Share Opt-Out” shall have the meaning set forth in Section 14.

“Preferred Shares” shall have the meaning set forth in the Charter.

“Primary Redeemable Preferred Director” shall have the meaning set forth in Section 6(a).

“Property” shall mean, as of any date of determination, any property acquired, owned or leased by the Company or any of the Company’s Subsidiaries on such date, and all of such properties are collectively referred to herein as the “Properties.”

“Redeemable Preferred Directors” shall have the meaning set forth in Section 6(b).

“Redeemable Preferred Redemption Date” shall mean any date on which a right to redeem the Redeemable Preferred Share shall become exercisable by the Company, which shall be upon the occurrence of any of the following: (a) the first date on which no Convertible Preferred Units remain outstanding and no OP Units with respect to which the Investor has asked to be redeemed remain outstanding pursuant to Section 8.6(a) of the Limited Partnership Agreement (excluding for this purpose any Class C Deferred Distribution Units that may be outstanding at such time); (b) the date of the occurrence of a Sell-Down Event; or (c) the eleventh (11th) Business Day after the date of a Funding Failure Final Determination if there shall not have been a Funding Cure, in accordance with the terms of Section 9(d).

“Redeemable Preferred Share” shall have the meaning set forth in Section 2.

“Redemption Price” shall mean $0.01 per Redeemable Preferred Share.

“Regulations” shall mean the Treasury Regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

“SEC” shall mean the Securities and Exchange Commission.

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“Securities Purchase Agreement” shall mean the Securities Purchase, Voting and Standstill Agreement, dated January 12, 2017, by and among the Company, the Operating Partnership and Brookfield, as the same may be amended and in effect from time to time.

“Sell-Down Event” shall have the meaning set forth in the Limited Partnership Agreement.

“Shares” shall mean any shares of stock of the Company of any class or series, including Common Shares, Preferred Shares and the Redeemable Preferred Share.

“Subsequent Closing” shall have the meaning set forth in the Securities Purchase Agreement.

“Subsidiary” shall mean, with respect to any Person, any other Person directly or indirectly controlled by such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. For the avoidance of doubt, the Operating Partnership is a Subsidiary of the Company.

“Suspension Period” shall have the meaning set forth in the Securities Purchase Agreement.

“Transaction Documents” shall have the meaning set forth in the Securities Purchase Agreement.

“Trigger Date” shall have the meaning set forth in Section 6(b).

Section 2. Designation and Number. A series of Preferred Shares, designated the Redeemable Preferred Share, $0.01 par value per share (the “Redeemable Preferred Share”), is hereby established. The number of authorized Redeemable Preferred Shares shall be one (1).

Section 3. Rank. Except as provided herein, the Redeemable Preferred Share will rank on parity with the Common Shares and, except as provided herein, will have the same rights with respect to preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions as the Common Shares.

Section 4. Redemption.

(a) General. The Redeemable Preferred Share shall not be redeemable except as set forth in this Section 4.

(b) Redemption. The Redeemable Preferred Share may be redeemed by the Company only for cash at the Redemption Price on or after any Redeemable Preferred Redemption Date, (i) in the case of a right to redeem that is the subject of clause (a) or (c) of the definition of Redeemable Preferred Redemption Date, upon one (1) Business Days’ prior written notice, and (ii) in the case of a right to redeem that is the subject of clause (b) of the definition of Redeemable Preferred Redemption Date, upon three (3) Business Days’ prior written notice, in any such case, by the Company to the holder of the Redeemable Preferred Share of the Company’s election to exercise its right to redeem the Redeemable Preferred Share. Upon payment in full of the Redemption Price to the holder of the Redeemable Preferred Share in accordance with this Section 4(b), the Redeemable Preferred Share shall be deemed to be no longer issued and outstanding.

Section 5. Voting Rights.

(a) General. Except as set forth in this Section 5 or elsewhere in these Articles Supplementary, the holder of the Redeemable Preferred Share shall vote together with the holders of Common Shares as a single class, and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written or electronic consent in the same manner as the Common Shares, when voting together with the Common Shares as a single class.

(b) Redeemable Preferred Share Class Vote. Any action, including any amendment to the Charter, including these Articles Supplementary that would alter the terms of the Redeemable Preferred Share or the rights of the holder of the Redeemable Preferred Share shall be subject to a separate class vote of the Redeemable Preferred Share and such action shall not be undertaken, and such amendment shall not be effected, without the approval of the holder of the Redeemable Preferred Share.

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Section 6. Redeemable Preferred Directors.

(a) For so long as the Redeemable Preferred Share is outstanding, the holder of the Redeemable Preferred Share, voting as a separate class, shall have the sole right to nominate and elect two (2) Directors (each such Director and any Director who subsequently replaces such Director in accordance with these Articles Supplementary, a “Primary Redeemable Preferred Director”): (i) at each annual meeting for the election of Directors, (ii) at any special meeting of the holder of the Redeemable Preferred Share called for the purpose of electing the Primary Redeemable Preferred Directors or (iii) at any time by written or electronic consent of the holder of the Redeemable Preferred Share. Notwithstanding the foregoing, prior to the Trigger Date, no Primary Redeemable Preferred Director shall be subject to an event that would require disclosure in the Company’s definitive proxy statement pursuant to Item 401(f) of Regulation S-K promulgated by the SEC.

(b) For so long as the Redeemable Preferred Share is outstanding, if the Company and/or the Operating Partnership fails for any reason (including, but not limited to, the restrictions imposed by operation of Section 17-607 of the Delaware Revised Uniform Partnership Act) to timely redeem all of the Convertible Preferred Units that the holders thereof have elected to have redeemed in accordance with, and subject to the terms of, the Limited Partnership Agreement for a period commencing ninety (90) days following such redemption election (the first day following such period, the “Trigger Date”), then, from the Trigger Date until the date on which the Company and/or the Operating Partnership has redeemed all such Convertible Preferred Units requested to be redeemed (such date, the “CPU Redemption Satisfaction Date”), the holder of the Redeemable Preferred Share shall have the right to elect by written notice to the Company (the “Board Increase Election”) to increase the number of Directors then constituting the Board of Directors by a number of directors that would result in the holder of the Redeemable Preferred Share being entitled to nominate and elect a majority of the members of the Board of Directors (each such Director and any Director who subsequently replaces such Director in accordance with these Articles Supplementary, an “Additional Redeemable Preferred Director” and, together with the Primary Redeemable Preferred Directors, the “Redeemable Preferred Directors”) and the holder of the Redeemable Preferred Share, voting as a separate class, shall be entitled (subject to Section 6.1 of the Charter, which requires that a majority of the Directors be Independent Directors) to nominate and elect such Additional Redeemable Preferred Directors (by written or electronic consent of the holder of the Redeemable Preferred Share) immediately upon the Board Increase Election without any further action required by the Company or any other Person (and thereafter (i) at each annual meeting for the election of Directors, (ii) at any special meeting of the holder of the Redeemable Preferred Share called for the purpose of electing the Additional Redeemable Preferred Directors or (iii) at any time by written or electronic consent of the holder of the Redeemable Preferred Share).

(c) If any vacancy in the office of a Redeemable Preferred Director elected pursuant to this Section 6 shall occur for any reason (whether due to removal, death, resignation or otherwise), then such vacancy may be filled only pursuant to the procedures set forth in Section 6(a) and Section 6(b), as the case may be.

(d) Any Redeemable Preferred Director elected pursuant to this Section 6 may be removed with or without cause only by the holder of the Redeemable Preferred Share, and the holder of the Redeemable Preferred Share may remove any such Redeemable Preferred Director (i) at any annual meeting for the election of Directors, (ii) at any special meeting of the Redeemable Preferred Director called for the purpose of removing the Redeemable Preferred Director or (iii) at any time by written or electronic consent of the holder of the Redeemable Preferred Share. Redeemable Preferred Directors may not be removed by the holder of any other class or series of Shares, other than the Redeemable Preferred Share. Upon any such removal, the vacancy resulting from such removal may be filled only by the holder of the Redeemable Preferred Share in accordance with the terms of Section 6(c).

(e) Each Redeemable Preferred Director will hold office until the next annual meeting for the election of Directors (unless earlier replaced in accordance with this Section 6), and may be elected to an unlimited number of successive terms; provided, however, if the Redeemable Preferred Share is redeemed pursuant to Section 4, the term of office of all Redeemable Preferred Directors shall terminate and the number of Directors shall be reduced accordingly; provided, further, however, if any Additional Redeemable Preferred Directors have been elected pursuant to Section 6(b) and a CPU Redemption Satisfaction Date occurs while the Redeemable Preferred Share is outstanding, the term of office of such Additional Redeemable Preferred Directors shall terminate and the number of Directors shall be reduced accordingly.

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(f) Without limiting any other provision herein, the holder of the Redeemable Preferred Share is entitled to act by written or electronic consent with respect to any action or vote to be taken with respect to which the holder of the Redeemable Preferred Share is entitled to take action or vote, regardless of whether a meeting has been called, by delivering such written or electronic consent to the Company, which written or electronic consent is automatically effective without any further action required by the holder of the Redeemable Preferred Share, the Company or any other Person. Any such written or electronic consent shall be deemed delivered to the Company and shall be automatically effective without any further action required by the holder of the Redeemable Preferred Share, the Company or any other Person if delivered to the Secretary of the Company and shall be deemed delivered: if by facsimile, when such transmission is confirmed; if by email, upon the sending of such email; if by overnight courier, upon receipt of proof of delivery by such courier; if by hand delivery, upon actual delivery; and if by certified or registered mail, upon return receipt. For the avoidance of doubt, any written or electronic consent shall be effective without: (i) any obligation on the part of the holder of the Redeemable Preferred Share to call a special meeting or any other meeting of the holder of the Redeemable Preferred Share, or any other meeting of the stockholders of the Company, (ii) any required procedures whatsoever relating to any such meeting (including, for the avoidance of doubt, the provisions set forth in the Bylaws relating to the place or calling of or notice, organization and conduct and quorum with respect to any such meeting), or (iii) any obligation on the part of any Person to take any other action in order to render the actions taken by such written or electronic consent immediately effective upon the delivery specified above (including, for the avoidance of doubt, delivering any notice to any Person). Without the consent of at least one Primary Redeemable Preferred Director, the Board of Directors shall not adopt any procedures applicable to the holder of the Redeemable Preferred Share taking any action pursuant to this Section 6 by written or electronic consent. Without limiting the foregoing, the holder of the Redeemable Preferred Share shall be entitled to call a special meeting of the holder of the Redeemable Preferred Share at any time with immediate effect, without notice to the Company or any other Person and without further action required by the holder of the Redeemable Preferred Share, the Company or any other Person; provided that the holder of the Redeemable Preferred Share shall notify the Company of any action taken at any such special meeting within one (1) Business Day of such meeting.

(g) For so long as the Redeemable Preferred Share is outstanding, each committee of the Board of Directors shall contain at least one (1) Redeemable Preferred Director selected by the holder of the Redeemable Preferred Share; provided, that, with respect to any appointment to the audit committee of the Board of Directors (or any other committee of the Board of Directors which is required, pursuant to applicable rules of the SEC or any national securities exchange on which any Shares are then listed, to be established), such Redeemable Preferred Director so appointed must also be an Independent Director and shall meet all applicable requirements, with respect to independence and otherwise, of the SEC and any national securities exchange on which any Shares are then listed; provided, further, that this provision shall not prohibit more than one Redeemable Preferred Director being appointed to any committee of the Board of Directors. Notwithstanding the foregoing, any committee of the Board of Directors formed with authority and jurisdiction over the review or approval of transactions or other matters involving, in the reasonable judgment of the Independent Directors (excluding, for this purpose, any Redeemable Preferred Director), a conflict of interest between the Company or one or more of its Subsidiaries, on the one hand, and Brookfield or any of its Affiliates, on the other hand, and which has powers limited exclusively to such review or approval (a “Conflicts Committee”) need not include a Redeemable Preferred Director; provided, that discussions, deliberations, decisions or actions involving the Securities Purchase Agreement, the Limited Partnership Agreement or any other agreement entered into by Brookfield or any of its Affiliates in connection with the transactions contemplated by the Securities Purchase Agreement, including matters pertaining to the rights of Brookfield or any of its Affiliates under such agreements, may be deemed by a majority of the Independent Directors on the Board of Directors (excluding, for this purpose, any Redeemable Preferred Director) not to constitute such a conflict of interest. For so long as the Redeemable Preferred Share is outstanding, the Company shall not make a general delegation of the powers of the Board of Directors to any committee thereof which does not include as a member a Redeemable Preferred Director, other than to a Conflicts Committee in accordance with the terms of this Section 6(g).

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(h) For so long as the Redeemable Preferred Share is outstanding, in addition to the rights of the holder of the Redeemable Preferred Share set forth elsewhere in this Section 6, the holder of the Redeemable Preferred Share shall have the right to approve (such approval not to be unreasonably withheld, conditioned or delayed), in connection with the nomination and election of members to the Board of Directors for each annual meeting or any special meeting called for that purpose, two (2) Independent Directors (who, for the avoidance of doubt, shall not include any Redeemable Preferred Director) to be recommended by the Board of Directors or a committee thereof for nomination to the Board of Directors and actually nominated therefor by the Board of Directors.

(i) Protective Provisions. Notwithstanding anything herein to the contrary, but subject to Section 9 hereof, so long as the Redeemable Preferred Share is outstanding, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior approval of at least one of the Primary Redeemable Preferred Directors (at any meeting of the Board of Directors or at any meeting of the Primary Redeemable Preferred Directors or in respect of any action taken by written or electronic consent thereby):

(i)	except following the Permitted Redemption Date in connection with a Full Redemption, (A) authorize, create or issue, or increase the number of authorized or issued Equity Interests of the Company or any of its Subsidiaries, (B) create, authorize or issue any obligation or security exchangeable for, convertible into or evidencing the right to purchase any Equity Interests of the Company or any of its Subsidiaries, or (C) effect any recapitalization, reorganization, combination, reclassification, stock-split, reverse stock-split or other similar transaction with respect to any Equity Interests of the Company or any Subsidiary, except, in the case of clauses (A), (B) and (C), for (u) the issuance of Equity Interests to Directors, Company Executive Officers and other key employees of the Company pursuant to the terms of plans approved by the Board of Directors, (v) the issuance of Common Shares upon redemption of OP Units in accordance with the terms of the Limited Partnership Agreement and any relevant exchange agreement, (w) any issuance of OP Units or Convertible Preferred Units required by the terms of the Limited Partnership Agreement, (x) the issuance of Equity Interests in connection with the exercise of preemptive rights in accordance with the Limited Partnership Agreement, (y) the issuance of Convertible Preferred Units in connection with any Follow-On Funding in accordance with the terms of the Securities Purchase Agreement, or (z) the issuance of Common Shares pursuant to any underwritten public offering of Common Shares following a Listing (as defined in the Charter), including without limitation, “at-the-market” equity distribution programs and underwritten “bought deals”;

(ii)	amend, alter, repeal, supplement, waive or grant any consent under (or recommend that the Company’s stockholders amend, alter, repeal, supplement, waive or grant any consent under) any provisions of the Charter or the Bylaws or amend, alter or repeal the Limited Partnership Agreement (except (x) amendments to document transfers made in accordance with Article 11 of the Limited Partnership Agreement and (y) amendments to the Limited Partnership Agreement to reflect the rights of the Operating Partnership pursuant to Section 15.14(d) of the Limited Partnership Agreement) or any other governing instrument or constitutional document of any Subsidiary of the Company, whether by merger, consolidation, transfer or conveyance of all or substantially all of the assets of the Company or any of its Subsidiaries or otherwise, or interpret the Charter or Bylaws or any of the terms of the Redeemable Preferred Share or the rights of the holder of the Redeemable Preferred Share in a manner that would be adverse to the holder of the Redeemable Preferred Share (except (A) to the extent required under the Framework Agreement to waive the application of the Aggregate Share Ownership Limit (as defined in the Charter) to American Realty Capital Hospitality Advisors, LLC, American Realty Capital Hospitality Properties, LLC, American Realty Capital Hospitality Grace Portfolio, LLC and their respective Affiliates and (B) in connection with a transaction that constitutes a Fundamental Sale Transaction resulting in a Full Redemption);

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(iii)	except following the Permitted Redemption Date in connection with a Full Redemption, incur, assume, guarantee (or permit any Subsidiary of the Company to incur, assume or guarantee) or enter into or materially amend (or permit any Subsidiary of the Company to enter into or materially amend) any agreement, contract, commitment or other obligation to incur, assume or guarantee, any Indebtedness, except for any such action (A) to refinance or extend Indebtedness existing as of the Issue Date or Indebtedness approved pursuant to this Section 6(i)(iii) (or any Indebtedness incurred in refinancing any such Indebtedness in accordance with this Section 6(i)(iii)) in a principal amount not greater than the amount to be refinanced and on terms no less favorable to the Company (or its applicable Subsidiary) than those contained in such existing Indebtedness with respect to guarantees, interest rate, affirmative and negative covenants, non-recourse nature of debt, security and creation or permission of any Lien or encumbrance on any Property or asset of the Company or any of its Subsidiaries or any other material term (and unless, in each case, such otherwise permitted refinancing would result in other than de minimis prepayment penalties, de minimis make whole premiums and other customary fees with respect to such Indebtedness) or (B) as specifically set forth in the Annual Business Plan;

(iv)	engage in any transaction, whether effected directly or indirectly, between the Company or any of its Subsidiaries, on the one hand, and (A) the Company’s or its Subsidiaries’ respective directors or Executive Officers and any Family Members or Affiliates of the foregoing or (B) American Realty Capital Hospitality Advisors, LLC, American Realty Capital Hospitality Properties, LLC, American Realty Capital Hospitality Grace Portfolio, LLC or any of their respective Affiliates, directors or Executive Officers and any Family Members or Affiliates of the foregoing;

(v)	except following the Permitted Redemption Date in connection with a Full Redemption, sell or dispose of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, unless such sale or disposition would constitute a Fundamental Sale Transaction resulting in a Full Redemption;

(vi)	take any corporate action in the furtherance of, or suffer to exist, any of the following:

(A)	the commencement by the Company or any of its Subsidiaries of a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent;

(B)	the consent by the Company or any of its Subsidiaries to the entry of a decree or order for relief in respect of the Company or such Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it;

(C)	the filing of a petition or answer or consent by the Company or any of its Subsidiaries seeking reorganization or relief under any applicable federal or state law;

(D)	the Company or any of its Subsidiaries:

(1)	consenting to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver (other than a receiver appointed in connection with a foreclosure of a Property owned by the Company or a Subsidiary thereof), liquidator, assignee, trustee, sequestrator or similar official of the Company or such Subsidiary or of any substantial part of its Property;

(2)	making an assignment for the benefit of creditors; or

(3)	admitting in writing its inability to pay its debts generally as they become due, other than as a result of the failure of a Subsequent Closing to occur.

9

(vii)	declare, authorize, make, pay or set aside for payment any dividends or other distributions on any Shares or any Equity Interests of a Subsidiary of the Company, except for (A) dividends or other distributions (including cash and payment-in-kind dividends or other distributions) in respect of the Convertible Preferred Units pursuant to the terms of the Limited Partnership Agreement, (B) cash distributions equal to or less than $0.525 per annum per OP Unit (as adjusted after the Issue Date in accordance with the terms of the Limited Partnership Agreement), (C) cash dividends per Common Share in an amount equal to cash distributions per OP Unit permitted pursuant to clause (B) above, (D) dividends or other distributions required by either (1) the Amended and Restated Limited Liability Company Agreement of ARC Hospitality Portfolio I Holdco, LLC, dated February 27, 2015, among American Realty Capital Hospitality Portfolio Member, LP, W2007 Equity Inns Senior Mezz, LLC and William G. Popeo and (2) the Amended and Restated Limited Liability Company Agreement of ARC Hospitality Portfolio II Holdco, LLC, dated February 27, 2015, among American Realty Capital Hospitality Portfolio Member, LP, W2007 Equity Inns Partnership, L.P., W2007 Equity Inns Trust and William G. Popeo, (E) dividends or other distributions by a Subsidiary of the Company (other than the Operating Partnership) to the Operating Partnership or to any wholly owned Subsidiary of the Operating Partnership and (F) pro rata distributions to the equityholders of BSE/AH Blacksburg Hotel, L.L.C. and BSE/AH Blacksburg Hotel Operator, L.L.C.;

(viii)	redeem, purchase, subscribe for or otherwise acquire any outstanding Shares or GP Units (as defined in the Limited Partnership Agreement), OP Units or any other Equity Interests of the Operating Partnership or any direct or indirect non-wholly owned Subsidiary, joint venture or minority investment of the Company, except for (A) redemptions of Convertible Preferred Units or OP Units in accordance with the terms of the Limited Partnership Agreement, (B) the repurchase or other acquisition of Equity Interests of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), to the extent either (1) required (as to amount, price and timing) pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors (or any compensation committee of the Board of Directors established pursuant to applicable rules of the SEC or any national securities exchange on which any Shares are then listed) under which such individuals purchase or sell, or are granted the option to purchase or sell, any Equity Interests or (2) specifically set forth in the Annual Business Plan and (C) with respect to any joint venture or minority investment of the Company, to the extent required pursuant to the terms of the organizational documents of such entity;

(ix)	adopt any Annual Business Plan or amend or make any modifications thereto or fail to comply with the provisions of Section 6(j);

(x)	(A) hire, promote, terminate (except for terminations for cause) the employment of or otherwise change in any material way the reporting line, title, role, duties or responsibilities of a Key Person, (B) with respect to a Key Person, (1) grant or commit to grant any material increase in salary, target incentive compensation opportunity (whether annual, short-term or long-term incentive compensation), retention, severance or other post-employment, pension, profit sharing, retirement, insurance or other compensation or benefits or terminate, amend, suspend or establish any compensation or employee benefit plans, programs or arrangements, except for broad-based plans, programs or arrangements that do not discriminate, in scope, terms or operation, in favor of Key Persons, and that are generally available to employees, or (2) determine the amount payable with respect to any incentive compensation, or (C) amend, modify or grant a waiver of reimbursement amounts paid or to be paid to the Company by any Subsidiary of the Company for amounts paid or to be paid with respect to any Key Person, except, in the case of clauses (A), (B) or (C), (i) to the extent specifically set forth in the Annual Business Plan, (ii) to the extent required by any agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors (or any compensation committee of the Board of Directors established pursuant to applicable rules of the SEC or any national securities exchange on which any Shares are then listed) in a manner consistent with this Section 6(i)(x) or the Securities Purchase Agreement, or (iii) for reimbursements of expenses in the ordinary course of business and consistent with policies of the Company then in effect;

10

(xi)	make any acquisition (including by merger) of the Equity Interests or assets of any other Person, except (A) pursuant to the Real Estate Purchase and Sale Agreement, dated June 2, 2015, by and among Summit Hotel OP, LP and certain related sellers and American Realty Capital Hospitality Portfolio SMT, LLC, as amended pursuant to that certain letter agreement dated as of July 15, 2015, that certain letter agreement dated as of August 21, 2015, that certain letter agreement dated as of October 20, 2015, that certain extension notice dated as of October 26, 2015, that certain Termination Agreement dated as of December 29, 2015, that certain reinstatement agreement dated as of February 11, 2016, that certain letter agreement dated as of December 30, 2016, that certain letter agreement dated as of January 10, 2017 and that certain letter agreement dated as of January 12, 2017, and (B) pursuant to transactions for consideration of less than $10,000,000 for any single transaction or series of related transactions so long as all such transactions do not exceed $100,000,000 in the aggregate in any 12-month period;

(xii)	except following the Permitted Redemption Date in connection with a Full Redemption, sell or dispose of any assets (whether directly or indirectly) held by the Company or by any Subsidiary of the Company (A) for consideration greater than $25,000,000 for any single transaction or series of related transactions during any 12 month period (other than transactions specifically set forth in the Annual Business Plan), (B) for consideration greater than $100,000,000 in aggregate for all such transactions during any 12 month period (other than transactions specifically set forth in the Annual Business Plan), (C) if such sale or disposition would be reasonably likely to result in a breach of any debt maintenance covenant in any agreement governing the Indebtedness of the Company or any Subsidiary of the Company, or (D) if such sale or disposition would, as reasonably determined by the holder of the Redeemable Preferred Share, create a risk of liability for a tax described in Section 857(b)(6) of the Code for any Affiliate of Brookfield that directly or indirectly holds an interest in the Convertible Preferred Units; provided, however, that the Company and the holder of the Redeemable Preferred Share will cooperate to determine the existence of a risk of liability for a tax described in Section 857(b)(6) of the Code for any Affiliate of Brookfield that directly or indirectly holds an interest in the Convertible Preferred Units and shall use reasonable best efforts to structure such sale or disposition in a manner that would not give rise to such a tax (for the avoidance of doubt, the restrictions contained in this 6(i)(xii) shall not limit or otherwise restrict the ability of the Company or any of its Subsidiaries to market (but not sell, except as may be permitted during a Suspension Period) any of the Marketed Properties pursuant to the terms of the Securities Purchase Agreement);

(xiii)	permit the Company to enter into or conduct any business (whether directly or indirectly), other than (A) the ownership, acquisition and disposition of interests in the Operating Partnership; (B) the management of the business of the Operating Partnership; (C) the operation of the Company as a reporting company with a class of securities registered under the Exchange Act; and (D) such activities as are incidental to the performance of (A), (B) or (C);

(xiv)	enter into any settlement, payment, discharge, comprise or satisfaction of any Action except for Actions involving solely monetary damages not exceeding $500,000 individually or $1,000,000 in the aggregate during any twelve (12) month period (excluding, in the case of ordinary course claims arising out of the operation of the Properties, amounts reasonably expected to be recovered by the Company or its Subsidiaries under insurance);

11

(xv)	except for deferrals or other modifications of property improvement plans agreed to by the applicable franchisor under the applicable franchise agreement made in the ordinary course of the Company’s business (provided, that (1) no such deferral or modification results in a default by the Company (or any applicable Subsidiary of the Company) under the applicable franchise agreement and (2) no such modification will or would reasonably be expected to increase (inclusive of any increases that constitute Permitted Variances) the cost of such property improvement plans by more than ten percent (10%) in the aggregate above the cost for such property improvement plans set forth in the applicable franchise agreement or Annual Business Plan), enter into, amend or modify in any material respect, waive or release any material rights under, assign any material rights or terminate in advance of the applicable scheduled termination date (or consent to or approve any of the foregoing with respect to) any (A) material joint venture, partnership or other related arrangement, (B) management agreement, franchise agreement, ground lease agreement or other material lease agreement, (C) agreement with any external representative, agent or advisor with respect to all or any portion of the management functions of the Company or any of its Subsidiaries or (D) collective bargaining agreement or contracts with any labor union, to the extent any such entrance into, amendment, modification, waiver or release would cause the Company or any of its Subsidiaries or any equityholders of the Company or any of its Subsidiaries to become subject to the terms thereof or result in any material liability to the Company or any of its Subsidiaries or the equityholders of the Company or any of its Subsidiaries;

(xvi)	increase or decrease the authorized number of Directors, except pursuant to this Section 6 of these Articles Supplementary;

(xvii)	nominate or appoint any Director (other than a Redeemable Preferred Director) who is not an Independent Director;

(xviii)	opt into Section 3-803, Section 3-804(a), Section 3-804(b) or Section 3-805 of the Maryland General Corporation Law;

(xix)	take any action indirectly, whether through the Operating Partnership, any other Subsidiary or otherwise, which, if taken directly by the Company, would be prohibited by this Section 6(i);

(xx)	nominate or appoint the chairman of the Board of Directors of the Company; or

(xxi)	agree or commit (in writing or otherwise) to do any of the foregoing.

Notwithstanding the foregoing, the Company shall, upon the written advice of reputable, nationally recognized external legal counsel, be permitted to take such actions as are reasonably necessary to (x) maintain the Company’s status as a “real estate investment trust” complying with the requirements of Sections 856 through 860 of the Code and the Regulations thereunder or (y) ensure that the Company is not classified as an “investment company” under the Investment Company Act of 1940, as amended, which actions shall not require the approval of a Primary Redeemable Preferred Director; provided, that the Company shall provide the holder of the Redeemable Preferred Share with written notice five (5) Business Days prior to the date of taking any such actions.

12

(j) Approval of Annual Business Plan. The Company shall deliver to each of the Redeemable Preferred Directors (i) not later than November 30 of each fiscal year, a draft of the proposed Annual Business Plan for the Company and its Subsidiaries for the next fiscal year and (ii) not later than December 15 of each fiscal year, a final copy of the proposed Annual Business Plan for the Company and its Subsidiaries for the next fiscal year, in each case which Annual Business Plan shall include the items set forth in Exhibit J of the Securities Purchase Agreement. The Company will promptly respond to any questions from the Redeemable Preferred Directors with respect to the proposed Annual Business Plan. Each Redeemable Preferred Directors will have ten (10) Business Days from the date of his/her receipt of the final copy of the proposed Annual Business Plan to review such proposed Annual Business Plan, which each Redeemable Preferred Director shall be entitled to approve or reject in his/her sole discretion. Approval of the Annual Business Plan shall require the approval of the Board of Directors, including the approval of at least one (1) of the Primary Redeemable Preferred Directors. If the proposed Annual Business Plan (or any portion thereof) is rejected, the Company and the Redeemable Preferred Directors will work in good faith to resolve the objections, but until such objections are resolved, the Company shall continue to operate in accordance with the Annual Business Plan then in effect for the prior fiscal year (except, with respect to any portions of such proposed Annual Business Plan which have been approved in accordance with this Section 6(j), the Company shall operate in accordance with such approved portions); provided, however, that the Company shall not be permitted (a) to make any acquisitions, sales or dispositions of assets approved in the prior fiscal year’s Annual Business Plan that were not consummated within such prior fiscal year or (b) to make any capital expenditures that were approved in the prior fiscal year’s Annual Business Plan but not paid for during such prior fiscal year, in each case, until a new Annual Business Plan has been approved in accordance with this Section 6(j); provided, further, that the Company and its Subsidiaries shall be permitted to pay mandatory expenditures in respect of Indebtedness, taxes, insurance and other expenses that are required under contractual commitments that the Company or any of its Subsidiaries is subject to including, without limitation, continued performance under contractually required property improvement plans (without any expansion in scope or increase in cost of such property improvement plans by more than ten percent (10%) in the aggregate above the cost for such property improvement plans set forth in the applicable Annual Business Plan (inclusive of any increases that constitute Permitted Variances)) (i) that were specifically approved in the prior fiscal year’s Annual Business Plan or (ii) are specifically required to be reserved for or completed under any Indebtedness with respect to which the Company or a Subsidiary of the Company is a party or a Property owned by a the Company or a Subsidiary of the Company is subject to. The Company shall deliver to each of the Redeemable Preferred Directors (i) not later than November 30 of each fiscal year, a draft business plan for the Company and its Subsidiaries for the next five (5) fiscal years and (ii) not later than December 15 of each fiscal year, a final copy of the proposed business plan for the Company and its Subsidiaries for the next five (5) fiscal years.

(k)  Notwithstanding any other provision in the Charter (including these Articles Supplementary), the affirmative vote or consent of the Board of Directors (taken or provided in accordance with the terms of the Charter (including these Articles Supplementary) and the Bylaws) shall be required for the Company or any of its subsidiaries to take any of the actions set forth in Section 6(i) and Section 6(j).

Section 7. Reporting Obligations. The Company and its Subsidiaries shall be required to deliver certain information with respect to the Company and its Subsidiaries to the holder of the Redeemable Preferred Share and to each of the Redeemable Preferred Directors in accordance with Section 10.19 of the Securities Purchase Agreement and Exhibit M thereto.

13

Section 8. Corporate Opportunities. The Company hereby renounces any interest or expectancy of the Company or any Affiliate of the Company in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holder of the Redeemable Preferred Share or its Affiliates (including, without limitation, any representative or Affiliate of such holder of Redeemable Preferred Share serving on the Board of Directors or the board of directors or other governing body of any Affiliate of the Company) or any of such holder’s or its Affiliates’ directors, Executive Officers, employees, agents, representatives, incorporators, stockholders, equityholders, controlling persons, principals, managers, advisors, managing members, members, general partners, limited partners or portfolio companies (collectively, the “Investor Parties”). Without limiting the foregoing renunciation, the Company on behalf of itself and its Affiliates (a) acknowledges that the Investor Parties are or may be in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Company or its Affiliates (“Competing Businesses”) and (b) agrees that the Investor Parties shall have the unfettered right to make investments in or have relationships with Competing Businesses independent of their investments in the Company. By virtue of an Investor Party holding Shares or any other Equity Interests of the Company or any Affiliate of the Company or by having persons designated by or affiliated with such Investor Party serving on or observing at meetings of any of the Board of Directors, any committee thereof or otherwise, no Investor Party shall have any obligation to the Company, any of its Affiliates or any other holder of Shares or other Equity Interests of the Company or any Affiliate of the Company to refrain from competing with the Company or any of its Affiliates, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Company, any of its Affiliates or any other holder of Shares or other Equity Interests of the Company or any Affiliate of the Company shall have any right with respect to any investment or activities undertaken by such Investor Party. Without limitation of the foregoing, each Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or any of its Affiliates, and none of the Company, any of its Affiliates or any other holder of Shares or other Equity Interests of the Company or any Affiliate of the Company shall have any rights or expectancy by virtue of such Investor Parties’ relationships with the Company or any Affiliate of the Company, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such interest is in a Competing Business, shall not for any purpose be deemed wrongful or improper. No Investor Party shall be obligated to present any particular investment or other opportunity to the Company or its Affiliates even if such opportunity is of a character that, if presented to the Company or such Affiliates, could be taken by the Company or such Affiliate, provided such opportunity shall not have been expressly offered to such person in writing in his or her capacity as a director of the Company. Each Investor Party shall continue to have the right for its own respective account or to recommend to others any such particular investment or other opportunity. Notwithstanding the foregoing, in the event that a Redeemable Preferred Director who is also a director, officer or employee of an Investor Party acquires knowledge of a potential transaction or other matter which may be a business opportunity for both the Company and such Investor Party, such Redeemable Preferred Director shall act in a manner consistent with the following policy: A business opportunity offered to any Redeemable Preferred Director who is also a director, officer or employee of an Investor Party shall belong to the Company only if such opportunity is expressly offered to such Redeemable Preferred Director in writing in his or her capacity as a director of the Company, and otherwise shall belong to such Investor Party. Without limiting the foregoing, no act or omission by an Investor Party (other than a breach by a Redeemable Preferred Director of the policy set forth in the preceding sentence) for or on behalf of itself or another Investor Party in and of itself shall be considered to be the usurpation of a corporate opportunity by reason of such Investor Party being an equityholder of the Company or any Affiliate of the Company or being an officer or employee of the Company or any Affiliate of the Company.

Section 9. Suspension Period.

(a) During any Suspension Period, the AS Suspended Rights shall be suspended automatically and without further action required by the Company or any other Person.

(b) Upon the termination of such Suspension Period, the AS Suspended Rights shall automatically be reinstated in full without further action required by the Company or any other Person, provided that actions taken by the Company hereunder that would have required the approval of a Primary Redeemable Preferred Director but for the application of the Suspension Period shall not be invalidated to the extent such actions cannot be repudiated or reversed without significant harm, cost or expense to the Company and its Subsidiaries, taken as a whole, or deemed a default or other violation of these Articles Supplementary.

(c) For the avoidance of doubt, if a court of competent jurisdiction determines, in a final and non-appealable judgment, that a Funding Failure has not occurred, without limiting any other remedy that Brookfield, any of its Affiliates or any Class C Unit Holder may have pursuant to these Articles Supplementary or the other Transaction Documents, and without duplication of any amounts paid by the Company or the Operating Partnership in respect thereof pursuant to any of the other Transaction Documents, Brookfield, its Affiliates and the Class C Unit Holders, as applicable, shall be entitled to recover from the Company actual damages incurred (which shall include consequential damages to the extent they were the natural, probable and reasonably foreseeable consequence of the actions taken by the Company with respect to such election) arising from or in connection with the election of the Company to pursue its remedies under Section 11.6(b) of the Securities Purchase Agreement.

(d) If a Funding Failure Final Determination occurs and Brookfield shall not have consummated the applicable Subsequent Closing within ten (10) Business Days of such Funding Failure Final Determination, then on the eleventh (11th) Business Day following such Funding Failure Final Determination, the Company shall be entitled to redeem the Redeemable Preferred Share at par value, all of the rights of the Redeemable Preferred Directors under Section 6(i) and Section 6(j) shall be terminated automatically without further action by the Company or any other Person and the holder of the Redeemable Preferred Share shall cause each of the Redeemable Preferred Directors to resign from the Board of Directors.

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(e) For the avoidance of doubt, notwithstanding any suspension of the approval rights of the Redeemable Preferred Directors set forth in Section 6(i) and Section 6(j) pursuant to Section 9(a), each of the Redeemable Preferred Directors shall be entitled during the Suspension Period to continue to serve as a Director and to the rights applicable to Directors generally (including, without limitation, indemnification and limitation of liability) in the Charter, including these Articles Supplementary, or the Bylaws; provided, that the Redeemable Preferred Directors shall not have a vote on any matter to the extent it would require the exercise of any AS Suspended Rights.

Section 10. Severability. If any rights, voting powers, or other qualifications or terms or conditions of redemption or other terms and conditions of the Redeemable Preferred Share set forth in the Charter, including these Articles Supplementary, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, voting powers or other qualifications or terms or conditions of redemption or other terms and conditions of the Redeemable Preferred Share set forth in the Charter, including these Articles Supplementary, which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no rights, voting powers, or other qualifications or terms or conditions of redemption or other terms and conditions of the Redeemable Preferred Share herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 11. Status of Redeemable Preferred Share. In the event the Redeemable Preferred Share is redeemed or repurchased by the Company, the share so redeemed or otherwise repurchased shall become an authorized but unissued Preferred Share without further designation as to class or series, available for future classification or reclassification by the Board of Directors and issuance by the Company.

Section 12. Transferability. The Redeemable Preferred Share shall not be transferable, except to an Affiliate of Brookfield, so long as after giving effect to such transfer, such Affiliate continues to be an Affiliate of Brookfield.

Section 13. Redeemable Preferred Share Subtitle 8 Opt-Out. Under a power contained in Section 3-802(c) of the Maryland General Corporation Law, the Company, by resolution of the Board of Directors, prohibited the Company from electing to be subject to Section 3-804 of the Maryland General Corporation Law with respect to any Redeemable Preferred Director (e.g., with respect to the removal of any Redeemable Preferred Director, with respect to the number of Redeemable Preferred Directors and with respect to any vacancy in the office of a Redeemable Preferred Director) (the “Preferred Share Opt-Out”). The resolution provides that the foregoing prohibition may not be amended, altered or repealed unless the amendment, alteration or repeal of such prohibition is approved by the holder of the Redeemable Preferred Share. The Preferred Share Opt-Out has been approved by the Board of Directors in the manner and by the vote required by law. For the avoidance of doubt, the Preferred Share Opt-Out shall in no manner alter, amend or rescind the election made by the Company to be subject to Section 3-804(c) of the Maryland General Corporation Law pursuant to the Initial Articles Supplementary (as defined in the Securities Purchase Agreement).

THIRD: The Redeemable Preferred Share has been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its [Chief Executive Officer and President] and attested to by its [Chief Financial Officer, Treasurer and Secretary] on this [●] day of [●], 2017.

[Signature blocks to be inserted]

[Signature Page to Redeemable Preferred Share Articles Supplementary]

EXHIBIT B

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HOSPITALITY INVESTORS TRUST

OPERATING PARTNERSHIP, L.P.

Dated as of [●], 2017

i

Article 7 MANAGEMENT AND OPERATIONS OF BUSINESS		41

7.1	Management	41

7.2	Certificate of Limited Partnership	46

7.3	Reimbursement of the General Partner	46

7.4	Outside Activities of the General Partner	47

7.5	Contracts with Affiliates	47

7.6	Indemnification	48

7.7	Liability of the General Partner and the Special General Partner	51

7.8	Certain Covenants of the General Partner	52

7.9	Other Matters Concerning the General Partner	53

7.10	Title to Partnership Assets	54

7.11	Reliance by Third Parties	54

7.12	Loans By Third Parties	55

Article 8 RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS		55

8.1	Limitation of Liability	55

8.2	Management of Business	55

8.3	Outside Activities of Limited Partners	55

8.4	Return of Capital	56

8.5	Other Rights of Partners Relating to the Partnership	56

8.6	OP Unit Redemption Rights	57

Article 9 BOOKS, RECORDS, ACCOUNTING AND REPORTS		60

9.1	Records and Accounting	60

9.2	Fiscal Year	60

9.3	Reports	60

Article 10 TAX MATTERS		61

10.1	Preparation of Tax Returns	61

10.2	Tax Elections	62

10.3	Partnership Audits	63

10.4	Organizational Expenses	66

10.5	Withholding	66

10.6	Class C Units	67

Article 11 TRANSFERS AND WITHDRAWALS		67

11.1	Transfer	67

11.2	Transfer of the General Partner’s General Partner Interest	68

ii

11.3	Limited Partners’ Rights to Transfer	70

11.4	Substituted and Additional Limited Partners upon Transfer	73

11.5	Assignees	74

11.6	General Provisions	74

Article 12 ADMISSION OF PARTNERS		76

12.1	Admission of Successor General Partner	76

12.2	Admission of Additional Limited Partners	77

12.3	Amendment of Agreement and Certificate of Limited Partnership	78

Article 13 DISSOLUTION, LIQUIDATION AND TERMINATION		78

13.1	Dissolution	78

13.2	Winding Up	79

13.3	Obligation to Contribute Deficit	80

13.4	Rights of Limited Partners	80

13.5	Notice of Dissolution	81

13.6	Termination of Partnership and Cancellation of Certificate of Limited Partnership	81

13.7	Reasonable Time for Winding-Up	81

13.8	Waiver of Partition	81

Article 14 AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS		81

14.1	Amendments	81

14.2	Meetings of the Partners	82

Article 15 GENERAL PROVISIONS		84

15.1	Addresses and Notice	84

15.2	Titles and Captions	84

15.3	Pronouns and Plurals	84

15.4	Further Action	84

15.5	Binding Effect	84

15.6	Creditors	84

15.7	Waiver	85

15.8	Counterparts	85

15.9	Applicable Law	85

15.10	Invalidity of Provisions	85

15.11	Entire Agreement	85

iii

15.12	Merger	85

15.13	No Rights as Stockholders	85

15.14	Funding Failures	86

Article 16 CLASS C UNITS		86

16.1	Designation and Number	86

16.2	Special Provisions	87

16.3	Voting	88

16.4	Conversion of Class C Units	92

16.5	Redemption Rights of Class C Unit Holders	95

16.6	Preemptive Rights of Class C Units	100

16.7	Limitation on Delivery of OP Units.	101

Article 17 RIGHTS OF THE SPECIAL GENERAL PARTNER		102

17.1	The Special General Partner	102

Exhibit A Partners’ Contributions and Partnership Interests		A–1

Exhibit B Allocations		B–1

Exhibit C Certificate of Limited Partnership		C–1

Exhibit D Purchase Agreement		D–1

Exhibit E Form of Notice of Redemption		E–1

Exhibit F Prohibited Transferee List		F–1

Exhibit G Class C Liquidation Preference Reduction Payments		G–1

iv

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HOSPITALITY INVESTORS TRUST

OPERATING PARTNERSHIP, L.P.

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HOSPITALITY INVESTORS TRUST OPERATING PARTNERSHIP, L.P. (the “Partnership”, or the “Company”) dated as of [●], 2017 is entered into among HOSPITALITY INVESTORS TRUST, INC., a Maryland corporation, as general partner (the “General Partner”), BROOKFIELD STRATEGIC REAL ESTATE PARTNERS II HOSPITALITY REIT II LLC, a Delaware limited liability company, as a Limited Partner (the “Initial Preferred LP”) and BSREP II HOSPITALITY II SPECIAL GP OP LLC, a Delaware limited liability company, as Special General Partner (the “Special General Partner” and, together with the Initial Preferred LP, the “Investor Partners”) and any other Limited Partners party hereto from time to time.

RECITALS

WHEREAS, the Company was formed on July 24, 2013 under the name “American Realty Capital Hospitality Operating Partnership, L.P.” pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware and a certificate of limited partnership was filed with the Secretary of State of the State of Delaware, which certificate of limited partnership was amended on or about the date hereof, among other things, to change the name of the Partnership to “Hospitality Investors Trust Operating Partnership, L.P.” (as amended, the “Certificate”).

WHEREAS, the General Partner has previously entered into that certain Agreement of Limited Partnership of the Company, dated as of January 7, 2014 which was amended pursuant to that certain First Amendment thereto, dated as of August 7, 2015, and that certain Second Amendment thereto, dated as of November 11, 2015 (as amended, the “Initial Agreement”).

WHEREAS, pursuant to the Framework Agreement (the “Framework Agreement”) entered into as of January 12, 2017 among (i) American Realty Capital Hospitality Advisors, LLC (the “Advisor”), (ii) American Realty Capital Hospitality Properties, LLC, (iii) American Realty Capital Hospitality Grace Portfolio, LLC, (iv) Crestline Hotels & Resorts, LLC, (v) the General Partner, (vi) the Company, (vii) American Realty Capital Hospitality Special Limited Partnership, LLC (the “Special Limited Partner”) and (viii) the Initial Preferred LP, the Advisor and the Special Limited Partner each forfeited or had redeemed any right, title or interest in, to or under any Partnership Interests (as defined in the Initial Agreement) formerly held by them in the Company in consideration of certain payments made under the Framework Agreement and acknowledged that neither has any further right, title or interest in the Company.

WHEREAS, on January 12, 2017, the Initial Preferred LP entered into that certain Securities Purchase, Voting and Standstill Agreement (the “Purchase Agreement”) with the Company and the General Partner providing for among other things the purchase of Class C Units, a copy of which is attached hereto as Exhibit D.

WHEREAS, on the date hereof, the Company, the General Partner and the Initial Preferred LP are consummating the transactions contemplated by the Purchase Agreement to be completed at the Initial Closing (as defined in the Purchase Agreement).

WHEREAS, the Company desires (i) to admit the Special General Partner as a special general partner with the exclusive rights and powers set forth in Article 17 hereof, (ii) to offer and sell to the Initial Preferred LP Class C Units pursuant to the Purchase Agreement, and (iii) the General Partner, together with the Investor Partners, desires to adopt this Agreement in order to amend and restate the Initial Agreement in its entirety.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

Article 1
DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“5% Class C Unit Holder” means any Class C Unit Holder that, as of the date of a Preemptive Rights Notice and together with its Affiliates, owns Class C Units representing more than 5% of the outstanding shares of Common Stock on an as-converted basis.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such statute.

“Action” means any action, claim, hearing, charge, complaint, demand, challenge, suit, proceeding or investigation.

“Additional Limited Partner” means a Person that has executed and delivered an additional limited partner signature page in the form attached hereto, has been admitted to the Partnership as a Limited Partner pursuant to Section 4.3 or Section 11.4 hereof and that is shown as such on the books and records of the Partnership.

“Additional Shares” shall mean all shares of Common Stock issued (and, unless otherwise approved as being excluded from this definition by a majority of the Class C Unit Holders in connection with a consent to a Restricted Action granted under Section 16.3 hereof, all shares of Common Stock issuable upon the conversion, exchange or exercise of Convertible Securities issued) by the General Partner or Partnership after the Original Issue Date, other than (i) shares of Common Stock issued upon the redemption of OP Units outstanding on the Original Issue Date; (ii) shares of Common Stock issuable upon the redemption of OP Units issuable upon the conversion of Class C Units issued pursuant to the Purchase Agreement; (iii) Class C Units issued pursuant to the Purchase Agreement; (iv) shares of Common Stock issued pursuant to the Framework Agreement (including without limitation shares of Common Stock issued upon conversion and redemption of Partnership Interests); (v) shares of Common Stock issued to employees or directors of, or consultants or advisors to, the General Partner or any of its subsidiaries as compensation for services pursuant to a plan, agreement or arrangement approved by the Board; (vi) shares of Common Stock issued upon the exercise of Options provided such issuance is pursuant to the terms of such Option; or (vii) Partnership Units designated as “LTIP Units” that may, subject to the Class C Rights, be issued under an equity plan approved by the General Partner and will have the rights, preferences and other privileges designated by the General Partner as will be set forth as an exhibit to this Agreement.

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“Adjusted Capital Account Deficit” means with respect to any Partner, the negative balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

(a)          credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)          debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

“Advisor” has the meaning set forth in the Recitals.

“Affected Gain” has the meaning set forth in subparagraph 4(b) of Exhibit B.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b 2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. Notwithstanding the foregoing, in respect of the Initial Preferred LP, the Special General Partner or any of their Affiliates, the term “Affiliate” shall not include any Brookfield Excluded Affiliate.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, supplemented or restated from time to time, as the context requires. For the avoidance of doubt, references herein to the “date of this Agreement” shall mean [●], 2017.

“Annual Business Plan” has the meaning set forth in the Articles Supplementary.

“Approved Annual Business Plan” means the Annual Business Plan (including the Approved Budget) in effect at any time as approved by the Redeemable Preferred Directors.

“Approved Budget” means the annual operating and capital budget of the General Partner and its Subsidiaries included within the Approved Annual Business Plan.

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“Articles Supplementary” means the Articles Supplementary of the General Partner establishing and fixing the rights and preferences of the Redeemable Preferred Share filed with the State Department of Assessments and Taxation of Maryland as contemplated by the Purchase Agreement on the date hereof.

“as-converted basis” means, with respect to the outstanding shares of Common Stock and Convertible Securities, on a basis in which all shares of Common Stock issuable upon conversion, exchange or exercise of any other Equity Security convertible into or exchangeable or exercisable for shares of Common Stock, (including, for the avoidance of doubt, the shares of Common Stock that would be issuable to all Holders of Class C Units if such Holders were to convert such Class C Units into OP Units and in turn receive the Common Stock Amount applicable to such OP Units upon redemption thereof pursuant to Section 8.6), whether or not the convertible, exchangeable or exercisable Equity Security is then convertible, exchangeable or exercisable by the holder, are assumed to be then outstanding.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Assumed Tax Rate” means the highest net federal, state and local income tax rate that would be applicable to the Company if it were a taxable Delaware corporation.

“Audit” has the meaning set forth in Section 10.3(f).

“Audit Determination” has the meaning set forth in Section 10.3(h).

“Available Cash” means, with respect to the applicable period of measurement (i.e., any period (other than the first period in which this calculation of Available Cash is being made) beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for or with respect to which a distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation), the excess, if any, as of such date, of

(a)         the gross cash receipts of the Partnership for such period from all sources whatsoever, including the following:

(1)         all rents, revenues, income and proceeds derived by the Partnership from its operations or assets, including distributions received by the Partnership from any Entity in which the Partnership has an interest;

(2)         all proceeds and revenues received by the Partnership on account of any sales of any Partnership property or as a refinancing of or payment of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership;

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(3)         the amount of any insurance proceeds and condemnation awards received by the Partnership;

(4)         all capital contributions and loans received by the Partnership from its Partners;

(5)         all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and

(6)         the proceeds of liquidation of the Partnership’s property in accordance with this Agreement;

over

(b)         the sum of the following to the extent permitted by the terms hereof, as applicable (but without duplication):

(1)         all operating costs and expenses, including taxes and other expenses of the properties directly and indirectly held by the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation or other expenses not paid in cash or expenditures from reserves described in clause (7) below);

(2)         all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of the property directly or indirectly held by the Partnership or the recovery of insurance or condemnation proceeds;

(3)         all payments made with respect to contractual debt service (other than prepayments), including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership;

(4)         all capital contributions, advances, reimbursements, loans or similar payments made to any Person in which the Partnership has an interest;

(5)         all loans made by the Partnership in accordance with the terms of this Agreement;

(6)         all reimbursements to the General Partner during such period; and

(7)         the amount of any new reserve or reserves or increase in reserves established during such period so long as such reserve or reserves represent an amount (a) that arises from facts and circumstances occurring after the Approved Budget was approved by the Board, (b) which is reasonable and customary which respect to such facts and circumstances, and (c) which the General Partner in good faith determines is necessary or appropriate and in accordance with applicable accounting standards that would reasonably require such a reserve; and

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(8)         payments owing with respect to indemnity and Reimbursable Amounts under the Transaction Documents.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

“Board” means the Board of Directors of the General Partner.

“Brookfield” means Brookfield Asset Management, Inc. and its successors and assigns.

“Brookfield Excluded Affiliate” means mean (a) Brookfield Investment Management Inc., Brookfield Investment Management (Canada) Inc. or any of their respective controlled Affiliates, for so long as each entity in (a) continues to represent the “public side” of Brookfield and is separated from the “private side” of Brookfield (including from the Initial Preferred LP) in accordance with internal policies by an information barrier reasonably designed to prevent the unauthorized disclosure of non-public information between the public side and private side and continues to comply with such policies, and (b) any separately traded public companies in which the Initial Preferred LP or any of its Affiliates may hold an interest, as of the date hereof or from time to time hereafter (including General Growth Properties, Inc.) or any of their respective Subsidiaries, in each case, until such time that any such Person is a Permitted Transferee pursuant to the terms of Section 11.3 of the this Agreement, at which time such Person shall be deemed to become an Affiliate of the Initial Preferred LP for all purposes of this Agreement; provided, that for so long as any Redeemable Preferred Director simultaneously serves on both the Board and the board of directors of any publicly traded company described under clause (b), the primary business of which is the ownership of select service or limited service hotels, such company and each of its Subsidiaries shall be deemed not to be a Brookfield Excluded Affiliate, provided, further, that if any Brookfield Excluded Affiliate described in clause (b) is provided with Confidential Information, such entity receiving Confidential Information will not be deemed to be a Brookfield Excluded Affiliate; provided, further, that no Person that would otherwise be deemed to be a Brookfield Excluded Affiliate will be deemed to have received Confidential Information solely because an individual that is an employee of the Initial Preferred LP or its Affiliates serving as a member of the board of directors (or similar governing body) of such Person has received Confidential Information if such individual has not provided any other member of the board of directors (or similar governing body), officer or employee of such Person (which members, officer or employee is not an employee of the Initial Preferred LP or its Affiliates) with any Confidential Information and has not used any Confidential Information in furtherance of an intentional breach of Section 10.8 or Section 10.9 of the Purchase Agreement.

“Brookfield REIT Holder” means an Affiliate of Brookfield that directly or indirectly owns no assets other than OP Units, Class C Units or shares of Common Stock and intends to satisfy the REIT Requirements.

“Business Combination” has the meaning set forth in Section 7.1(a)(iii)(D).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Calculated Payments” has the meaning set forth in the definition of Make Whole Premium.

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“Capital Account” means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a)          to each Partner’s Capital Account there shall be credited;

(1)         such Partner’s Capital Contributions;

(2)         such Partner’s distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Partner pursuant to paragraphs 1 and 2 of Exhibit B; and

(3)         the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

(b)          to each Partner’s Capital Account there shall be debited;

(1)         the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement;

(2)         such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to paragraphs 1 and 2 of Exhibit B; and

(3)         the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

(c)          if all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided, that, all allocations of Partnership income, gain, loss and deduction continue to have “substantial economic effect” within the meaning of Section 704(b) of the Code and that no Limited Partner is materially adversely affected by any such modification.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Gross Asset Value of property (net of any liabilities secured by contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code) which such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4 hereof.

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“Capital Transaction” means any sale, or other disposition (other than a deemed disposition pursuant to Section 708(b)(1)(B) of the Code and the Regulations thereunder) of all or substantially all of the assets and properties of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets and properties of the Partnership.

“Cash Amount” means an amount of cash equal to the product of (x) the number of OP Units offered for redemption multiplied by (y) (i) the Common Stock Value, or (ii) if the Company or General Partner is then proposing to engage in a Fundamental Sale Transaction, in lieu of the Common Stock Value, an amount equal to the consideration to be received or to be distributed with respect to a share of Common Stock in connection with any such Fundamental Sale Transaction, and (z) the Exchange Factor on the Redemption Date.

“Catch-Up Tax Distribution” has the meaning set forth in Section 5.1(b).

“Certificate” has the meaning set forth in the Recitals.

“Charter” means the General Partner’s Charter, filed with the State Department of Assessments and Taxation of Maryland, or other organizational document governing the General Partner, as amended, supplemented or restated from time to time, including but not limited to the Articles Supplementary.

“Claims” has the meaning set forth in Section 7.6(a)(i).

“Class C Cash Distribution Amount” means, with respect to a Class C Unit and as of any Distribution Date, an amount accrued at the rate of 7.5%1 per annum on such Class C Unit’s Liquidation Preference, accrued on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year compounding quarterly commencing on the Issue Date for such Class C Unit, and accruing whether or not declared and whether or not there are profits, surplus, Available Cash or other Legally Available Funds of the Partnership for the payment of such amounts; provided that that if the full amount of the Class C Cash Distribution Amount is not distributed with respect to any Class C Units on any Distribution Date with respect to such Class C Unit on such Distribution Date for any reason, including if Legally Available Funds or Available Cash are not available therefor, the Class C Cash Distribution Amount for such Class C Unit shall thereafter accrue at the rate of 10.0% per annum on such Class C Unit’s Liquidation Preference (which will include any accrued and unpaid Class C Cash Distribution Amounts) from and after such Distribution Date until the accrued and unpaid Class C Cash Distribution Amounts with respect to such Class C Unit is reduced to zero.

“Class C Deferred Distribution Amount” means, with respect to any Class C Deferred Distribution Units, a number of OP Units (which number shall, in no event be less than zero) equal to the excess, if any, of (i) the number of OP Units obtained by dividing (x) the Class C Liquidation Preference Reduction Amount of such Class C Deferred Distribution Units, by (y) the Conversion Price as of the applicable Class C Deferred Distribution Date, over (ii) the number of OP Units obtained by dividing (x) a number of shares of Common Stock having an aggregate Market Price, as of such date, equal to the sum of (a) such Class C Liquidation Preference Reduction Amount, and (b) any Tax Distributions paid on such Class C Deferred Distribution Units in excess of the Class C Cash Distribution Amount of such Class C Deferred Distribution Units, by (y) the Exchange Factor as of such date.

1 Note to Draft: Subject to adjustment as set forth in disclosure schedules to the Purchase Agreement.

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“Class C Deferred Distribution Date” means the Class C Final Deferred Distribution Date, or such earlier date as a Holder of Class C Units elects to receive the Class C Deferred Distribution Amount with respect to such Class C Deferred Distribution Units pursuant to Section 16.5(e).

“Class C Deferred Distribution Units” has the meaning set forth in Section 16.5(d)(i).

“Class C Director Rights” means the rights of the holder of the Redeemable Preferred Directors to approve certain actions of the General Partner pursuant to Section 6(i) of the Articles Supplementary.

“Class C Final Deferred Distribution Date” means the seventh (7th) anniversary of the Original Issue Date.

“Class C Liquidation Preference Reduction Amount” means, with respect to a Class C Deferred Distribution Unit, the amount by which the Liquidation Preference of such Unit was reduced on account of the Company’s exercise of its option to pay the Class C Liquidation Preference Reduction Payment pursuant to Section 16.5(c)(i).

“Class C Liquidation Preference Reduction Gross Payment” has the meaning set forth in Section 16.5(d)(i).

“Class C Liquidation Preference Reduction Make Whole Premium” has the meaning set forth in Section 16.5(d)(ii).

“Class C Liquidation Preference Reduction Payment” has the meaning set forth in Section 16.5(d)(i).

“Class C Rights” means the approval rights of the Class C Unit Holders set forth in Section 16.3, the distribution rights and priorities of the Class C Unit Holders with respect to Class C Units set forth in Articles 5 and 13, the Class C Director Rights and, where and when applicable, the Special General Partner Rights. For the avoidance of doubt, if the Class C Unit Holders exercise their option to convert Class C Units into OP Units pursuant to Section 16.4 hereof and immediately thereafter exercise their right to redeem the OP Units received in exchange for Class C Units pursuant to Section 8.6(a) hereof, and a Nonredemption Event occurs (including in connection with any election by an OP Unit Holder to retain the number of OP Units corresponding to any Over-Threshold Shares pursuant to Section 8.6(b)), the OP Unit Holder shall in that case, for so long as it retains such OP Units and so long as a redemption of Common Stock would have a Common Stock Value of at least $5,000,000, retain all of its Class C Rights as if each such OP Unit was a Class C Unit.

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“Class C Tax Amount” means, with respect to a Class C Unit or a Class C Tax Amount Entitled OP Unit for a taxable year or other period, an amount equal to the product of (x) the Assumed Tax Rate, and (y) the sum of, in each case without duplication, (i)  distributions of cash made pursuant to Section 5.1(a) and Regular Tax Distributions made pursuant to Section 5.1(b) during such period, (ii) any amount of the Class C Cash Distribution Amount accruing but not paid during such period, (iii) the initial Liquidation Preference of any new Class C Units received in PIK Distributions during such period, (iv) the amount of Net Income allocated to such OP Unit or Class C Unit pursuant to Exhibit B for such period, and which is not otherwise described in subclauses (i) – (iii), and (v) the amount of any “guaranteed payment” the Holder of such Class C Unit is required by applicable law to recognize, and which is not otherwise described in subclauses (i) – (iii).

“Class C Tax Amount Entitled OP Unit” means an OP Unit (i) issued in exchange for a Class C Unit following the submission of a Holder Conversion Notice in accordance with Section 16.5(c)(iii), or (ii) issued in respect of a Class C Deferred Distribution Unit in accordance with Section 16.5(e) unless and until such OP Units are redeemed hereunder by the General Partner pursuant to Section 8.6(b).

“Class C Unit” means a convertible preferred Partnership Unit which is designated as a Class C Unit of the Partnership.

“Class C Unit Shift” has the meaning set forth in Section 16.7(a)(v).

“Class C Unit Holder” means a Person owning Class C Units.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Stock” means the common stock of the General Partner, $0.01 par value per share. Common Stock may be issued in one or more classes or series in accordance with the terms of the Charter. If, at any time, there is more than one class or series of Common Stock, the term “Common Stock” shall, as the context requires, be deemed to refer to the class or series of Common Stock that correspond to the class or series of Partnership Interests for which the reference to Common Stock is made.

“Common Stock Amount” means that number of shares of Common Stock equal to the product of (a) the number of OP Units offered for exchange, multiplied by (b) the Exchange Factor as of the Redemption Date.

“Common Stock Value” means as of any date (including a Redemption Date) an amount equal to (i) if the Common Stock is Listed on such date, the Market Price, (ii) if the Common Stock is not Listed on such date, the fair market value of a share of Common Stock as determined by the Board acting in good faith on the basis of such information as it considers, in its reasonable judgment, appropriate.

“Company Redemption Notice” has the meaning set forth in Section 16.5(c)(i).

“Confidential Information” has the meaning set forth in the Purchase Agreement.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2(b) hereof.

“Consent Costs” has the meaning set forth in the Purchase Agreement.

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“Consent of the Limited Partners” means the Consent of Limited Partners (excluding for this purpose any Partnership Interests held by the General Partner and any Affiliate of the General Partner) holding Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all Limited Partners who are not excluded for the purposes hereof.

“Contributed Property” means each property, partnership interest, contract right or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner, including any interest in any successor partnership occurring as a result of a termination of the Partnership pursuant to Section 708 of Code.

“Conversion Date” means the date specified by a Class C Unit Holder as the designated conversion date in a Holder Conversion Notice, which day shall not be less than ten (10) Business Days following the date of delivery of such Holder Conversion Notice.

“Conversion Price” means $14.75 as of the date hereof, as adjusted from time to time in accordance with Section 16.4(d).

“Conversion Rights” means the right to convert Class C Units into OP Units in accordance with Section 16.4 hereof.

“Convertible Securities” shall mean (i) any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock (including, for the avoidance of doubt, the Class C Units) or (ii) rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or the foregoing described in clause (i).

“Debt” means, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with Generally Accepted Accounting Principles, should be classified upon the balance sheet of such Person (or in the notes thereto) as indebtedness, but in any event including: (i) all obligations for borrowed money; (ii) all obligations arising from installment purchases of Property or representing the deferred purchase price of Property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business on terms customary in the trade); (iii) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account; (iv) all obligations for borrowed money, whether or not assumed, secured by any Lien or payable out of the proceeds or rent from any Property or assets now or hereafter owned or acquired by such Person; (v) all obligations of any type described in this definition which such Person is obligated pursuant to a guaranty, without duplication of the underlying obligations; (vi) all obligations under leases required to be capitalized in accordance with Generally Accepted Accounting Principles (other than any such obligations incurred in the ordinary course of business); (vii) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements; and (viii) any accrued interest, premiums, penalties and other fees and expenses required to be paid in respect of the foregoing; provided, that for purposes of Section 16.3(a)(iii) and Section 16.3(a)(xii) hereof: (a) clause (vii) of this definition shall not include any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements related to Indebtedness of the Company and its Subsidiaries (1) existing as of the date hereof or (2) the incurrence of which is approved in accordance with Section 16.3(a)(iii), or otherwise permitted hereunder and (b) clause (viii) hereof shall be disregarded.

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“Depreciation” means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that except as otherwise provided in Section 1.704-2 of the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph (d) of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such fiscal year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided further, however, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

“Distributed Property” has the meaning set forth in Section 16.4(d)(ii) hereof.

“Distribution Date” has the meaning set forth in Section 5.1(a) hereof.

“Entity” means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, limited liability partnership, cooperative or association.

“Equity Securities” shall mean with respect to any Person, (i) any capital stock, shares, partnership, limited liability company, membership or other equity interests or units in (whether general or limited) or other security of or voting or ownership interests in such Person of any class or nature, (ii) any security, right or instrument convertible into, exercisable for, exchangeable for or evidencing the right to purchase or subscribe to any capital stock, shares, partnership, limited liability company, membership or other equity interests or units in (whether general or limited) or other security of or voting or ownership interests in (or cash based on the value of any such security) such Person (including, for the avoidance of doubt, the Class C Units), (iii) any other interest or participation right that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity, (iv) any right, warrant, option, redemption, purchase or repurchase right or any other right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“Exchange Act” Securities Exchange Act of 1934, as amended.

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“Exchange Factor” means 1.0.

“Family Member” of a Person shall mean the Person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and any other Person (other than a tenant or employee) sharing the household of the specified Person.

“Follow-On Fundings” has the meaning set forth in Section 4.2(a)(ii) hereof.

“Framework Agreement” has the meaning set forth in the Recitals.

“Full Redemption” means payment by the Company or the General Partner on the applicable Redemption Date to Holders of Class C Units or OP Units outstanding at such time of the “Full Redemption Amount” in cash (or, in the case of a redemption of OP Units pursuant Section 8.6, of the Common Stock Amount, if applicable).

“Full Redemption Amount” means the aggregate amounts due pursuant to the applicable Notices of Redemption delivered to the Company by Holders of Class C Units or OP Units and all other amounts due at the time of such redemption hereunder to Holders of Class C Units or OP Units outstanding at such time (including but not limited to any amount due under Section 7.6 hereof).

“Fundamental Sale Transaction” means any liquidation, sale of all or substantially all of the assets, dissolution or winding-up, whether voluntary or involuntary, sale, merger, reorganization, reclassification or recapitalization or other similar event of the General Partner or the Company.

“Funding Failure” has the meaning set forth in the Purchase Agreement.

“Funding Failure Final Determination” has the meaning set forth in the Purchase Agreement.

“General Partner” means American Realty Capital Hospitality Trust, Inc., a Maryland corporation, and any successor as general partner of the Partnership.

“General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of GP Units.

“GP Unit” means a Partnership Unit which is designated as a GP Unit of the Partnership.

“Grace Agreements” means (1) the Amended and Restated Limited Liability Company Agreement of ARC Hospitality Portfolio I Holdco, LLC, dated February 27, 2015, among American Realty Capital Hospitality Portfolio Member, LP, W2007 Equity Inns Senior Mezz, LLC and William G. Popeo, and (2) the Amended and Restated Limited Liability Company Agreement of ARC Hospitality Portfolio II Holdco, LLC, dated February 27, 2015, among American Realty Capital Hospitality Portfolio Member, LP, W2007 Equity Inns Partnership, L.P., W2007 Equity Inns Trust and William G. Popeo, as amended by the First Amendment dated October 6, 2015.

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“Gross Asset Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof;

(b)          if the General Partner determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner (for these purposes, the Gross Asset Value of the Real Estate Assets shall reflect the market capitalization of the General Partner (increased by the amount of any Partnership liabilities)), as of the following times:

(1)         a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest;

(2)         the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase or redemption of a Partnership Interest;

(3)         the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

(4)         the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner;

(c)          the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by the General Partner as of the date of distribution; and

(d)          the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1 (b)(2)(iv)(m) of the Regulations (as set forth in Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

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At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss.

“Holder” means a Class C Unit Holder or an OP Unit Holder solely in respect of the class or series of Partnership Units owned by such Person.

“Holder Conversion Notice” has the meaning set forth in Section 16.4(a).

“Incapacity” or “Incapacitated” means,

(a)          as to any individual who is a Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate;

(b)          as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;

(c)          as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership;

(d)          as to any limited liability company which is a Partner, the dissolution and commencement of winding up of the limited liability company;

(e)          as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership;

(f)          as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or

(g)          as to any Partner, the bankruptcy of such Partner, which shall be deemed to have occurred when:

(1)         the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(2)         the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner;

(3)         the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors;

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(4)         the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (2) above;

(5)         the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties;

(6)         any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof;

(7)         the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or

(8)         an appointment referred to in clause (7) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“Include”, “includes” and “including” shall be construed as if followed by the phrase “without limitation”.

“Indemnitee” means

(a)          any Person made a party to a proceeding by reason of:

(1)         its status as the General Partner,

(2)         its status as the Special General Partner,

(3)         its status as a Limited Partner,

(4)         its status as a trustee, director or officer of the Partnership, the Special General Partner or the General Partner, or

(5)         its status as a director, trustee, member or officer of any other Entity, each Person serving in such capacity at the express written request of the Partnership, the Special General Partner or the General Partner; and

(b)          such other Persons (including Affiliates of the General Partner and any Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in accordance with this Agreement.

“Initial Preferred LP” has the meaning set forth in the preamble hereof.

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“IRS” means the Internal Revenue Service of the United States (or any successor organization).

“Issue Date” means, with respect to each Class C Unit, the Original Issue Date or the date on which such Class C Unit is delivered to the Initial Preferred LP (or any assignee thereof permitted under the Purchase Agreement) pursuant to any Follow-On Funding.

“Key Executive” means, to the extent an individual holding such office in the General Partner exists, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or General Counsel of the General Partner or the Company or any executive performing any similar function.

“Legally Available Funds” means funds or other property the distribution of which in accordance herewith would not be prohibited by or violate Section 17-607 of the Act.

“Liability Shortfall” has the meaning set forth in subparagraph 4(d) of Exhibit B.

“Lien” means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.

“Limited Partner” means, prior to the admission of a Substituted or Additional Limited Partner to the Partnership, the Initial Preferred LP, and thereafter any Person named as a Limited Partner in Exhibit A, as such Exhibit may be amended from time to time, upon the execution and delivery by such Person of an additional limited partner signature page, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a pro rata part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units (other than GP Units).

“Liquidating Event” has the meaning set forth in Section 13.1(b) hereof.

“Liquidation Preference” means, with respect to each Class C Unit as of a particular date, the Stated Value of such Class C Unit, plus, with respect to such Class C Unit up to but not including such date, (i) any accrued and unpaid Class C Cash Distribution Amounts and (ii) any accrued and unpaid PIK Distributions.

“Liquidator” has the meaning set forth in Section 13.2(a)(iii) hereof.

“Listing” means the listing of shares of Common Stock on a national securities exchange.

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“Loans” means mortgage loans and other types of debt financing investments made by the Partnership, either directly or indirectly, including through ownership interests in a joint venture or other entity and including mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“LPA Non-Suspended Rights” has the meaning set forth in the Purchase Agreement.

“LPA Suspended Rights” has the meaning set forth in the Purchase Agreement.

“Losses” means all losses, damages, costs, expenses, liabilities, interest, deficiencies, settlements, awards, judgments, fines, assessments, penalties, offsets, expenses, diminution in value, Actions or other charges of any kind, including reasonable attorneys’ fees, costs of investigation and costs of enforcing any right to indemnification hereunder or pursuing any insurance providers.

“Make Whole Premium” means, with respect to any Class C Unit, an amount equal to the present value as of any applicable Redemption Date of the Calculated Payments (as defined below) determined by discounting the Calculated Payments at a discount rate of 5% per annum. As used in this definition, the term “Calculated Payments” shall mean, with respect to any Class C Unit, the remaining Class C Cash Distribution Amounts and PIK Distribution Amounts in respect of such Class C Unit which would have been due from the Redemption Date or the date of the payment made pursuant to Section 16.5(c), through the fifth (5th) anniversary of the Original Issue Date if such Class C Units had been redeemed on such fifth (5th) anniversary of the Original Issue Date and not on such earlier date.

“Market Price” means, for any Business Day on which the Common Stock is listed or admitted to trading on any national securities exchange or the NASDAQ National Market System (“NASDAQ”), the closing price on such day as reported by such national securities exchange or the NASDAQ, or if no such sale takes place on such day, the average of the closing bid and ask prices on such day.

“Marketed Properties” has the meaning set forth in the Purchase Agreement.

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“Material Breach” shall mean (a) a breach by the Company or the General Partner of any of the terms set forth herein under Section 5.1(a), Section 5.1(b), Section 8.6(a), Section 13.2(a), Section 16.3 (provided that in the case of Sections 16.3(a)(iii), (iv), (xi), (xii), (xix) and (xx) only, other than as a result of an inadvertent and immaterial breach), Section 16.4(a), Section 16.4(d) and Article 17 or the failure to pay the full accrued and unpaid Class C Distribution Amount on a Distribution Date; provided that the failure to make Class C Cash Distribution Amounts shall constitute a Material Breach regardless of Available Cash at the time such payment is due but shall not constitute a Material Breach if on any Distribution Date (1) the Company has no Legally Available Funds (in which case the Company shall not be permitted to withhold payments based upon a claim of no Legally Available Funds unless it shall have delivered to the Class C Unit Holders a certificate signed by the Chief Executive Officer, the Chief Financial Officer or any other employee performing a similar function for the Company or the General Partner setting forth such determination in reasonable detail as of the date of such claim) to make such distributions or (2) no cash is available to make such distributions after taking into account the actual cost of PIPs and contractual reserves, in each case, to the extent specifically approved pursuant to Section 16.3 hereof and, with respect to both of clauses (1) and (2) immediately above without requiring the Company to incur additional Debt, issue additional Securities or consummate asset sales, (b) any breach by the Company or the General Partner of any of the terms herein due to the fraud, gross negligence or willful misconduct of the Company or the General Partner that is materially adverse to the Company and its Subsidiaries, taken as a whole, (c) the failure of the General Partner to appoint the Redeemable Preferred Directors or give effect to the rights of the holder of the Redeemable Preferred Share to approve, in connection with the nomination and election of members to the Board for each annual meeting or any special meeting called for that purpose, two (2) Independent Directors (as defined in the Articles Supplementary) to be recommended by the Board or a committee thereof for nomination to the Board of Directors and actually nominated therefor by the Board pursuant to the terms of Section 6(h) of the Articles Supplementary or (d) the taking of any action by the General Partner or the Board in contravention of Section 19 of Article III of the Bylaws of the General Partner or Section 6(i) of the Articles Supplementary. A Material Breach shall be deemed to have occurred on the date that is ten (10) Business Days after the date that is the earlier of the date on which (i) a Key Executive had actual knowledge (in which case the General Partner shall be required within five (5) calendar days of such knowledge to deliver written notice of such breach to the Class C Unit Holders stating that a Material Breach has occurred and describing in reasonable detail such material breach), or should have had actual knowledge, of the occurrence of such Material Breach or (ii) a Class C Unit Holder delivers to the General Partner a written notice stating that a Material Breach has occurred and describing in reasonable detail such Material Breach; provided that in each case such date shall be automatically extended by twenty (20) calendar days if such Material Breach is susceptible of cure, and by an additional ninety (90) calendar days thereafter if not susceptible of cure by the payment of money; provided further that the General Partner has promptly undertaken and is diligently pursuing such cure and such ninety (90) day cure period extension shall not (x) reasonably be likely to be materially adverse to the Company, its Subsidiaries and Properties, taken as a whole, or any Partner. The General Partner and the Limited Partners agree that throughout the period during which the General Partner is permitted to cure such breach the General Partner shall, in good faith, periodically at the reasonable request of the Class C Unit Holders discuss and consult with the Class C Unit Holders or Limited Partners who are Limited Partners as a result of being Holders of OP Units issued upon conversion of Class C Units with respect to the General Partner’s efforts to cure the same.

“Net Income” or “Net Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period as determined for U.S. federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows:

(a)          by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss;

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(b)          by treating as a deductible expense any expenditure of the Partnership described in Section 705 (a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2) (iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code;

(c)          by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss;

(d)          by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis;

(e)          if an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income (if the adjustment is an increase to Gross Asset Value) or Net Loss (if the adjustment is a decrease to Gross Asset Value) pursuant to Exhibit B; and

(f)          by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to paragraphs 2 and 3 of Exhibit B.

“Net Sales Proceeds” has the meaning set forth in the Charter.

“New Issuance” has the meaning set forth in Section 16.6(a) hereof.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Nonredemption Event” means a failure by the Partnership on any Redemption Date to pay the Full Redemption Amount in cash, or, if applicable in connection with a redemption pursuant to Section 8.6(b), the Common Stock Amount.

“Notice of Redemption” means, as applicable and as set forth in Exhibit E, a notice requesting redemption submitted by one or more OP Unit Holders or Class C Unit Holders pursuant to Section 5.1(c), Section 8.6 or Section 16.5.

“Offer” has the meaning set forth in Section 11.2(c)(i).

“OP Redemption Amount” means either the Cash Amount or the Common Stock Amount, as determined pursuant to Section 8.6(a) or Section 8.6(b).

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“OP Redemption Right” has the meaning set forth in Section 8.6.

“OP Unit” means a Partnership Unit which is designated as an OP Unit of the Partnership. As of the date hereof, no OP Units are outstanding other than OP Units held by the General Partner corresponding to shares of Common Stock as set forth in Exhibit A hereto.

“OP Unit Holder” means a Person owning OP Units.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities pursuant to an employment or compensation plan, agreement or arrangement approved by the Board (or a committee thereof).

“Original Issue Date” means the date hereof, on which the number of Class C Units purchased by and delivered to the Initial Preferred LP is set forth next to such date on Exhibit A.

“Over-Threshold Shares” has the meaning set forth in Section 8.6(b).

“Partial Suspension Date” has the meaning set forth in the Purchase Agreement.

“Partner” or “Partners” means individually or collectively the General Partner, the Special General Partner or a Limited Partner.

“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations, and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(i)(2) of the Regulations.

“Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Audit Rules” shall mean Subchapter C of Chapter 63 of the Code, as amended from time to time, any Treasury regulations or other administrative interpretations or guidance thereunder, and any provisions of state, local or non-U.S. law governing the preparation and filing of tax return, interactions with taxing authorities, or the conduct and resolution of examinations by tax authorities.

“Partnership Interest” means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner or the contribution in exchange for Class C Units or the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner, and includes any and all benefits to which the Holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

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“Partnership Minimum Gain” has the meaning set forth in Section 1.704-2(b)(2) of the Regulations, and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(d) of the Regulations.

“Partnership Record Date” means the record date established by the General Partner for a distribution pursuant to Section 5.1(a) hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Representative” shall mean the person designated pursuant to Section 10.3 to serve as the partnership representative of the Partnership for purposes of Subchapter C of Chapter 63 of the Code, and the term shall also refer, as appropriate, to the person designated to serve a similar role or function under any other Partnership Audit Rules.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. Partnership Units consist of GP Units, OP Units and Class C Units and any classes or series of Partnership Units established after the date hereof. There is no limit on the authorized number of GP Units, OP Units and Class C Units or any other Partnership Units that may be issued by the Partnership from time to time (except to the extent of any limits imposed on any other classes or series of Partnership Units established after the date hereof); provided, that all issuances of Partnership Units are subject to the terms of this Agreement, including Class C Rights. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of Partnership Units shall be evidenced by such form of certificate for Partnership Units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities. All Partnership Units issued pursuant to and in accordance with the terms of this Agreement shall be validly issued, fully paid and, except to the extent otherwise provided in this Agreement or otherwise agreed between the Partnership and the recipient thereof, non-assessable.

“Partnership Year” means the fiscal year of the Partnership, as set forth in Section 9.2 hereof.

“Percentage Interest” means at any time each Partner’s Percentage Interest in common Partnership Units as set forth in Exhibit A, which Percentage Interests shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, additional Capital Contributions, the issuance of additional Partnership Units, transfers of Partnership Units or similar events having an effect on any Partner’s Percentage Interest. Percentage Interest shall equal at any time the aggregate number of both GP Units and OP Units owned by a Partner divided by the total aggregate number of both GP Units and OP Units owned by all Partners. For the avoidance of doubt, as used herein “Percentage Interest” shall not apply to the Class C Units or any other series of Partnership Interest issued in the future and designated as preferred or which has rights, privileges and preferences that are different from the rights, privileges and preferences of OP Units or GP Units, including, but not limited to, with respect to the payment of distributions, including distributions on liquidation.

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“Permitted Transferee” means any person to whom Partnership Units are Transferred in accordance with Section 11.3.

“Permitted Variances” means any individual expense (or series of related expenses) that, when combined with all other individual expenses or series of related expenses in the applicable period and with respect to the applicable category set forth in (i), (ii) and (iii) below, represents (i) with respect to capital expenditures, less than five percent (5%) of the aggregate monthly budgeted amount for the Company’s Real Estate Assets included in the Approved Budget; (ii) with respect to PIP expenditures, less than five percent (5%) of the aggregate quarterly budgeted amount for the Company’s Real Estate Assets included in the Approved Budget; and (iii) with respect to general and administrative expenses, less than five percent (5%) of the applicable quarterly budgeted line item amount included in the Approved Budget; provided, however, that for the purposes of calculating Permitted Variances from the 2017 Approved Budget, the amounts resulting from the purchase of the insurance policies described in the penultimate sentence of Section 7(f) of the Framework Agreement shall not be included.

“Person” means an individual or Entity.

“PIK Distribution Amount” has the meaning set forth in Section 5.1(d).

“PIK Distributions” has the meaning set forth in Section 5.1(d).

“PIP” means any contractually required property improvement plan.

“Precontribution Gain” has the meaning set forth in subparagraph 4(c) of Exhibit B.

“Preemptive Rights Notice” has the meaning set forth in Section 16.6(a).

“Preemptive Securities” has the meaning set forth in Section 16.6(a).

“Pro Rata Portion”, for the purposes of Section 16.6 hereof, means, with respect to any 5% Class C Unit Holder in connection with a New Issuance, the fraction that results from dividing (A) the total number of shares of Common Stock held by a Class C Unit Holder calculated on an as-converted basis by (B) the total number of shares of Common Stock then outstanding (before giving effect to such New Issuance), calculated on an as-converted basis.

“Property” or “Properties” means any real property or properties transferred or conveyed to the Partnership or any subsidiary of the Partnership, either directly or indirectly, and/or any real property or properties transferred or conveyed to a joint venture or partnership in which the Partnership is, directly or indirectly, a co-venturer or partner in accordance with the terms hereof.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Quarter” means each of the three (3)-month periods ending on March 31, June 30, September 30 and December 31.

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“Quarterly Tax Distribution” has the meaning set forth in Section 5.1(b)(ii).

“Real Estate Assets” means any investment by the Partnership in unimproved and improved Real Property (including fee or leasehold interests, options and leases), directly, through one or more subsidiaries or through a Joint Venture in accordance with the terms hereof.

“Real Property” means (i) land, (ii) rights in land (including leasehold interests), and (iii) any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“Redeemable Preferred Directors” has the meaning set forth in the Articles Supplementary.

“Redeemable Preferred Share” means the sole authorized and outstanding share of the series of preferred stock of the General Partner designated as the “Redeemable Preferred Share” issued under the Purchase Agreement pursuant to the Articles Supplementary.

“Redeeming Partner” means any Limited Partner electing to exercise the OP Redemption Right pursuant to Section 8.6(a) hereof.

“Redemption Date” means the date designated as a Redemption Date in connection with (i) a Fundamental Sale Transaction pursuant to Section 5.1(c), (ii) a redemption at the option of the Holder pursuant to Section 16.5(a)(i), 16.5(a)(ii) or 16.5(a)(iv), or (iii) a redemption at the option of the Company pursuant to Section 16.5(c), as well as, as the context requires, a Specified Redemption Date pursuant to Section 8.6(a).

“Redemption Revocation” has the meaning set forth in Section 16.5(c)(iii).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated the date hereof, by and between the General Partner, the Special General Partner and the Advisor (and certain affiliates thereof).

“Regular Tax Distribution” means the amount of any Tax Distribution, except the amount of any Tax Distribution that would not have been made if the definition of Class C Tax Amount did not contain subclauses (iv) and (v) of clause (y).

“Regulations” means the final, temporary or proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” means the allocations set forth in paragraph 2 of Exhibit B.

“Reimbursable Amounts” has the meaning set forth in Section 16.2(d) hereof.

“REIT” means a real estate investment trust as defined in Section 856 of the Code.

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“REIT Event” means the General Partner’s failure to satisfy any of the REIT Requirements (in which case the General Partner shall within five (5) calendar days deliver written notice of such REIT Event to the Class C Unit Holders stating that a REIT Event has occurred and describing in reasonable detail such REIT Event) for any reason other than as a direct result of any action taken by the Class C Unit Holders or the Redeemable Preferred Directors or any action not taken by the Company or the General Partner, in each case, due solely to either the exercise by a majority of the Class C Unit Holders (or Brookfield, as applicable) of the consent rights set forth in Section 16.3 or the requirement for prior approval by Redeemable Preferred Directors under Section 6(i) of the Articles Supplementary. A REIT Event shall be deemed to have occurred on the date that is ten (10) Business Days after the date on which the General Partner fails to satisfy any of the REIT Requirements as set forth above; provided that such date shall be automatically extended by twenty (20) calendar days if such REIT Event is susceptible of cure, and by an additional ninety (90) calendar days if such breach is not susceptible of cure by the payment of money; provided further that the General Partner has promptly undertaken and is diligently pursuing such cure and such ninety (90) day cure period extension shall not (x) reasonably be likely to be materially adverse to the Company, its Subsidiaries and Properties, taken as a whole, or any Partner, or (y) subject the Partnership, any Subsidiary, any Partner that is not an Affiliate of the General Partner or any Property or any partner, member, officer, director or shareholder or any of the foregoing to any civil or criminal liability. The General Partner and the Limited Partners agree that throughout the period during which the General Partner is permitted to cure such breach the General Partner shall, in good faith, periodically at the reasonable request of the Class C Unit Holders discuss and consult with the Class C Unit Holders or Limited Partners who are Limited Partners as a result of being Holders of OP Units issued upon conversion of Class C Units with respect to the General Partner’s efforts to cure the same.

“REIT Requirements” means the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code and the Regulations thereunder.

“Restricted Actions” has the meaning set forth in Section 16.3(a).

“Safe Harbor” has the meaning set forth in Section 10.2(d).

“Safe Harbor Election” has the meaning set forth in Section 10.2(d).

“Safe Harbor Interests” has the meaning set forth in Section 10.2(d).

“Sales” has the meaning set forth in the Charter.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means Equity Securities and, with respect to any Person, any debt securities.

“Sell-Down Event” has the meaning set forth in Section 16.3(c).

“Special General Partner” has the meaning set forth in the preamble hereof.

“Special General Partner Rights” has the meaning set forth in Section 17.1(b)(i).

“Special General Partner Rights Period” means any period during which the Special General Partner Rights may be exercised by the Special General Partner pursuant to Article 17 hereof.

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“Specified Redemption Date” means the date set forth in any Notice of Redemption delivered to the General Partner by a Redeeming Partner for redemption of its OP Units pursuant to Section 8.6 hereof.

“Stated Value” means, with respect to each Class C Unit, the original purchase price paid therefor upon purchase and receipt of such Class C Unit pursuant to the Purchase Agreement or, in the case of a Class C Unit received as a PIK Distribution, the amount equal to the PIK Distribution Amount on the date of the PIK Distribution divided by the number of Class C Units delivered in respect of such PIK Distribution Amount; provided that the Stated Value of a Class C Unit received in a PIK Distribution shall, for the purposes of Sections 5.1(c)(i)(A), 5.1(c)(i)(B), 16.5(a)(ii)(A) and 16.5(a)(ii)(B) be zero ($0).

“Stockholder” means a holder of Common Stock.

“Subsequent Closing” has the meaning set forth in the Purchase Agreement.

“Subsidiary” of any Person means any other Person directly or indirectly controlled by such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b 2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

“Surviving General Partner” has the meaning set forth in Section 11.2(d)(i)(A).

“Suspension Period” has the meaning set forth in the Purchase Agreement.

“Tax Allocations” means the allocations set forth in paragraph 4 of Exhibit B.

“Tax Distribution” means a distribution made pursuant to Section 5.1(b).

“Tax Items” has the meaning set forth in subparagraph 4(a) of Exhibit B.

“Transaction” has the meaning set forth in Section 11.2(c).

“Transaction Documents” means this Agreement, the Articles Supplementary, the Purchase Agreement, the Framework Agreement and the Registration Rights Agreement.

“Transfer” as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance or other transfer, and as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber or otherwise transfer.

“Unit Price” has the meaning set forth in the Purchase Agreement.

Certain additional terms and phrases have the meanings set forth in Exhibit B.

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Article 2
ORGANIZATIONAL MATTERS

2.1          Formation

The General Partner has formed the Partnership by filing the Certificate on July 24, 2013 in the office of the Delaware Secretary of State, which Partnership is hereby continued without dissolution. The Partnership is a limited partnership organized pursuant to the provision of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

2.2          Name

The name of the Partnership is Hospitality Investors Trust Operating Partnership, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership”, “LP”, “Ltd.” or similar words, phrases or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

2.3          Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is the Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware 19808. The principal office of the Partnership shall be [●]2, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

2.4          Power of Attorney

Notwithstanding the below, no provisions of this Section 2.4 shall apply with respect to the Special General Partner, any Class C Unit Holder or any Holder of OP Units issued upon conversion of Class C Units.

(a)          Each Limited Partner and each Assignee who accepts Partnership Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

2 Note to Draft: Company’s expected address at Closing to be inserted.

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(i)          execute, swear to, acknowledge, deliver, file and record in the appropriate public offices

(A)         all certificates, documents and other instruments (including this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including any documents necessary or advisable to convey any Contributed Property to the Partnership;

(B)         all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms;

(C)         all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation;

(D)         all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12.1 or 13.1 hereof or the Capital Contribution of any Partner;

(E)         all certificates, documents and other instruments relating to the determination of the rights, preferences or privileges of Partnership Interests; and

(F)         amendments to this Agreement as provided in Article 14 hereof; and

(ii)         execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

(b)          (i)          The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Limited Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.

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(ii)         Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.

(iii)        Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefore, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

2.5          Term

The term of the Partnership commenced on July 24, 2013 and shall continue until December 31, 2099, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

Article 3
PURPOSE

3.1          Purpose and Business

(a)          Subject to the Class C Rights, the purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act including to engage in the following activities:

(i)          to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with hotel properties and related assets;

(ii)         to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds;

(iii)        to enter into any partnership, joint venture, corporation, limited liability company, trust or other similar arrangement to engage in any of the foregoing;

(iv)        to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and

(v)         to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes;

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provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner and each Brookfield REIT Holder at all times each to be classified as a REIT, unless each of the General Partner and all Brookfield REIT Holders determine not to qualify as a REIT or ceases to qualify as a REIT for any reason not related to the business conducted by the Partnership.

(b)          The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated.

3.2          Powers

(a)          Subject to the Class C Rights, the Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership including full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire, own, improve, develop and construct real property, and lease, sell, transfer and dispose of real property; provided, however, that, except pursuant to the exercise of the Special General Partner Rights by the Special General Partner, the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its reasonable, good faith discretion,

(i)           could adversely affect the ability of the General Partner or any Brookfield REIT Holder (assuming, with respect to any consideration of the foregoing pursuant to this Agreement, each such Brookfield REIT Holder holds no assets other than Partnership Units) to continue to qualify as a REIT, unless the General Partner and all Brookfield REIT Holders otherwise cease to qualify as a REIT;

(ii)          could subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code; or

(iii)         could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

(b)          Subject to the Class C Rights, the General Partner also is empowered to do any and all acts and things necessary, appropriate or advisable to ensure that the Partnership will not be classified as a “publicly traded partnership” for the purposes of Section 7704 of the Code, including but not limited to imposing restrictions on exchanges of Partnership Units.

(c)          The General Partner acknowledges that, as of the date hereof, the Initial Preferred LP or certain direct or indirect owners of the Initial Preferred LP are qualified or intend to qualify as a REIT as defined in Section 856 of the Code. Accordingly, the General Partner shall use reasonable best efforts to (i) manage and operate the Partnership and its Subsidiaries in a manner such that the Partnership meets the requirements contained in Sections 856(c)(2), (3) and (4) of the Code with respect to its assets and income, assuming for this purpose that the Partnership were a REIT and treating any Subsidiary treated as a corporation for federal income tax purposes as a taxable REIT subsidiary under Section 856(l) of the Code as if the Partners (and their direct and indirect investors) were permitted to make a timely taxable REIT subsidiary election with respect to such corporation, and (ii) cause the Partnership to avoid (or, to the extent avoidance is not reasonably possible, minimize) any “income from foreclosure property” within the meaning of Section 857(b)(4) of the Code and any “net income derived from prohibited transactions” within the meaning of Section 857(b)(6) of the Code (determined as if the Partnership were a REIT).

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Article 4
CAPITAL CONTRIBUTIONS

4.1          Capital Contributions of the Partners

(a)          The Partners have made the Capital Contributions as set forth in Exhibit A. The Stated Value of the Class C Units is as set forth in Exhibit A.

(b)          Subject to the Class C Rights, to the extent the Partnership acquires any property by the merger of any other Person into the Partnership or the contribution of assets by any other Person, Persons who receive Partnership Interests in exchange for their interests in the Person merging into or contributing assets to the Partnership shall become Limited Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement or contribution agreement and as set forth in Exhibit A, as amended to reflect such deemed Capital Contributions.

(c)          As of the effective date of this Agreement, the Partnership shall have three classes of Partnership Units, entitled “GP Units”, “OP Units” and “Class C Units”, respectively. The Class C Units shall have the rights, privileges and preferences set forth herein including, as set forth in Articles 5, 13 and 16.

(d)          The number of Partnership Units held by the General Partner, in its capacity as general partner, as evidenced by GP Units, shall be deemed to be the General Partner Interest.

(e)          Except as otherwise may be expressly provided herein or in the Purchase Agreement, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise) and no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.

(f)          On the date hereof, effective as of the Initial Closing (as defined in the Purchase Agreement), the following occurred simultaneously: (i) the Advisor and the Special Limited Partner ceased to be limited partners of the Partnership; (ii) this Agreement amended and restated the Initial Agreement in its entirety; (iii) the Initial Preferred LP was admitted as a Limited Partner and issued the Class C Units reflected on Exhibit A; (iv) the Special General Partner was admitted as a special general partner of the Partnership and issued the Special General Partner Interest; and (v) the existence of the Partnership was continued without dissolution.

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4.2           Additional Funds; Restrictions on the General Partner

(a)          Subject to the Class C Rights:

(i)           The sums of money required to finance the business and affairs of the Partnership shall be derived from the Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership, including rents and distributions directly or indirectly received by the Partnership from any Subsidiary.

(ii)          The Initial Preferred LP has agreed subject to the terms and conditions of the Purchase Agreement to purchase additional Class C Units as set forth therein (the “Follow-On Fundings”).

(iii)         The General Partner agrees to cause the Partnership to issue additional Class C Units upon the Initial Preferred LP completing its obligations with respect to the Follow-On Fundings as set forth in the Purchase Agreement and subject to the terms, and on the conditions, set forth therein.

(iv)         If additional financing is needed from sources other than as set forth in Section 4.2(a)(i)  and (ii) for any reason, the General Partner may, subject to the Class C Rights, in such amounts and at such times as it solely shall determine to be necessary or appropriate,

(A)         cause the Partnership to issue additional Partnership Interests and admit additional Limited Partners to the Partnership in accordance with Section 4.3;

(B)         make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.2(b));

(C)         cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis;

(D)         make a loan or loans to the Partnership (subject to Section 4.2(b)); or

(E)         sell any assets or properties directly or indirectly owned by the Partnership.

(v)          Other than as set forth above in Section 4.2(a)(ii), in no event shall any Limited Partners or the Special General Partner be required to make any additional investments or Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit of, the Partnership.

(b)          Subject to the Class C Rights and without limiting the obligations of the Initial Preferred LP with respect to the Follow-On Fundings as set forth in the Purchase Agreement, the General Partner shall not issue any Securities, other than (but in all cases subject to the Class C Rights) to all holders of Common Stock, unless the General Partner shall:

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(i)           in the case of debt securities, lend to the Partnership the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable);

(ii)          in the case of Equity Securities senior or junior to the Common Stock as to dividends and distributions on liquidation, contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets) received for such Equity Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership, interests in the Partnership in consideration therefor with the same terms and conditions, including dividend, dividend priority and liquidation preference, as are applicable to such Equity Securities; and

(iii)         in the case of Common Stock or other Equity Securities on a parity with the Common Stock as to dividends and other distributions on liquidation (including Common Stock or other Securities granted as a stock award to directors and officers of the General Partner or directors, officers or employees of its Affiliates in consideration for services or future services, and Common Stock issued pursuant to a dividend reinvestment plan or issued to enable the General Partner to make distributions to satisfy the REIT Requirements), contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets, including services) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership a number of additional Partnership Units in consideration therefor equal to the product of

(A)         the number of shares of Common Stock or other Equity Securities issued by the General Partner, multiplied by

(B)         a fraction the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such contribution.

4.3          Issuance of Additional Partnership Interests; Admission of Additional Limited Partners Upon Issuance of Additional Partnership Interests

(a)          In addition to any Partnership Interests issuable by the Partnership pursuant to Section 4.2 and Section 12.2, and subject in all cases to the Class C Rights, the General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options therefor) in the form of Partnership Units or other Partnership Interests in one or more series or classes, or in one or more series of any such class senior, on a parity with, or junior to the Partnership Units to any Persons at any time or from time to time, on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law, including (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each class or series of Partnership Interests, (ii) the right of each class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each class or series of Partnership Interest upon dissolution and liquidation of the Partnership; provided, however, that, no such Partnership Interests shall be issued to the General Partner unless either (A) the Partnership Interests are issued in connection with the grant, award, or issuance of Common Stock or other equity interests in the General Partner having designations, preferences and other rights such that the economic interests attributable to such Common Stock or other equity interests are substantially similar to the designations, preferences and other rights (except voting rights) of the Partnership Interests issued to the General Partner in accordance with this Section 4.3(a) or (B) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class, without any approval being required from any Limited Partner or any other Person; provided further, however, that such issuance would not cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Section 2510.3-101 of the regulations of the United States Department of Labor, as modified by 3(42) of ERISA.

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(b)          Subject to the limitations set forth in Section 4.3(a), Section 12.2, Section 14.1 and the Class C Rights, the General Partner may take such steps as it, in its sole and absolute discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership or to issue any Partnership Interests, including amending the Certificate, Exhibit A or any other provision of this Agreement.

(c)          For the avoidance of doubt, the Class C Units are and shall at all times be senior to any other Partnership Interests in the Company with respect to priority in payment of Distributions and in the distribution of assets in the case of a Fundamental Sale Transaction, or in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its equityholders for the purpose of winding up its affairs.

(d)          If the General Partner (i) declares or pays a dividend on its outstanding shares of Common Stock in shares of Common Stock or makes a distribution to all holders of its outstanding Common Stock in Common Stock, (ii) subdivides its outstanding shares of Common Stock, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the General Partner shall cause the Partnership to issue additional GP Units and OP Units to, or redeem GP Units and OP Units from, all Holders of GP Units and OP Units and the General Partner, respectively, in each case pro rata in accordance with their Percentage Interests and for no consideration, such that, following such issuance or redemptions of OP and/or GP Units, (x) the sum of the number of GP Units and OP Units held by the General Partner equals the number of shares of Common Stock issued and outstanding immediately following the occurrence of any event described in clause (i), (ii) or (iii) of this sentence, and (y) the relative Percentage Interests of the General Partner and the Partners of the Partnership following such event is the same as their relative Percentage Interests prior to such event.

4.4          Contribution of Proceeds of Issuance of Common Stock

In connection with any offering, grant, award, or issuance of Common Stock or securities, rights, options, warrants or convertible or exchangeable securities pursuant to Section 4.2, the General Partner shall make aggregate Capital Contributions to the Partnership of the proceeds raised in connection with such offering, grant, award, or issuance, including any property issued to the General Partner pursuant to a merger or contribution agreement in exchange for Common Stock or Convertible Securities; provided, however, that if the proceeds actually received by the General Partner are less than the gross proceeds of such offering, grant, award, or issuance as a result of any underwriter’s discount, commission, or fee or other expenses paid or incurred in connection with such offering, grant, award, or issuance, then the General Partner shall make a Capital Contribution to the Partnership in the amount equal to the sum of (i) the net proceeds of such issuance plus (ii) an intangible asset in an amount equal to the capitalized costs of the General Partner relating to such issuance of Common Stock. Upon any such Capital Contribution by the General Partner, the Capital Account of the General Partner shall be increased by the amount of its Capital Contribution as described in the previous sentence.

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4.5          Repurchase of Common Stock; Shares-In-Trust

(a)          If the General Partner shall, subject to the Class C Rights, elect to purchase from its stockholders Common Stock for the purpose of delivering such Common Stock to satisfy an obligation under any dividend reinvestment plan or share repurchase program adopted by the General Partner, any employee stock purchase plan adopted by the General Partner, or for any other purpose, the purchase price paid by the General Partner for such Common Stock and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the General Partner, subject to the condition that:

(i)           if such Common Stock subsequently is to be sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner from the sale of such Common Stock (provided that an exchange of Common Stock for Partnership Units pursuant to Section 8.6 of this Agreement would not be considered a sale for such purposes); and

(ii)          if such Common Stock is not re-transferred by the General Partner within thirty (30) days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units held by the General Partner (as applicable) equal to the product of

(A)         the number of shares of such Common Stock, multiplied by

(B)         a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such cancellation.

(b)          If the General Partner purchases shares of Common Stock from the Trust (as from time to time defined in the Charter), in accordance with all applicable Class C Rights, the Partnership will purchase from the General Partner a number of Partnership Units, at a price per Partnership Unit equal to the price per share of Common Stock paid by the General Partner, equal to the product of

(i)           the number of shares of Common Stock purchased by the General Partner from the Trust, multiplied by

(ii)          a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such purchase.

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4.6          No Third-Party Beneficiary

No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligations of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

4.7          No Interest; No Return

(a)          Except as provided herein, no Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account.

(b)          Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

4.8          Preemptive Rights.

Other than the preemptive rights of the Class C Unit Holders as set forth in Article 16 and any preemptive rights that may be granted pursuant to Section 4.3 hereof, no Person shall have any preemptive or other similar right with respect to

(a)          additional Capital Contributions or loans to the Partnership; or

(b)          issuance or sale of any Partnership Units or other Partnership Interests.

Article 5
DISTRIBUTIONS

5.1          Distributions

(a)          Cash Available for Distribution. Subject to the provisions of Sections 5.1(b), 5.1(c), 5.2, 5.3, 5.4, 12.2(c), 13.2 and 16.5(a)(v), at such times as the General Partner shall determine, but in any event on [[●], 2017]3 and thereafter on the last Business Day of each Quarter (each, a “Distribution Date,” and if on the last Business Day of a Quarter, a “Quarterly Distribution Date”) the General Partner shall cause the Partnership to distribute out of Available Cash to Partners on the applicable Partnership Record Date (which, for the purposes of this Section 5.1, shall be the Distribution Date) in the following order of priority:

(i)           First, if a Redemption Date has occurred, pro rata in accordance with their respective Full Redemption Amounts, amounts payable in respect of such Full Redemption Amounts to each Holder of Class C Units (or, if a Nonredemption Event occurs with respect to a redemption pursuant to Section 8.6 by a holder of OP Units received upon exercise of its right to convert Class C Deferred Distribution Units into OP Units pursuant to Section 16.5(e), any such holder of OP Units) entitled to payments with respect thereto until all such Class C Unit Holders have received the Full Redemption Amount.

3 Note to Draft: Last Business Day of the quarter in which the Initial Closing occurs.

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(ii)          Second, to each Holder of Class C Units, pro rata in accordance with their respective Liquidation Preferences, an amount equal to the entire Class C Cash Distribution Amounts due and not previously paid with respect to such Holder’s Class C Units until paid in full.

(iii)         Third, subject to the Class C Rights, an amount, determined by the General Partner (including after creation of appropriate operating and capital reserves as reasonably necessary for the continued operations of the Company, its Subsidiaries and the Properties owned, operated and leased by them), to Holders of GP Units and OP Units, in accordance with each such Holder’s respective Percentage Interest.

(b)          Tax Distributions.

(i)           Subject to the provisions of Section 5.2, Sections 5.3, 5.4, 12.2(c) and 13.2, the General Partner shall cause the Partnership on each Quarterly Distribution Date to make Tax Distributions out of Available Cash to each Holder of Class C Units or Class C Tax Amount Entitled OP Units in an amount equal to any Quarterly Tax Distribution plus any Catch-Up Tax Distribution for such Class C Units or Class C Tax Amount Entitled OP Units.

(ii)          A “Quarterly Tax Distribution” means the amount, if any, necessary to cause, immediately after a Quarterly Distribution Date, the sum of all distributions out of Available Cash to a Holder of Class C Units or Class C Tax Amount Entitled OP Units pursuant to Section 5.1(a) and this Section 5.1(b) made on or before such Quarterly Distribution Date during a taxable year to equal the product of (a) the General Partner’s reasonable estimate of the Class C Tax Amount for such Class C Units or Class C Tax Amount Entitled OP Units for such year, and (b) a fraction equal to (x) the number of Quarterly Distribution Dates for such year elapsed following such Quarterly Distribution Date, divided by (y) four (4).

(iii)         A “Catch-Up Tax Distribution” means the amount, if any, by which the aggregate Class C Tax Amount for a Class C Unit or Class C Tax Amount Entitled OP Units (including for the Class C Units in respect of which such Class C Tax Amount Entitled OP Units were received) for all prior years, as reflected on the tax returns of the Company, exceeds the aggregate amount of cash distributions made with respect to such Class C Unit or Class C Tax Amount Entitled OP Units (including with respect to the Class C Units in respect of which such Class C Tax Amount Entitled OP Units were received) during all prior years.

(iv)         In no event shall the Company be required to make any Regular Tax Distribution with respect to a Class C Unit under this Section 5.1(b) in an amount that exceeds the Class C Cash Distribution Amount to which the Holder of such Class C Unit is entitled pursuant to Section 5.1(a). Regular Tax Distributions made pursuant to this Section 5.1(b) shall be treated (without duplication) as distributions of the Class C Cash Distribution Amount for purposes of this Agreement. Tax Distributions to Class C Tax Amount Entitled OP Units made pursuant to this Section 5.1(b) shall be treated (without duplication) as an advance against distributions to which such Class C Tax Amount Entitled OP Units are entitled pursuant to Section 5.1(a).

(c)          Mandatory Redemption Upon Fundamental Sale Transaction.

(i)           Upon the consummation of any Fundamental Sale Transaction prior to the fifth (5th) anniversary of the Original Issue Date, the Holders of Class C Units shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other Partnership Units by reason of their ownership thereof, until a Full Redemption has occurred with respect to the applicable amount due as set forth below:

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(A)          in the case of a Fundamental Sale Transaction consummated on or prior to February 27, 2019, an amount per Class C Unit in cash equal to such Class C Unit’s pro rata share (determined based on the respective Liquidation Preferences of all Class C Units) of an amount equal to (I) $800,000,000 less (II) the sum of (i) the difference between (A) $400,000,000 and (B) the Stated Value of all outstanding Class C Units and (ii) all Class C Cash Distribution Amounts actually paid to the Holders of Class C Units (other than PIK Distributions) prior to such date,

(B)          in the case of a Fundamental Sale Transaction consummated after February 27, 2019 and prior to the date that is fifty-seven (57) months and one day after the date of this Agreement, an amount per Class C Unit in cash equal to (x) two times the Stated Value of such Class C Unit, less (y) all Class C Cash Distribution Amounts actually paid (other than PIK Distributions) on such Class C Units prior to such date, and

(C)          in the case of a Fundamental Sale Transaction consummated on or after the date that is fifty-seven (57) months and one day after the date of this Agreement and prior to the date that is sixty (60) months after the date of this Agreement, an amount per Class C Unit in cash equal to the Liquidation Preference of such Class C Unit plus the Make Whole Premium for such Class C Unit.

(ii)          In the event of a Fundamental Sale Transaction, following completion of the distributions required by this part (c) of this Section 5.1, so long as no Nonredemption Event has occurred and no amounts with respect to indemnity payable hereunder or Reimbursable Amounts remain unpaid, subject to there being Legally Available Funds available therefor, the holders of the GP Units and other OP Units shall share in all remaining assets of the Company.

(iii)         The Company shall provide written notice of any Fundamental Sale Transaction to each record Holder not less than fifteen (15) days prior to the consummation date thereof. The Company shall set forth in that notice the date on which it shall make payment to the Class C Unit Holders of the amount required by the first sentence of paragraph (i) of this Section 5.1(c), which date shall be no more than ten (10) Business Days following consummation of such Fundamental Sale Transaction. Such date, or if the Company shall fail to issue the above notice with respect to a Fundamental Sale Transaction, the date that is ten (10) days following a Fundamental Sale Transaction, shall be the designated “Redemption Date” with respect to a Fundamental Sale Transaction. In lieu of submitting its Class C Units for redemption upon receipt of such notice, a Holder of Class C Units shall have the right but not the obligation to instead submit such Class C Units for conversion pursuant to Section 16.4 and to then exercise its OP Redemption Right with respect to any OP Units issued upon such conversion, which may, in the sole and absolute discretion of the General Partner, be satisfied by paying either the Cash Amount or the Common Stock Amount (but not a combination of both, except as set forth in Section 8.6(b)), pursuant to Section 8.6.

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(d)          In addition to the Class C Cash Distribution Amount and subject to Section 15.14, with respect to each Class C Unit and as of any Distribution Date, each Holder of Class C Units shall be entitled to receive, and the Company shall deliver, in the form of additional Class C Units, distributions in an amount accrued at the rate of 5.0% per annum on such Class C Unit’s Liquidation Preference, accrued on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year compounding quarterly commencing on the Issue Date for such Class C Unit and payable on each Distribution Date (such amount, the “PIK Distribution Amount” and such distributions, the “PIK Distributions”). The number of Class C Units, which for the avoidance of doubt, may include a fraction of a Class C Unit, delivered in respect of the PIK Distribution Amount on any Distribution Date shall be equal to the number obtained by dividing the PIK Distribution Amount by the Unit Price. Upon the occurrence of a Nonredemption Event, the accrual rate for purposes of determining the PIK Distribution Amount shall increase, beginning on the date that is ninety (90) days after the delivery by a Class C Unit Holder of a Notice of Redemption in respect of such Nonredemption Event, and through the first Distribution Date thereafter, from a per annum rate of 5.0% to a per annum rate of 7.5% compounding quarterly, and shall further increase as of the day immediately following each subsequent Distribution Date, beginning on the date immediately after such first Distribution Date, by 1.25% per annum for the next four quarterly periods thereafter, up to a maximum per annum rate of 12.5%, accruing on each Class C Unit set forth in such Notice of Redemption that remains outstanding until a Full Redemption has occurred.

(e)          Notwithstanding anything to the contrary herein, in no event will any Partner receive or be entitled to receive any distributions or other amounts from the Company or any Subsidiary after a Fundamental Sale Transaction, Material Breach or REIT Event has occurred until the Class C Unit Holders have received all sums due them hereunder including the Full Redemption Amount and any amounts payable with respect to indemnity or Reimbursable Amounts.

(f)          In no event may any Partner receive a distribution pursuant to this Section 5.1 with respect to a Partnership Unit if such Partner is entitled to receive a distribution with respect to Common Stock for which such a Partnership Unit has been exchanged.

(g)          The Special General Partner is not entitled to any distributions in respect of the Special General Partner Interest pursuant to this Section 5.1, Section 13.2 or any other provision of this Agreement.

(h)          The General Partner and the Company shall, at any time Class C Cash Distribution Amounts are accrued and unpaid to any Class C Unit Holder, cause all Available Cash of the Subsidiaries to be distributed to the Company for the payment of such amounts.

5.2          Qualification as a REIT

(a)          Notwithstanding the Class C Rights, the General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts under this Article 5 to enable the General Partner to pay dividends to the Stockholders that will enable the General Partner to:

(i)           satisfy the REIT Requirements, and

(ii)          avoid any federal income or excise tax liability;

provided, however, that the General Partner shall not be bound to comply with this covenant to the extent such distributions would

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(i)           violate applicable Delaware law, or

(ii)          contravene the terms of any Loans or other types of debt obligations to which the Partnership may be subject in conjunction with borrowed funds.

(b)          If the Partnership is unable to distribute sufficient amounts to the General Partner as described in Section 5.2(a) for a taxable year or other period pursuant to Section 5.1(a), the General Partner may cause the Partnership to make on a Distribution Date limited distributions to the General Partner in priority to the distributions set forth in Section 5.1(a) and Section 5.1(b) in the minimum amount required to distribute sufficient amounts to the General Partner as described in Section 5.2(a), determined taking into account all allocations pursuant to Exhibit B and other U.S. federal income tax consequences arising from all distributions made on such Distribution Date; provided, that for the avoidance of doubt, the General Partner shall not be allowed to make any distributions pursuant to this Section (b)5.2(b) in priority to the distributions required by Section 5.1(c), Section 13.2, or Section 16.5. Amounts paid pursuant to this Section 5.2(b) shall be treated (without duplication) as advances against distributions to which the General Partner is entitled under Section 5.1(a) for purposes of this Agreement.

5.3          Withholding

With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or the Special General Partner or to which the Partnership becomes subject with respect to any Partnership Unit, the Partnership shall have the right to withhold amounts distributable pursuant to this Article 5 to such Partner or with respect to such Partnership Units, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.5, and the amount of any withholding shall reduce the right of such Partner to future distribution to the extent provided in Section 10.5.

5.4          Additional Partnership Interests

Subject to the Class C Rights, if the Partnership issues Partnership Interests in accordance with Section 4.2 or 4.3, the distribution priorities set forth in Section 5.1 shall be amended, as necessary and as permitted pursuant to the terms hereof (including the Class C Rights), to reflect the distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of Exhibit B.

Article 6
ALLOCATIONS

6.1          Allocations

The Net Income, Net Loss and other Partnership items shall be allocated pursuant to the provisions of Exhibit B.

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6.2          Revisions to Allocations to Reflect Issuance of Partnership Interests

Subject to the Class C Rights, if the Partnership issues Partnership Interests to the General Partner or any additional Limited Partner pursuant to Article 4, the General Partner shall make such revisions to this Article 6 and Exhibit B as it deems necessary and as permitted pursuant to the terms hereof (including the Class C Rights) to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

Article 7
MANAGEMENT AND OPERATIONS OF BUSINESS

7.1          Management

(a)          Subject to the Class C Rights, and except as otherwise expressly provided in this Agreement: (i) Full, complete and exclusive discretion to manage and control the business and affairs of the Partnership are and shall be vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership.

(ii)          Neither the General Partner nor the Special General Partner may be removed by the Limited Partners with or without cause.

(iii)         In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the Class C Rights, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including:

(A)         (1)         the making of any expenditures, the lending or borrowing of money, including making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts (x) as will permit the General Partner (so long as the General Partner qualifies as a REIT) to avoid the payment of any U.S. federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its Stockholders in amounts sufficient to permit the General Partner to maintain REIT status, and (y) to the Holders of Class C Units and OP Units in an amount no less than the amount required to be paid under Section 5.1(b),

(2)         the assumption or guarantee of, or other contracting for, indebtedness and other liabilities,

(3)         the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and

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(4)         the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, including the payment of all expenses associated with the General Partner;

(B)         the acquisition, purchase, ownership, operating, leasing and disposition of any real property and any other property or assets, including mortgages and real estate-related notes, whether directly or indirectly;

(C)         the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership or the General Partner;

(D)         the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation or other combination (each a “Business Combination”) of the Partnership with or into another Entity on such terms as the General Partner deems proper, provided, however, that the General Partner shall be required to send to each Limited Partner a notice of such proposed Business Combination no less than fifteen (15) days prior to the record date for the vote of the General Partner’s Stockholders on such Business Combination, if any;

(E)         the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including,

(1)         the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries,

(2)         the lending of funds to other Persons (including the Subsidiaries of the Partnership or the General Partner) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and

(3)         the making of capital contributions to its Subsidiaries;

(F)         the expansion, development, redevelopment, construction, leasing, repair, rehabilitation, repositioning, alteration, demolition or improvement of any property in which the Partnership or any Subsidiary of the Partnership owns an interest;

(G)         the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

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(H)         the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(I)          holding, managing, investing and reinvesting cash and other assets of the Partnership;

(J)          the collection and receipt of revenues and income of the Partnership;

(K)         the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including employees having titles such as “president” “vice president”, “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

(L)         the maintenance of such insurance for the benefit of the Partnership and the Partners and directors and officers thereof as it deems necessary or appropriate;

(M)        the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any further Entities or other relationships that it deems desirable, including the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons; provided, however, that as long as the General Partner has determined to elect to qualify as a REIT or to continue to qualify as a REIT and until such time as the General Partner has received irrevocable written notice from Brookfield or one of its Affiliates that no Brookfield REIT Holder intends to elect to qualify as a REIT or to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause either the General Partner or any Brookfield REIT Holder (assuming, with respect to any consideration of the foregoing pursuant to this Agreement, such Brookfield REIT Holder holds no assets other than Partnership Units), as the case may be, to fail to qualify as a REIT;

(N)         the control of any matters affecting the rights and obligations of the Partnership, including

(1)         the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership,

(2)         the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and

(3)         the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

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(O)         the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including the contribution or loan of funds by the Partnership to such Persons);

(P)         the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner, in its sole discretion, may adopt;

(Q)         the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(R)         the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(S)         the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(T)         the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the foregoing;

(U)         the issuance of additional Partnership Units in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof;

(V)         the authorization, issuance, sale, redemption or purchase of any Partnership Units or any securities of the Partnership;

(W)       the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries; and

(X)         the amendment and restatement of Exhibit A to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A otherwise is authorized by this Agreement.

(b)          Subject to the Class C Rights, each of the Limited Partners agree that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement to the fullest extent permitted under the Act or other applicable law, rule or regulation.

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(c)          The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

(d)          Subject to the Class C Rights, at all times from and after the date hereof, the General Partner at the expense of the Partnership, shall use reasonable best efforts to cause the Partnership to obtain and maintain insurance as set forth below:

(i)           The General Partner shall at all times maintain customary casualty, liability and other insurance on the properties of the Partnership as long as cash is available to pay the applicable premium at the time in which such premiums are due;

(ii)          The General Partner shall at all times maintain customary liability insurance for the Indemnitees hereunder; and

(iii)         The General Partner may maintain such other insurance as the General Partner, in its sole and absolute discretion, determines to be appropriate and reasonable.

(e)          Subject to the Class C Rights and the Special General Partner Rights, at all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in accordance with the Annual Business Plan.

(f)          Subject to Sections 5.2, 7.1(a)(iii)(M), and 10.3,

(i)           In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have liability to any Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions; provided, that the General Partner has acted in good faith pursuant to its authority under this Agreement. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, the General Partner, and the General Partner’s Stockholders, collectively.

(ii)          The General Partner and the Partnership shall not have liability to any Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.

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7.2          Certificate of Limited Partnership

(a)          The General Partner has previously filed the Certificate with the Secretary of State of Delaware as required by the Act.

(b)          The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property.

7.3          Reimbursement of the General Partner

(a)          Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled) and subject to the Class C Rights, the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)          (i)          Subject to the Class C Rights, the Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations. The General Partner (and, during the Special General Partner Rights Period, the Special General Partner) shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs on behalf of the Partnership relating to the ownership and operation of the Partnership’s assets, or for the benefit of the Partnership, including all expenses associated with compliance by the General Partner (and, during the Special General Partner Rights Period, the Special General Partner) and the Limited Partners with laws, rules and regulations promulgated by any regulatory body, expenses related to the operations of the General Partner (and, during the Special General Partner Rights Period, the Special General Partner) and to the management and administration of any Subsidiaries of the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees and any and all salaries, compensation and expenses of officers and employees of the General Partner (and, during the Special General Partner Rights Period, the Special General Partner), but excluding any portion of expenses reasonably attributable to assets not owned by or for the benefit of, or to operations not for the benefit of, the Partnership or Affiliates of the Partnership; provided, however, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it in its name.

(ii)          Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.6 hereof.

(iii)         The General Partner (and, during the Special General Partner Rights Period, the Special General Partner) shall determine in good faith the amount of expenses incurred by it related to the ownership and operation of, or for the benefit of, the Partnership. If certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner (and, during the Special General Partner Rights Period, the Special General Partner)), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner (or, during the Special General Partner Rights Period, the Special General Partner) in its reasonable discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner or Special General Partner, as applicable.

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(c)          (i)          Expenses incurred by the General Partner (or, during the Special General Partner Rights Period, the Special General Partner) relating to the organization or reorganization of the Partnership and the General Partner, the issuance of Common Stock in connection with an Offering and any issuance of additional Partnership Interests, Common Stock or rights, options, warrants, or convertible or exchangeable securities pursuant to Section 4.2 hereof and all costs and expenses associated with the preparation and filing of any periodic reports by the General Partner or Special General Partner under federal, state or local laws or regulations (including all costs, expenses, damages, and other payments resulting from or arising in connection with litigation related to any of the foregoing) are primarily obligations of the Partnership.

(ii)          To the extent the General Partner or Special General Partner pays or incurs such expenses, the General Partner or Special General Partner, as applicable, shall be reimbursed for such expenses.

7.4          Outside Activities of the General Partner

(a)          Subject to the Class C Rights, without the Consent of the Limited Partners, the General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition, and disposition of Partnership Interests and the management of its business and the business of the Partnership, and such activities as are incidental thereto.

(b)          Subject to the Class C Rights, the General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

7.5          Contracts with Affiliates

(a)          (i)          Subject to the Class C Rights, the Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner.

(ii)          The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(b)          Subject to the Class C Rights, except as provided in 7.5(c), the Partnership may Transfer assets to Entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, may determine.

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(c)          Subject to the Class C Rights, and except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, Transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner to be fair and reasonable.

(d)          Subject to the Class C Rights, the General Partner, in its sole and absolute discretion and without the approval the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the Partnership, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them.

(e)          Subject to the Class C Rights, the General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a “right of first opportunity” or “right of first offer” arrangement, non-competition agreements and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

7.6          Indemnification

(a)          (i)          To the fullest extent permitted by Delaware law or as provided herein, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Claims”), that relate to the operations of the Partnership or the General Partner as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, so long as (A) the course of conduct which gave rise to the Claim was taken, in the reasonable determination of the Indemnitee made in good faith, in the best interests of the Partnership or the General Partner, (B) such Claim was not the result of negligence or misconduct by the Indemnitee, (C) the Indemnitee (if other than the General Partner or the Special General Partner) was acting on behalf of or performing services for the Partnership and (D) such indemnification is not satisfied or recoverable from the assets of the Stockholders of the General Partner. Notwithstanding the foregoing, no Indemnitee (other than the General Partner or the Special General Partner) shall be indemnified for any Claim arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to such Indemnitee, (2) such allegations have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such Indemnitee, or (3) a court of competent jurisdiction approves a settlement of such allegations against such Indemnitee and finds in a final, nonappealable decision that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the Common Stock was offered or sold as to indemnification for violations of securities law.

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(ii)          Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty (except a guaranty by a limited partner of nonrecourse indebtedness of the Partnership or as otherwise provided in any such loan guaranty), contractual obligation for any indebtedness or other obligation or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and, subject to the Class C Rights, the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness.

(iii)         Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner, Special General Partner nor any other Partner (including any Class C Unit Holder) shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6.

(b)          Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.6 has been met; and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)          The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnities are indemnified.

(d)          Subject to the Class C Rights, the Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnities and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)          For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.6. Actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

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(f)          In no event may an Indemnitee subject any of the Partners (other than the General Partner) to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)          An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)          (i)          The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(ii)          Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i)           If and to the extent any payments to the General Partner pursuant to this Section 7.6 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

(j)          In addition to, but without duplication of, the remedies available under the foregoing provisions of this Section 7.6, the Company shall indemnify, reimburse, defend and hold harmless the Class C Unit Holders for, from and against any and all damages of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against them, in any way by any third party relating to or arising out of: (i) enforcing the Class C Unit Holders’ rights or remedies under this Agreement, or (ii) any acts or omissions of the Class C Unit Holders (directly or through Affiliates) to the extent such acts or omissions are taken or made in accordance with this Agreement; provided, however, that neither any Class C Unit Holder, nor any of its Affiliates shall have the right to be indemnified under this Section 7.6(j) for such Class C Unit Holder or its Affiliates’ own gross negligence, violation of law, violation of this Agreement, illegal acts, fraud or willful misconduct and provided further that no Class C Unit Holder Indemnitee shall be entitled to be compensated pursuant to this Section 7.6(j) if such Holder is entitled to indemnification in respect of the same loss pursuant to Section 11.2 of the Purchase Agreement. For purposes of this Section 7.6(j), the Company and its Subsidiaries shall not be deemed to be an Affiliate of a Class C Unit Holder. The provisions of and undertakings and indemnification set forth in this subsection shall survive the repayment in full of all sums otherwise due the Class C Unit Holders under this Agreement or in respect of their interest, the transfer of the entirety of the Class C Unit Holders’ Partnership Interests to unaffiliated third parties, and the termination of this Agreement or liquidation of the Company.

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(k)          All obligations in this agreement to indemnify, defend, or hold harmless the Class C Unit Holders shall survive the Transfer or redemption of any Class C Unit Holder’s ownership of Class C Units.

(l)           Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

7.7          Liability of the General Partner and the Special General Partner

(a)          Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor the Special General Partner, nor any of their respective officers and directors, shall be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the General Partner or its investment advisor, or the Special General Partner, as the case may be, acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

(b)          (i)          The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the Stockholders of the General Partner collectively, that the General Partner (and its investment advisor), subject to the provisions of Section 7.1(e) hereof, and subject to the General Partner’s obligation with respect to the Class C Rights, is under no obligation to consider the separate interest of the Limited Partners (including, subject to the Class C Rights, the tax consequences to any Limited Partner or any Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner (and its investment advisor), as applicable, shall not be liable, other than with respect to the Class C Rights, for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions; provided that the General Partner has acted in good faith.

(ii)          The General Partner and the Limited Partners expressly acknowledge that the Special General Partner is under no obligation to consider the separate interest of the General Partner, the Stockholders of the General Partner or any Limited Partner other than a Holder of Class C Units (including the tax consequences to any Limited Partner or any Assignees) in deciding whether to take (or decline to take) any actions it is entitled to take pursuant to Article 17 hereof, and that the Special General Partner may act in its own best interests without violating any fiduciary duty to the General Partner or any other Limited Partner and shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the Special General Partner has acted in good faith and in a manner consistent with its obligations set forth in Article 17.

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(iii)         With respect to any indebtedness of the Partnership which any Limited Partner may have guaranteed, neither the General Partner (and its investment advisor) nor the Special General Partner shall have any duty to keep such indebtedness outstanding.

(c)          (i)          Subject to its obligations and duties as General Partner set forth in Section 7.1(a) hereof, and the Class C Rights, the General Partner and the Special General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agent.

(ii)          Neither the General Partner nor the Special General Partner shall be responsible for any misconduct or negligence on the part of any such agent appointed by either of them in good faith.

(d)          The Limited Partners and the Special General Partner expressly acknowledge that if any conflict in the fiduciary duties owed by the General Partner to its Stockholders and by the General Partner, in its capacity as a general partner of the Partnership, to the Limited Partners or the Special General Partner, the General Partner may act in the best interests of the General Partner’s Stockholders without violating its fiduciary duties to the Limited Partners or the Special General Partner, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the Limited Partners or the Special General Partner in connection with any such violation.

(e)          Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s, the Special General Partner’s or the Initial Preferred LP’s and in each case its officers’ and directors’ liability to the Partnership, the Special General Partner and the Limited Partners under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.8          Certain Covenants of the General Partner

(a)          Following the earlier to occur of (x) the occurrence of a Material Breach and (y) the first (1st) anniversary of the date hereof, the General Partner shall, upon request by the Special General Partner and/or any Class C Unit Holder, use, in the case of (x), its reasonable best efforts and in the case of (y), its commercially reasonable efforts to obtain any Consents (as defined in the Purchase Agreement), in addition to those Consents previously obtained pursuant to Sections 7.5 and 7.6 of the Purchase Agreement, including by reasonably cooperating with the Special General Partner and/or the Class C Unit Holders, in order to confirm that the exercise of any or all of the Class C Rights or Special General Partner Rights will not result in a default or “Event of Default” under the relevant contract or agreement; provided however, that in no event shall the receipt of any such Consent be a pre-condition to the exercise of any Class C Rights notwithstanding that such exercise could result in a default or “Event of Default” thereunder or any Follow-On Funding under the Purchase Agreement and neither the Special General Partner nor any Class C Unit Holder shall have any liability on account thereof to any Person.

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(a)                [From and after the date hereof, the Company shall continue to use reasonable best efforts to obtain the approvals described in the last sentence of Section 10.1(b) of the Purchase Agreement.]4

(c)          The General Partner shall use commercially reasonable efforts to perform its duties hereunder and operate its Subsidiaries and their Properties in accordance with the Approved Annual Business Plan and use its commercially reasonable efforts to ensure that without the consent of the majority of Holders of the Class C Units, the actual expenses of operating the Partnership do not exceed the amounts set forth in the Approved Budget except with respect to Permitted Variances.

7.9          Other Matters Concerning the General Partner

(a)          The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b)          The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)          (i)          The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact.

(ii)          Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.

(d)          Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order

(i)           to protect the ability of the General Partner or any Brookfield REIT Holder to continue to qualify as a REIT; or

(ii)          to avoid the General Partner incurring any taxes under Section 857 or Section 4981 of the Code,

is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

(e)          The provisions set forth above shall apply equally to the Special General Partner during any Special General Partner Rights Period.

4 To be included if necessary prior to execution and delivery.

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7.10        Title to Partnership Assets

(a)          Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.

(b)          (i)          Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner.

(ii)          The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable.

(iii)         All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

7.11        Reliance by Third Parties

(a)          Notwithstanding anything to the contrary in this Agreement and subject to the Class C Rights, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.

(b)          Subject to the Class C Rights, each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.

(c)          In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives.

(d)          Subject to the Class C Rights, each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that

(i)           at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect;

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(ii)         the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and

(iii)        such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

7.12        Loans By Third Parties

Subject to the Class C Rights, the Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including in connection with any acquisition of property) with any Person upon such terms as the General Partner determines appropriate.

Article 8
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1          Limitation of Liability

No Limited Partner shall have any liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act; no Limited Partner shall have a fiduciary duty to any other Limited Partner; and the Initial Preferred LP hereby waives any right to benefit from the fiduciary duty obligations of any other Limited Partner.

8.2          Management of Business

(a)          No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership, provided that the foregoing shall not limit or restrict in any way the Class C Unit Holders from exercising any and all Class C Rights or the Special General Partner from exercising the Special General Partner Rights, which shall not constitute participation in the control of the business of the Partnership (within the meaning of the Act).

(b)          The transaction of any such business by the General Partner or, during the Special General Rights Period, the Special General Partner, and in each case any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Special General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

8.3          Outside Activities of Limited Partners

(a)          Subject to any agreements entered into pursuant to Section 7.5 hereof and any other agreements entered into by a Limited Partner, the Special General Partner, or any of their Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner, the Special General Partner and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner or the Special General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership.

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(b)          Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner, the Special General Partner, any Assignee or any of their Affiliates.

(c)          No Limited Partner nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

8.4          Return of Capital

(a)          Except as set forth in Article 5, Section 8.6 and Section 16.5 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein.

(b)          Except as provided in Articles 5, 6, 13 and 16 hereof with respect to the Holders of Class C Units, who have priority over all Partners including the General Partner, all other Limited Partners and all Assignees, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

8.5          Other Rights of Partners Relating to the Partnership

(a)          In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5(b) hereof, each Limited Partner and the Special General Partner shall have the right, upon written demand with a statement of the purpose of such demand and at such Person’s own expense (including such reasonable copying and administrative charges as the General Partner may establish from time to time):

(i)           to obtain a copy of the most recent annual and quarterly reports filed with the SEC by the General Partner pursuant to the Exchange Act; and

(ii)          to obtain a copy of the Partnership’s U.S. federal, state and local income tax returns for each Partnership Year.

(b)          Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners (for the purposes of (i) below, excluding the Class C Unit Holders), for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that:

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(i)           the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or

(ii)          the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

(c)          Notwithstanding any other provision of this Section 8.5, the Class C Unit Holders, so long as no Sell-Down Event has occurred, shall be entitled to the same information and reports as set forth in Section 7 of the Articles Supplementary.

8.6          OP Unit Redemption Rights

(a)          Subject to Sections 8.6(b) and 8.6(c) hereof, each Limited Partner (a) holding OP Units issued pursuant to Article 4 hereof (in which case the rights provided in this Section 8.6 shall only be exercisable after the first (1st) anniversary date of the issuance of any such OP Unit or such other date as may be mutually agreed upon by the General Partner and a Limited Partner), or (b) holding OP Units issued upon conversion of Class C Units or payment of the Class C Deferred Distribution Amount pursuant to Section 16.5(e) hereof, shall have the right (the “OP Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the OP Units held by such Limited Partner at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. The OP Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership by the Limited Partner who is exercising the OP Redemption Right (the “Redeeming Partner”); provided, however, that the Partnership shall not be obligated to satisfy the redemption obligations related to such OP Redemption Right if the General Partner elects to purchase the OP Units subject to the Notice of Redemption pursuant to Section 8.6(b). The Redeeming Partner shall have no right, with respect to any OP Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

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(b)          Notwithstanding the provisions of Section 8.6(a) and subject to the provisions of 16.5(c)(iii), upon an election by a Limited Partner to exercise the OP Redemption Right, the General Partner may, in its sole and absolute discretion, elect to assume directly and satisfy the redemption obligations related to such exercise by paying to the Redeeming Partner either the Cash Amount or the Common Stock Amount (but not a combination of both, except as set forth below in this Section 8.6(b)), as the General Partner determines in its sole and absolute discretion, but as specified by the General Partner in its notification described below in this Section 8.6(b), whereupon the General Partner shall acquire the OP Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such OP Units. If the General Partner shall elect to exercise its right to purchase OP Units under this Section 8.6(b) with respect to a Notice of Redemption, it shall so notify the Redeeming Partner (which notification shall specify whether the General Partner has elected to pay the Cash Amount or the Common Stock Amount (or a combination of both, to the extent allowed by this Section 8.6(b)) within five (5) Business Days after the receipt by it of such Notice of Redemption. Unless the General Partner shall exercise its right to purchase OP Units from the Redeeming Partner pursuant to this Section 8.6(b), the General Partner shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the OP Redemption Right. In the event the General Partner shall exercise its right to purchase OP Units with respect to the exercise of a OP Redemption Right in the manner described in the first sentence of this Section 8.6(b), the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of such OP Redemption Right, and each of the Redeeming Partner, the Partnership, and the General Partner shall treat the transaction between the General Partner and the Redeeming Partner, for federal income tax purposes, as a sale of the Redeeming Partner’s OP Units to the General Partner. Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of shares of Common Stock upon exercise of the OP Redemption Right. Notwithstanding the foregoing, with respect to any exercise of the OP Redemption Right, if the General Partner has elected to pay the Common Stock Amount and the payment of the Common Stock Amount on the Specified Redemption Date would result in a Redeeming Partner owning 49.9% or more of the Common Stock then outstanding after giving effect to the issuance of shares of Common Stock in connection with the payment of such Common Stock Amount, such Redeeming Partner shall receive the Common Stock Amount with respect to OP Units redeemed up to such 49.9% ownership threshold and in lieu of the shares of Common Stock to which it is otherwise entitled above such 49.9% ownership threshold (such shares, the “Over-Threshold Shares”), such Redeeming Partner shall, at its option (i) be paid the Cash Amount in respect of the OP Units submitted for redemption corresponding to such Over-Threshold Shares or (ii) retain the number of OP Units corresponding to such Over-Threshold Shares; provided, however any such retained OP Units shall thereafter be redeemable for the Common Stock Amount by the General Partner within five (5) Business Days after delivery of a written notice to such Holder of retained OP Units.

(c)          Notwithstanding the provisions of Section 8.6(b) and Section 8.6(b), a Partner shall not be entitled to exercise the OP Redemption Right pursuant to Section 8.6(a) if the delivery of Common Stock to such Partner on the Specified Redemption Date by the General Partner pursuant to Section 8.6(b), after giving effect to the last sentence thereof, (regardless of whether or not the General Partner would in fact exercise its rights under Section 8.6(b)) would be prohibited under the Charter or prohibited under applicable federal or state securities laws or regulations.

(d)          If, pursuant to Section 8.6(b), the General Partner elects to pay the Redeeming Partner Common Stock in lieu of the Cash Amount, the total number of shares of Common Stock to be paid to the Redeeming Partner in exchange for the Redeeming Partner’s OP Units shall be the applicable Common Stock Amount. If this amount is not a whole number of shares of Common Stock, the Redeeming Partner shall be paid (i) that number of shares of Common Stock which equals the nearest whole number less than such amount plus (ii) an amount of cash representing the per share fair market value on the Specified Redemption Date as determined in good faith by the Board of the remaining fractional share of Common Stock which would otherwise be payable to the Redeeming Partner.

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(e)          All OP Units delivered for redemption shall be delivered to the General Partner or the Company, as the case may be, free and clear of all Liens and encumbrances other than restrictions under applicable securities laws and as set forth herein, and notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire OP Units which are or may be subject to Liens other than restrictions under applicable securities laws and as set forth herein, subject to the provisions of Section 8.6(b).

(f)          Upon redemption of any OP Units for shares of Common Stock, the General Partner shall promptly issue or cause to be issued and cause to be delivered to all Holders receiving Common Stock in lieu of the Cash Amount such Common Stock, subject to the provisions of Section 8.6(b).

(g)          Subject to the Class C Rights, in the event that the Partnership issues additional Partnership Interests pursuant to Section 4.2(a) hereof, the General Partner shall make such revisions to this Section 8.6 as it determines are necessary to reflect the issuance of such additional Partnership Interests (including setting forth any restrictions on the exercise of the OP Redemption Right with respect to such Partnership Interests).

(h)          Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law that apply upon a Redeeming Partner’s exercise of the OP Redemption Right. If a Redeeming Partner believes that it is exempt from such withholding upon the exercise of the OP Redemption Right, such Partner must furnish the General Partner with an appropriate affidavit pursuant to Section 1445 of the Code and any other documentation reasonably requested by the General Partner. If the Partnership or the General Partner is required to withhold and pay over to any taxing authority any amount upon a Redeeming Partner’s exercise of the OP Redemption Right and if the OP Redemption Amount equals or exceeds the amount to be withheld, the amount withheld shall be treated as an amount received by such Partner in redemption of its OP Units. If, however, the OP Redemption Amount is less than the amount to be withheld, the Redeeming Partner shall not receive any portion of the OP Redemption Amount, the OP Redemption Amount shall be treated as an amount received by such Partner in redemption of its OP Units, and the Partner shall contribute the excess of the amount to be withheld over the OP Redemption Amount to the Partnership before the Partnership is required to pay over such excess to a taxing authority.

(i)           Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their OP Redemption Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof (a “Restriction Notice”) to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership that states that, in the opinion of such counsel, absent such restrictions, there would be a significant risk of the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.

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Article 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1          Records and Accounting

(a)          The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including all books and records necessary for the General Partner to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.5(a) and 9.3 hereof.

(b)          Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

(c)          The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.

9.2          Fiscal Year

The fiscal year of the Partnership shall be the calendar year.

9.3          Reports

(a)          As soon as practicable, but in no event later than the date on which the General Partner mails its annual report to its Stockholders, the General Partner shall cause to be mailed to each Limited Partner and the Special General Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with the standards of the Public Accounting Oversight Board (United States), such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner in its sole discretion.

(b)          If and to the extent that the General Partner mails quarterly reports to its Stockholders, then as soon as practicable, but in no event later than the date such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner and the Special General Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

(c)          Notwithstanding the foregoing, the General Partner shall provide to the Special General Partner and the Class C Unit Holders the information set forth in Section 7 of the Articles Supplementary in accordance with the terms thereof.

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(d)          Notwithstanding the foregoing, the General Partner may deliver to the Limited Partners and the Special General Partner each of the reports described above, as well as any other communications that it may provide hereunder, by e-mail or by any other electronic means.

(e)          The General Partner on behalf of the Partnership shall provide all information reasonably requested by any Holder related to the business and operation of the Partnership, any Subsidiary or the General Partner in order to determine the Holder’s (or its direct or indirect holders’) qualification as a REIT. In furtherance of the foregoing, the General Partner shall use commercially reasonable efforts to furnish to the Initial Preferred LP and any other Holder at such Holder’s request, not later than twenty (20) calendar days (and shall, in any event, provide not later than twenty-five (25) calendar days) after the last day of each calendar quarter, such information (A) that is reasonably available and necessary to evaluate (i) the qualification of the Partnership’s assets as of the end of such quarter with the REIT asset test under Section 856(c)(4) of the Code, and (ii) the qualification of the Partnership’s income for the calendar year through such date with the REIT income tests under Section 856(c)(2) and (3) of the Code, or (B) that is otherwise necessary in order to determine Initial Preferred LP’s (or its direct or indirect investors’) qualification as a REIT; provided, that such information shall be provided in a format to be mutually agreed upon by the General Partner and the Initial Preferred LP prior to the end of the first quarter such information is to be provided pursuant to this Section 9.3(e). The General Partner and the Initial Preferred LP agree to cooperate in good faith with respect to the exchange of information pursuant to this Section 9.3(e).

Article 10

TAX MATTERS

10.1       Preparation of Tax Returns

(a)          The General Partner shall arrange for the preparation and timely filing (including extensions) of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the estimated tax information reasonably required by the Limited Partners and the Special General Partner for federal and state income tax reporting purposes. The General Partner shall, in any event, provide final IRS Schedule K-1s no later than April 30 after the end of each taxable year of the Partnership, and any other necessary tax reporting information required by the Partners for the preparation of their respective federal, state and local income tax returns; provided, that such deadline for providing final IRS Schedule K-1s shall not preclude the federal, state and local income tax returns of the Partnership from being finalized and filed after such date. The U.S. federal income tax return of the Partnership shall be timely filed (including extensions) annually on IRS Form 1065 (or such other successor form) or on any other IRS form as may be required. The Partnership shall provide draft copies of such IRS Form 1065 or other IRS form to each Holder who is an Affiliate of Brookfield at least twenty (20) days before the date it is to be filed for such Holder’s review and comment and such Holder must deliver its comments to the General Partner within five (5) days of the date the Partnership provided draft copies of such Form 1065 or other IRS Form in order for those comments to be considered by the General Partner.

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(b)          If required under the Code or applicable state or local income tax law, the General Partner shall also arrange for the preparation and timely filing (including extensions) of all returns of income, gains, deductions, losses and other items required of the Subsidiaries of the Partnership for U.S. federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the estimated tax information reasonably required by the Limited Partners and the Special General Partner for federal and state income tax reporting purposes.

10.2       Tax Elections

(a)          Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code.

(b)          The General Partner shall elect a permissible method (which need not be the same method for each item or property) of eliminating the disparity between the Gross Asset Value and the tax basis for each item of property contributed to the Partnership or to a Subsidiary of the Partnership pursuant to the Regulations promulgated under the provisions of Section 704(c) of the Code.

(c)          The General Partner shall have the right to seek to revoke any tax election it makes, including the election under Section 754 of the Code, upon the General Partner’s determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.

(d)          The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation Section 1.83-3(1) and the Proposed Revenue Procedure set forth in IRS Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Partnership transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The tax matters partner is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners if and when the Safe Harbor Election becomes available. The Partnership and the Partners (including any person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The General Partner is authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation Section 1.83-3, including amending this Agreement.

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(e)          The General Partner shall provide Holders of Class C Units with sufficient information to make an election under section 856(l)(1) of the Code with respect to each Subsidiary of the Company that is treated as a corporation for U.S. federal income tax purposes and such other information as the Holder may reasonably request to make such other elections as may be available under the Code and Regulations with respect to each such Subsidiary, and shall cooperate, and cause each such Subsidiary to cooperate, with such Holder in making any such election, in each case, at the option of such Holder. The General Partner shall notify the Holders of Class C Units within fifteen (15) days of the acquisition of an interest in, formation of, or decision to make an election with respect to the U.S. federal income tax characterization of, any direct or indirect Subsidiary of the Company that is a corporation for U.S. federal income tax purposes or for which an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes is intended to be made.

10.3       Partnership Audits

(a)          The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. The General Partner shall also serve as the Partnership Representative, and the General Partner shall not delegate such function (or any portion of it) without the approval of the Special General Partner. In the event that any such delegation to another Person is approved by the Special General Partner, the provisions of this Agreement relating to the Partnership Representative shall apply to such Person when performing such function.

(b)          The Partnership Representative (if it is not the General Partner) shall at all times act only as directed by the General Partner. All decisions and all actions, including the making of elections, that the Partnership Representative is authorized to make or do under applicable law may be made by the Partnership Representative (if it is not the General Partner) only as directed by the General Partner. For the avoidance of doubt, nothing in this Agreement shall be seen as permitting the Partnership Representative (if it is not the General Partner) to make any decisions regarding any interaction with any taxing authority or tribunal on behalf of the Partnership or any Partner (including a decision to take no action, to delay taking action, or to act at a particular time).

(c)          Notwithstanding anything to the contrary in this Agreement, the Partnership shall not make (and the General Partner and the Partnership Representative shall not allow the Partnership to make) (i) any election under Section 6221(b) or Section 6226 of the Code , as amended by the Bipartisan Budget Act of 2015 and any further amendments thereto, or (ii) any election to apply the Partnership Audit Rules as amended by the Bipartisan Budget Act of 2015 to taxable years of the Partnership ending before January 1, 2018, in each case, without the Special General Partner’s consent.

(d)          The General Partner and the Partnership Representative shall afford the Partners access to the Partnership’s books and records, any other information or documentation relating to the tax situation of the Partnership, and any individuals with knowledge or information regarding the tax situation of the Partnership (including any accountants or other advisors) as may be reasonably necessary for the Initial Preferred LP and the other Partners (or any direct or indirect holder of an interest therein] in connection with any Audit (as defined below), and the General Partner and the Partnership shall not alter or destroy any of such records or information without first notifying the Special General Partner and the other Partners and affording the Special General Partner and the other Partners at least ninety (90) days to remove or copy such records or information.

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(e)          The General Partner and the Partnership Representative shall not, without the Special General Partner’s prior consent, enter into any agreement or make any undertaking or representation to any person regarding the Partnership, General Partner or Partnership Representative being obligated or intending to take (or not take) any action with respect to the Partnership Audit Rules as amended by the Bipartisan Budget Act of 2015.

(f)          The Partnership Representative shall keep the Special General Partner and the other Partners fully and timely informed by written notice of any pending or threatened tax action, investigation, claim, controversy or other proceedings involving the U.S. federal income taxes or other material taxes of the Partnership (each an “Audit”), as well as the commencement of any Audit, the current developments and status of any Audit, and the availability of elections, options and different possible actions involving any Audit. The Partnership Representative and the Partnership shall promptly provide the Special General Partner and the other Partners with copies of all correspondence between the Partnership or the Partnership Representative and any tax authority or tribunal in connection with such Audit. To the extent any such Audit could materially affect the Initial Preferred LP or any other Partner (or any direct or indirect holder of an interest therein), (i) the Special General Partner or such Partner shall have the right to review and comment on any written submissions to the relevant taxing authority or tribunal in connection with such Audit (and in such case the Partnership Representative shall consult with the Special General Partner or such Partner and take into account any such comments in good faith), (ii) the Special General Partner or such Partner shall have the right to attend and jointly participate in any meetings or conferences with the taxing authority or tribunal relating to such Audit at the Special General Partner’s or such other Partner’s own expense, and (iii) such Audit may not be settled or otherwise disposed of without the Special General Partner’s or such other Partner’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)          Any information about any direct or indirect Partner or that person’s interest in the Partnership provided to any taxing authority by or on behalf of the Partnership, the General Partner, or the Partnership Representative in connection with any Audit shall not be shared with any other direct or indirect Partner or any other person except as is necessary in connection with an Audit.

(h)          To the extent that, as a result of a determination by a taxing authority or adjudicative body (such determination, an “Audit Determination”), there is any adjustment for the purposes of any tax law to any items of income gain, loss, deduction or credit of the Partnership for any taxable period, or any amount of tax or potential tax (including any fine or penalty imposed by a governmental authority and including any interest on such tax, fine, or penalty) due from the Partnership:

(i)          The Partnership and the Partnership Representative shall notify the Special General Partner and the Class C Unit Holders within ten (10) days of receiving such Audit Determination, and shall provide the Special General Partner and the Class C Unit Holders with a copy of all correspondence with the taxing authority or adjudicative body relating to such Audit Determination;

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(ii)         The General Partner will use commercially reasonable efforts to (A) pursue available procedures to reduce any “imputed underpayment amount” (or other partnership-level assessment) on account of the Initial Preferred LP’s or any Class C Unit Holders’ (or any of the Initial Preferred LP’s or other Class C Unit Holders’ direct or indirect beneficial owners’) tax status and (B) exercise its authority and rights under the governing agreements and governing law in a way that will result in each Partner or former Partner in the Partnership bearing the tax burdens (including any penalties and interest) resulting from or otherwise attributable to such Partner’s allocable share of the items of income, gain, loss, deduction and credit resulting from such adjustment, and to not bear any tax burdens resulting from or otherwise attributable to any other Partner’s allocable share of such items.

(iii)        The General Partner will not permit any Partner’s Partnership Interest to be wholly redeemed or otherwise eliminated in any period in which an “imputed underpayment amount” has been assessed against the Partnership but not paid in full.

(iv)        Each Partner agrees to provide tax information or certifications (including evidence of filing or payment of tax) as reasonably requested by the Partnership Representative in connection with an Audit Determination and to cooperate with the Partnership, the General Partner and the Partnership Representative in connection with any Audit. Any information so provided to the Partnership Representative shall not be shared with any other direct or indirect Partner or any other person except as is necessary in connection with an Audit. For the avoidance of doubt, nothing herein shall require the Initial Preferred LP or Class C Unit Holders to file an amended tax return.

(v)         If a tax (including any fine or penalty imposed by a governmental authority and including any interest on such tax, fine or penalty) borne by the Partnership, its subsidiaries or any of the Partners pursuant to the Partnership Audit Rules is, in the General Partner’s reasonable judgment, attributable to a Partner (including by reason of a failure to comply with Section 10.3(h)(iv)), then the General Partner shall designate an amount equal to the economic burden of such tax, fine, penalty, and/or interest as a liability of such Partner solely for the purpose of this Section 10.3(h)(iv) and shall notify such Partner of such designation (as well as the reasons for such designation and the detailed computations resulting in the amount so designated). Such Partner shall reimburse the Partnership for such amount (and, beginning ten (10) Business Days after having notified the Partner pursuant to the preceding sentence, the General Partner shall be authorized to set off any amounts due from a Partner pursuant this sentence against any amounts that would otherwise have been distributed by the Partnership to such Partner, and such Partner will be treated as having received such distribution for all other purposes of this Agreement).

(i)          The obligations under this Section 10.3 shall survive the transfer or termination of a Partnership Interest (or the Class C Units), as well as the termination, dissolution, liquidation and winding up of the Partnership.

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(j)          (i)          The tax matters partner and Partnership Representative shall receive no compensation for its services.

(ii)         All third party costs and expenses incurred by the tax matters partner or Partnership Representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership.

(iii)        Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner or Partnership Representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

10.4       Organizational Expenses

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a one hundred eighty (180) month period as provided in Section 709 of the Code.

10.5       Withholding

(a)          Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of U.S. federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code.

(b)          (i)          Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner as the case may be within fifteen (15) days after notice from the General Partner that such payment must be made unless

(A)         the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or

(B)         the General Partner determines, in its reasonable discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner .

(ii)         Any amounts withheld pursuant to the foregoing clauses (i)(A) or (B) shall be treated as having been distributed to the Limited Partner.

(c)          (i)          Each Limited Partner, with the exception of any Class C Unit Holder, hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5.

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(ii)         (A)         If a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.5, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner.

(B)         Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan.

(iii)        Any amount payable by a Limited Partner hereunder shall bear interest at the highest base or prime rate of interest published from time to time by The Wall Street Journal, plus four (4) percentage points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.

(iv)        Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

10.6       Class C Units

(a)          The Company shall adjust the Gross Asset Value of the assets of the Company in accordance with subparagraph (b) of the definition of Gross Asset Value upon the issuance of Class C Units for more than a de minimis amount of cash.

(b)          Distributions to Holders of Class C Units pursuant to Section 5.1(d) or Section 16.5 shall be treated as payments made in exchange for such Holders’ interest in property of the Partnership pursuant to section 736(b) of the Code.

(c)          A Holder of Class C Units, including Class C Deferred Distribution Units, shall be treated as a partner of the Company for U.S. federal income tax purposes.

Article 11

TRANSFERS AND WITHDRAWALS

11.1       Transfer

(a)          (i)          The term “Transfer,” when used in this Article 11 with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person, or a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. Any Transfers shall be subject, in addition to the provisions of this Article 11, to the Class C Rights.

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(ii)         The term “Transfer” when used in this Article 11 does not include any redemption of Partnership Units for cash or Common Stock pursuant to the exercise of OP Redemption Rights or pursuant to Section 16.5.

(b)          (i)          No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. For avoidance of doubt, the limitations on Transfer applicable to Class C Unit Holders or the Transfer of any Class C Units shall be only as set forth in this Section 11.1(b) and Sections 11.3(c), 11.3(d) and 11.3(e) hereof.

(ii)         The Special General Partner may not Transfer its Special General Partner Rights.

(iii)        Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

11.2       Transfer of the General Partner’s General Partner Interest

(a)          Subject to the Class C Rights, the General Partner may not Transfer any of its General Partner Interest or withdraw as General Partner, or Transfer any of its Limited Partner Interest, except

(i)          if holders of at least two-thirds of the Limited Partner Interests consent to such Transfer or withdrawal;

(ii)         if such Transfer is to an entity which is wholly owned by the General Partner and is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code; or

(iii)        in connection with a transaction described in Section 11.2(c) or (d) (as applicable)

(b)          If the General Partner withdraws as general partner of the Partnership in accordance with Section 11.2(a), the General Partner’s General Partner Interest shall immediately be converted into a Limited Partner Interest.

(c)          Except as otherwise provided herein and subject to the rights of the Class C Unit Holders upon consummation of a Fundamental Sale Transaction or the occurrence of a Material Breach or a REIT Event as a condition to the General Partner consummating any such Transaction, the General Partner shall not engage in any merger, consolidation or other combination of the General Partner with or into another Person (other than a merger in which the General Partner is the surviving entity) or sale of all or substantially all of its assets, or any reclassification, or any recapitalization of outstanding Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination of Common Stock) (a “Transaction”), unless

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(i)          in connection with the Transaction all Limited Partners will either receive, or will have the right to elect to receive, for each Partnership Unit (in the case of Class C Units, calculated based on the number of OP Units a Class C Unit Holder would receive upon conversion of Class C Units for OP Units pursuant to Section 16.4 hereof) an amount of cash, securities, or other property equal to the product of the Exchange Factor and the amount of cash, securities or other property or value paid in the Transaction to or received by a holder of one share of Common Stock corresponding to such Partnership Unit in consideration of one share of Common Stock at any time during the period from and after the date on which the Transaction is consummated; provided, however, that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding Common Stock, each holder of Partnership Units shall be given the option to exchange its Partnership Units for the amount of cash, securities, or other property which a Limited Partner would have received had it

(A)         exercised its redemption right under Section 8.6 and

(B)         sold, tendered or exchanged pursuant to the Offer the Common Stock received upon exercise of the redemption right under Section 8.6 immediately prior to the expiration of the Offer.

The foregoing is not intended to, and does not, affect the ability of (i) a Stockholder of the General Partner to sell its stock in the General Partner or (ii) the General Partner to perform its obligations (under agreement or otherwise) to such Stockholders (including the fulfillment of any obligations with respect to registering the sale of stock under applicable securities laws).

(d)          (i)          Subject to Section 5.1 and notwithstanding Section 11.2(c), the General Partner may merge into or consolidate with another entity if immediately after such merger or consolidation

(A)         substantially all of the assets of the successor or surviving entity (the “Surviving General Partner”), other than Partnership Units held by the General Partner, are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Surviving General Partner in good faith and

(B)         the Surviving General Partner expressly agrees to assume all obligations of the General Partner hereunder.

(ii)         (A)         Upon such contribution and assumption, the Surviving General Partner shall have the right and duty to amend this Agreement as set forth in this Section 11.2(d).

(B)         (1)         The Surviving General Partner shall in good faith arrive at a new method for the calculation of the Exchange Factor for a Partnership Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible.

(2)         Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of Common Stock or options, warrants or other rights relating thereto, and which a holder of Partnership Units could have acquired had such Partnership Units been redeemed for Common Stock immediately prior to such merger or consolidation.

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(C)         Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Exchange Factor.

(iii)        The above provisions of this Section 11.2(d) shall similarly apply to successive mergers or consolidations permitted hereunder.

11.3       Limited Partners’ Rights to Transfer

(a)          Subject to the provisions of this Article 11, a Limited Partner may, without the consent of the General Partner, Transfer directly or indirectly, by operation of law or otherwise, all or any portion of its Limited Partner Interest, or any of such Limited Partner’s economic right as a Limited Partner. In order to effect such transfer, the Limited Partner must deliver to the General Partner evidence of the written acceptance by the assignee of all of the terms and conditions of this Agreement and represent that such assignment was made in accordance with all applicable laws and regulations.

(b)          (i)          If a Limited Partner is Incapacitated, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of his or its interest in the Partnership.

(ii)         The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(c)          The General Partner may prohibit any Transfer by a Limited Partner of its Partnership Units if it reasonably believes (based on the advice of counsel) such Transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

(d)          No Transfer by a Limited Partner of its Partnership Units may be made to any Person if:

(i)          it would adversely affect the ability of either the General Partner or the Brookfield REIT Holder (assuming, with respect to any consideration of the foregoing pursuant to this Agreement, such Brookfield REIT Holder holds no assets other than Partnership Units) to continue to qualify as a REIT or would subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code;

(ii)         it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes;

(iii)         such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101, as modified by 3(42) of ERISA;

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(iv)        such Transfer would subject the Partnership to regulation under the Investment Company Act of 1940 or the Investment Advisors Act of 1940, each, as amended;

(v)         such Transfer is a sale or exchange, and such sale or exchange would, when aggregated with all other sales and exchanges during the twelve (12)-month period ending on the date of the proposed Transfer, result in 50% or more of the interests in Partnership capital and profits being sold or exchanged during such 12-month period without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion;

(vi)        such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code;

(vii)       with respect to Transfers of Class C Units, such Transfer is to a Person that either (i) does not customarily invest in preferred or convertible securities and does not make direct or indirect real estate investments of any type (whether debt, equity or otherwise) or (ii) whose total assets together with its Affiliates do not exceed $100,000,000;

(viii)      with respect to Transfers of Class C Units, such Transfer results in the Permitted Transferee (together with its Affiliates) owning Class C Units with Liquidation Preference convertible into OP Units that would be redeemable for more than 20% of the outstanding shares of Common Stock on an as-converted basis and such Person does not agree in writing to be bound by the restrictions set forth in Section 10.8 of the Purchase Agreement entitled “Standstill” by executing the applicable joinder to the Purchase Agreement pursuant to Section 10.8(f) thereof;

(ix)         with respect to Transfers of Class C Units, such Transfer results in the Permitted Transferee (together with its Affiliates) owning Class C Units with Liquidation Preference convertible into OP Units that would be redeemable for more than 35% of the outstanding shares of Common Stock on an as-converted basis and such Person does not agree in writing to be bound by the restrictions set forth in Section 10.9 of the Purchase Agreement entitled “Standstill on Voting” by executing the applicable joinder to the Purchase Agreement pursuant to Section 10.9(f) thereof;

(x)          with respect to Transfers of Class C Units, such Transfer is from the Initial Preferred LP or an Affiliate thereof to a Brookfield Excluded Affiliate, unless, prior to such Transfer, and as a condition thereof, the applicable Holder of Class C Units notifies the Company in writing of such Transfer, which notice shall include a confirmation that such Permitted Transferee is an Affiliate of such Holder of Class C Units and that, following such Transfer, shall no longer be a Brookfield Excluded Affiliate for purposes of this Agreement or any of the other Transaction Documents;

(xi)         such Transfer would require any consent or waiver or result in an “Event of Default” under any material contract (including any material loan agreement, franchise agreement, ground lease or any other material contract to which the General Partner, the Company or any Subsidiaries thereof is party or to which any Property is subject); provided that the Company and the General Partner shall use commercially reasonable efforts to obtain any consent or waiver that may be required under any such agreement in connection with any such Transfer; or

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(xii)        such Transfer is to a Person set forth on Exhibit F (each such Person and any Affiliate of such Person, a “Prohibited Transferee”). The General Partner shall have the right once per twelve (12)-month period to replace Persons on the list, but not to increase the number, of Prohibited Transferees on Exhibit F. Any replacement to the Prohibited Transferee list shall only be permitted to be made by the General Partner in conjunction with the removal of a Person from the Prohibited Transferee list and so long as the replacement Prohibited Transferee is an organization with similar investment reputation and investment profile (e.g., activist hedge fund) and so long as Class C Unit Holders are given written notice of such substitution no less than ten (10) Business Days prior to the effectiveness of such substitution. Upon a substitution pursuant to this Section 11.3(d), the General Partner shall amend, or be deemed to have amended, Exhibit F to reflect the name of the substituted Prohibited Transferee.

(e)          No Transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Section 1.752-1(a)(2) of the Regulations), without the consent of the General Partner, which may be withheld in its sole and absolute discretion; provided, however, that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

(f)          The General Partner shall ensure either (x) that there are never more than 90 partners of the Partnership within the meaning of Treasury Regulations section 1.7704-1(h)(1(ii) and that each Partner satisfies the requirements of this Section 11.3(f) or (y) that based on advice of counsel, the Partnership will not be taxable as a publicly-traded partnership taxable as a corporation for federal income tax purposes. Notwithstanding any provision of this Agreement to the contrary, without the written consent of the General Partner:

(i)          No Partner may (A) acquire or transfer its Partnership Interest (or any interest therein that is described in Treasury Regulations section 1.7704-1(a)(2)(i)(B)) on or through (x) a United States national, regional or local securities exchange, (y) a foreign securities exchange or (z) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers ((x), (y) and (z), collectively, an “Exchange”) or (B) cause its Partnership Interest or any interest therein to be marketed on or through an Exchange, or (C) acquire or transfer its Partnership Interest (or any interest therein that is described in Treasury Regulations section 1.7704-1(a)(2)(i)(B)) if it would result in there being more than 90 partners of the Partnership within the meaning of Treasury Regulations section 1.7704-1(h)(1)(ii).

(ii)         No Partner may enter into any financial instrument payments on which, or the value of which, is determined in whole or in part by reference to its Partnership Interest, or the Partnership (including the amount of the Partnership’s distributions or Partnership Interests, the value of the Partnership’s assets, or the result of the Partnership’s operations), or any contract that otherwise is described in Treasury Regulations section 1.7704-1(a)(2)(i)(B).

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(iii)        If a potential Partner is a partnership, grantor trust or S corporation for U.S. federal income tax purposes, less than 50% of the value of any person’s interest in such partnership, grantor trust or S corporation must at all times be attributable to the Partner’s Partnership Interest, except that written consent of the General Partner shall be granted with respect to this clause (iii) to a Class C Unit Holder if the General Partner is notified of all relevant circumstances of the potential Partner and the General Partner reasonably concludes that there are no more than twenty (20) partners (within the meaning of Treasury Regulations section 1.7704-1(h)(1)(ii)) of the Partnership that are Class C Unit Holders (including such persons referred to in this clause iii and, where appropriate, the beneficial owners of such persons).

(iv)        No Partner may directly or indirectly transfer all or any portion of its Partnership Interest unless (A) the transferee, if a direct transferee, agrees to be bound by the restrictions and conditions in this Section 11.3(f) and (B) such transfer does not violate this Section 11.3(f).

(v)         Any transfer that would cause the Partnership to be unable to rely on the “private placement” safe harbor of Treasury Regulations Section 1.7704-1(h) will be void and of no force or effect unless the General Partner otherwise determines based on advice of counsel that the Partnership will not be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes.

(g)          Any Transfer in contravention of any of the provisions of this Section 11.3 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.

11.4       Substituted and Additional Limited Partners upon Transfer

(a)          Other than as set forth in Section 11.4(d) below, no Limited Partner shall have the right in its sole discretion to substitute a Permitted Transferee as a Limited Partner in its place or admit an Additional Limited Partner upon a partial Transfer of its Partnership Units and any such substitution shall be subject to the prior written consent of the General Partner.

(b)          No Permitted Transferee will be admitted as a Limited Partner, unless such Permitted Transferee has furnished to the General Partner written evidence in customary form of such Permitted Transferee’s acceptance, and agreement to be bound by, all of the terms and conditions of this Agreement.

(c)          A Permitted Transferee who has been admitted as a Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner (including, in the case of a Transfer of Class C Units, a Class C Unit Holder Limited Partner) under this Agreement.

(d)          Upon a Transfer by a Limited Partner of Class C Units to a Permitted Transferee, the General Partner shall be deemed to have automatically consented to the admission of such Permitted Transferee as a Limited Partner and cause the admission of such Permitted Transferee as a Limited Partner.

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(e)          Upon the admission of a Limited Partner pursuant to this Section 11.4, the General Partner shall amend, or be deemed to have amended, Exhibit A to reflect the name, address, number of Partnership Units, and, if applicable, Percentage Interest of such Limited Partner, and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Limited Partner.

11.5       Assignees

(a)          Other than with respect to Transfers of Class C Units, in which case the General Partner shall be deemed to have automatically consented to admit any Permitted Transferee as a Limited Partner in accordance with the terms hereof, if the General Partner does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement.

(b)          An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses and any other items of gain, loss, deduction or credit of the Partnership attributable to the Partnership Units assigned to such Assignee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners, for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted).

(c)          If any such Assignee desires to make a further assignment of any such Partnership Units, such Assignee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to Transfer any Partnership Units.

11.6       General Provisions

(a)          No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 or, as it relates to the Limited Partners, pursuant to exchange of all of its Partnership Units pursuant to Section 8.6.

(b)          (i)          Any Limited Partner which shall Transfer all of its Partnership Units in a Transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Units as Substituted Limited Partners.

(ii)         Similarly, any Limited Partner which shall Transfer all of its Partnership Units pursuant to an exchange of all of its Partnership Units pursuant to Section 8.6 shall cease to be a Limited Partner.

(c)          (i)          If any Partnership Interest is transferred or assigned during the Partnership’s fiscal year in compliance with the provisions of this Article 11 or exchanged for Common Stock pursuant to Section 8.6 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method or such other method permitted by the Code as the General Partner may select.

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(ii)         Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which an exchange occurs shall be allocated to the exchanging Partner, provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate.

(iii)        All distributions pursuant to Section 5.1(a) and Section 5.1(b) attributable to Partnership Units, with respect to which the Partnership Record Date is before the date of such Transfer, assignment, or exchange of such Partnership Units, shall be made to the transferor Partner or the exchanging Partner, as the case may be, and in the case of a Transfer or assignment other than an exchange, all distributions pursuant to Section 5.1(a) and Section 5.1(b) thereafter attributable to such Partnership Units shall be made to the transferee Partner.

(d)          In addition to any other restrictions on transfer herein contained, including the provisions of this Article 11, in no event may any Transfer or assignment of a Partnership Interest by any Partner be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for federal or state income tax purposes (except as a result of the exchange for Common Stock of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2); (v) if in the opinion of counsel to the Partnership, there would be a significant risk that such transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the exchange for Common Stock of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2 or a Full Redemption); (vi) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or under Section 7704(b) of the Code (provided, however, that this clause (vii) shall not be the basis for limiting or restricting in any manner the exercise of the OP Redemption Right under Section 8.6 unless the General Partner determines in its reasonable discretion (which may include obtaining an opinion of outside tax counsel) that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (viii) if such transfer could adversely affect the ability of either the General Partner or any Brookfield REIT Holder (assuming, with respect to any consideration of the foregoing pursuant to this Agreement, such Brookfield REIT Holder holds no assets other than Partnership Units) to remain qualified as a REIT; or (ix) if in the opinion of legal counsel of the transferring Partner (which opinion and counsel are reasonably satisfactory to the Partnership), or legal counsel of the Partnership, such transfer would adversely affect the ability of either the General Partner or any Brookfield REIT Holder (assuming, with respect to any consideration of the foregoing pursuant to this Agreement, such Brookfield REIT Holder holds no assets other than Partnership Units) to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, if the General Partner or any Brookfield REIT Holder, as the case may be, has elected to be qualified as a REIT.

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Article 12

ADMISSION OF PARTNERS

12.1       Admission of Successor General Partner

(a)          (i)          A successor to all of the General Partner Interest pursuant to Article 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, subject to the Class C Rights, effective immediately following such transfer and the admission of such successor General Partner as a general partner of the Partnership upon the satisfaction of the terms and conditions set forth in Section 12.1(b).

(ii)         Any such transferee shall carry on the business of the Partnership without dissolution.

(b)          A Person shall be admitted as a substitute or successor General Partner of the Partnership only if the following terms and conditions are satisfied:

(i)          the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;

(ii)         if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(iii)        counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause

(A)         the Partnership to be classified other than as a partnership for federal income tax purposes, or

(B)         the loss of any Limited Partner’s limited liability.

(c)          In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(c) hereof.

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12.2       Admission of Additional Limited Partners

(a)          Subject to the Class C Rights, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner

(i)          evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, to the extent applicable, the power of attorney granted in Section 2.4 hereof, and

(ii)         such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

(b)          (i)          Notwithstanding anything to the contrary in this Section 12.2 and subject to the Class C Rights, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion, except in the case of a Class C Unit Permitted Transferee admitted as a Limited Partner pursuant to Section 11.4(d).

(ii)         The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

(c)          (i)          If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method or such other method permitted by the Code as the General Partner may select.

(ii)         (A)         Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner.

(B)         distributions pursuant to Section 5.1(a) and Section 5.1(b) with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions pursuant to Section 5.1(a) and Section 5.1(b) thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

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12.3       Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

Article 13

DISSOLUTION, LIQUIDATION AND TERMINATION

13.1       Dissolution

(a)          The Partnership shall not be dissolved by the admission of Substituted Limited Partners, Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership.

(b)          The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (each, a “Liquidating Event”):

(i)          the expiration of its term as provided in Section 2.5 hereof;

(ii)         an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal, a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

(iii)        subject to the Class C Rights, an election to dissolve the Partnership made by the General Partner, with the Consent of the Limited Partners holding at least a majority of the Percentage Interest of the Limited Partners (including Limited Partner Interests held by the General Partner);

(iv)        entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(v)         a Capital Transaction; or

(vi)        a final and non-appealable judgment entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

As used herein, a “majority in interest” shall refer to Partners (excluding the General Partner) who hold more than fifty percent (50%) of the outstanding Partnership Units not held by the General Partner.

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13.2       Winding Up

(a)          (i)          Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners.

(ii)         No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.

(iii)        The General Partner, the Special General Partner during the Special General Partner Rights Period, or, if there is no remaining General Partner, any Person elected by the “majority in interest” (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of common stock or other securities of the General Partner) shall be applied and distributed in the following order:

(A)         First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(B)         Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(C)         Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners;

(D)         Fourth, to the Class C Unit Holders in accordance with Section 5.1(c), if and to the extent applicable, and otherwise an amount equal to the Liquidation Preference of the Class C Units; and

(E)         the balance, if any, shall be distributed to Holders of GP Units and OP Units in accordance with their respective Percentage Interests.

(iv)        The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

(v)         Any distributions pursuant to this Section 13.2(a) shall be made by the end of the Partnership’s taxable year in which the liquidation occurs (or, if later, within ninety (90) days after the date of the liquidation).

(b)          (i)          Notwithstanding the provisions of Section 13.2(a) hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners, as creditors) or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.

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(ii)         Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.

(iii)        The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)          In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner or the Limited Partners pursuant to this Article 13 may be:

(A)         distributed to a trust established for the benefit of the General Partner and the Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership; the assets of any such trust shall be distributed to the General Partner and the Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and the Limited Partners pursuant to this Agreement; or

(B)         withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and the Limited Partners in the manner and order of priority set forth in Section 13.2(a)(iii), as soon as practicable.

13.3       Obligation to Contribute Deficit

If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

13.4       Rights of Limited Partners

(a)          Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership.

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(b)          Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

13.5       Notice of Dissolution

If a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

13.6       Termination of Partnership and Cancellation of Certificate of Limited Partnership

Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

13.7       Reasonable Time for Winding-Up

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

13.8       Waiver of Partition

Each Partner hereby waives any right to partition of the Partnership property.

Article 14

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

14.1       Amendments

(a)          Subject to the Class C Rights and Section 14.1(f), the General Partner shall have the power, without the consent of the Limited Partners or the Special General Partner, to amend this Agreement except as set forth in Section 14.1(b), 14.1(d), 14.1(e) and 16.3 hereof. The General Partner shall provide notice to the Limited Partners and the Special General Partner when any action under this Section 14.1(a) is taken in the next regular communication to the Limited Partners.

(b)          Notwithstanding Section 14.1(a) hereof and subject to the Class C Rights, this Agreement shall not be amended with respect to:

(i)          any Partner adversely affected without the Consent of such Partner adversely affected if such amendment would:

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(A)         convert a Limited Partner’s interest in the Partnership into a General Partner Interest;

(B)         modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; or

(C)         amend this Section 14.1(b)(i);

(ii)         any Limited Partner adversely affected without the Consent of Limited Partners holding more than fifty percent (50%) of the outstanding Percentage Interests of the Limited Partners adversely affected if such amendment would:

(A)         create an obligation to make Capital Contributions not contemplated in this Agreement;

(B)         alter or change the terms of this Agreement regarding the rights of the limited partners with respect to Business Combinations;

(C)         alter or change the distribution and liquidation rights provided in Articles  5 and 13 hereof, except as otherwise permitted under this Agreement; or

(D)         amend this Section 14.1(b)(ii).

(c)          Section 14.1(b)(i) does not require unanimous consent of all Partners adversely affected unless the amendment is to be effective against all Partners adversely affected.

(d)          Notwithstanding Section 14.1(a) hereof, no provision of this Agreement shall be amended or modified without the Special General Partner’s prior written consent if such amendment or modification (i) relates to the rights and privileges of the Special General Partner or (ii) would amend this Section 14.1(d).

(e)          Notwithstanding Section 14.1(a) hereof, no provision of this Agreement shall be amended without the affirmative vote of a least a majority of the Class C Unit Holders, if so required pursuant to Section 16.3.

(f)          Notwithstanding anything to the contrary contained in this Section 14.1 or elsewhere in this Agreement, the General Partner shall have the power, without the consent of the Limited Partners or the Special General Partner, to amend this Agreement following the occurrence of a Funding Failure Final Determination as contemplated by Section 15.14 to give effect to any termination of the LPA Suspended Rights and the LPA Non-Suspended Rights pursuant thereto.

14.2       Meetings of the Partners

(a)          (i)          Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of written request by Limited Partners holding 25 percent or more of the Partnership Interests or at any time the approval of Class C Unit Holders is required for the Partnership to take a Restricted Action pursuant to Section 16.3.

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(ii)         The request shall state the nature of the business to be transacted.

(iii)        Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting.

(iv)        Partners may vote in person or by proxy at such meeting.

(v)         Whenever the vote or Consent of the Limited Partners or Class C Unit Holders is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in 14.2(b).

(vi)        Except as otherwise expressly provided in this Agreement, including in respect of the Class C Rights, in all other cases the Consent of holders of a majority of the Percentage Interests held by Partners (including the General Partner) shall control.

(b)          (i)          Subject to Section 14.2(a)(vi), any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by, at any time the approval of Class C Unit Holders is required for the Partnership to take a Restricted Action pursuant to Section 16.3, a majority of the Class C Unit Holders, and otherwise as applicable a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).

(ii)         Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).

(iii)        Such Consent shall be filed with the General Partner.

(iv)        An action so taken shall be deemed to have been taken at a meeting held on the effective date of the Consent as certified by the General Partner.

(c)          (i)          Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.

(ii)         Every proxy must be signed by the Partner or an attorney-in-fact and a copy thereof delivered to the Partnership.

(iii)        No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.

(iv)        Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the General Partner’s receipt of written notice of such revocation from the Partner executing such proxy.

(d)          (i)          Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

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(ii)         Meetings of Partners may be conducted in the same manner as meetings of the Stockholders of the General Partner and may be held at the same time, and as part of, meetings of the Stockholders of the General Partner.

Article 15

GENERAL PROVISIONS

15.1       Addresses and Notice

Any notice, demand, request or report required or permitted to be given or made to a Partner, Indemnitee or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or five (5) days after being sent by first class United States mail or by overnight delivery or electronically to the Partner or Assignee at the address or electronic address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing. Notwithstanding the foregoing, if the General Partner elects to deliver any such notice, demand, request or report by E-mail or by any other electronic means, such communication shall be deemed given or made one day after being sent.

15.2       Titles and Captions

All article or section titles or captions in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

15.3       Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.4       Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.5       Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.6       Creditors

Other than as expressly set forth herein with respect to the Indemnities, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

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15.7       Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.8       Counterparts

This Agreement may be executed (including by electronic transmission) with counterpart signature pages or in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

15.9        Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

15.10      Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.11      Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

15.12      Merger

Subject to the Class C Rights, the General Partner, without the consent of the Limited Partners or any other Person, may (i) merge or consolidate the Partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company, corporation or other Person or (ii) sell all or substantially all of the assets of the Partnership and may amend this Agreement in any manner or adopt a new limited partnership agreement for the Partnership in connection with any such transaction consistent with the provisions of this Section 15.12.

15.13      No Rights as Stockholders

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as Stockholders of the General Partner, including any right to receive dividends or other distributions made to Stockholders or to vote or to consent or receive notice as Stockholders in respect to any meeting of Stockholders for the election of directors of the General Partner or any other matter.

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15.14      Funding Failures

(a)          During any Suspension Period, the LPA Suspended Rights shall be suspended automatically and without further action required by the General Partner, the Company or any other Person.

(b)           Upon the termination of such Suspension Period, the LPA Suspended Rights shall automatically be reinstated in full without further action required by the General Partner, the Company or any other Person, provided that actions taken by the Company hereunder that would have required the approval of holders of at least a majority of the Class C Units outstanding at the time but for the application of the Suspension Period shall not be invalidated to the extent such actions cannot be repudiated or reversed without significant harm, cost or expense to the Company and its Subsidiaries, taken as a whole, or deemed a default or other violation of this Agreement.

(c)           For the avoidance of doubt, if a court of competent jurisdiction determines, in a final and non-appealable judgment, that a Funding Failure has not occurred, without limiting any other remedy that any Class C Unit Holder may have pursuant to this Agreement and without duplication of any amounts paid by the Company or the General Partner in respect thereof pursuant to any of the other Transaction Documents, the Class C Unit Holders shall be entitled to recover from the Company actual damages incurred (which shall include consequential damages to the extent they were the natural, probable and reasonably foreseeable consequence of the actions taken by the Company with respect to such election) arising from or in connection with the election of the Company to pursue its remedies under Section 11.6(b) of the Purchase Agreement.

(d)          If a Funding Failure Final Determination occurs and the Initial Preferred LP shall not have consummated the applicable Subsequent Closing within ten (10) Business Days of such Funding Failure Final Determination, then, on the eleventh (11th) Business Day following such Funding Failure Final Determination, (1) all of the LPA Suspended Rights and LPA Non-Suspended Rights shall be permanently terminated without further action by the General Partner, the Company, or any other Person, (2) the Class C Unit Holders shall forfeit all Class C Units received in respect of all PIK Distributions accrued from the date of this Agreement until such Funding Failure Final Determination as well as any PIK Distributions accruing thereafter (but not the Class C Cash Distribution Amounts already paid to Class C Unit Holders in respect thereof), and (3) in furtherance of the foregoing, the General Partner and the Board may take all such action as may be required to amend this Agreement to give effect to the foregoing as set forth in Section 14.1(f).

Article 16

CLASS C UNITS

16.1       Designation and Number

(a)          A series of Partnership Units in the Partnership in the form of convertible preferred units designated as the “Class C Units,” is hereby established. The Class C Units shall have the rights, privileges and preferences set forth herein. Class C Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto.

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16.2       Special Provisions. Notwithstanding anything to the contrary contained herein, the Class C Units and the Holders thereof shall have the rights, privileges and priorities set forth in this Article 16. Any conflicts between any provision of this Agreement and the rights, privileges and priorities granted in this Article 16 to the Class C Units and the Holders thereof shall be resolved in accordance with the terms of this Article 16. For the avoidance of doubt, if the Class C Unit Holders exercise their option to convert Class C Units into OP Units pursuant to Section 16.4 hereof and immediately thereafter exercise their right to redeem the OP Units received in exchange for Class C Units pursuant to Section 8.6(a) hereof, and a Nonredemption Event occurs (including in connection with any election by an OP Unit Holder to retain the number of OP Units corresponding to any Over-Threshold Shares pursuant to Section 8.6(b)), the OP Unit Holder shall in that case, for so long as it retains such OP Units and so long as a redemption of Common Stock would be for a Common Stock Value of at least $5,000,000, retain all of its Class C Rights as if each such OP Unit was a Class C Unit.

(a)          Distributions. The holders of Class C Units shall be entitled, as set forth herein, to (i) payments of fixed, cumulative Class C Cash Distribution Amounts, (ii) Tax Distributions, (iii) PIK Distributions, and (iv) distributions upon a Fundamental Sale Transaction.

(b)          Conversion of Class C Units into OP Units. Class C Units are eligible to be converted into OP Units in accordance with Section 16.4 hereof.

(c)          Redemptions. The Holders of Class C Units shall be entitled to redeem any or all of their Class C Units in accordance with the provisions of Section 16.5.

(d)          The Company covenants and agrees to reimburse any or all Class C Unit Holders upon receipt of written notice from any Class C Unit Holder for all reasonable, documented out-of-pocket expenses incurred by the Class C Unit Holders after the Original Issue Date (including reasonable attorneys’ fees and other legal expenses in connection with (A), the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Transaction Documents and any other documents or matter as requested by the General Partner, (B) enforcing any obligations of or collecting any payments due from the General Partner or the Company under this Agreement, the other Transaction Documents (including any modification, restructuring or work out related to the Transaction Documents or the obligations they are under); and (C) to the extent not already covered by any of the other subclauses of this sentence, the reimbursement of any or all Class C Unit Holders in any matter relating to or arising out of any bankruptcy or other proceeding involving the Company or any of its Subsidiaries solely in connection with such Class C Unit Holder’s capacity as a Class C Unit Holder or creditor (if applicable) of the Company or any of its Subsidiaries (the “Reimbursable Amounts”); provided, however, neither any Class C Unit Holder, nor any of its Affiliates shall have the right to be reimbursed under clause (B) of the this sentence for such Class C Unit Holder or its Affiliates’ own gross negligence, violation of law, illegal acts, fraud or willful misconduct).

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16.3       Voting

(a)          Subject to the other provisions of this Section 16.3, Section 15.14 and Section 16.5(e), Holders of Class C Units shall have the right to vote as a class on the matters that are expressly set forth below (the “Restricted Actions”) and neither the General Partner nor the Partnership shall, without the affirmative vote of the Holders of at least a majority of the Class C Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), be permitted to take the following actions:

(i)          except following the date that is fifty-seven (57) months after the date hereof in connection with a Full Redemption, (A) authorize, create or issue, or increase the number of authorized or issued Partnership Units or any other Equity Securities of the Company or any of its Subsidiaries, (B) create, authorize or issue any obligation or security exchangeable for, convertible into or evidencing the right to purchase any Equity Securities of the Company or any of its Subsidiaries, or (C) effect any recapitalization, reorganization, combination, reclassification, stock-split, reverse stock-split or other similar transaction with respect to any Equity Securities of the Company or any Subsidiary, except, in the case of clauses (A), (B) and (C), for (u) the issuance of Equity Securities to members of the Board, Company Executive Officers (as defined in the Articles Supplementary) and other key employees of the Company pursuant to the terms of plans approved by the Board, (v) any issuance of shares of Common Stock in accordance with this Agreement upon redemption of OP Units pursuant to Section 8.6, (w) any issuance of OP Units or Class C Units required by this Agreement, (x) the issuance of Equity Securities in connection with the exercise of preemptive rights in accordance with Section 16.6, (y) the issuance of Class C Units in connection with any Follow-On Funding in accordance with the terms of the Purchase Agreement, or (z) the issuance of shares of Common Stock pursuant to any underwritten public offering of Common Stock following a Listing, including without limitation, “at-the-market” equity distribution programs and underwritten “bought deals”;

(ii)         (a) amend, alter or repeal (or recommend that the Stockholders amend, alter or repeal) any provisions of the Charter or the General Partner’s Bylaws, (b) amend, alter or repeal this Agreement except to the extent expressly permitted hereunder (i) with respect to amendments made to document Transfers made in accordance with Article 11 hereof or (ii) to reflect the rights set forth under Section 15.14(d) hereof, or (c) amend, alter or repeal any other governing instrument or constitutional document of any Subsidiary of the Company, directly or indirectly, in any manner whether by merger, consolidation, transfer or conveyance of all or substantially all of the assets of the Company or any of its Subsidiaries or otherwise (except in connection with a transaction that constitutes a Fundamental Sale Transaction resulting in a Full Redemption);

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(iii)        except following the date that is fifty-seven (57) months after the date hereof in connection with a Full Redemption, incur, assume, guarantee (or permit any Subsidiary of the Company to incur, assume or guarantee) or enter into or materially amend (or permit any Subsidiary of the Company to enter into or materially amend) any agreement, contract, commitment or other obligation to incur, assume or guarantee, any Debt, except for any such action (A) to refinance or extend Debt existing as of the Issue Date or Debt approved pursuant to this Section 16.3(a)(iii) (or any Debt incurred in refinancing any such Debt in accordance with this Section 16.3(a)(iii)) in a principal amount not greater than the amount to be refinanced and on terms no less favorable to the Company (or its applicable Subsidiary) than those contained in such existing Debt with respect to guarantees, interest rate, affirmative and negative covenants, non-recourse nature of debt, security and creation or permission of any Lien or encumbrance on any Property or asset of the Company or any of its Subsidiaries or any other material term (and unless, in each case, such otherwise permitted refinancing would result in other than de minimis prepayment penalties, de minimis make whole premiums and other customary fees with respect to such Indebtedness) or (B) as specifically set forth in the Annual Business Plan;

(iv)        engage in any transaction, whether effected directly or indirectly, between the Company or any of its Subsidiaries, on the one hand, and (A) the General Partner’s, the Company’s or its Subsidiaries’ respective directors or Executive Officers (as defined in the Articles Supplementary) and any Family Members or Affiliates of the foregoing or (B) the Advisor or any of its Affiliates, directors or Executive Officers and any Family Members or Affiliates of the foregoing;

(v)         except following the date that is fifty-seven (57) months after the date hereof in connection with a Full Redemption, sell or dispose of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, unless such sale or disposition would constitute a Fundamental Sale Transaction resulting in a Full Redemption;

(vi)        take any corporate action in the furtherance of, or suffer to exist, any of the following:

(A)         the commencement by the Company or any of its Subsidiaries of a voluntary case or proceeding under any applicable bankruptcy law or any other case or proceeding to be adjudicated bankrupt or insolvent;

(B)         the consent by the Company or any of its Subsidiaries to the entry of a decree or order for relief in respect of the Company or such Subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against it;

(C)         the filing of a petition or answer or consent by the Company or any of its Subsidiaries seeking reorganization or relief under any applicable federal or state law;

(D)         the Company or any of its Subsidiaries:

(1)      consenting to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver (other than a receiver appointed in connection with a foreclosure of a Property owned by the Company or a Subsidiary thereof), liquidator, assignee, trustee, sequestrator or similar official of the Company or such Subsidiary or of any substantial part of its Property;

(2)      making an assignment for the benefit of creditors; or

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(3)         admitting in writing its inability to pay its debts generally as they become due, other than as a result of the failure of a Subsequent Closing to occur.

(vii)       declare, authorize, make, pay or set aside for payment any dividends or other distributions on any Common Stock or any Equity Securities of the Company or a Subsidiary of the Company, except for (A) dividends or other distributions (including the payment of the Class C Cash Distribution Amount and PIK Distributions or other distributions) in respect of the Class C Units pursuant to Section 5.1 hereof and redemption payments pursuant to Section 16.5 hereof, (B) cash distributions equal to or less than $0.525 per annum per OP Unit (as equitably adjusted to account for any subdivision, combination or similar event involving OP Units after the Issue Date), (C) dividends or other distributions required by either of the Grace Agreements, (D) dividends or other distributions by a Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company and (E) pro rata distributions to the equityholders of BSE/AH Blacksburg Hotel, L.L.C. and BSE/AH Blacksburg Hotel Operator, L.L.C.;

(viii)      redeem, purchase, subscribe for or otherwise acquire any outstanding GP Units, OP Units or any other Equity Securities of the Partnership or any direct or indirect non-wholly owned Subsidiary of the Company, except for (A) redemptions of Class C Units in accordance with the terms of this Agreement and (B) the repurchase or other acquisition of Equity Securities of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the General Partner or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), to the extent either (1) required (as to amount, price and timing) pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board (or any compensation committee of the Board established pursuant to applicable rules of the SEC or any national securities exchange on which any shares of stock of the General Partner are then listed) under which such individuals purchase or sell, or are granted the option to purchase or sell, any Equity Securities or (2) specifically set forth in the Annual Business Plan;

(ix)         [Reserved];

(x)          [Reserved];

(xi)         make any acquisition (including by merger) of the Equity Securities or assets of any other Person, except (A) pursuant to the Real Estate Purchase and Sale Agreement, dated June 2, 2015, by and among Summit Hotel OP, LP and certain related sellers and American Realty Capital Hospitality Portfolio SMT, LLC, as amended pursuant to that certain letter agreement dated as of July 15, 2015, that certain letter agreement dated as of August 21, 2015, that certain letter agreement dated as of October 20, 2015, that certain extension notice dated as of October 26, 2015, that certain Termination Agreement dated as of December 29, 2015, that certain reinstatement agreement dated as of February 11, 2016, that certain letter agreement dated as of December 30, 2016, that certain letter agreement dated as of January 10, 2017 and that certain letter agreement dated as of January 12, 2017 and (B) pursuant to transactions that are (1) specifically set forth in the Annual Business Plan or (2) for consideration equal to or less than $25,000,000 for any single transaction or series of related transactions so long as all such transactions do not exceed $100,000,000 in the aggregate in any twelve (12)-month period;

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(xii)        except following the date that is fifty-seven (57) months after the date hereof in connection with a Full Redemption, sell or dispose of any assets (whether directly or indirectly) held by the Company or by any Subsidiary of the Company (A) for consideration greater than $25,000,000 for any single transaction or series of related transactions during any twelve (12)-month period (other than transactions specifically set forth in the Annual Business Plan), (B) for consideration greater than $100,000,000 in the aggregate for all such transactions during any twelve (12)-month period (other than transactions specifically set forth in the Annual Business Plan), (C) if such sale or disposition would be reasonably likely to result in a breach of any debt maintenance covenant in any agreement governing the Debt of the Company or any Subsidiary of the Company, or (D) if such sale or disposition would, as reasonably determined by any Holder of Class C Units that is an Affiliate of Brookfield, create a risk of liability for a tax described in Section 857(b)(6) of the Code for such Holder or any Person who directly or indirectly holds an interest in Class C Units through such Holder; provided, however, that the Company and such Holder will cooperate to determine the existence of a risk of liability for a tax described in Section 857(b)(6) of the Code for any Affiliate of Brookfield that directly or indirectly holds an interest in the Class C Units and shall use reasonable best efforts to structure such sale or disposition in a manner that would not give rise to such a tax (for the avoidance of doubt, the restrictions contained in this Section 16.3(a)(xii) shall not limit or otherwise restrict the ability of the Company or any of its Subsidiaries to market (but not sell, except as may be permitted during a Suspension Period) any of the Marketed Properties pursuant to Section 10.20 of the Purchase Agreement);

(xiii)      [Reserved];

(xiv)      [Reserved];

(xv)       except for deferrals or other modifications of PIPs agreed to by the applicable franchisor under the applicable franchise agreement made in the ordinary course of the Company’s business (provided, that (1) no such deferral or modification results in a default by the Company (or any applicable Subsidiary of the Company) under the applicable franchise agreement and (2) no such modification will or would reasonably be expected to increase (inclusive of any increases that constitute Permitted Variances) the cost of such PIPs by more than ten percent (10%) in the aggregate above the cost for such PIPs set forth in the applicable franchise agreement or Annual Business Plan), enter into, amend or modify in any material respect, waive or release any material rights under, assign any material rights or terminate in advance of the applicable scheduled termination date any (A) material joint venture, partnership or other related arrangement, (B) management agreement, franchise agreement, ground lease agreement or other material lease agreement or (C) agreement with any external representative, agent or advisor with respect to all or any portion of the management functions of the Company or any of its Subsidiaries;

(xvi)      [Reserved];

(xvii)     [Reserved];

(xviii)    any Transfer by the General Partner of all or part of its Partnership Interest; or

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(xix)       take any action indirectly, whether through any Subsidiary or otherwise, which, if taken directly by the Company, would be prohibited by this Section 16.3; or

(xx)        agree or commit (in writing or otherwise) to do any of the foregoing.

(b)          Notwithstanding the foregoing, the General Partner shall, upon the written advice of reputable, nationally recognized external legal counsel, be permitted to take such actions as are reasonably necessary to (x) maintain the General Partner’s status as a REIT and satisfy the REIT Requirements or (y) ensure that the Company is not classified as an “investment company” under the Investment Company Act of 1940, as amended, which actions shall not require the approval of a majority of the Class C Unit Holders; provided, that the Company shall provide the Class C Unit Holders and the Special General Partner with written notice five (5) Business Days prior to the date of taking any such actions.

(c)          The foregoing rights of the Class C Unit Holders to approve all matters set forth above in this Section 16.3 will not apply other than in connection with any retention of OP Units as set forth in Section 16.2, if, at or prior to the time when the Restricted Action with respect to which such vote would otherwise be required is contemplated, the Liquidation Preference applicable to all Class C Units held by the Initial Preferred LP and its Affiliates is reduced to $100,000,000 or less due to the exercise of OP Redemption Rights at the election of the Class C Unit Holders (a “Sell-Down Event”).

(d)          Notwithstanding the foregoing, the Class C Unit Holders shall, upon the resignation, termination or replacement of the General Partner, have the right to vote as a class, in addition to the matters set forth above in Section16.3(a), on the matters that are set forth in Sections 6.1(i)(ix), 6.1(i)(x) and 6.1(i)(xiv) of the Articles Supplementary and neither any other General Partner nor the Partnership shall, without the affirmative vote of the holders of at least a majority of the Class C Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), be permitted to take such actions.

(e)          Notwithstanding the foregoing, so long as the Initial Preferred LP owns $50,000,000 in Liquidation Preference, the affirmative vote of the Initial Preferred LP shall be required to take the actions set forth in Section 16.3(a)(xviii) above.

16.4       Conversion of Class C Units

(a)          Conversion at Option of Holder. Subject to Section 15.14 and Section 16.7, at the option of any Holder of Class C Units, any or all Class C Units held by such Holder may be converted into OP Units based on the Conversion Price on the Conversion Date as determined by dividing the Liquidation Preference of the Class C Units to be converted (as of the Conversion Date) by the Conversion Price (as of such date). A Holder may convert Class C Units into OP Units pursuant to this paragraph at any time and from time to time after the Original Issue Date, by delivering to the Company a conversion notice (the “Holder Conversion Notice”), in the form attached hereto as Exhibit E, appropriately completed and duly signed.

(b)          Effect of Conversion. Effective immediately after the close of business on the Conversion Date applicable to any Class C Units, Class C Cash Distribution Amounts and PIK Distributions shall no longer accrue or be declared on any such Class C Units and such Class C Units shall cease to be outstanding.

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(c)          Redemption for Common Stock. A Holder of OP Units received upon conversion of Class C Units shall be entitled to subsequently exercise its OP Redemption Right with respect to such OP Units, which may then, in the sole and absolute discretion of the General Partner, be satisfied by paying either the Cash Amount or the Common Stock Amount (but not, except as set forth in Section 8.6(b), a combination of both), pursuant to Section 8.6.

(d)          Conversion Price. The Conversion Price is subject to adjustment from time to time as follows, and such adjustments shall be made to the Conversion Price for all Class C Units from and after the date of this Agreement.

(i)          Stock Dividends and Splits. If the General Partner, at any time while the Class C Units are outstanding, (A) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of Equity Securities that is payable in shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, or (C) combines outstanding shares of Common Stock into a smaller number of shares, then, in each such case, the applicable Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (A) of this paragraph shall become effective for conversions on any Conversion Dates occurring on any date immediately following the record date for the determination of the General Partner’s stockholders entitled to receive such dividend or distribution, and any adjustments pursuant to clause (B) or (C) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(ii)         Other Distributions. In case the General Partner fixes a record date for the making of a distribution to all holders of shares of Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (including ordinary cash dividends), excluding distributions referred to above under Section 16.4(d)(i), (such distribution, the “Distributed Property”), then, in each such case, the Conversion Price in effect prior to such record date will be reduced for conversions on any Conversion Dates occurring on any date thereafter by an amount equal to the quotient obtained by dividing the total value of the Distributed Property by the number of shares of Common Stock outstanding on the record date; such adjustment will be made immediately after the record date for the determination of Stockholders entitled to receive such distribution. In the event that such distribution is not made, the Conversion Price then in effect will be readjusted, effective as of the date when the Board determines not to so distribute such Distributed Property, to the Conversion Price that would then be in effect.

(iii)        Adjustment of Conversion Price Upon Issuance of Additional Shares. In the event the General Partner or the Partnership shall at any time after the Original Issue Date issue Additional Shares (including by issuing Convertible Securities that are convertible into, exchangeable or exercisable for, Additional Shares), without consideration or for a consideration per Additional Share less than (a) in the case of such an issuance of Additional Shares prior to a Listing, the Conversion Price and (b) in the case of an issuance of Additional Shares upon or subsequent to a Listing, the greater of the Conversion Price or the Market Price, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

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CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

—	“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares, as applicable;

—	“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares;

—	“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares (treating for this purpose as outstanding all shares of Common Stock issuable upon conversion or exchange of Convertible Securities (including the Class C Units and all OP Units outstanding, if any) immediately prior to such issue);

—	“B” shall mean the aggregate consideration (including, in the case of Convertible Securities, consideration payable upon conversion, exchange or exercise) received or to be received by the General Partner or Partnership in respect of such issue divided by CP1(representing the number of shares of Common Stock that would have been issued if such Additional Shares had been issued (or in the case of Convertible Securities, would be issued upon the conversion, exchange or exercise of such Convertible Security) at a price per share equal to CP1); and

—	“C” shall mean the number of such Additional Shares issued (or, in the case of Convertible Securities, issuable) in such transaction.

(iv)        Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the General Partner in which shares of Common Stock (but not the Class C Units) are converted into or exchanged for securities, cash or other property (other than a Fundamental Sale Transaction resulting in a Full Redemption pursuant to Section 5.1(c)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each OP Unit issuable to a Class C Unit Holder upon conversion from Class C Units to OP Units shall thereafter be redeemable in lieu of the Common Stock for which it was redeemable pursuant to Section 8.6(b) prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the General Partner issuable upon redemption of one such OP Unit for Common Stock pursuant to Section 8.6(b) immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment or adjustments (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 16.4 with respect to the rights and interests hereafter of the Holders of the Class C Units, to the end that the provisions set forth in this Section 16.4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class C Units into OP Units and redemption of the OP Units in exchange for Common Stock pursuant to this Section 16.4(d).

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(v)         Certain Repurchases of Common Stock. Except for repurchases of shares of Common Stock from employees of the Company, the General Partner or an Affiliate thereof pursuant to contractual call rights or rights of first refusal in which all or a portion of the interests held by the employee are repurchased at a price set forth in the grant agreement related thereto or repurchased in connection with the satisfaction of a tax withholding obligation, if the General Partner purchases from its stockholders shares of Common Stock, or otherwise acquires its Common Stock in exchange for consideration, for purposes of adjusting the Conversion Price pursuant to this Section 16.4(d), the excess, if any, of the total value of such consideration over the aggregate Common Stock Value of the shares of Common Stock so acquired shall be treated as Distributed Property pursuant to Section 16.4(d)(ii) that was distributed to the remaining stockholders of the General Partner immediately after the acquisition of such Common Stock.

(vi)        No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease in the aggregate for a series of offerings or transactions of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (vi) are not required to be made shall be carried forward and aggregated with future adjustments and taken into account in calculating any subsequent adjustment when made; and provided further, however that any adjustment shall be required and made in accordance with the provisions of this Section 16.4 (other than this subparagraph (vi)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. All calculations under this Section 16.4 shall be made to the nearest cent (with $0.005 being rounded upward) or to the nearest one-tenth of a share (with 0.05 of a share being rounded upward), as the case may be.

(vii)       There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the General Partner in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 16.4. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 16.4, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

16.5       Redemption Rights of Class C Unit Holders

(a)          Redemption at Option of Holder.

(i)          From time to time on or after the fifth (5th)anniversary of the Original Issue Date by delivery of a Notice of Redemption to the Partnership specifying the number of Class C Units to be redeemed and the Redemption Date, any Class C Unit Holder may, at its election, require the Company to redeem any or all of the Class C Units then owned by such Holder, for an amount per Class C Unit in cash paid on the Redemption Date equal to the Liquidation Preference (measured as of the Redemption Date) of each Class C Unit to be redeemed.

(ii)         At any time, and from time to time following the occurrence of a REIT Event or a Material Breach, by delivery of a Notice of Redemption, a Class C Unit Holder may, at its option, require the Partnership to redeem any or all of the Class C Units owned by the Holder

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(A)          in the case of a Redemption Date on or prior to February 27, 2019, an amount per Class C Unit in cash equal to such Class C Unit’s pro rata share (determined based on the respective Liquidation Preferences of all Class C Units) of an amount equal to (I) $800,000,000 less (II) the sum of (i) the difference between (A) $400,000,000 and (B) the Stated Value of all outstanding Class C Units and (ii) all Class C Cash Distribution Amounts actually paid to the Holders of Class C Units (other than PIK Distributions) prior to such date,

(B)          in the case of a Redemption Date after February 27, 2019 and prior to the date that is fifty-seven (57) months and one day after the date of this Agreement, an amount per Class C Unit in cash equal to (x) two times the Stated Value of such Class C Unit, less (y) all Class C Cash Distribution Amounts actually paid (other than PIK Distributions) on such Class C Units prior to such date,

(C)          in the case of a Redemption Date on or after the date that is fifty-seven (57) months and one day after the date of this Agreement, an amount per Class C Unit in cash equal to the Liquidation Preference of such Class C Unit plus the Make Whole Premium for such Class C Unit, and

(D)          in the case of a Redemption Date on or after the date that is sixty (60) months after the date of this Agreement, an amount per Class C Unit in cash equal to the Liquidation Preference of such Class C Unit.

(iii)        [Reserved.]

(iv)        At any time following the rendering of a judgment that is the result of an Action challenging the ability of the Initial Preferred LP, the Special General Partner or the Class C Unit Holders to exercise their Class C Rights or the holder of the Redeemable Preferred Share or Redeemable Preferred Directors to exercise their rights pursuant to the Articles Supplementary and that has the consequence of enjoining or otherwise preventing the Class C Unit Holders, the Initial Preferred LP, or the Special General Partner from exercising their Class C Rights, the holder of the Redeemable Preferred Share from exercising its rights pursuant to the Articles Supplementary or the Redeemable Preferred Directors from exercising their rights under the Articles Supplementary, any Class C Unit Holder may, at its election, require the Company to redeem any or all of the Class C Units then owned by such Holder, for the Liquidation Preference of such Class C Units.

(v)         Such redemption payments shall be due and owing as of the Redemption Date regardless of the availability of cash, including Available Cash, to pay such amounts. In the event any redemption payment is not made when due because cash is not available therefor including by operation of legal prohibitions imposed by operation of Section 17-607 of the Act, then the Class C Units shall continue to accrue Class C Cash Distribution Amounts and PIK Distributions. The Redemption Date shall be specified in a Notice of Redemption, and, (A) in the case of any redemption request made pursuant to Sections 16.5(a)(i) and (ii), shall be not less than sixty (60) days after the delivery of such Notice of Redemption, and (B) in the case of any redemption request made pursuant to Section 16.5(a)(iv), shall be not less than one hundred fifty (150) days after the delivery of such Notice of Redemption.

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(vi)        If requested by a Holder to redeem less than all Class C Units held by such Holder, the Company shall not be required to redeem such Holder to the extent such redemption would result in a redemption payment of less than $15,000,000. If a Notice of Redemption requests redemption of Class C Units in the aggregate that would result in the total outstanding Liquidation Preference of Class C Units remaining outstanding being equal to less than $35,000,000, the Company shall have the right to redeem all outstanding Class C Units in full on the Redemption Date set forth therein by submitting an irrevocable written notice of redemption to all Class C Unit Holders at least two (2) Business Days prior to such Redemption Date.

(vii)       Notwithstanding anything herein to the contrary, any redemption payments due under this Section 16.5 shall only be made out of Legally Available Funds of the Company. Without limitation on the foregoing, the Company shall not be permitted to withhold payments under this Section 16.5 based upon a claim of no Legally Available Funds unless it shall have delivered to the Class C Unit Holders a certificate signed by the Chief Executive Officer, the Chief Financial Officer or any other employee performing a similar function for the Company or the General Partner setting forth such determination in reasonable detail as of the date of such claim.

(b)          All Class C Units delivered for redemption shall be delivered to the Partnership or the Company, as the case may be, free and clear of all Liens and encumbrances other than restrictions under applicable securities laws and as set forth herein, and notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Class C Units which are or may be subject to liens.

(c)          Redemption at Option of Company. No Class C Units shall be redeemable at the option of the Company except as expressly set forth in Section 16.5(c).

(i)          From time to time on or after the earlier to occur of (1) the eleventh (11th) Business Day after a Funding Failure Final Determination, and (2) the fifth (5th) anniversary of the Original Issue Date (or, in the case of Class C Deferred Distribution Units, the seventh (7th) anniversary), the Company may, at its option, redeem any or all of the Class C Units then owned by the Holders, in cash for an amount equal to the Liquidation Preference of such Class C Units. The Company shall submit an irrevocable written notice of redemption (a “Company Redemption Notice”) to Class C Unit Holders at least thirty (30) Business Days but no more than ninety (90) days prior to the Redemption Date set forth therein. For the avoidance of doubt, the Redemption Date with respect to any such redemption by the Company may be the date that is the fifth (5th) anniversary of the Original Issue Date (or, in the case of Class C Deferred Distribution Units, the seventh (7th) anniversary).

(ii)         In addition to an applicable Redemption Date, any Company Redemption Notice shall also set forth the number of Class C Units to be redeemed and a calculation of the amount in cash to be paid with respect to such redemption (which calculation shall be satisfactory to the Class C Unit Holders), including amounts due and payable with respect to indemnity and Reimbursable Amounts, and the Company shall, on such Redemption Date, make payment in full of the aggregate amount set forth in such Company Redemption Notice.

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(iii)        If, no more than three (3) Business Days following receipt of a Company Redemption Notice, a Holder of Class C Units subject to such Company Redemption Notice submits a Holder Conversion Notice with respect to such Class C Units, such Class C Units shall be converted into OP Units in accordance with Section 16.4 on a Conversion Date that shall be deemed to be the Business Day immediately prior to the Redemption Date set forth in the Company Redemption Notice. Such Holder Conversion Notice shall also be deemed to be a Notice of Redemption delivered pursuant to Section 8.6 to exercise such Holder’s OP Redemption Right with respect to the OP Units issuable upon conversion of such Class C Units, and the Specified Redemption Date included in such Notice of Redemption shall be deemed to be the same date as the applicable Conversion Date but at a time on such date that shall be immediately following the time of the conversion of such Class C Units into OP Units. If the General Partner then, in its sole and absolute discretion and in accordance with all applicable provisions of Section 8.6, elects to assume directly and satisfy the redemption obligations related to such exercise of the OP Redemption Right by paying either the Cash Amount or the Common Stock Amount with respect to such OP Units, it shall notify the applicable Holder in accordance with the provisions of Section 8.6. Unless the General Partner elects to pay the Common Stock Amount, such Holder may elect, by written notice to the General Partner delivered no less than two (2) Business Days prior to the Redemption Date, to cause the Holder Conversion Notice deemed to be a Notice of Redemption pursuant to the operation of the first sentence of this Section 16.5(c)(iii) to no longer be deemed as such (a “Redemption Revocation”), and, on the Conversion Date, such Class C Units shall be converted into OP Units but shall not be thereafter redeemed for the Cash Amount or the Common Stock Amount pursuant to such Holder Conversion Notice. Notwithstanding the foregoing, such Holder shall be permitted to subsequently request redemption for the Cash Amount or the Common Stock Amount pursuant to a new Holder Conversion Notice.

(d)         Reduction of Class C Unit Liquidation Preference at Option of Company.

(i)          If a Listing is completed prior to the fifth (5th) anniversary of the Original Issue Date, the Company may, until the fifth (5th) anniversary of the Original Issue Date, at its option make a Class C Liquidation Preference Reduction Payment with respect to any issued and outstanding Class C Units (other than any Class C Deferred Distribution Units with respect to which the Company has previously paid the Class C Liquidation Preference Reduction Payment) pursuant to this Section 16.5(d)(i). For purposes of this Agreement, a “Class C Liquidation Preference Reduction Payment” with respect to a Class C Unit means the payment of an amount with respect to such Class C Unit equal to the product of (A) the Class C Liquidation Preference Reduction Gross Payment with respect to such Class C Unit, and (B) a fraction equal to (1) the excess of (i) the Liquidation Preference of such Class C Unit on the date the Class C Liquidation Preference Reduction Payment is made, over (ii) ten cents ($0.10), divided by (2) the Liquidation Preference of such Class C Unit on such date. For purposes of this Agreement, the “Class C Liquidation Preference Reduction Gross Payment” with respect to a Class C Unit means an amount equal to the sum of (X) the Liquidation Preference of such Class C Unit on the date of any Class C Liquidation Preference Reduction Payment, plus (Y) such Class C Unit’s pro rata portion (based on such Class C Units’ Liquidation Preference) of the Class C Liquidation Preference Reduction Make Whole Premium. Upon payment of the Class C Liquidation Preference Reduction Payment with respect to a Class C Unit, the Liquidation Preference of such Class C Units shall be reduced to ten cents ($0.10), and such Class C Unit shall be, for the purposes of this Agreement, a “Class C Deferred Distribution Unit.” Class C Deferred Distribution Units remain convertible into OP Units in accordance with the procedures set forth in Section 16.4 applicable to all other Class C Units in an amount determined by the Liquidation Preference of such Class C Deferred Distribution Units.

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(ii)         For purposes of Section 16.5(d)(i), the “Class C Liquidation Preference Reduction Make Whole Premium” means the Make Whole Premium that would be applicable with respect to any payment made pursuant to Section 16.5(c) calculated as of the date of any Class C Liquidation Preference Reduction Payment with respect to any number of Class C Units equal to (A) in the case of a Class C Liquidation Preference Reduction Payment made prior to February 27, 2019, a number of Class C Units reflecting the issuance of Class C Units with an aggregate Liquidation Preference upon issuance of $400,000,000, whether or not such number of Class C Units was actually purchased by the Initial Preferred LP pursuant to the Purchase Agreement, by multiplying the Class C Liquidation Preference Reduction Make Whole Premium calculated on the number of Class C Units actually outstanding by a fraction the numerator of which is $400,000,000 and the denominator of which is the aggregate Liquidation Preference upon issuance of Class C Units actually purchased by the Initial Preferred LP pursuant to the Purchase Agreement, and (B) in the case of a Class C Liquidation Preference Reduction Payment made after February 27, 2019, the number of Class C Units subject to such Class C Liquidation Preference Reduction Payment.

(iii)        If the Company elects under Section 16.5(d)(i) to make a Class C Liquidation Preference Reduction Payment with respect to some, but not all, then outstanding Class C Units (other than Class C Deferred Distribution Units with respect to which the Company has previously paid the Class C Liquidation Preference Reduction Payment), the Company shall make a Class C Liquidation Preference Reduction Payment with respect to a number of Class C Units of each Holder that represents, as closely as practicable, the same percentage of the total Liquidation Preference of all Class C Units (other than Class C Deferred Distribution Units with respect to which the Company has previously paid the Class C Liquidation Preference Reduction Payment) held by such Holder.

(e)          Upon the earlier to occur of (i) the Class C Final Deferred Distribution Date, (ii) upon the occurrence of a Liquidating Event, immediately before any distribution in liquidation of the Company pursuant to Section 13.2, or (iii) in connection with any election by the Holder thereof to convert Class C Deferred Distribution Units into OP Units in accordance with Section 16.4, immediately before such Class C Deferred Distribution Units are so converted, the Company shall deliver to each Holder of Class C Deferred Distribution Units a number of OP Units equal to the Class C Deferred Distribution Amount with respect to such Holder’s Class C Deferred Distribution Units as of such date. A Holder of OP Units received under this Section 16.5(e) shall be entitled to elect to redeem any or all of its OP Units pursuant to the provisions of Section 8.6 hereof. With respect to the remaining amount of Liquidation Preference associated therewith, Class C Deferred Distribution Units shall have the same rights, preferences or privileges under this Agreement as other Class C Units, except that Holders of Class C Deferred Distribution Units shall not have any voting or approval rights hereunder, including the right to vote to approve Restricted Actions pursuant to Section 16.3 hereof.

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(f)          For illustrative purposes only, examples of the Class C Liquidation Preference Reduction Payments are set forth on Exhibit G attached hereto.

16.6       Preemptive Rights of Class C Units

(a)          Preemptive Rights At any time following the date hereof but subject to Section 15.14, if the General Partner or the Company proposes to issue additional Equity Securities, including Convertible Securities (such Equity Securities, the “Preemptive Securities”) (subject to the Class C Rights, with the exception of any issuance (i) in connection with a debt financing (including in connection with capital lease and commercial financing arrangements), (ii) as consideration in any merger, acquisition, business combination or similar transaction, (iii) as consideration in a joint venture or any other strategic transaction, (iv) in connection with any public offering, (v) in connection with any stock split, subdivision, conversion (including any conversion of Class C Units to OP Units pursuant to Section 16.4), exercise, recapitalization, redemption (including any OP Units issued pursuant to Section 16.5(e)), distribution (including PIK Distributions), or dividend (vi) in connection with any spin-off, split-off, rights offering or similar pro rata distribution, so long as made pro rata to all holders of shares of Common Stock on an as-converted basis, or (vii) to employees, directors or other service providers to the Company or any of its Subsidiaries as compensation for services (a “New Issuance”)), the Company shall as soon as practicable provide written notice to each 5% Class C Unit Holder of such anticipated issuance (the “Preemptive Rights Notice”), which each 5% Class C Unit Holder shall keep confidential. The Preemptive Rights Notice shall (x) set forth the material terms and conditions of the New Issuance, including the proposed purchase price for the Preemptive Securities, the anticipated issuance date and the purpose of such New Issuance, and (y) offer each 5% Class C Unit Holder the opportunity to elect to participate in such New Issuance, provided such election is made no later than fifteen (15) Business Days after the date of the Preemptive Rights Notice. Subject to the terms of this Section 16.6, each 5% Class C Unit Holder shall have the right to purchase up to its Pro Rata Portion of such Preemptive Securities at the price and on the terms and conditions specified in the Preemptive Rights Notice by delivering an irrevocable written notice to the Company no later than fifteen (15) Business Days after the date of the Preemptive Rights Notice, setting forth the number of such Preemptive Securities for which such right is exercised. Such notice shall also include the maximum number of Preemptive Securities the applicable 5% Class C Unit Holder would be willing to purchase in the event any other applicable 5% Class C Unit Holder elects to purchase less than its Pro Rata Portion of such Securities. If any applicable 5% Class C Unit Holder elects not to purchase its full Pro Rata Portion of such Preemptive Securities, the Company shall allocate any remaining amount among those 5% Class C Unit Holders who have indicated in the notice to the Company a desire to purchase Preemptive Securities in excess of their respective Pro Rata Portions (it being understood that if more than one 5% Class C Unit Holder elects to purchase more Preemptive Securities than remain available for sale, such allocation shall be made among such 5% Class C Unit Holders pro rata in accordance with the Common Stock (calculated on an as-converted basis) then held by each such applicable 5% Class C Unit Holder)); provided that no applicable 5% Class C Unit Holder shall be required to purchase more Securities than the maximum number set forth in such Holder’s irrevocable written notice. The General Partner may amend, modify or update Exhibit A to reflect the purchase by any 5% Class C Unit Holder of Securities in accordance with the terms of this Section 16.6.

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(b)          In the event the 5% Class C Unit Holders do not purchase all such Preemptive Securities in accordance with the procedures set forth in this Section 16.6, the Company shall have ninety (90) days after the expiration of the anticipated issuance date to sell to other Persons (including any 5% Class C Unit Holder) the remaining Preemptive Securities at the price and on the terms and conditions specified in the Preemptive Rights Notice. If the Company fails to sell such Securities within ninety (90) days of the anticipated issuance date provided in the Preemptive Rights Notice, the Company shall not thereafter issue or sell any Equity Securities without first offering such Equity Securities to each 5% Class C Unit Holder in the manner provided in this Section 16.6. The General Partner may amend, modify or update Exhibit A as necessary to reflect the purchase by any Person of Securities in accordance with the terms of this Section 16.6.

(c)          For the avoidance of doubt, the preemptive rights described in this Section 16.6 are personal to the 5% Class C Unit Holders and, if any 5% Class C Unit Holder does not exercise in full its preemptive rights under this Section 16.6, no 5% Class C Unit Holder (other than another 5% Class C Unit Holder) shall have the right to purchase any additional Equity Securities as a consequence of this Section 16.6.

16.7       Limitation on Delivery of OP Units.

(a)          Notwithstanding anything to the contrary in this Agreement, OP Units shall not be deliverable in respect of the following at any time:

(i)          conversion pursuant to Section 16.4(a) of Class C Units issued to  a Class C Unit Holder as PIK Distributions pursuant to Section 5.1(d),

(ii)         delivery of the Class C Deferred Distribution Amount in respect of Class C Deferred Distribution Units pursuant to Section,

(iii)        16.5(e)

(iv)        conversion pursuant to Section 16.4(a) of Class C Units, in respect of the portion of the Liquidation Preference attributable to any accrued and unpaid Class C Cash Distribution Amounts, or

(v)        conversion pursuant to Section 16.4(a) of Class C Units, in respect of the portion of the Liquidation Preference equal to the increase in OP Units that would have been be received on an as-converted basis attributable to a decrease in the Conversion Price pursuant to Section 16.4(d)(ii) through;

(vi)        16.4(d)(v)

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if at the time of such issuance, delivery, increase in Liquidation Preference, or decrease in Conversion Price, as the case may be, (x) the General Partner is a “loss corporation” within the meaning of Section 382 of the Code, and (y) the Common Stock then otherwise (absent the application of this Section 16.7) deliverable upon redemption of OP Units issuable on conversion of such Class C Units, otherwise deliverable in respect of the Class C Deferred Distribution Amount of such Class C Deferred Distribution Units, or attributable to the increase in the Liquidation Preference or decrease in the Conversion Price, when taken into account together with the Redeemable Preferred Share, shares of Common Stock, the Common Stock then otherwise deliverable upon redemption of OP Units, the Common Stock otherwise deliverable upon redemption of OP Units issuable on conversion of Class C Units or in respect of a Class C Deferred Distribution Unit’s Class C Deferred Distribution Amount and other Equity Securities of the General Partner or the Partnership held by all holders of such equity would otherwise (absent the application of this Section 16.7) cause the percentage of the stock of the General Partner owned by one or more “5-percent shareholders” to have increased by more than 47 percentage points (or such higher amount as the General Partner shall determine) over the lowest percentage of stock of the General Partner owned by such shareholders at any time during the “testing period” within the meaning of Section 382 of the Code (such increase, a “Class C Unit Shift”).  The General Partner shall have sole discretion to determine whether such Class C Units are convertible into OP Units pursuant to the prior sentence absent manifest error.

(b)                If a Class C Unit Shift would otherwise occur on account of transactions by any Class C Unit Holders in respect of Common Stock, OP Units, Class C Units or other Equity Securities (including issuances of Class C Units pursuant to Follow-on Fundings), unless the General Partner elects otherwise, an amount of the Liquidation Preference of Class C Units held by such Holder shall be treated as subject to Section 16.7(a)(i), or an amount of the Class C Deferred Distribution Amount of such Class C Units that are Class C Deferred Distribution Units shall be treated as subject to Section 16.7(a)(ii), as the case may be, in each case, in the minimum amount that is required to cause no Class C Unit Shift to occur. Any Liquidation Preference or Class C Deferred Distribution Amount subject to this Section 16.7(b) shall additionally be subject to the provisions of Section 16.7(d).

(c)               At the request of any Holder of Class C Units, the General Partner shall notify such Holder of the limitation on the delivery of OP Units, if any, in respect of such Holder’s Class C Units determined pursuant to this Section 16.7.

(d)                If a Holder of Class C Units would, but for this Section 16.7, be entitled to receive an amount of OP Units pursuant to any provision of this Agreement, the Company shall, instead of delivering such OP Units, pay to such Holder pursuant to this Section 16.7 an amount of cash equal to (x) in the case of OP Units otherwise deliverable in respect of an amount of the Liquidation Preference of any Class C Units, an amount equal to two times the amount of such Liquidation Preference, or (y) in the case of OP Units otherwise deliverable in respect of any amount of the Class C Deferred Distribution Amount of any Class C Units, an amount equal to the amount of the Class C Liquidation Preference Reduction Amount corresponding to such amount of the Class C Deferred Distribution Amount (which amount shall, for the avoidance of doubt, be in addition to the amount paid pursuant to Section 16.5(d)).

(e)               This Section 16.7 is intended to prevent an ownership change with respect to the General Partner within the meaning of Section 382 of the Code, and shall be interpreted consistent with that intent.

Article 17

RIGHTS OF THE SPECIAL GENERAL PARTNER

17.1       The Special General Partner

(a)          “Special General Partner Interest” means the Partnership Interest which shall confer upon the Special General Partner only the rights and obligations specifically provided in this Article 17.

(i)          The Special General Partner shall be a Partner of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of the Company assets (other than, if applicable, as a Limited Partner and Class C Unit Holder).

(ii)         Except as required by applicable law, the Special General Partner, in its capacity as Special General Partner, shall have no right except during the Special General Partner Rights Period (as defined below) to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.

(b)          The Special General Partner Rights:

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(i)          Beginning on the date that is three (3) months after the occurrence of any Nonredemption Event and subject to Section  17.1(b)(ix), the Special General Partner shall have the sole and exclusive right to take the actions set forth below in this Section 17.1(b) on behalf of the Company and its Subsidiaries and the General Partner shall not have any such rights (the “Special General Partner Rights”).

(ii)         In order to exercise the Special General Partner Rights, the Special General Partner shall, upon the occurrence of any Nonredemption Event, notify the General Partner and all Limited Partners in writing, no later than three (3) months prior to the commencement of the Special General Partner Rights Period (as defined below) of its intention to exercise such rights commencing on a date that is no earlier than the date that is three (3) months after the occurrence of any Nonredemption Event. Such date shall commence the “Special General Partner Rights Period.” Upon receipt of such notification, the General Partner and all Limited Partners automatically relinquish until the termination of the Special General Partner Rights Period all management (in the case of the General Partner) and voting (in the case of the General Partner and the Limited Partners) rights otherwise set forth herein that would preclude the Special General Partner from exercising the Special General Partner Rights in its sole discretion and agree that the Special General Partner shall possess all necessary authority and powers to execute and deliver all documentation necessary or proper to exercise such rights.

(iii)        The Special General Partner Rights Period shall terminate upon the date on which no Class C Units remain outstanding (due to the exercise of conversion rights pursuant to Section 16.4 or otherwise). Upon such termination, the Special General Partner shall be deemed to have automatically and irrevocably resigned from the Partnership according to the terms hereof with no further action required hereunder and the Partnership shall continue without dissolution.

(iv)        During the Special General Rights Period and subject to Section 17.1(b)(ix), the Special General Partner shall have the exclusive right, power and authority in its sole and absolute discretion, (A) to sell the assets or Properties of the Company or the direct or indirect interests of the Company in its Subsidiaries or cause the Company and each Subsidiary to sell all or any portion of its assets for cash at such time or times as the Special General Partner in its sole discretion shall determine, upon engaging a reputable, national third party sales broker or investment bank reasonably acceptable to holders of a majority of the then outstanding Class C Units to effectuate such sale or sales by auction or similar process designed to maximize the sales price conducted by such national sales broker or investment bank (and regardless of the benefits derived by the Special General Partner or the consequences suffered by the General Partner or any Affiliate thereof by virtue of or from such sale or refinancing), provided that in no event may the Special General Partner sell the Company or any of its Subsidiaries or any of the Properties to the Special General Partner or an Affiliate of the Special General Partner or other Holder of a majority or more of the then outstanding Class C Units or any Affiliate of any such Holder; (B) to cause the Company promptly to make any and all payments and/or distributions to the Class C Unit Holders to the extent of any amounts then due or past due or that thereafter become payable pursuant to this Agreement or any other Transaction Document, regardless of the impact of such payments or distributions on the Company or the General Partner; and (C) to exercise the rights and powers granted to it pursuant to this Article 17 including, without limitation, to take (or cause the Company or any of its Subsidiaries to take) all actions and make all decisions that are reasonably related to its exercise of the foregoing remedies.

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(v)         The General Partner acknowledges and agrees that in exercising the authority granted to the Special General Partner in this Article 17 and each other Transaction Document, to the fullest extent permitted by law, the Special General Partner shall have no duty, obligation or liability (fiduciary or otherwise) to the General Partner or any Affiliate thereof or any other Person whatsoever (other than as expressly set forth in this Agreement), it being understood that the Special General Partner shall be entitled to exercise such authority in any manner it deems necessary or desirable to maximize the value of its Affiliates’ investments in the Company or to fulfill any other objectives of the Special General Partner.

(vi)        The General Partner acknowledges and agrees that the authority granted to the Special General Partner in this Article 17 was a material inducement and condition precedent to the Initial Preferred LP’s willingness to make its investment in the Company, and that the Initial Preferred LP would have refused to make its investment absent such authority.

(vii)       Any reasonable, documented, out-of-pocket expenses incurred by the Special General Partner in connection with the exercise of its rights under this Article 17 (which, for the avoidance of doubt, shall include but not be limited to (A) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Transaction Documents and any other documents or matter as requested by the General Partner; (B) enforcing more preserving any rights, in response to third-party claims or the prosecuting or defending of any action or proceeding or other litigation in each case against, under or affecting the Special General Partner, the Company, any Subsidiary, this Agreement, the other Transaction Documents or any Property; (C) enforcing any obligations of or collecting any payments due from the General Partner or the Company under this Agreement, the other Transaction Documents (including any modification, restructuring or work out related to the Transaction Documents or the obligations they are under); and (D) to the extent not already covered by any of the other subclauses of this sentence, fees and disbursements of counsel to the Special General Partner incurred in connection with the representation of the Special General Partner in any matter relating to or arising out of any bankruptcy or other proceeding involving the Company or any of its Subsidiaries; provided, however, neither the Special General Partner, nor any of its Affiliates shall have the right to be reimbursed under clause (B) of the this sentence for the Special General Partner or its Affiliates’ own gross negligence, violation of law, illegal acts, fraud or willful misconduct).

(viii)      The Special General Partner’s authority and rights pursuant to the preceding sentence are in addition to, and not in limitation or to the exclusion of, the other Class C Rights held by Affiliates of the Special General Partner.

(ix)         During the Special General Partner Rights Period, the Special General Partner shall not take any action without first obtaining any approval, including the approval of the Stockholders, required by applicable Maryland law, as determined in good faith by the Board upon the advice of counsel.

(x)          The Special General Partner shall be entitled to the management, indemnification and liability provisions otherwise applicable to the General Partner set forth in Article 7 hereof.

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(xi)         During the Special General Partner Rights Period, the General Partner shall not take any action, except as determined in good faith by the Board upon the advice of counsel to comply with applicable Maryland law including in connection with the sale of all or substantially all of the assets of the Company and its Subsidiaries, that would interfere with, obstruct, contravene, impede or otherwise limit the ability of the Special General Partner to exercise the Special General Partner Rights, with the exception of any action necessary to comply with Section 17.1(b)(ix) above.

[SIGNATURE PAGE FOLLOWS]

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Signature Page to Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., among the undersigned and the other parties thereto.

GENERAL PARTNER:

HOSPITALITY INVESTORS TRUST, INC.

By:
Name:
Title:

INITIAL PREFERRED LP:

BROOKFIELD STRATEGIC REAL ESTATE PARTNERS II HOSPITALITY REIT II LLC

By:
Name:
Title:

SPECIAL GENERAL PARTNER:

BSREP II HOSPITALITY II SPECIAL GP, OP LLC

By:
Name:
Title:

Corporate/Limited Liability Company Additional Limited Partner Signature Page to Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., among the undersigned and the other parties thereto.

Dated: _______________ ___, 20___	[Name of Corporation/LLC]

By:
Name:
Title:

Individual Additional Limited Partner Signature Page to Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., among the undersigned and the other parties thereto.

Dated: _______________ ___, 20___
By:

Partnership Limited Partner Signature Page to Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., among the undersigned and the other parties thereto.

Dated: _______________ ___, 20___	[Name of LP]

By:
Name:
Title:

Exhibit A

Partners’ Contributions and Partnership Interests

Name and Address of Partner	Type of Interest	Type of Unit	Capital Contribution (Stated Value of Partnership Units)		Number of Partnership Units	Percentage Interest
Hospitality Investors Trust, Inc.	General Partner Interest	GP Units		$200,000	8,888	[•]	%
[•][5]	Limited Partner Interest	OP Units	$	[•]	[•]	[•]	%
Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC	Limited Partner Interest	Class C Units	$	[•]	[•]	—
BSREP II Hospitality II Special GP OP LLC	Special General Partner Interest	None		None	N/A	—

5 Note to Draft: Company’s expected address at Closing to be inserted.

A–1

Exhibit B

Allocations

1.          Allocations.

(a)          Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in subparagraphs 1(b) and paragraph 2, Net Income, Net Loss, and, to the extent necessary, individual items of income, gain, credit, loss and deduction comprising Net Income and Net Loss of the Partnership for each fiscal year or other applicable period shall be allocated among the Partners in a manner determined in the reasonable discretion of the General Partner will, as nearly as possible cause the Capital Account balance of each Partner at the end of such fiscal year or other applicable period to equal (i) the amount of the distributions (other than distributions that are required by applicable law to be treated as “guaranteed payments”) that would be made to such Partner pursuant to Section 13.2(a)(iii) of the Agreement (other than distributions that would properly be treated as “guaranteed payments”) if the Class C Deferred Distribution Amounts with respect to any Partners holding Class C Deferred Distribution Units were delivered, the Partnership were dissolved, its affairs wound up and its assets were sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such period, all Partnership liabilities were satisfied in full in cash according to their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and Net Sales Proceeds (after satisfaction of such liabilities) were distributed in full in accordance with Section 13.2(a)(iii) to the Partners immediately after making such allocations, minus (ii) the sum of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed immediately prior to the hypothetical sale of assets.

(b)          Special Allocations.

(i)          General Partner Gross Income Allocation. After giving effect to the special allocations in paragraph 2 but prior to any allocations under subparagraph 1(a), there shall be specially allocated to the General Partner (i) first, items of Partnership income and (ii) second, items of Partnership gain during each fiscal year or other applicable period in an amount equal to the excess, if any, of (A) the cumulative distributions made to the General Partner under Section 7.3(b) of the Agreement, other than distributions which would properly be treated as “guaranteed payments” or which are attributable to the reimbursement of expenses which would properly be either deductible by the Partnership or added to the tax basis of any Partnership asset, over (B) the cumulative allocations of Partnership income and gain to the General Partner under this subparagraph 1(b)(i).

B–1

(ii)         Class C Unit Gross Income Allocation. After giving effect to the special allocations in paragraph 2 and subparagraph 1(b)(i), unless the General Partner determines otherwise in order to comply with the requirements of subparagraph 1(a) in respect of the Class C Units (excluding the Class C Deferred Distribution Amounts), there shall be specially allocated to the Holders of Class C Units items of Partnership income and gain during each fiscal year or other applicable period in an amount equal to the excess, if any, of (A) the sum of (x) the cumulative cash distributions paid with respect to such Class C Units pursuant to Sections 5.1(a) and (c), and (y) the Liquidation Preference of such Class C Units, other than distributions or amounts of such Liquidation Preference which would properly be treated as “guaranteed payments” when paid, over (B) the sum of (x) the Stated Value of such Class C Units, and (y) the cumulative allocations of Partnership income and gain to such Holder under this subparagraph 1(b)(ii). This subparagraph 1(b)(ii) is intended to describe the application of subparagraph 1(a) to the Class C Units, and the General Partner shall have discretion not to make such allocations, or to make such other allocations to the Class C Units, as is necessary to comply with subparagraph 1(a).

2.          Regulatory Allocations. Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following special allocations shall be made.

(a)          Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Section 1.704-2(f) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b)          Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

B–2

(c)          Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d)          Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(e)          Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations).

(f)          Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1 (b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(g)          Gross Income Allocation. If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year or other applicable period which is in excess of the amount such Partner is obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, such Partner shall be specially allocated items of Partnership income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subparagraph 2(g) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for under this Agreement have been tentatively made as if subparagraph 2(c) and this subparagraph 2(g) were not in this Agreement.

3.          Curative Allocations. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this paragraph 3. Therefore, notwithstanding any other provision of this Exhibit B (other than the Regulatory Allocations and Tax Allocations), the General Partner shall make such offsetting allocations of Partnership income, gain, loss or deduction in whatever manner the General Partner determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement.

B–3

4.          Tax Allocations.

(a)          Items of Income or Loss. Except as is otherwise provided in this Exhibit B, an allocation of Partnership Net Income or Net Loss to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income or Net Loss.

(b)          Section 1245/1250 Recapture. Subject to subparagraph 4(c) below, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code or is gain described in Section 1(h)(1)(D) of the Code (“Affected Gain”), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 4(b) shall not alter the amount of Net Income (or items thereof) allocated among the Partners, but merely the character of such Net Income (or items thereof). For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

(c)          Precontribution Gain, Revaluations. With respect to any Contributed Property, the Partnership shall use any permissible method contained in the Regulations promulgated under Section 704(c) of the Code selected by the General Partner, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution (“Precontribution Gain”). Each Partner hereby agrees to report income, gain, loss and deduction on such Partner’s federal income tax return in a manner consistent with the method used by the Partnership. If any asset has a Gross Asset Value which is different from the Partnership’s adjusted basis for such asset for federal income tax purposes because the Partnership has revalued such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder; provided, that the Partnership shall adopt the “remedial allocation method” in respect of any difference between the Gross Asset Value and the Partnership’s adjusted basis in an asset arising from the revaluation of such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations in accordance with Section 10.6(a) of the Agreement in connection with the issuance of Class C Units for cash. The intent of this subparagraph 4(c) is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This subparagraph 4(c) is to be interpreted consistently with such intent.

(d)          Excess Nonrecourse Liability Safe Harbor. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership (as defined in Section 1.752-3(a)(3) of the Regulations), the Partners’ respective interests in Partnership profits shall be determined under any permissible method reasonably determined by the General Partner; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of “excess nonrecourse liabilities” of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the “Liability Shortfall”). If there is an insufficient amount of nonrecourse liabilities to allocate to each Partner an amount of nonrecourse liabilities equal to the Liability Shortfall, then an amount of nonrecourse liabilities in proportion to, and to the extent of, the Liability Shortfall shall be allocated to each Partner.

B–4

(e)          References to Regulations. Any reference in this Exhibit B or the Agreement to a provision of proposed and/or temporary Regulations shall, if such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.

(f)          Successor Partners. For purposes of this Exhibit B, a transferee of a Partnership Interest shall be deemed to have been allocated the Net Income, Net Loss and other items of Partnership income, gain, loss, deduction and credit allocable to the transferred Partnership Interest that previously have been allocated to the transferor Partner pursuant to this Agreement.

B–5

Exhibit C

Certificate of Limited Partnership

C–1

Exhibit D

Purchase Agreement

D–1

Exhibit E

FORM OF CLASS C UNIT NOTICE OF REDEMPTION [A]1

Via electronic copy and

original via overnight courier

[DATE]

Hospitality Investors Trust Operating Partnership, L.P. 405 Park Avenue New York, NY 10022 Attention: Paul Hughes Email: PHughes@ar-global.com Facsimile: (212) 421-5799

Re:	[Insert Name of Class C Unit Holder] (“Investor”)

Convertible Preferred Partnership Units, Class C (“Class C Units”)

Ladies and Gentlemen:

This Notice of Redemption is delivered pursuant to Section [_____]2 of the Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., dated as of [●], 2017 (the “A&R LPA”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R LPA.

Please be advised that Investor has elected to redeem [_____]3 of the outstanding Class C Units owned by Investor (the “Redeemed Units”) pursuant to the terms and conditions of Section [_____]4 of the A&R LPA.

Such redemption will occur on [Insert Date] (the “Redemption Date”) and will be effected by the payment of $[_____] per Class C Unit (which includes an amount equal to the accrued but unpaid Class C Cash Distribution Amounts thereon for the then-current quarterly period to but excluding the Redemption Date) (the “Redemption Price”). From and after the Redemption Date, all Class C Cash Distribution Amounts on the Redeemed Units will cease to accrue, the Redeemed Units will be deemed to be no longer outstanding and all of the rights of the Holder with respect to the Redeemed Units (but, for the avoidance of doubt, not with respect to any Class C Units remaining outstanding and held by the Holder or any other Holder of Class C Units, in accordance with the terms of the A&R LPA) shall cease.

The Redemption Price, as set forth on Exhibit A attached hereto, will be paid on the Redemption Date and the Redeemed Units will be promptly cancelled by the Company after giving effect to the redemption of the Redeemed Units being redeemed hereby.

If you have any questions, please contact [Insert Name] at [Insert Phone Number/Email].

Sincerely,

[Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC]

[NAME]

[TITLE]

1 To be used for redemptions by the Investor under Section 5.1(c), 16.5(a)(i), 16.5(a)(ii) or 16.5(a)(iv) of the A&R LPA.

2 Specify the section under which the redemption is taking place: (1) Section 5.1(c): Redemption at the option of the holder upon a Fundamental Sale, (2) Section 16.5(a)(i): Redemption at the option of the Holder after five years, (3) Section 16.5(a)(ii): Redemption at the option of the holder upon a Material Breach or REIT Event, or (4) Section 16.5(a)(iv): Redemption at the option of the Holder upon a successful challenge to the Class C Rights.

3 Insert number of units to be redeemed.

4 See Footnote 1.

Exhibit A

[Insert Name of Class C Unit Holder] Redemption Price

[Insert Date]

Calculation of Redemption Price:[5]
Number of Class C Units held by [Insert Name of Class C Unit Holder]:	☐
Number of days of accrued but unpaid dividends in current quarterly period (if applicable):	☐
Liquidation Preference as of Redemption Date (if applicable):	☐
Class C Cash Distribution Amount paid with respect to such Class C Units prior to Redemption date (if applicable):	☐
Make Whole Premium (if applicable):	☐
Total Redemption Price:	☐

Outstanding Class C Unit Balance as of [Insert Redemption Date]:
Class C Units held by [Insert Name of Class C Unit Holder] prior to Redemption Date:	☐
Number of Class C Units redeemed:	☐
Number of Class C Units held by [Name of Holder] after Redemption Date:	☐
Number of Redeemed Units:	☐
Number of Class C Units held by [Insert Name of Class C Unit Holder] after Redemption Date:	☐

Outstanding Class C Unit Balance as of [Redemption Date]:
Class C Units held by [Name of Holder] prior to Redemption Date: Number of Class C Units redeemed:	☐
Number of Class C Units held by [Name of Holder] after Redemption Date:	☐

5 To be determined based on applicable formula as set forth in Section 5.1(c), 16.5(a)(i) or 16.5(a)(ii) of the A&R LPA.

FORM OF CLASS C UNIT NOTICE OF REDEMPTION [B]1

Via electronic copy and

original via overnight courier

[DATE]

Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC

c/o Brookfield Property Group

250 Vesey Street, 15th Floor

New York, NY 10281

Attention:	Lowell Baron

Andrew Burych

Email:	lowell.baron@brookfield.com

andrew.burych@brookfield.com

Re:	[Insert Name of Class C Unit Holder] (“Investor”)

Convertible Preferred Partnership Units, Class C (“Class C Units”)

Ladies and Gentlemen:

This Notice of Redemption is delivered pursuant to Section 16.5(c) of the Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P. (the “Company”), dated as of [●], 2017 (the “A&R LPA”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R LPA.

Please be advised that the Company has elected to redeem [_____]2 of the outstanding Class C Units owned by Investor (the “Redeemed Units”) pursuant to the terms and conditions of Section 16.5(c) of the A&R LPA.

Such redemption will occur on [Insert Date] (the “Redemption Date”) and will be effected by the payment of $[_____] per Class C Unit (which includes an amount equal to the accrued but unpaid Class C Cash Distribution Amounts thereon for the then quarterly period to but excluding the Redemption Date) (the “Redemption Price”). From and after the Redemption Date, all Class C Cash Distribution Amounts on the Redeemed Units will cease to accrue, the Redeemed Units will be deemed to be no longer outstanding and all of the rights of the Holder with respect to the Redeemed Units (but, for the avoidance of doubt, not with respect to any Class C Units remaining outstanding and held by the Holder or any other Holder of Class C Units, in accordance with the terms of the A&R LPA) shall cease.

The Redemption Price, as set forth on Exhibit A attached hereto, will be paid on the Redemption Date and the Redeemed Units will be promptly cancelled by the Company after giving effect to the redemption of the Redeemed Units being redeemed hereby.

If you have any questions, please contact [Insert Name] at [Insert Phone Number/Email].

Sincerely,

[Hospitality Investors Trust Operating Partnership, L.P.]

[NAME]

[TITLE]

1 To be used for redemptions by the Company under Section 16.5(c) of the A&R LPA.

2 Insert number of units to be redeemed.

Exhibit A

[Insert Name of Class C Unit Holder] Redemption Price

[Insert Date]

Redemption Price:[3]
Number of Class C Units held by [Insert Name of Class C Unit Holder]:	☐
Accrued but unpaid dividends through prior quarter:	☐
Number of days of accrued but unpaid dividends in current quarterly period:	☐
Liquidation Preference as of Redemption Date:	☐
Total Redemption Price:	☐

Outstanding Class C Unit Balance as of [Insert Redemption Date]:
Class C Units held by [Insert Name of Class C Unit Holder] prior to Redemption Date:	☐
Number of Redeemed Units:	☐
Number of Class C Units held by [Insert Name of Class C Unit Holder] after Redemption Date:	☐

3 To be determined based on applicable formula as set forth in Section 5.1(c), 16.5(a)(i) or 16.5(a)(ii) of the A&R LPA.

FORM OF CLASS C UNIT NOTICE OF CONVERSION [C]1

Via electronic copy and

original via overnight courier

[DATE]

Hospitality Investors Trust Operating Partnership, L.P. 405 Park Avenue New York, NY 10022 Attention: Paul Hughes Email: PHughes@ar-global.com Facsimile: (212) 421-5799

Re:	[Insert Name of Class C Unit Holder] (“Investor”) Convertible Preferred Partnership Units, Class C ( “Class C Units”)

Ladies and Gentlemen:

This Notice of Conversion is delivered pursuant to Section 16.4 of the Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P. (the “Company”), dated as of [●], 2017 (the “A&R LPA”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R LPA.

Please be advised that Investor has elected to convert [_____]2 of the outstanding Class C Units owned by Investor into OP Units (as defined in the A&R LPA) (the “Converted Units”) pursuant to the terms and conditions of Section 16.4 of the A&R LPA.

Such conversion will occur on [Insert Date] (the “Conversion Date”) and will be effected by the delivery of [_____] OP Units (the “Conversion Amount”) in exchange for the delivery and cancellation of the Converted Units. From and after the Conversion Date and subject to Section 16.2 of the A&R LPA, all Class C Cash Distribution Amounts on the Converted Units will cease to accrue, the Converted Units will be deemed to be no longer outstanding and all of the rights of the Holder with respect to the Converted Units (but, for the avoidance of doubt, not with respect to any Class C Units remaining outstanding and held by the Holder or any other Holder of Class C Units, in accordance with the terms of the A&R LPA) shall cease.

The Conversion Amount, as set forth on Exhibit A attached hereto, will be paid on the Conversion Date and the Converted Units will be promptly cancelled by the Company after giving effect to the conversion of the Converted Units being converted hereby.

The undersigned hereby irrevocably (i) presents for conversion [_____] Class C Units in the Company in accordance with the terms of the A&R LPA and the conversion right referred to in Section 16.4 thereof, (ii) surrenders such Class C Units and all right, title and interest therein and (iii) directs that the OP Units (as defined in the A&R LPA) upon exercise of the conversion right be delivered to the address specified below.

1 To be used for conversions of Class C Units to OP Units under Section 16.4 of the A&R LPA.

2 Insert number of units to be converted.

Name:	[_____]
Address:	[Street]
[City, State Zip Code]
Email:	[_____]
Social Security Number/Identifying Number:	[SSN or EIN]

If you have any questions, please contact [Insert Name] at [Insert Phone Number/Email].

Sincerely,

[Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC]

[NAME]

[TITLE]

Exhibit A

[Insert Name of Class C Unit Holder] Conversion Price

[Insert Date]

Calculation of Conversion Amount:
Number of Class C Units held by [Insert Name of Class C Unit Holder]:	☐
Stated Value of such Class C Units	☐
Number of days of accrued but unpaid dividends in current quarterly period:	☐
Value of unpaid quarterly Class C Cash Distribution Amount:	☐
Liquidation Preference on Conversion Date:	☐
Conversion Price on Conversion Date:	☐
Total Conversion Amount:	☐
Total OP Units held after Conversion Date:	☐

Outstanding Class C Unit Balance as of [Insert Conversion Date]:
Class C Units held by [Insert Name of Class C Unit Holder] prior to Conversion Date:	☐
Number of Converted Units:	☐
Number of Class C Units held by [Insert Name of Class C Unit Holder] after Conversion Date:	☐

FORM OF CLASS C UNIT NOTICE OF REDEMPTION [D]1

Via electronic copy and

original via overnight courier

[DATE]

Hospitality Investors Trust Operating Partnership, L.P. 405 Park Avenue New York, NY 10022 Attention: Paul Hughes Email: PHughes@ar-global.com Facsimile: (212) 421-5799

Re:	[Insert Name of OP Unit Holder] (“Investor”)

OP Units (as defined in the A&R LPA, the “OP Units”)

Ladies and Gentlemen:

This Notice of Redemption is delivered pursuant to Section 8.6(b) of the Amended and Restated Agreement of Limited Partnership of Hospitality Investors Trust Operating Partnership, L.P., dated as of [●], 2017 (the “A&R LPA”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R LPA.

Please be advised that Investor has elected to redeem [_____]2 of the outstanding OP Units owned by Investor (the “Redeemed Units”) pursuant to the terms and conditions of Section 8.6 of the A&R LPA.

Such redemption will occur on [Insert Date] (the “Redemption Date”) and will be effected by the [payment of $[_____] per OP Unit [and/or]]/[issuance of [_____]shares of Common Stock]3 (the “Redemption Amount”), which election shall be made by the Company in Exhibit A attached hereto and such Exhibit A, indicating the Company’s election, shall be delivered to Investor no later than the day that is two (2) Business Days after the date hereof. From and after the Redemption Date, the Redeemed Units will be deemed to be no longer outstanding and all of the rights of the Holder with respect to the Redeemed Units (but, for the avoidance of doubt, not with respect to any OP Units remaining outstanding and held by the Holder or any other Holder of OP Units, in accordance with the terms of the A&R LPA) shall cease.

The Redemption Amount, as set forth on Exhibit A attached hereto, will be paid on the Redemption Date and the Redeemed Units will be promptly cancelled by the Company after giving effect to the redemption of the Redeemed Units being redeemed hereby.

The undersigned hereby irrevocably (i) presents for redemption [_____] OP Units in the Company in accordance with the terms of the A&R LPA and the OP Redemption Right referred to in Section 8.6 thereof, (ii) surrenders such OP Units and all right, title and interest therein and (iii) directs that the Cash Amount or Common Stock Amount (as defined in the A&R LPA), as determined by the Company upon exercise of the OP Redemption Right, be delivered to the address specified below, and if Common Stock Amount (as defined in the A&R LPA) is to be delivered, such Common Stock Amount be registered or placed in the name(s) and at the address(es) specified below.

[1] To be used for redemptions of OP Units pursuant to Section 8.6 of the A&R LPA.

[2] Insert number of units to be redeemed.

[3] NTD: If the General Partner has elected to pay the Common Stock Amount and the payment of the Common Stock Amount on the Redemption Date would result in a Redeeming Partner owning 498.9% or more of the Common Stock then outstanding after giving effect to the issuance of shares of Common Stock in connection with the payment of such Common Stock Amount, such Redeeming Partner shall receive the Common Stock Amount with respect to OP Units redeemed up to such 48.9% ownership threshold and in lieu of the shares of Common Stock to which it is otherwise entitled above such 48.9% ownership threshold (such shares, the “Over-Threshold Shares”), at its option (i) to be paid the Cash Amount in respect of the OP Units submitted for redemption corresponding to such Over-Threshold Shares or (ii) to retain the number of OP Units corresponding to such Over-Threshold Shares.

If Common Stock Amount to be issued, issue to:	[Name]
Address:	[Street]
[City, State Zip Code]
Social Security Number / Identifying Number:	[SSN or EIN]

If you have any questions, please contact [Insert Name] at [Insert Phone Number/Email].

Sincerely,

[Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC]

[NAME]

[TITLE]

Exhibit A

[Insert Name of OP Unit Holder] Redemption Amount

[Insert Date]

Company Election: [Cash Amount [and/or] Common Stock Amount]

Calculation of Redemption Price:
Number of OP Units held by [Insert Name of OP Unit Holder]:	☐
Exchange Factor (1:1):	☐
Market price, fair market value or amount of proceeds/share:	☐
Total Redemption Amount:
Common Stock Amount:	☐
Cash Amount:	☐

Outstanding OP Unit Balance as of [Insert Redemption Date]:
OP Units held by [Insert Name of OP Unit Holder] prior to Redemption Date:	☐
Number of Redeemed Units:	☐
Number of OP Units held by [Insert Name of OP Unit Holder] after Redemption Date:	☐

Exhibit F

Prohibited Transferee List

F-1

Exhibit G

Class C Liquidation Preference Reduction Payments6

6 To be included in a form as mutually agreed prior to execution and delivery.

G–1

EXHIBIT C

Registration Rights Agreement

by and among

Hospitality Investors Trust, Inc.,

Brookfield Strategic Real Estate Partners II Hospitality REIT II, LLC,

American Realty Capital Hospitality Advisors, LLC

and

American Realty Capital Hospitality Properties, LLC

Dated as of [●], 2017

- ii -

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2017, is by and among Hospitality Investors Trust, Inc., a Maryland corporation (together with its successors, the “Company”), Brookfield Strategic Real Estate Partners II Hospitality REIT II, LLC, a Delaware limited liability company ( “Brookfield”), American Realty Capital Hospitality Advisors, LLC, a Delaware limited liability company ( the “Advisor”), and American Realty Capital Hospitality Properties, LLC, a Delaware limited liability company, (the “Property Manager”), and such other Persons, if any, from time to time that become party hereto as holders of Registrable Securities (as defined below) pursuant to Section 3.04. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement (as defined herein).

WITNESSETH:

WHEREAS, on January 12, 2017, the Company, American Realty Capital Hospitality Operating Partnership, L.P., a Delaware limited partnership (“Opco”), and Brookfield entered into a Securities Purchase, Voting and Standstill Agreement (as may be amended from time to time, the “Purchase Agreement”);

WHEREAS, immediately following the Closing (as defined below), Brookfield will hold 9,152,542.37 CPUs (as defined below) and may acquire additional CPUs pursuant to and on the terms and conditions set forth in the Purchase Agreement;

WHEREAS, immediately following the Closing, the Advisor will hold 525,046 Common Shares and the Property Manager will hold 279,329 Common Shares issuable pursuant to the Framework Agreement among the Company, Advisor, Opco, the Property Manager, American Realty Capital Hospitality Grace Portfolio, LLC, Crestline Hotels & Resorts, LLC, American Realty Capital Hospitality Special Limited Partnership, LLC and Brookfield, dated as of January 12, 2017 (as may be amended from time to time, the “Framework Agreement”);

WHEREAS, Brookfield shall have the right to convert CPUs into OP Units which are redeemable for Common Shares of the Company pursuant to and on the terms and conditions set forth in the Amended and Restated Limited Partnership Agreement of Opco, dated as of the date hereof, (as may be amended from time to time in accordance with its terms, the “A&R Opco LPA”);

WHEREAS, the Company, Brookfield, the Advisor and the Property Manager desire to enter into this Agreement as contemplated by the terms of the Purchase Agreement and the Framework Agreement to set forth certain registration and other rights with respect to the Registrable Securities.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01.         Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“A&R Opco LPA” has the meaning set forth in the recitals.

“Adverse Disclosure” means public disclosure of material non-public information that, in the Board’s good faith judgment, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or report filed with the SEC by the Company so that such Registration Statement from and after its effective date, does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or report; and (iii) the Company has a bona fide business purpose for not disclosing.

“Advisor” has the meaning set forth in the preamble and shall include any Affiliate of the Advisor that succeeds to the rights hereunder pursuant to Section 3.04.

“Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act; provided, that no Holder shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement. The term “Affiliated” has a correlative meaning.

“Agreement” has the meaning set forth in the preamble.

“Brookfield” has the meaning set forth in the preamble and shall include any Affiliate of Brookfield that succeeds to the rights hereunder pursuant to Section 3.04.

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by Law, regulation or executive order to close.

“Common Shares” means shares of common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the preamble and shall include the Company’s successors by merger, acquisition, reorganization, conversion or otherwise.

“Company Public Sale” has the meaning set forth in Section 2.04(a).

“CPUs” means a new series of convertible preferred operating partnership units of Opco designated under the A&R Opco LPA as the “Class C Units.”

“Demanding Holders” has the meaning set forth in Section 2.01(a).

“Demand Notice” has the meaning set forth in Section 2.02(b)

2

“Demand Period” has the meaning set forth in Section 2.02(d).

“Demand Registration Statement” means a Registration Statement on Form S-11 or S-1 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Demand Request” has the meaning set forth in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Framework Agreement” has the meaning set forth in the recitals.

“Holder” means any holder of Registrable Securities, including Brookfield, the Property Manager and the Advisor, who is a party hereto or who succeeds to rights hereunder pursuant to Section 3.04.

“Initiating Holder” means the Holder, or, in the case of a Demand Request by the Demanding Holders, the Demanding Holders, making a Demand Request pursuant to Section 2.02 or a Shelf Request pursuant to Section 2.03.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Launch Date” means, with respect to an Underwritten Offering, the commencement of marketing activities or, if no such marketing activities are contemplated, the earliest of (x) the filing of a preliminary Prospectus covering such Underwritten Offering, (y) the public announcement of the Company’s intention to conduct such Underwritten Offering, and (z) the public announcement of the pricing of such Underwritten Offering.

“Loss” and “Losses” has the meaning set forth in Section 2.10(a).

“Non-Recourse Parties” has the meaning set forth in Section 3.12.

“Opco” has the meaning set forth in the recitals.

“OP Unit” means a unit of interest in Opco, which is designated as an OP Unit of the partnership.

“Participating Holder” means, with respect to any Registration, any Holder of Registrable Securities covered by the applicable Registration Statement.

“Permitted Assignee” has the meaning set forth in Section 3.04.

3

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof, including any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Piggyback Registration” has the meaning set forth in Section 2.04(a).

“Property Manager” has the meaning set forth in the preamble and shall include any Affiliate of the Property Manager that succeeds to the rights hereunder pursuant to Section 3.04.

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Purchase Agreement” has the meaning set forth in the recitals.

“Reduction Securities” has the meaning set forth in Section 2.10(d).

“Registrable Securities” means any Shares and any securities that may be issued or distributed or be issuable in respect of any by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by any Holder as of the date hereof or as may be acquired and held by any Holder at any time after the date hereof pursuant to the Purchase Agreement, the A&R Opco LPA (including by way of Transfer (as defined in the A&R Opco LPA)), the Framework Agreement and the other Transaction Documents; provided, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been disposed of pursuant to such Registration Statement, (ii) such Registrable Securities are able to be sold pursuant to Rule 144 under the Securities Act (or any similar or analogous rule promulgated under the Securities Act) without volume limitations or other restrictions under such Rule; (iii) such Registrable Securities shall have been otherwise transferred and no longer bear a legend restricting transfer under the Securities Act, and such Registrable Securities may be publicly resold without Registration under the Securities Act; or (iv) such Registrable Securities cease to be outstanding.

“Registration” means a registration with the SEC of the Company’s securities for offer and sale to the public under a Registration Statement. The term “Register” shall have a correlative meaning.

“Registration Expenses” has the meaning set forth in Section 2.09.

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“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Request” means a Demand Request, a Shelf Request, a WKSI Takedown Request or a request by a Holder for Registrable Securities to be included as part of a Piggyback Registration.

“Resumption Date” has the meaning set forth in Section 2.07.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shares” means (i) the Common Shares issuable upon redemption of OP Units issuable upon conversion of the CPUs that have actually been issued to Holders pursuant to the Purchase Agreement; (ii) the Common Shares issued to the Advisor and the Property Manager pursuant to the Framework Agreement, (iii) any other securities issued as a distribution with respect to, or in exchange for or in replacement of any of the foregoing Shares; and (iv) any other securities issued or transferred in exchange for or upon conversion of any of the foregoing Shares as a result of a merger, consolidation, reorganization or otherwise (including, without limitation, any securities issued upon the conversion of the Company to a successor corporation) and any other securities issued to any of the Holders in connection with any such transaction.

“Shelf Notice” has the meaning set forth in Section 2.03(c).

“Shelf Period” has the meaning set forth in Section 2.03(b).

“Shelf Registration” means a Registration effected pursuant to Section 2.03.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the resale of Registrable Securities by their Holders from time to time in accordance with the methods of distribution elected by the Holders and set forth therein, as applicable.

“Shelf Request” has the meaning set forth in Section 2.01(a).

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“Stand-Down Notice” has the meaning set forth in Section 2.07(b)(ii).

“Suspension” has the meaning set forth in Section 2.01(e).

“Underwritten Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form) in which an underwriter participates in the distribution of such securities, including on a firm commitment basis for reoffer and resale to the public, including any such offering that is a bought deal or block sale.

“Underwritten Offering Request” has the meaning set forth in Section 2.07(a).

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recently eligibility determination date specified in paragraph (2) of that definition.

“WKSI Takedown Request” has the meaning set forth in Section 2.03(d).

Section 1.02.         Other Interpretive Provisions. Wherever required by the context of this Agreement:

(a)          the singular shall include the plural and vice versa;

(b)          the masculine gender shall include the feminine and neuter genders and vice versa;

(c)          references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time;

(d)          all article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement;

(e)          all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement;

(f)          the word “or” is not exclusive;

(g)          the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation;”

(h)          the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(i)          the article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof;

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(j)          all accounting terms not specifically defined herein shall be construed in accordance with GAAP; and

(k)          the term “party” or “parties” shall mean a party to or the parties to this Agreement unless the context requires otherwise.

Article II

REGISTRATION RIGHTS

Section 2.01.         Registrations.

(a)          Registration Requests. If at any time there are outstanding Registrable Securities, any of (i) Brookfield, (ii) Holders of a majority of the outstanding Registrable Securities (the “Demanding Holders”), (iii) the Advisor, or (iv) the Property Manager may from time to time and at any time make a written request to the Company for Registration of all or part of the Registrable Securities held by them (i) on a Demand Registration Statement (a “Demand Request”) at any time the Company is only eligible to use Form S-11 or S-1 or any similar long-form Registration Statement or (ii) on a Shelf Registration Statement (a “Shelf Request”) at any time the Company is qualified to use Form S-3 or any similar short-form registration statement. Any Demand Registration Statement or Shelf Registration Statement shall be for the registered resale of Registrable Securities by their Holders from time to time in accordance with the methods of distribution elected by the Holders and set forth therein. So long as a Shelf Registration Statement is effective with respect to any Registrable Securities, no Request pursuant to this Section 2.01 shall be made with respect to such Registrable Securities.

(b)          Subject to the limitations set forth in Section 2.01(c) and (e), promptly upon receiving any Request requiring the Company to file a Registration Statement, the Company shall use its reasonable best efforts to file a Registration Statement relating to such Request (i) in the case of a Demand Registration Statement, within sixty (60) days after receipt of a Demand Request for such Registration and (ii) in the case of a Shelf Registration Statement, within thirty (30) days after receipt of a Request for such Registration, and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC. No Registration shall be deemed to have been effected if (i) during the Demand Period or Shelf Period such Registration is interfered with by any stop order injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a Holder.

(c)          Limitation on Registrations. Brookfield and the Demanding Holders shall collectively have the right to make up to three (3) Requests in any twelve (12) month period. The Advisor and the Property Manager shall, collectively, have the right to make one (1) Request. Notwithstanding the foregoing (and unless otherwise consented to by the Board), (i) Brookfield, the Advisor, the Property Manager and the Demanding Holders may collectively make no more than (A) three (3) Requests in any twelve (12) month period or (B) more than one (1) Request in any three (3) month period and (ii) in no event shall the Company be required to file more than three (3) Registration Statements in any twelve (12) month period.

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(d)          Reduction Securities. Notwithstanding anything contained herein to the contrary, in the event that the SEC limits the amount of Registrable Securities that may be included and sold by Holders in any Registration Statement, including any Shelf Registration Statement or Demand Registration Statement, pursuant to Rule 415 or any other basis, the Company may reduce the number of Registrable Securities included in such Registration Statement on behalf of the Holders in whole or in part (in case of an exclusion as to a portion of such Registrable Securities, such portion shall be allocated pro rata among such Holders in proportion to the respective numbers of Registrable Securities represented by Shares requested to be registered by each such Holder over the total amount of Registrable Securities represented by Shares) (such Registrable Securities, the “Reduction Securities”); provided, however, that prior to making any such reduction, the Company shall be obligated to use its reasonable best efforts to advocate with the SEC for the Registration of all of the Registrable Securities. In such event the Company shall give the Holders prompt notice of the number of such Reduction Securities excluded and the Company will not be liable for any damages under this Agreement in connection with the exclusion of such Reduction Securities. The Company shall use its reasonable best efforts at the first opportunity that is permitted by the SEC to Register for resale the Reduction Securities. Such new Registration Statement shall be on Form S-3 (except if the Company is not then eligible to Register for resale the Reduction Securities on Form S-3, in which case such Registration Statement shall be on another appropriate form for such purpose). The Company shall use its reasonable best efforts to cause each such Registration Statement to be declared effective under the Securities Act as soon as possible, and shall use its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act during the entire Demand Period or Shelf Period, as applicable.

(e)          Delay in Filing; Suspension of Registration. If a majority of the Board of Directors of the Company determines in good faith that the filing, initial effectiveness or continued use of a Shelf Registration Statement or a Demand Registration Statement at any time would (i) render the Company unable to comply with applicable securities laws, (ii) require the inclusion or filing of financial statements under Rules 3-05 or 3-14 or Article 11 under the Securities Act with respect to an acquisition at a significance level of greater than 50% that the Company is reasonably unable to include or file at such time or (iii) require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Suspension”); provided, however, that the Company shall not be permitted to exercise a Suspension for a period of more than sixty (60) consecutive calendar days on any one occasion or an aggregate of ninety (90) days in any twelve (12) month period, and in any case not more than three (3) times in any twelve (12) month period. In the case of a Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above, and agree to keep the fact of any Suspension strictly confidential. The Company shall immediately notify the Holders upon the termination of any Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to any Registration Statement that is subject to a Suspension, if required by the Securities Act, including the undertakings required to be included in any Registration Statement pursuant to Item 512 of Regulation S-K.

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Section 2.02.         Demand Registration.

(a)          Demand Registration. Each request for a Demand Registration shall specify the kind and aggregate amount of Registrable Securities to be Registered and the intended methods of disposition thereof.

(b)          Demand Notice. Promptly upon receipt of any Demand Request on a date on which the Company is not eligible to file a Shelf Registration Statement (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Registration request to all other Holders, and the Company shall include in such Demand Registration Statement all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after the date that the Demand Notice has been delivered. All requests made pursuant to this Section 2.02(b) shall specify the aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities. If any Holder does not deliver a notice within five (5) Business Days after the delivery of the Demand Notice, such Holder shall be deemed to have irrevocably waived any and all rights under this Section 2.02 with respect to such Registration (but not with respect to future Registrations in accordance with this Section 2.02(b)).

(c)          Demand Withdrawal. Any Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Sections 2.02(a) or 2.02(b), may withdraw all or any portion of its Registrable Securities from a Demand Registration by providing written notice to the Company at least two (2) Business Days prior to the effectiveness of the applicable Demand Registration Statement or, in the case of an Underwritten Offering, at least two (2) Business Days prior to the time of pricing of such Underwritten Offering. The Company shall continue its reasonable best efforts to secure effectiveness of the applicable Demand Registration Statement in respect of the Registrable Securities of any other Holder that has requested inclusion in the Demand Registration Statement pursuant to Section 2.02(a) or 2.02(b) so long as the Initiating Holder has not withdrawn all of its Registrable Securities to be included in such Demand Registration Statement; provided, however, if the Initiating Holder has requested for all of its Registrable Securities to be withdrawn from such Demand Registration Statement, the Company shall immediately cease all efforts to secure effectiveness of the applicable Demand Registration Statement, even if one or more other Holders have requested for Registrable Securities to be included in such applicable Demand Request pursuant to Section 2.02(b) and such withdrawn Demand Registration Statement shall not count towards the limitation on Registration Statements set forth in Section 2.01(c).

(d)          Effective Registration. The Company shall use reasonable best efforts to cause any Demand Registration Statement to be declared effective by the SEC and to remain effective for not less than one hundred eighty (180) days (or such shorter period as shall terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn) (the applicable period, the “Demand Period”).

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Section 2.03.         Shelf Registration.

(a)          Filing.

(i)          Subject to the limitations set forth in Section 2.01(c) and (e), if a Shelf Request is made, the Company shall1 file with the SEC a Shelf Registration Statement pursuant to Rule 415 of the Securities Act relating to the offer and sale by Holders from time to time in accordance with the methods of distribution elected by the Initiating Holder and set forth in the Shelf Registration Statement and, as promptly practicable thereafter, shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act. Each Shelf Request shall specify the kind of Registrable Securities to be Registered, the intended methods of disposition thereof and, unless the Company is a WKSI at the time of such Shelf Request, the aggregate amount thereof. At any time prior to or after the filing of a Shelf Registration Statement, a Holder may request, which request shall be deemed a Shelf Request for purposes of Section 2.01(c), that the number of its Registrable Securities previously requested to be registered on such Shelf Registration Statement be increased to a larger number of its Registrable Securities and the Company shall thereafter use its reasonable best efforts to take all actions reasonably necessary to effect such increase for such Shelf Registration Statement as promptly as practicable thereafter, which actions may include causing a post-effective amendment to such Shelf Registration Statement to be filed or filing a new Shelf Registration Statement; provided, that such requests by any Holder and such filings by the Company shall be subject to the limitations of Section 2.01(c). If, on the date of any such request, the Company does not qualify to file a Shelf Registration Statement under the Securities Act, such request shall be deemed to be a Demand Request for purposes of Section 2.01(c) and the Company’s obligations under Section 2.02 shall apply with respect to such request.

(ii)         If, on the date of the Shelf Request, the Company is a WKSI, then the Holders should be permitted to include in such Shelf Request an unspecified amount of Registrable Securities. The Company shall provide to the Holders the information necessary to determine the Company’s status as a WKSI upon request.

(b)          Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Holders until such date as all Registrable Securities covered thereby cease to be Registrable Securities (such period of effectiveness, the “Shelf Period”).

1 Note to Cleary: Time periods in 2.01(b)

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(c)          Shelf Notice. Promptly upon receipt of a Shelf Request pursuant to Section 2.03(a) (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice (a “Shelf Notice”) of the receipt of such request, describing it in reasonable detail, to all other Holders. If the Company is not a WKSI, the Company shall offer each such Holder the opportunity to include in the Shelf Registration Statement the number of Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after the date that the Shelf Notice has been delivered. If any such Holder receiving the Shelf Notice does not deliver a notice within five (5) Business Days after the date that the Shelf Notice has been delivered, such Holder shall be deemed to have irrevocably waived any and all right under this Section 2.03with respect to such Registration (but not with respect to future Registrations in accordance with this Section 2.03). If the Company is a WKSI, no Holder shall be required to request inclusion of Registrable Securities in the Shelf Registration Statement until such time that the Company delivers a WKSI Takedown Request in connection with such Shelf Registration Statement pursuant to Section 2.03(d) hereunder.

(d)          WKSI Takedown. In the event that the Company is a WKSI and has filed a Shelf Registration Statement registering an unspecified amount of Registrable Securities pursuant to Section 2.03(a)(ii), an offering or sale of Registrable Securities pursuant to a Shelf Registration Statement may be initiated at any time and from time to time during the effectiveness of a Shelf Registration Statement, by notice to the Company specifying the intended method or methods of disposition thereof, by written request of an Initiating Holder to the Company (each, a “WKSI Takedown Request”) to effect a public offering of all or a portion of an Initiating Holder’s Registrable Securities that are covered or will be covered by such Shelf Registration Statement. As soon as practicable after the receipt of a WKSI Takedown Request the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose. For the avoidance of doubt, a WKSI Takedown Request with respect to an Underwritten Offering and shall be subject to the procedures, conditions and restrictions set forth in Section 2.07(a).

(e)          Distributions of Registrable Securities to Partners or Members. In the event any Holder requests to participate in a Registration pursuant to this Section 2.03 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by the Holder and provided such Registrable Securities have been assigned to such partners or members in accordance with Section 3.04 in connection with such distribution.

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Section 2.04.         Piggyback Registration.

(a)          Participation. Subject to the limitations set forth in Section 2.01, if the Company at any time proposes to file a Registration Statement under the Securities Act with respect to any offering of any equity securities of the Company or Opco for the account of the Company or Opco or for the account of any other Persons (other than (i) a Registration under Sections 2.01, 2.02 or 2.03, (ii) a Registration on Form S-4 or S-8 or any successor form to such Forms, (iii) in connection with an “at-the-market” equity distribution program or dividend reinvestment program or (iv) a Registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) (a “Company Public Sale”), then, as soon as reasonably practicable, the Company shall give written notice of such proposed filing to the Holders, and such notice shall offer the Holders the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 2.07(c), the Company shall include in such Registration Statement all such Registrable Securities that are requested to be included therein within five (5) days after the receipt by such Holders of any such notice; provided that if at any time after giving written notice of its intention to Register or sell any securities, and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to Register or sell or to delay Registration or sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to Register or sell, shall be relieved of its obligation to Register or sell any Registrable Securities in connection with such Registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of Brookfield, the Advisor, the Property Manager or the Demanding Holders to request that such Registration be effected as a Demand Registration under Section 2.01 or an Underwritten Offering, as the case may be, and (ii) in the case of a determination to delay Registering or selling, in the absence of a Demand Request or a request with respect to a Underwritten Offering, shall be permitted to delay Registering or selling any Registrable Securities, for the same period as the delay in Registering or selling such other securities.

(b)          Withdrawal. Each Holder shall be permitted to withdraw all or part of its Registrable Securities in a Company Public Sale (other than in an Underwritten Offering, in which case Section 2.07(f) shall apply) by giving written notice to the Company of its request to withdraw; provided, that (i) such request must be made in writing at least two (2) Business Days prior to the effectiveness of such Registration Statement and (ii) such withdrawal shall be irrevocable and, after making such withdrawal, the Holder shall no longer have any right to include Registrable Securities in the Company Public Sale as to which such withdrawal was made.

Section 2.05.         Black-out Periods.

(a)          Black-out Periods for Holders. In the event of a Company Public Sale of the Company’s equity securities in an Underwritten Offering, the Holders agree, if requested by the managing underwriter or underwriters in such Underwritten Offering, not to effect any public sale or distribution of any securities (except, in each case, as part of the applicable Registration, if permitted) that are the same as or similar to those being Registered in connection with such Company Public Sale, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before and ending ninety (90) days (or such lesser period as may be permitted by the Company or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration, to the extent timely notified in writing by the Company or the managing underwriter or underwriters; provided, however, such restrictions shall not apply to (i) distributions-in-kind to a Holder’s partners or members but only if such partners or members agree to be bound by the restrictions therein; and (ii) transfers to Affiliates for so long as they remain Affiliates, but only if such Affiliates agree to be bound by the restrictions herein as a Permitted Assignee pursuant to Section 3.04.

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(b)          Black-out Period for the Company and Others. In the case of an Underwritten Offering for Registrable Securities pursuant to Section 2.07(a), the Company and the Holders agree, if requested by the managing underwriter or underwriters with respect to such Registration, not to effect any public sale or distribution of any securities that are the same as or similar to those being Registered, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before, and ending ninety (90) days (or such lesser period as may be permitted by such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration (or, in the case of an offering under a Shelf Registration Statement, the date of the closing under the underwriting agreement in connection therewith), to the extent timely notified in writing by the managing underwriter or underwriters. Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to any Registration of securities for offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement. The Company agrees to use its reasonable best efforts to obtain from (i) to the extent, but only to the extent, any such holder holds more than 5% of the outstanding Common Shares, each holder of restricted securities of the Company which securities are the same as or similar to the Registrable Securities being Registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, and (ii) all directors and executive officers of the Company, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such Registration, if permitted. Without limiting the foregoing (but subject to Section 2.08), if after the date hereof the Company grants any Person (other than a Holder) any rights to demand or participate in a Registration, the Company agrees that the agreement with respect thereto shall include such Person’s agreement to comply with any black-out period required by this Section 2.05 as if it were a Holder hereunder.

Section 2.06.         Registration Procedures.

(a)          In connection with the Company’s obligations under Sections 2.01, 2.02, 2.03 and 2.04, the Company shall use its reasonable best efforts to effect any Registration and to permit the sale of any Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(i)          prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement or Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to Participating Holders, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel; (y) except in the case of a Registration under Section 2.04, not file any Registration Statement or Prospectus or amendments or supplements thereto to which the underwriters (if any) shall reasonably object; and (z) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request;

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(ii)         prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Participating Holder (to the extent such request relates to information relating to such Holder) or (y) necessary to keep such Registration effective for such period as required by Section 2.02(d) or Section 2.03(b), whichever is applicable, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii)        notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement to such Prospectus has been filed, (b) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus or for additional information, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes and (d) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv)        promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus which shall correct such misstatement or omission or effect such compliance;

(v)         to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

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(vi)        use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any preliminary or final Prospectus;

(vii)       promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment to a Registration Statement such information as the managing underwriter or underwriters agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment to a Registration Statement as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment to a Registration Statement;

(viii)      furnish to each Participating Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(ix)         deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such Prospectus or any amendment or supplement thereto by such Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto) and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter, it being understood that the Company consents to the use of such Prospectus or any amendment or supplement thereto by such Participating Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto;

(x)          on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the Participating Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any Participating Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 2.02(d) or Section 2.03(b), whichever is applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xi)         cooperate with the Participating Holders and the managing underwriter or underwriters, if any, to facilitate the timely removal of any restrictive legends from Registrable Securities to be sold; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

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(xii)        use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(xiii)       not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities (and if applicable, provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company);

(xiv)      make such representations and warranties to the Participating Holders and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings then being undertaken;

(xv)       enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the Initiating Holder or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

(xvi)      obtain for delivery to the underwriter or underwriters, if any, with copies to the Participating Holders, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance;

(xvii)     in the case of an Underwritten Offering, (a) obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Participating Holders, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement and (b) obtain the required consents from the Company’s independent certified public accountants and, if applicable, independent auditors to include the accountants’ or auditors’ report, as applicable, relating to the specified financial statements in the Registration Statement and to be named as an expert in the Registration Statement;

(xviii)    cooperate with each Participating Holder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

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(xix)       use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xx)        provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xxi)       use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted;

(xxii)      make available upon reasonable notice at reasonable times and for reasonable periods for inspection, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by Brookfield, the Advisor, the Property Manager or the Demanding Holders, as applicable, or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided that any such Person gaining access to information regarding the Company pursuant to this Section 2.06(a)(xxii) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (v) the release of such information is requested or required by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process, (w) disclosure of such information, in the opinion of counsel to such Person, is otherwise required by law, (x) such information is or becomes publicly known other than through a breach of this Agreement or any other obligation to maintain confidence of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (z) such information is independently developed by such Person without reference to the confidential information provided by the Company or its Representatives;

(xxiii)     in the case of an Underwritten Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(xxiv)    take no direct or indirect action prohibited by Regulation M under the Exchange Act;

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(xxv)     take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(xxvi)    take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition to the Holders of Registrable Securities in accordance with the terms of this Agreement.

(b)          The Company may require each Participating Holder to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Participating Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(c)          Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.06(a)(iv), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.06(a)(iv), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.06(a)(iv) or is advised in writing by the Company that the use of the Prospectus may be resumed.

(d)          To the extent that Brookfield, the Advisor or the Property Manager or any of their Affiliates, as applicable, is deemed to be an underwriter of Registrable Securities pursuant to any SEC comments or policies or otherwise, the Company agrees that (1) the indemnification and contribution provisions contained in this Agreement shall be applicable to the benefit of Brookfield, the Advisor or the Property Manager, or one of their Affiliates, as applicable, in its role as deemed underwriter in addition to its capacity as Holder and (2) Brookfield, the Advisor or the Property Manager, or any of and their Affiliates , as applicable, shall be entitled to conduct such activities which it would normally conduct in connection with satisfying its “due diligence” defense as an underwriter in connection with an offering of securities registered under the Securities Act, including conducting due diligence and the receipt of customary opinions and comfort letters.

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Section 2.07.         Underwritten Offerings.

(a)          Underwritten Offering Requests. Upon the written request of any Initiating Holder from time to time for an Underwritten Offering under a Registration Statement filed in accordance with the terms of this Agreement (an “Underwritten Offering Request”), the Company shall (A) promptly give written notice of such Underwritten Offering Request to the other Holders and (B) cooperate with such Initiating Holder and any underwriter, as well as any other Holders that have requested that their Registrable Securities be included in such Underwritten Offering within two (2) Business Days after receiving the notice from the Company in clause (A) above, in effecting an Underwritten Offering under any Registration Statement filed pursuant to this Agreement as promptly as reasonably practicable following receipt of such Underwritten Offering Request; provided, however, that (x) all Holders shall not be entitled to make in the aggregate more than three (3) Underwritten Offering Requests that result in priced Underwritten Offerings in any twelve (12) month period; and (y) any such Initiating Holder may withdraw or abandon the Underwritten Offering Request at any time prior to any Underwritten Offering becoming priced. Each Underwritten Offering Request will specify the number of Registrable Securities proposed by the Holder to be included in such Underwritten Offering, the intended method of distribution and the estimated gross proceeds of such Underwritten Offering, which may not be less than $50,000,000. If requested by the underwriters for any Underwritten Offering, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, the Initiating Holder and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 2.10. Participating Holders shall cooperate with the Company in the negotiation and shall give consideration to the reasonable suggestions of the Company regarding the form thereof. Such Holders shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holders, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations required to be made by such Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

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(b)          Priority.

(i)          Notwithstanding any other provision of this Section 2.07, in the case of an Underwritten Offering pursuant to an Underwritten Offering Request, if the managing underwriter or underwriters of an Underwritten Offering advise the selling Holders that, in its or their opinion, the number of securities requested to be included in such Underwritten Offering exceeds the number which can be sold in such Underwritten Offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the securities to be included in such Underwritten Offering (i) first, shall be allocated to the Initiating Holder and, if the Demanding Holders are the Initiating Holder, pro rata among the Demanding Holders that have requested to participate in such Underwritten Offering based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner) and (ii) next, and only if all the securities referred to in clause (i) have been included, the number of securities that the Company and any other Holder that has a right to participate in such Underwritten Offering proposes to include in such Underwritten Offering that, in the opinion of the managing underwriter or underwriters can be sold without having such adverse effect.

(ii) The Company will have the right to delay an Underwritten Offering by an Initiating Holder following receipt of an Underwritten Offering Request if the Company, not more than 30 days prior to receipt of such request indicated intent (either by (i) circulating to prospective underwriters and their counsel a draft of a Registration Statement for a primary offering of equity securities of the Company, (ii) soliciting bids for a primary offering of equity securities of the Company, or (iii) otherwise reaching an understanding with an underwriter with respect to a primary offering of equity securities of the Company), and intends to effect its own Underwritten Offering by giving the Initiating Holder written notice of such intent (a “Stand-Down Notice”), whereby the Company’s obligation to cooperate with the Initiating Holder and any underwriter in effecting an Underwritten Offering shall be suspended until the later of the Resumption Date (as defined below) and the expiration of any lock-up agreement required to be entered into by the Initiating Holder pursuant to Section 2.05; provided, however, that (x) the Company will not be entitled to deliver a Stand-Down Notice in respect of an Underwritten Offering Request later than 5 p.m. New York time on the third (3rd) Business Day following receipt of such Underwritten Offering Request; (y) the Company will not be entitled to more than one (1) Stand-Down Notice in any twelve (12) month period; and (z) the Company will be deemed to have rescinded the Stand-Down Notice automatically, whereby the Company’s obligation to cooperate with the Initiating Holder and any underwriter in effecting an Underwritten Offering shall resume, if (I) the Launch Date in respect of the Company’s Underwritten Offering has not occurred by the end of the tenth (10th) Business Day after the date of the Underwritten Offering Request or (II) the Company’s Underwritten Offering has not been priced by the end of the fifth (5th) Business Day after the Launch Date (the date following automatic rescission of a Stand-Down Notice pursuant to either clause (I) and clause (II) above, a “Resumption Date”). The Holders acknowledge and agree that the receipt of any Stand-Down Notice may constitute material non-public information regarding the Company and shall keep the existence and contents of any Stand-Down Notice confidential.

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(c)          Piggyback Registrations. In connection with any Underwritten Offering of shares of the Company’s equity Securities pursuant to Section 2.04, the Company shall not be required to include any Registrable Securities in such Underwritten Offering unless such selling Holders accept the terms of the Underwritten Offering as agreed upon between the Company and its underwriters. In connection with any proposed Underwritten Offering of Registrable Securities included in a Piggyback Registration pursuant to Section 2.04, if the managing underwriter or underwriters of such proposed Underwritten Offering informs the Company in writing (a copy of which shall be provided to the Holders) that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such Underwritten Offering exceeds the number which can be sold in such Underwritten Offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Underwritten Offering shall be allocated (i) first, 100% of the securities proposed to be sold in such Underwritten Offering by the Company or (subject to Section 2.08) any Person (other than a Holder) exercising a contractual right to demand Registration, as the case may be, proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Underwritten Offering based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner) and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Underwritten Offering, any other securities eligible for inclusion in such Underwritten Offering.

(d)          Participation in Underwritten Registrations. Subject to the provisions of Section 2.07(a) and Section 2.07(c) above and this Section 2.07(d), no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) promptly completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(e)          Underwriters, Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 2.07(a), the price, underwriting discount and other financial terms for the Registrable Securities shall be determined in good faith by the Initiating Holder, and the Initiating Holder shall have the right to select one or more underwriters for such Underwritten Offering; provided, that any underwriter must be approved by the Company, which approval will not be unreasonably withheld, conditioned or delayed. In the case of any Underwritten Offering under Section 2.04, the Company shall have the sole right to determine the underwriters and all other matters affecting the Underwritten Offering, including the price, underwriting discount and other financial terms of the Underwritten Offering.

(f)          Withdrawal. In the case of any Underwritten Offering under Section 2.07(a) or 2.04, each of the Holders may withdraw all or part of their Registrable Securities from such Underwritten Offering any Holder may elect to withdraw all or part of its Registrable Securities from such Underwritten Offering by giving written notice to the Company of its request to withdraw; provided, that (i) such request must be made in writing at least two (2) Business Days prior to the earlier of the anticipated Launch Date and the anticipated pricing or trade date of such Underwritten Offering and (ii) such withdrawal shall be irrevocable and, after making such withdrawal, the Holder shall no longer have any right to include Registrable Securities in the Underwritten Offering as to which such withdrawal was made.

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Section 2.08.         No Inconsistent Agreements. The Company shall not hereafter enter into, and, following the closing of the transactions contemplated by the Framework Agreement, is not currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement.

Section 2.09.         Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, Prospectuses, Issuer Free Writing Prospectus and other documents in connection therewith and any amendments or supplements thereto and expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company, (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company and any subsidiaries of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then customary underwriting practice (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all reasonable and documented fees and disbursements of one legal counsel for Brookfield and, if Brookfield is not the Initiating Holder, the Initiating Holder, not to exceed $100,000 in the aggregate for all jurisdictions in connection with the filing of the Shelf Registration Statement or any Underwritten Offering, (viii) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (ix) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration; (x) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties); and (xi) if the underwriter for any Underwritten Offering reasonably determines a “road show” is necessary, all expenses incurred by the Company related to the road show for such Underwritten Offering, and all reasonable and documented out of pocket expenses of Brookfield and, if Brookfield is not the Initiating Holder, the Initiating Holder to the extent, but only to the extent, the managing underwriter explicitly requests the participation of either Brookfield or the Initiating Holder in such road show, including all travel, meals and lodging of the Company. All such expenses are referred to herein as “Registration Expenses.” Notwithstanding the foregoing, the Company shall not be required to pay for any Registration Expenses in connection with any Registration begun pursuant to Sections 2.02 or 2.03(a) if the applicable request is subsequently withdrawn at the request of the Initiating Holder (in which case the Initiating Holder shall bear such expenses), unless the Holders agree to forfeit their right to one Registration provided for in Section 2.01(c). The Company shall not be required to pay underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

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Section 2.10.         Indemnification.

(a)          Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Holder, each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including, without limitation, reports and other documents filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, or (iii) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto; provided, that the Company shall not be liable to any particular indemnified party (A) to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or other document in reliance upon and in conformity with written information furnished to the Company by an indemnified party expressly for use in the preparation thereof or (B) to the extent that any such Loss arises out of or is based upon an untrue statement or omission in a preliminary Prospectus relating to Registrable Securities, if a Prospectus (as then amended or supplemented) that would have cured the defect was furnished to the indemnified party from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such Prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder.

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(b)          Indemnification by the Participating Holders. Each Participating Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from(i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such Holder to the Company specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim. In no event shall the liability of such Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation less any amounts paid by such Participating Holder pursuant to Section 2.10(d) and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

(c)          Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party, such consent not to be unreasonably withheld, conditioned or delayed. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party, such consent not to be unreasonably withheld, conditioned or delayed. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 2.10(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

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(d)          Contribution.   If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 2.10 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions contained in paragraphs (a) and (b) of this Section 2.10), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, (as well as any other relevant equitable considerations). In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 2.10(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.10(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 2.10(a) and Section 2.10(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.10(d), in connection with any Registration Statement filed by the Company, a Participating Holder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such contribution obligation less any amounts paid by such Holder pursuant to Section 2.10(b) and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 2.10and sufficient in respect of all Losses referred to under this Section 2.10, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.10(a) and Section 2.10(b) hereof without regard to the provisions of this Section 2.10(d). The remedies provided for in this Section 2.10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

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Section 2.11.         Rules 144 and 144A and Regulation S. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the reasonable request of Brookfield, the Advisor or the Property Manager make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time), and it will take such further action as Brookfield, the Advisor or the Property Manager may reasonably request, all to the extent required from time to time to enable Brookfield, the Advisor or the Property Manager to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of a Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Article III

MISCELLANEOUS

Section 3.01.         Term. Except for the obligations to maintain confidentiality set forth in Section 2.06(a)(xxii), the provisions of Section 2.10 and all provisions of this Article III, which shall survive any such termination, this Agreement shall terminate upon the later of the expiration of the Shelf Period and such time as all Registrable Securities cease to be Registrable Securities; provided, however, any obligations of the Company to any Holder will terminate as to such Holder when such Holder no longer owns any Registrable Securities.

Section 3.02.         Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which transmission is confirmed), emailed (which receipt is confirmed) or sent by overnight courier (providing proof of delivery), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), to the parties at the following addresses:

if to the Company:	Hospitality Investors Trust, Inc.
405 Park Avenue, 14th Floor
New York, NY 10022
Attention: Paul Hughes
Email: PHughes@ar-global.com
Facsimile: (212) 421-5799

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with a copy to:	Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
Attention: Steven L. Lichtenfeld
Michael E. Ellis
Email: slichtenfeld@proskauer.com
mellis@proskauer.com
Facsimile: (212) 969-2900

if to Brookfield:	c/o Brookfield Property Group
250 Vesey Street, 15th Floor
New York, NY 10281
Attention: Lowell Baron
Andrew Burych
Email: lowell.baron@brookfield.com
andrew.burych@brookfield.com

with a copy to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Steven L. Wilner
Neil Q. Whoriskey
Email: swilner@cgsh.com
nwhoriskey@cgsh.com
Facsimile: (212) 225-3999

if to the Advisor:	American Realty Capital Hospitality Advisors, LLC
405 Park Avenue, 14th Floor
New York, NY 10022
Attention: Jesse Charles Galloway
Email: jgalloway@ar-global.com
Facsimile: (646) 861-7804

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with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Jeffrey D. Marell
Email: jmarell@paulweiss.com
Facsimile: (212) 492-0105

if to the Property Manager:	American Realty Capital Hospitality Properties, LLC
405 Park Avenue, 14th Floor
New York, NY 10022
Attention: Jesse Charles Galloway
Email: jgalloway@ar-global.com
Facsimile: (646) 861-7804

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Jeffrey D. Marell
Email: jmarell@paulweiss.com
Facsimile: (212) 492-0105

if to any other Holder who becomes party to this Agreement after the date hereof, to the address on the counterpart signature page to this Agreement executed by such Holder, or such other address, email address or facsimile number as any party may hereafter specify by like notice to the other parties hereto.

All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until 9:00 a.m. local time on the next succeeding Business Day in the place of receipt.

Notice to the holder of record of any Registrable Securities shall be deemed to be notice to the holder of such securities for all purposes hereof.

Section 3.03.         Amendment. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed by the Company, Brookfield (or if Brookfield is no longer a party to this Agreement, a majority of Holders of then-outstanding Registrable Securities issued or issuable upon conversion of CPUs into OP Units and the redemption thereof for Common Shares), and, if the Advisor or the Property Manager continues to be a party to this Agreement and the extent such amendment or waiver adversely effects the rights of the Advisor or the Property Manager hereunder, the Advisor and the Property Manager, as applicable. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all parties to this Agreement.

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Section 3.04.         Successors, Assigns and Transferees. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement by operation of Law or otherwise without the prior written consent of the other parties hereto except any Holder may assign all or a portion of its rights or obligations hereunder to any Person to which such party transfers its ownership of all or any of its Registrable Securities (each such Person, a “Permitted Assignee”); provided, however, that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Transaction Documents, including the Purchase Agreement, the A&R Opco LPA, or the Company’s Charter in effect as of the date of such assignment, transfer or other disposition; provided, further however no Brookfield Excluded Affiliate may be a Permitted Assignee under this Section 3.04 unless, in the case of a Transfer from Brookfield or a Brookfield Affiliate, prior to the applicable transfer of Registrable Securities, and as a condition thereof, the applicable Brookfield Excluded Affiliate notifies the Company in writing of such Transfer, which notice shall include a confirmation that such Permitted Transferee is an Affiliate of Brookfield and that, following such transfer, shall no longer be a Brookfield Excluded Affiliate for purposes of this Agreement or any of the other Transaction Documents, including the Purchase Agreement and the A&R Opco LPA. Such Permitted Assignees and any other Person that acquires Registrable Securities in accordance with the terms of the Transaction Documents, shall execute a counterpart to this Agreement and become a party hereto with all the rights and obligations set forth hereunder and such Permitted Assignee’s Registrable Securities shall be subject to the terms of this Agreement.

Section 3.05.         Binding Effect. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of and be binding upon, the successors, permitted assigns, heirs, executors, and administrators of the parties (whether by merger, consolidation, acquisition of all or substantially all of the assets of the respective party or otherwise).

Section 3.06.         Third Parties. Other than each other Person entitled to indemnity or contribution under Section 2.10, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto any rights, remedies, obligations or Liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

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Section 3.07.         Governing Law; Injunctive Relief. This Agreement shall be governed in all respects by the Laws of the State of New York without regard to any choice of Laws or conflict of Laws provisions that would require the application of the Laws of any other jurisdiction. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur if any of the provisions of this Agreement (including failing to take such actions that are required of it hereunder to consummate the transactions contemplated by this Agreement) were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions, specific performance and other equitable relief, without proof of actual damages, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal courts located in the City of New York and any appellate court therefrom within the State of New York, in addition to any other remedy to which they are entitled at Law or in equity for any such breach. Each of the parties agree that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. The parties hereto agree that (i) by seeking the remedies provided for in this Section 3.07 a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement and (ii) the commencement of any action or proceeding pursuant to this Section 3.07 or anything set forth in this Section 3.07 shall not restrict or limit any party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.

Section 3.08.         Jurisdiction; Waiver of Jury Trial. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any party or its successors or assigns, shall be brought and determined exclusively in any state or federal courts located in the City of New York and any appellate court therefrom within the State of New York. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3.08 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 3.08, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper or (iii) this Agreement, or the subject matter hereof may not be enforced in or by such courts. Each party hereby consents to service being made through the notice procedures set forth in Section 3.02 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 3.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 3.09.         Entire Agreement. This Agreement and the other documents delivered pursuant to or in connection with this Agreement, including the other Transaction Documents, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Except as otherwise expressly provided herein (including Section 3.04), no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 3.10.         Severability. If any term or provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms. Upon such a declaration by a court of competent jurisdiction, the parties shall use their respective reasonable best efforts to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement to be consummated as originally contemplated to the fullest extent possible.

Section 3.11.         Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

Section 3.12.         No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future director, officer, employee, incorporator, stockholder, equity holder, controlling Person, portfolio company, manager, advisor, managing member, member, general partner, limited partner, principal or other agent of any Holder or of any Affiliate or assignee thereof (excluding, for the avoidance of doubt, the Company and Opco, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement or the transactions contemplated herein or for any claim based on, in respect of or by reason of the respective obligations of such Holder under this Agreement. Without limiting the rights of any party against any other party hereto, in no event shall any party or any party’s Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Each party hereby waives and releases all such Liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

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Section 3.13.         Headings. The heading references herein and in the table of contents hereto are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

HOSPITALITY INVESTORS TRUST, INC.

By:
Name:
Title:

BROOKFIELD

Brookfield Strategic Real Estate Partners II Hospitality REIT II, LLC

By:
Name:
Title:

ADVISOR

AMERICAN REALTY CAPITAL HOSPITALITY ADVISORS, LLC

By: American Realty Capital Hospitality Special Limited Partner, LLC, its sole member

By: American Realty Capital IX, LLC, its sole member

By: AR Capital, LLC, its sole member

By:
Name:	Edward M. Weil, Jr.
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

PROPERTY MANAGER

AMERICAN REALTY CAPITAL HOSPITALITY PROPERTIES, LLC

By: American Realty Capital Hospitality Special Limited Partner, LLC, its sole member

By: American Realty Capital IX, LLC, its sole member

By: AR Capital, LLC, its sole member

By:
Name:	Edward M. Weil, Jr.
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

EXHIBIT D

HOSPITALITY INVESTORS TRUST, INC.

AMENDED AND RESTATED BYLAWS

AS OF

[*], 2017

Article I

OFFICES

Section 1.          PRINCIPAL OFFICE. The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.

Section 2.          ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

Article II

MEETINGS OF STOCKHOLDERS

Section 1.          PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

Section 2.          ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors, but in no event shall such annual meeting be held less than 30 days after delivery of the Corporation’s annual report to its stockholders.

Section 3.          SPECIAL MEETINGS. The chairman of the Board of Directors, the president, the chief executive officer, a majority of the Board of Directors or a majority of the Independent Directors (as defined in the charter of the Corporation (which for the avoidance of doubt includes the Articles Supplementary (as defined below) (the “Charter”)) may call a special meeting of the stockholders. A special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of a stockholder or stockholders entitled to cast not less than ten percent (10%) of all the votes entitled to be cast on such matter at such meeting. The written request must be delivered in person or by mail and must state the purpose of the meeting and the matters proposed to be acted upon at the meeting. Within ten (10) days after receipt of such written request, the secretary of the Corporation shall give to each stockholder entitled to vote at such meeting, and to each stockholder not entitled to vote who is entitled to notice of the meeting, notice in writing or by electronic transmission in the manner provided in Section 4 of Article II hereof. Simultaneously with the receipt of the request, the Corporation shall inform the stockholder(s) requesting the special meeting of the reasonably estimated cost of preparing and mailing a notice of the proposed meeting and request payment accordingly. Notwithstanding anything to the contrary herein, such meeting called upon the request of such stockholder(s) shall be held not less than fifteen (15) days nor more than sixty (60) days after the secretary’s delivery of such notice. Subject to the foregoing sentence and notwithstanding anything to the contrary herein, such meeting shall be held at the time and place specified in the stockholder request; provided, however, that if none is so specified, such meeting shall be held at a time and place convenient to the stockholders requesting the special meeting.

Section 4.          NOTICE. Except as provided otherwise in Section 3 of this Article II, not less than ten (10) nor more than ninety (90) days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail, by electronic mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the stockholder. The Corporation may give a single notice to all stockholders who share an address, unless a stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders (other than to any stockholders that requested a special meeting), or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II, or the validity of any proceedings at any such meeting to the fullest extent permitted by law. Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. The Corporation may postpone or cancel a meeting of stockholders by making a “public announcement” (as defined in Section 11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting; provided, however, that the Corporation may not postpone or cancel any special meeting requested by one or more stockholders in accordance with Section 3 of Article II hereof without the consent of such stockholder(s). Notice of the date to which the meeting is postponed shall be given not less than ten (10) days prior to such date and otherwise in the manner set forth in this Section 4.

Section 5.          ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the vice chairman of the board, if there is one, the chief executive officer, the president, the vice presidents in their order of rank and seniority, the secretary, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary’s absence, an assistant secretary, or in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of the stockholders, an assistant secretary, or in the absence of assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6.          QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the Charter for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 7.          VOTING. Except as provided in the terms of the Redeemable Preferred Share (as defined in the Articles Supplementary), the holders of a majority of the shares of stock of the Corporation entitled to vote who are present in person or by proxy at an annual meeting at which a quorum is present may, without the necessity for concurrence by the Board of Directors, vote to elect a director. Except as provided in the terms of the Redeemable Preferred Share, each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, except as provided in the terms of the Redeemable Preferred Share and unless more than a majority of the votes cast is required by statute or by the Charter. Except as provided in the terms of the Redeemable Preferred Share and as otherwise provided by statute or by the Charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

Section 8.          PROXIES. A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven (11) months after its date unless otherwise provided in the proxy.

Section 9.          VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, partnership, trust, limited liability company or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner trustee or managing member thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any trustee or other fiduciary may vote stock registered in the name of such person in the capacity of trustee or fiduciary, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified stock in place of the stockholder who makes the certification.

Section 10.         INSPECTORS. The Board of Directors or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor thereto. The inspectors, if any, shall (i) determine the number of shares of stock represented at the meeting, in person or by proxy and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chairman of the meeting, (iv) hear and determine all challenges and questions arising in connection with the right to vote, and (v) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one (1) inspector acting at such meeting. If there is more than one (1) inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11.         ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a)          Annual Meetings of Stockholders. (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or any such other business and who has complied with this Section 11(a).

(2)         For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that in connection with the Corporation’s first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting, as originally convened, and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth:

(i)          as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder (including the Proposed Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(ii)         as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(iii)        as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person, (A) the class, series and number of all shares of stock or other securities of the Corporation (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person and the date on which each such Company Security was acquired and the investment intent of such acquisition and (B) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person;

(iv)        as to the stockholder giving the notice and any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (2) of this Section 11(a) and any Proposed Nominee, (A) the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee and (B) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person; and

(v)         to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(3)         Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (i) certifying that such Proposed Nominee (a) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (b) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange or over-the-counter market).

(4)         Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

(5)         For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such stockholder or such person(s) described in clauses (i) and (ii) of this Section 11(a)(5).

(b)          Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 3 of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 11 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one (1) or more individuals to the Board of Directors, any such stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice containing the information required by paragraph (a)(2) of this Section 11 shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c)          General. (1) If information submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two (2) business days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11, and (B) a written update of any information submitted by the stockholder pursuant to this Section 11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11.

(2)         Only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11.

(3)         For purposes of this Section 11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the United States Securities and Exchange Commission from time to time. “Public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Corporation with the United States Securities and Exchange Commission pursuant to the Exchange Act.

(4)         Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

(d)          Redeemable Preferred Directors. Notwithstanding anything to the contrary herein, this Section 11 of this Article III shall not apply to (x) the nomination or election of the Redeemable Preferred Directors (as defined in the Articles Supplementary) who shall be nominated and elected solely in accordance with (i) the terms of the Articles Supplementary and (ii) the terms of these Bylaws applicable to the Redeemable Preferred Directors and the holder of the Redeemable Preferred Share (including the last sentence of Section 12 of this Article II) or (y) any matter that may properly be considered by or at a meeting of the holder of the Redeemable Preferred Share or any action or vote to be taken with respect to which the holder of the Redeemable Preferred Share is entitled to take action or vote (including, without limitation, under these Bylaws or the Articles Supplementary), which shall be considered solely in a manner in accordance with (i) the terms of the Articles Supplementary and (ii) the terms of these Bylaws applicable to the holder of the Redeemable Preferred Share (including Section 12 of this Article II). For the avoidance of doubt and without limiting the prior sentence, the information requirements contained in this Section 11 of this Article II for stockholders proposing nominees, Stockholder Associated Persons and Proposed Nominees shall not apply to the holder of the Redeemable Preferred Share or any Redeemable Preferred Director in connection with or related to the nomination and/or election of any Redeemable Preferred Director.

Section 12.         STOCKHOLDERS’ CONSENT IN LIEU OF MEETING. Except as provided in the terms of the Redeemable Preferred Share, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders. Notwithstanding anything to the contrary herein, the holder of the Redeemable Preferred Share is entitled to act by written or electronic consent with respect to any action or vote to be taken with respect to which the holder of the Redeemable Preferred Share is entitled to take action or vote or with respect to any matter that may properly be considered by or at a meeting of the holder of the Redeemable Preferred Share (including, without limitation, under these Bylaws or the Articles Supplementary), regardless of whether a meeting has been called, by delivering such written or electronic consent to the Corporation, which written or electronic consent is automatically effective without any further action required by the holder of the Redeemable Preferred Share, the Corporation or any other Person (as defined in the Articles Supplementary). Any such written or electronic consent shall be deemed delivered to the Corporation and shall be automatically effective without any further action required by the holder of the Redeemable Preferred Share, the Corporation or any other Person if delivered to the secretary of the Corporation and shall be deemed delivered: if by facsimile, when such transmission is confirmed; if by email, upon the sending of such email; if by overnight courier, upon receipt of proof of delivery by such courier; if by hand delivery, upon actual delivery; and if by certified or registered mail, upon return receipt. For the avoidance of doubt, any written or electronic consent shall be effective without: (i) any obligation on the part of the holder of the Redeemable Preferred Share to call a special meeting or any other meeting of the holder of the Redeemable Preferred Share, or any other meeting of the stockholders of the Corporation, (ii) any required procedures whatsoever relating to any such meeting (including, for the avoidance of doubt, the provisions set forth in these Bylaws relating to the place or calling of or notice, organization and conduct and quorum with respect to any such meeting), or (iii) any obligation on the part of any Person to take any other action in order to render the actions taken by such written or electronic consent immediately effective upon the delivery specified above (including, for the avoidance of doubt, delivering any notice to any Person). Without the consent of at least one Primary Redeemable Preferred Director (as defined in the Articles Supplementary), the Board of Directors shall not adopt any procedures applicable to the holder of the Redeemable Preferred Share taking any action pursuant to this Section 12 of this Article II by written or electronic consent.

Section 13.         CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law (the “MGCL”) (or any successor statute) shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition, but shall not be applied retroactively to any prior control share acquisition of any holder of the Redeemable Preferred Share or any associate (as such term is defined in Title 3, Subtitle 7 of the MGCL) or affiliate of such person. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the MGCL shall never apply to any control share acquisition by the holder of the Redeemable Preferred Share or any associate (as such term is defined in Title 3, Subtitle 7 of the MGCL) or affiliate of such person and this provision cannot be amended without the prior written consent of the holder of the Redeemable Preferred Share.

Article III

DIRECTORS

Section 1.          GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

Section 2.          NUMBER, TENURE, QUALIFICATIONS AND RESIGNATION. The number of directors constituting the entire Board of Directors shall be seven (7) and this number may be changed only in accordance with this Article III, Section 2 of these Bylaws and the Articles Supplementary.

In accordance with Section 6(b) of the Articles Supplementary, in the circumstances specified therein, the holder of the Redeemable Preferred Share shall have the right to nominate and elect by written or electronic consent (in accordance with Section 12 of Article II) to the Corporation (the “Board Increase Election”) to increase the number of directors then constituting the Board of Directors by a number of directors that would result in the holder of the Redeemable Preferred Share being entitled to nominate and elect a majority of the members of the Board of Directors (and if the Board Increase Election is made the number of directors shall automatically then increase by such number) and the holder of the Redeemable Preferred Share, voting as a separate class, shall be entitled (subject to Section 6.1 of the Charter, which requires that a majority of the directors be Independent Directors) to nominate and elect (by written or electronic consent of the holder of the Redeemable Preferred Share in accordance with Section 12 of Article II) immediately upon the Board Increase Election without any further action required by the Corporation (and thereafter (i) at each annual meeting for the nomination and/or election of directors, (ii) at any special meeting of the holder of the Redeemable Preferred Share called for the purpose of nominating or electing such directors or (iii) at any time by written or electronic consent of the holder of the Redeemable Preferred Share in accordance with Section 12 of Article II) such number of additional directors.

A majority of the directors shall be Independent Directors except for a period of up to sixty (60) days after the death, removal or resignation of an Independent Director. For so long as the Redeemable Preferred Share is outstanding, the holder of the Redeemable Preferred Share shall have the right to approve (such approval not to be unreasonably withheld, conditioned or delayed), in connection with the nomination and election of directors pursuant to Section 11(a) of Article II (other than Redeemable Preferred Directors) for each annual meeting or any special meeting called for that purpose, the nomination and election of two (2) Independent Directors (any such Independent Director, the “Approved Independent Director” and who, for the avoidance of doubt, shall not include any Redeemable Preferred Director) and the Approved Independent Director shall not be nominated for election (whether by the Board of Directors or the stockholders) or elected to the Board of Directors or any committee thereof without such approval.

Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board, the chief executive officer or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3.          ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution.

Section 4.          SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president, a majority of the directors or Independent Directors then in office or by any Redeemable Preferred Director. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.

Section 5.          NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least twenty-four (24) hours prior to the meeting. Notice by United States mail shall be given at least three (3) days prior to the meeting. Notice by courier shall be given at least two (2) days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute, the Charter or these Bylaws.

Section 6.          QUORUM. A majority of the directors including, for so long as the Redeemable Preferred Share is outstanding, at least one (1) Primary Redeemable Preferred Director, shall constitute a quorum for transaction of business at any meeting of the Board of Directors; provided that, if less than such a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice (provided that notice of any rescheduled meeting shall be provided to all Redeemable Preferred Directors no less than one (1) Business Day prior to such meeting) provided that if the failure to achieve such quorum is solely due to the absence of any Primary Redeemable Preferred Director, so long as the Redeemable Preferred Share is outstanding, if quorum at any meeting which is scheduled to substitute for such adjourned meeting fails to be achieved solely due to the absence of any Primary Redeemable Preferred Director, quorum shall be deemed to have been achieved despite such absence solely with respect to any action taken by the Board of Directors that is not related to any of the matters set forth in Section 6(i) and 6(j) of the Articles Supplementary, except during a Suspension Period (as defined in the Articles Supplementary), in which case quorum shall also be deemed to have been achieved despite such absence with respect to any action taken by the Board of Directors related to any of the matters set forth in Section 6(i) and 6(j) of the Articles Supplementary to the extent that such matters constitute AS Suspended Rights (as defined in the Articles Supplementary); and provided further that, if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a particular group of directors or the vote of a particular director is required for action, a quorum must also include a majority or such other percentage of such group or the particular director, as applicable.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than would be required to establish a quorum; provided, that at least one (1) Primary Redeemable Preferred Director must remain at the meeting in order for the directors to be permitted to transact business in respect of any action relating to any of the matters described in Section 6(i) or Section 6(j) of the Articles Supplementary, except during a Suspension Period, in which case the directors shall also be permitted to transact business in respect of any action relating to any of the matters described in Section 6(i) or Section 6(j) of the Articles Supplementary to the extent that such matters constitute AS Suspended Rights.

Section 7.          VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless (a) the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws or (b) the concurrence of a Primary Redeemable Preferred Director is required for such action by the Articles Supplementary (subject to the provisions in Section 9 thereof relating to the suspension of certain rights of the holder of the Redeemable Preferred Share). If enough directors have withdrawn from a meeting to leave fewer than would be required to establish a quorum but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless (i) the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws or (ii) the concurrence of a Primary Redeemable Preferred Director is required for such action by the Articles Supplementary (subject to the provisions in Section 9 thereof relating to the suspension of certain rights of the holder of the Redeemable Preferred Share); provided, that in any case a quorum for any action relating to any of the matters described in Section 6(i) or Section 6(j) of the Articles Supplementary shall require the participation of at least one (1) Primary Redeemable Preferred Director, except during a Suspension Period, in which case quorum for any action relating to any of the matters described in Section 6(i) or Section 6(j) of the Articles Supplementary shall not require the participation of a Primary Redeemable Preferred Director to the extent that such matters constitute AS Suspended Rights. On any matter for which the Charter requires the approval of the Independent Directors, the action of a majority of the total number of Independent Directors shall be the action of the Independent Directors.

Section 8.          ORGANIZATION. At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or in the absence of the chief executive officer, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation, or in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9.          TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10.         CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 11.         VACANCIES. If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Subject to the next paragraph, any vacancy on the Board of Directors, other than due to any Redeemable Preferred Director ceasing to be a director or an increase in the number of directors as contemplated by Section 6(b) of the Articles Supplementary and the second paragraph of Article III, Section 2 of these Bylaws, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill such a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Notwithstanding anything to the contrary herein, as provided in the Articles Supplementary, any vacancy on the Board of Directors due to any Redeemable Preferred Director ceasing to be a director or due to the increase in the number of directors as contemplated by Section 6(b) of the Articles Supplementary and the second paragraph of Article III, Section 2 of these Bylaws shall, for so long as the Redeemable Preferred Share is outstanding, be filled only by the holder of the Redeemable Preferred Share, acting (i) at an annual meeting for the election of directors, (ii) at any special meeting called for such purpose or (iii) at any time by written or electronic consent (pursuant to Section 12 of Article II). Furthermore, and notwithstanding anything to the contrary herein, as provided in the Articles Supplementary the Redeemable Preferred Directors may be removed only as provided in the Articles Supplementary.

Independent Directors shall nominate replacements for vacancies among the Independent Directors’ positions (other than Independent Directors that are Redeemable Preferred Directors, who shall be nominated as provided herein and in the Articles Supplementary), provided, that the Approved Independent Director must be approved by the holder of the Redeemable Preferred Share (such approval not to be unreasonably withheld, conditioned or delayed).

Section 12.         COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors, including under an incentive plan approved by the Board of Directors. Directors will be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 13.         LOSS OF DEPOSITS. No director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or stock have been deposited.

Section 14.         SURETY BONDS. Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

Section 15.         RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 16.         RATIFICATION. The Board of Directors may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors could have originally authorized the matter in accordance with the terms of the Charter and these Bylaws then in effect. The stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the stockholders could have originally authorized the matter in accordance with the terms of the Charter and these Bylaws then in effect.

Section 17.         CERTAIN RIGHTS OF DIRECTORS. A director who is not also an officer of the Corporation shall have no responsibility to devote his or her full time to the affairs of the Corporation. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

Section 18.         EMERGENCY PROVISIONS. Notwithstanding any other provision in the Charter or these Bylaws, this Section 18 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (i) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Directors during such an Emergency may be given less than twenty-four (24) hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (iii) the number of directors necessary to constitute a quorum shall be a number of directors equal to one-third of the number of then-serving directors (provided that at least one (1) Primary Redeemable Preferred Director shall be required to constitute a quorum with respect to any action to be taken by the Board of Directors relating to any of the matters described in Section 6(i) or Section 6(j) of the Articles Supplementary, except during a Suspension Period, in which case quorum for any action relating to any of the matters described in Section 6(i) or Section 6(j) of the Articles Supplementary shall not require the participation of a Primary Redeemable Preferred Director to the extent that such matters constitute AS Suspended Rights).

Section 19.         BOARD MATTERS. Notwithstanding any other provision in the Charter or these Bylaws, the affirmative vote or consent of the Board of Directors (taken or provided in accordance with the terms of the Charter and these Bylaws) shall be required for the Corporation or any of its subsidiaries to take any of the actions set forth in Section 6(i) and Section 6(j) of the Articles Supplementary.

Article IV

COMMITTEES

Section 1.          NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members committees, composed of one (1) or more directors (the majority of whom shall at all times be Independent Directors) to serve at the pleasure of the Board of Directors. For so long as the Redeemable Preferred Share is outstanding, each committee of the Board of Directors shall contain at least one (1) Primary Redeemable Preferred Director; except in the case of the Audit Committee or any other committee of the Board of Directors which is required, pursuant to applicable rules of the Securities and Exchange Commission or any national securities exchange on which any shares of stock of the Corporation of any class or series are then listed, to be established (any such committee, an “Independent Committee”), in each case which shall contain at least one (1) Redeemable Preferred Director who shall also be an Independent Director.

Section 2.          POWERS. The Board of Directors may delegate to committees appointed under Section 1 of this Article IV any of the powers of the Board of Directors, except as prohibited by law.

Section 3.          MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee including, for so long as the Redeemable Preferred Share is outstanding, at least one (1) Primary Redeemable Preferred Director (or in the case of the Audit Committee or any Independent Committee, at least one (1) Redeemable Preferred Director), shall constitute a quorum for the transaction of business at any meeting of the committee; provided that, if less than such a majority of such members is present at such meeting, a majority of the members present may adjourn the meeting from time to time without further notice (provided that notice of any rescheduled meeting shall be provided to all Redeemable Preferred Directors no less than one (1) Business Day prior to such meeting) provided that if the failure to achieve such quorum is solely due to the absence of any Primary Redeemable Preferred Director (or in the case of the Audit Committee or any Independent Committee, any Redeemable Preferred Director), so long as the Redeemable Preferred Share is outstanding, if quorum at any meeting which is scheduled to substitute for such adjourned committee meeting fails to be achieved solely due to the absence of any Primary Redeemable Preferred Director (or in the case of the Audit Committee or any Independent Committee, any Redeemable Preferred Director), quorum shall be deemed to have been achieved despite such absence solely with respect to any action taken by such committee of the Board of Directors that is not related to any of the matters set forth in Section 6(i) and 6(j) of the Articles Supplementary, except during a Suspension Period, in which case quorum shall also be deemed to have been achieved despite such absence with respect to any action taken by such committee of the Board of Directors related to any of the matters set forth in Section 6(i) and 6(j) of the Articles Supplementary to the extent that such matters constitute AS Suspended Rights. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two (2) members of any committee (if there are at least two (2) members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide. In the absence of any member of any such committee other than a member that is a Primary Redeemable Preferred Director (or in the case of the Audit Committee or any Independent Committee, a Redeemable Preferred Director), the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of the such absent member; provided, that in respect of any action relating to any of the matters described in Section 6(i) or Section 6(j) of the Articles Supplementary at least one (1) Primary Redeemable Preferred Director (or in the case of the Audit Committee or any Independent Committee, at least one (1) Redeemable Preferred Director) must be present at such meeting, except during a Suspension Period, in which case a Primary Redeemable Preferred Director or Redeemable Preferred Director, as the case may be, need not be present at such meeting in respect of any action relating to any of the matters described in Section 6(i) or Section 6(j) of the Articles Supplementary to the extent that such matters constitute AS Suspended Rights. Each committee shall keep minutes of its proceedings.

Section 4.          TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5.          CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6.          VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

Section 7.          OTHER. Notwithstanding anything to the contrary herein, any committee of the Board of Directors formed with authority and jurisdiction over the review or approval of transactions or other matters involving, in the reasonable judgment of the Independent Directors (excluding, for this purpose, any Redeemable Preferred Director), a conflict of interest between the Corporation or one or more of its subsidiaries, on the one hand, and the holder of the Redeemable Preferred Share or any of its affiliates, on the other hand, and which has powers limited exclusively to such review or approval (any such committee, a “Conflicts Committee”) need not include a Redeemable Preferred Director; provided, that discussions, deliberations, decisions or actions involving the Securities Purchase, Voting and Standstill Agreement, dated as of January 12, 2017, by and among American Realty Capital Hospitality Trust, Inc., American Realty Capital Hospitality Operating Partnership, L.P. and Brookfield Strategic Real Estate Partners II Hospitality REIT II, LLC (the “SPA”), the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated [*], 2017 or any other agreement entered into by the holder of the Redeemable Preferred Share or any of its affiliates in connection with the transactions contemplated by the SPA, including matters pertaining to the rights of the holder of the Redeemable Preferred Share or any of its affiliates under such agreements, may be deemed by a majority of the Independent Directors on the Board of Directors (excluding, for this purpose, any Redeemable Preferred Director) not to constitute such a conflict of interest. Notwithstanding anything to the contrary herein, for so long as the Redeemable Preferred Share is outstanding, the Corporation shall not make a general delegation of the powers of the Board of Directors to any committee thereof which does not include as a member a Redeemable Preferred Director, other than to a Conflicts Committee in accordance with Section 6(g) of the Articles Supplementary and this Section 7 of Article IV of these Bylaws.

Article V

OFFICERS

Section 1.          GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, may include a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two (2) or more offices, except president and vice president, may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2.          REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board, the chief executive officer the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3.          VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4.          CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the chairman of the board shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 5.          CHIEF OPERATING OFFICER. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 6.          CHIEF FINANCIAL OFFICER. The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 7.          CHAIRMAN OF THE BOARD. Subject to Section 6(i)(xx) of the Articles Supplementary, the Board of Directors may designate from among its members a chairman of the board who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the chairman of the board as an executive or non-executive chairman. The chairman of the board shall preside over the meetings of the Board of Directors and of the stockholders at which he or she shall be present. The chairman of the board shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

Section 8.          PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 9.          VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one (1) vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one (1) or more vice presidents as executive vice president, senior vice president or vice president for particular areas of responsibility.

Section 10.         SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one (1) or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

Section 11.         TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general shall perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 12.         ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

Section 13.         COMPENSATION. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

Article VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1.          CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

Section 2.          CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3.          DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer or any other officer designated by the Board of Directors may determine.

Article VII

STOCK

Section 1.          CERTIFICATES. Except as may be otherwise provided by the Board of Directors or required by the Charter, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in the manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2.          TRANSFERS. All transfers of shares of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of uncertificated shares, to the extent then required by the MGCL, the Corporation shall provide to record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland. Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3.          REPLACEMENT CERTIFICATE. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 4.          FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of stockholders, not less than ten (10) days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken. When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting may be determined as set forth herein.

Section 5.          STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6.          FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Corporation to issue fractional stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

Section 7.          TERMS OF REDEEMABLE PREFERRED STOCK. The provisions of these Bylaws, including, but not limited to, those pertaining to the stock, the stockholders and the Board of Directors, are subject to the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the Redeemable Preferred Share as set forth in the Articles Supplementary as filed with the State Department of Assessments and Taxation of Maryland (the “Articles Supplementary”). Notwithstanding anything to the contrary herein, if there is any inconsistency between the terms of these Bylaws and the terms of the Articles Supplementary, the terms of the Articles Supplementary will prevail. Notwithstanding anything to the contrary herein, any action contemplated to be taken, or notice to be provided, by the holder of the Redeemable Preferred Share, which is contemplated as being made in writing may be made by electronic transmission.

Article VIII

ACCOUNTING YEAR

The fiscal year of the Corporation shall end on December 31st of each calendar year, unless otherwise determined by the Board of Directors by a duly adopted resolution.

Article IX

DISTRIBUTIONS

Section 1.          AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

Section 2.          CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

Article X

INVESTMENT POLICY

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

Article XI

SEAL

Section 1.          SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2.          AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

Article XII

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time (but subject to the provisions of this Article XII and the Charter), the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity and (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim, liability or expense to which they may become subject or which they may incur by reason of their service in any such capacity. The rights of a director or officer to indemnification and advance of expenses provided by the Charter and these Bylaws shall vest immediately upon election of such director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of these Bylaws or Charter inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Article XIII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

Article XIV

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws. So long as the Redeemable Preferred Share is outstanding, the Corporation shall not make and the Board of Directors shall not approve any amendment, alteration or repeal of any provision of these Bylaws, or the adoption of any new bylaw, that would alter or be contrary or inconsistent with or that would adversely affect the then-applicable terms of the Articles Supplementary or the rights of the holder of the Redeemable Preferred Share (including any amendment to this Article XIV), in each case, without the approval of the holder of the Redeemable Preferred Share.

EXHIBIT E

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (“Agreement”) is made and entered into as of the [*] day of [*], 2017, by and between Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), and [*] (“Indemnitee”).

WHEREAS, the Company has requested that Indemnitee serve as a director of the Company and may, therefore, be subjected to claims, suits or proceedings arising as a result of his or her service; and

WHEREAS, as an inducement to Indemnitee to serve as such director, in recognition of the need to provide Indemnitee with substantial protection against personal liability, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company's charter or bylaws, any change in the composition of the Board of Directors or any change in control or business combination transaction relating to the Company), the Company has agreed to indemnify Indemnitee and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, as provided herein;

WHEREAS, Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Designating Stockholder (as hereinafter defined) (or their affiliates), which Indemnitee, the Company and the Designating Stockholder (or their affiliates) intend to be secondary to the primary obligation of the Company to indemnify and advance expenses to Indemnitee as provided herein, with the Company’s acknowledgement of and agreement to the foregoing being a material condition to Indemnitee’s willingness to serve as a director of the Company; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification and advance of expenses;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.            Definitions. For purposes of this Agreement:

(a)           “Applicable Legal Rate” means a fixed rate of interest equal to the applicable federal rate for mid-term debt instruments as of the day that it is determined that Indemnitee must repay any advanced expenses.

(b)          “Change in Control” means a change in control of the Company occurring after the Effective Date of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if, after the Effective Date (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of all of the Company’s then-outstanding securities entitled to vote generally in the election of directors without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person’s attaining such percentage interest; (ii) there occurs a proxy contest, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least two-thirds of the members of the Board of Directors then in office, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) at any time, a majority of the members of the Board of Directors are not individuals (A) who were directors as of the Effective Date or (B) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by the affirmative vote of at least two-thirds of the directors then in office who were directors as of the Effective Date or whose election or nomination for election was previously so approved.

(c)           “Corporate Status” means the status of a person (including at any time prior to the Effective Date) as a present or former director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee, representative or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company. As a clarification and without limiting the circumstances in which Indemnitee may be serving at the request of the Company, service by Indemnitee shall be deemed to be at the request of the Company: (i) if Indemnitee serves or served as a director, trustee, officer, partner, manager, managing member, fiduciary, employee, representative or agent of any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (1) of which a majority of the voting power or equity interest is or was owned directly or indirectly by the Company or (2) the management of which is controlled directly or indirectly by the Company and/or (ii) if, as a result of Indemnitee’s service to the Company or any of its affiliated entities, Indemnitee is subject to duties by, or required to perform services for, an employee benefit plan or its participants or beneficiaries, including as fiduciary or deemed fiduciary thereof.

(d)          “Designating Stockholder” means Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC.

(e)          “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification and/or advance of Expenses is sought by Indemnitee.

(f)          “Effective Date” means the date set forth in the first paragraph of this Agreement.

(g)          “Expenses” means any and all reasonable and out-of-pocket attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties and any other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in or otherwise participating in a Proceeding. Expenses shall also include Expenses incurred in connection with any appeal resulting from any Proceeding including, without limitation, the premium for, security for and other costs relating to any cost bond supersedeas bond or other appeal bond or its equivalent.

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(h)          “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements), or (ii) any other party to or participant or witness in the Proceeding giving rise to a claim for indemnification or advance of Expenses hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(i)          “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including any appeal therefrom, except one pending or completed on or before the Effective Date, unless otherwise specifically agreed in writing by the Company and Indemnitee. If Indemnitee reasonably believes that a given situation may lead to or culminate in the institution of a Proceeding, such situation shall also be considered a Proceeding.

(j)           “Purchase Agreement” shall mean the Securities Purchase, Voting and Standstill Agreement, dated January 12, 2017, by and among the Company, American Realty Capital Hospitality Operating Partnership, L.P. the Designating Stockholder, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

Section 2.            Services by Indemnitee. In consideration of the Company’s covenants and commitments hereunder, the Indemnitee agrees to serve as a director of the Company. However, this Agreement shall not impose any independent obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company. This Agreement shall not be deemed an employment contract between the Company (or any other entity) and Indemnitee.

Section 3.            General. Subject to the limitations in Section 5, the Company shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) as permitted by Maryland law in effect on the Effective Date and as amended from time to time; provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the Effective Date. Subject to the limitations in Section 5, the rights of Indemnitee provided in this Section 3 shall include, without limitation, the rights set forth in the other sections of this Agreement and any additional indemnification permitted by Section 2-418(g) of the Maryland General Corporation Law (the “MGCL”).

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Section 4.            Standard for Indemnification. Subject to the limitations in Section 5, if, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be, made a party to any Proceeding, the Company shall indemnify Indemnitee against all judgments, penalties, fines and amounts paid in settlement and all Expenses actually incurred by Indemnitee or on Indemnitee’s behalf in connection with any such Proceeding unless it is established by clear and convincing evidence that (a) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

Section 5.            Certain Limits on Indemnification. Notwithstanding any other provision of this Agreement (other than Section 6), Indemnitee shall not be entitled to:

(a)          indemnification for any loss or liability unless all of the following conditions are met: (i) Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) Indemnitee was acting on behalf of or performing services for the Company; (iii) such loss or liability was not the result of (A) gross negligence or willful misconduct, in the case that the Indemnitee is an independent director of the Company or (B) negligence or misconduct, in the case that the Indemnitee is not an independent director of the Company; and (iv) such indemnification is recoverable only out of the Company’s net assets and not from the Company’s stockholders;

(b)          indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws;

(c)          indemnification hereunder if the Proceeding was one by or in the right of the Company and Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable to the Company;

(d)          indemnification hereunder if Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable on the basis that personal benefit was improperly received in any Proceeding charging improper personal benefit to Indemnitee, whether or not involving action in the Indemnitee’s Corporate Status; or

(e)          indemnification or advance of Expenses hereunder if the Proceeding was brought by Indemnitee, unless: (i) the Proceeding was brought to enforce this Agreement, and then only to the extent in accordance with and as authorized by Section 12 of this Agreement, or (ii) the Company’s charter or bylaws, a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors or an agreement approved by the Board of Directors to which the Company is a party expressly provide otherwise.

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Section 6.            Court-Ordered Indemnification. Subject to the limitations in Section 5(a) and (b), a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification of Indemnitee by the Company in the following circumstances:

(a)          if such court determines that Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the MGCL, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the Expenses of securing such reimbursement; or

(b)           if such court determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, the court may order such indemnification as the court shall deem proper without regard to any limitation on such court ordered indemnification contemplated by Section 2-418(d)(2)(ii) of the MGCL.

Section 7.            Indemnification for Expenses of an Indemnitee Who is Wholly or Partly Successful. Subject to the limitations in Section 5, to the extent that Indemnitee was or is, by reason of his or her Corporate Status, made a party to (or otherwise becomes a participant in) any Proceeding and is successful, on the merits or otherwise, in the defense of such Proceeding, Indemnitee shall be indemnified by the Company for all Expenses actually incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee under this Section 7 for all Expenses actually incurred by Indemnitee or on Indemnitee’s behalf in connection with each such claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Section 7, and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

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Section 8.            Advance of Expenses for an Indemnitee. If, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be, made a party to any Proceeding, the Company shall, without requiring a preliminary determination of Indemnitee’s ultimate entitlement to indemnification hereunder, advance all Expenses incurred by or on behalf of Indemnitee in connection with (a) such Proceeding which is initiated by a third party who is not a stockholder of the Company, or (b) such Proceeding which is initiated by a stockholder of the Company acting in his or her capacity as such and for which a court of competent jurisdiction specifically approves such advancement, and which relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, within ten days after the receipt by the Company of a statement or statements requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and may be in the form of, in the reasonable discretion of Indemnitee (but without duplication) (a) payment of such Expenses directly to third parties on behalf of the Indemnitee, (b) advancement to the Indemnitee of funds in an amount sufficient to pay such Expenses or (c) reimbursement to Indemnitee for Indemnitee’s payment of such Expenses. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met and a written undertaking by or on behalf of Indemnitee, in substantially the form attached hereto as Exhibit A or in such form as may be required under applicable law as in effect at the time of the execution thereof to reimburse the portion of any Expenses advanced to Indemnitee, together with the Applicable Legal Rate of interest thereon, relating to claims, issues or matters in the Proceeding as to which it shall ultimately be determined by non-appealable judgment of a court of competent jurisdiction that the standard of conduct has not been met by Indemnitee and which have not been successfully resolved as described in Section 7 of this Agreement. To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. The undertaking required by this Section 8 shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor.

Section 9.            Indemnification and Advance of Expenses as a Witness or Other Participant. Subject to the limitations in Section 5, to the extent that Indemnitee is or may be, by reason of Indemnitee’ s Corporate Status, made a witness or otherwise asked to participate in any Proceeding, whether instituted by the Company or any other person, and to which Indemnitee is not a party, Indemnitee shall be advanced all Expenses and indemnified against all Expenses actually incurred by Indemnitee or on Indemnitee’ s behalf in connection therewith within ten days after the receipt by the Company of a statement or statements requesting any such advance or indemnification from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee.

Section 10.           Procedure for Determination of Entitlement to Indemnification.

(a)          To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Indemnitee may submit one or more such requests from time to time and at such time(s) as Indemnitee deems appropriate in Indemnitee’s sole discretion. The officer of the Company receiving any such request from Indemnitee shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

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(b)          Upon written request by Indemnitee for indemnification pursuant to Section 10(a) above, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel, in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, which Independent Counsel shall be selected by Indemnitee and approved by the Board of Directors in accordance with Section 2-418(e)(2)(ii) of the MGCL, which approval shall not be unreasonably withheld; or (ii) if a Change in Control shall not have occurred, (A) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors or, if such a quorum cannot be obtained, then by a majority vote of a duly authorized committee of the Board of Directors consisting solely of one or more Disinterested Directors, (B) if Independent Counsel has been selected by the Board of Directors in accordance with Section 2-418(e)(2)(ii) of the MGCL and approved by Indemnitee, which approval shall not be unreasonably withheld or delayed, by Independent Counsel, in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee or (C) if so directed by a majority of the members of the Board of Directors, by the stockholders of the Company. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made by the Company within ten days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination in the discretion of the Board of Directors or Independent Counsel if retained pursuant to clause (ii)(B) of this Section 10(b). Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold Indemnitee harmless therefrom.

(c)          The Company shall pay the reasonable fees and expenses of Independent Counsel, if one is appointed.

Section 11.           Presumptions and Effect of Certain Proceedings.

(a)          In making any determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall have the burden of proof, by clear and convincing evidence, to overcome that presumption in connection with the making of any determination contrary to that presumption.

(b)          The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, upon a plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

(c)          The knowledge and/or actions, or failure to act, of any other director, officer, employee or agent of the Company or any other director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise shall not be imputed to Indemnitee for purposes of determining any other right to indemnification under this Agreement.

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Section 12.           Remedies of Indemnitee.

(a)          lf (i) a determination is made pursuant to Section 10(b) of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) an advance of Expenses is not timely made pursuant to Sections 8 or 9 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 10(b) of this Agreement within 60 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Sections 7 or 9 of this Agreement within ten days after receipt by the Company of a written request therefor, or (v) payment of indemnification pursuant to any other section of this Agreement or the charter or bylaws of the Company is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court located in the State of Maryland, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification or advance of Expenses. Alternatively, Indemnitee , at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence a proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 12(a); provided, however, that the foregoing clause shall not apply to a proceeding brought by Indemnitee to enforce his or her rights under Section 7 of this Agreement. Except as set forth herein, the provisions of Maryland law (without regard to its conflicts of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)          In any judicial proceeding or arbitration commenced pursuant to this Section 12, Indemnitee shall be presumed to be entitled to indemnification or advance of Expenses, as the case may be, under this Agreement and the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 12, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 8 of this Agreement until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed). The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

(c)          If a determination shall have been made pursuant to Section 10(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.

(d)          In the event that Indemnitee is successful in seeking, pursuant to this Section 12, a judicial adjudication of or an award in arbitration to enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company for, any and all Expenses actually incurred by him or her in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

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(e)          Interest shall be paid by the Company to Indemnitee at the maximum rate allowed to be charged for judgments under the Courts and Judicial Proceedings Article of the Annotated Code of Maryland for amounts which the Company pays or is obligated to pay for the period (i) commencing with either the tenth day after the date on which the Company was requested to advance Expenses in accordance with Sections 8 or 9 of this Agreement or the 60th day after the date on which the Company was requested to make the determination of entitlement to indemnification under Section 10(b) of this Agreement, as applicable, and (ii) ending on the date such payment is made to Indemnitee by the Company.

Section 13.           Defense of the Underlying Proceeding.

(a)          Indemnitee shall notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder and shall include with such notice a description of the nature of the Proceeding and a summary of the facts underlying the Proceeding. The failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b)          Subject to the provisions of the last sentence of this Section 13(b) and of Section 13(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 13(a) above. The Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee, or (iii) would impose any Expense, judgment, fine, penalty or limitation on Indemnitee. This Section 13(b) shall not apply to a Proceeding brought by Indemnitee under Section 12 of this Agreement.

(c)          Notwithstanding the provisions of Section l3(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed, that Indemnitee may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed, at the expense of the Company. In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed, at the expense of the Company (subject to Section 12(d) of this Agreement), to represent Indemnitee in connection with any such matter.

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Section 14.           Representations and Warranties of the Company. The Company hereby represents and warrants to Indemnitee as follows:

(a)          Authority. The Company has all necessary corporate power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by the Company.

(b)          Enforceability. This Agreement, when executed and delivered by the Company in accordance with the provisions hereof, shall be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general equitable principles, and to the extent limited by applicable federal or state securities laws.

Section 15.           Non-Exclusivity; Survival of Rights; Subrogation.

(a)          The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the charter or bylaws of the Company, any agreement or a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors, or otherwise. Unless consented to in writing by Indemnitee, no amendment, alteration or repeal of the charter or bylaws of the Company, this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal, regardless of whether a claim with respect to such action or inaction is raised prior or subsequent to such amendment, alteration or repeal. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prohibit the concurrent assertion or employment of any other right or remedy.

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(b)          Except for any rights the Company may have pursuant to the terms of any Transaction Document (as defined in the Purchase Agreement), the Company hereby unconditionally and irrevocably waives, relinquishes and releases, and covenants and agrees not to exercise, any rights that the Company now has against the Designating Stockholder (or any of its affiliates) or Indemnitee that arise from or relate to the existence, payment, performance or enforcement of the Company’s obligations under this Agreement or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with any person or entity, including, without limitation, any right of subrogation (whether pursuant to contract or common law), reimbursement, exoneration, contribution or indemnification, or to be held harmless, and any right to participate in any claim or remedy of Indemnitee (including of Indemnitee against the Designating Stockholder (or any of its affiliates)), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Designating Stockholder (or any of its affiliates) or Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

(c)           In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect to any insurance referred to in Section 16(a) hereof, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights (except with respect to any rights of recovery against the Designating Stockholder).

Section 16.           Insurance.

(a)          The Company (i) has, prior to the date hereof, obtained directors and officers liability insurance, covering Indemnitee or any claim made against Indemnitee by reason of his or her Corporate Status and covering the Company for any indemnification or advance of Expenses made by the Company to Indemnitee for any claims made against Indemnitee by reason of his or her Corporate Status, with an underwriter and with terms (including premiums, deductibles and coverage limits) reasonably satisfactory to the Designating Stockholder, and (ii) will, after the date hereof, use its reasonable best efforts to maintain such insurance in full force and effect and shall pay the premium therefor pursuant to the terms thereof; provided, that the Company shall not reduce the coverage of such directors and officers liability insurance without the prior written consent of the Designating Stockholder.

(b)          Without in any way limiting any other obligation under this Agreement, the Company shall indemnify Indemnitee for any payment by Indemnitee arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and Expenses incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in Section 16(a). The purchase, establishment and maintenance of any such insurance shall not in any way limit or affect the rights or obligations of the Company or Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights or obligations of the Company under any such insurance policies. If, at the time the Company receives notice from any source of a Proceeding to which Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.

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Section 17.           Coordination of Payments. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise; provided, however, that (i) the Company hereby agrees that it is the indemnitor of first resort under this Agreement and under any other indemnification agreement (i.e., their obligations to Indemnitee under this Agreement or any other agreement or undertaking to provide advancement and/or indemnification to Indemnitee are primary and any obligation of the Designating Stockholder (or any affiliate thereof other than the Company) to provide advancement or indemnification for the same Expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by Indemnitee are secondary), and (ii) if the Designating Stockholder (or any affiliate thereof other than the Company) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) pursuant to which Indemnitee is entitled to indemnification from the Company or any affiliate of the Company, then (x) the Designating Stockholder (or such affiliate, as the case may be) shall be fully subrogated to all rights of Indemnitee with respect to such payment and (y) the Company shall fully indemnify, reimburse and hold harmless the Designating Stockholder (or such other affiliate) for all such payments actually made by the Designating Stockholder (or such other affiliate) to the extent the Company is otherwise liable pursuant to the charter or bylaws of the Company to Indemnitee for such payments made by the Designating Stockholder.

Section 18.           Contribution. If the indemnification provided in this Agreement is unavailable in whole or in part and may not be paid to Indemnitee for any reason, other than for failure to satisfy the standard of conduct set forth in Section 4 or due to the provisions of Section 5, then, with respect to any Proceeding in which the Company is jointly liable with Indemnitee (or would be joined in such Proceeding or would be liable if joined in such Proceeding), to the fullest extent permissible under applicable law and this Agreement, the Company, in lieu of indemnifying and holding harmless Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for Expenses, judgments, penalties, and/or amounts paid or to be paid in settlement, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

Section 19.         Reports to Stockholders. To the extent required by the MGCL, the Company shall report in writing to its stockholders the payment of any amounts for indemnification of, or advance of Expenses to, Indemnitee under this Agreement arising out of a Proceeding by or in the right of the Company with the notice of the meeting of stockholders of the Company next following the date of the payment of any such indemnification or advance of Expenses or prior to such meeting.

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Section 20.           Duration of Agreement; Binding Effect.

(a)           This Agreement shall continue until and terminate on the later of (i) the date that Indemnitee shall have ceased to serve as a director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company and (ii) the date that Indemnitee is no longer subject to any actual or possible Proceeding (including any rights of appeal thereto and any Proceeding commenced by Indemnitee pursuant to Section 12 of this Agreement), which date shall in no event be earlier than the date on which the applicable statute of limitations period with respect to any possible Proceeding expires.

(b)          The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company or a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company, and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(c)          The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(d)          The Company and Indemnitee agree that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled. Indemnitee shall further be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertakings in connection therewith. The Company acknowledges that, in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court, and the Company hereby waives any such requirement of such a bond or undertaking.

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Section 21.           Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 22.           Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 23.           Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 24.           Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 25.           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, on the day of such delivery, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)          If to Indemnitee, to the address set forth on the signature page hereto.

(b)          If to the Company, to:

Hospitality Investors Trust, Inc.
405 Park Avenue, 14th Floor
New York, NY 10022
Attn: General Counsel

or to such other address as may have been furnished in writing to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

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Section 26.           Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.

Section 27.           Third Party Beneficiaries. The Designating Stockholder (and its affiliates) are express third party beneficiaries of this Agreement, are entitled to rely upon this Agreement, and may specifically enforce the Company’s obligations hereunder (including but not limited to the obligations specified in Section 15 and Section 17 of this Agreement) as though a party hereunder.

[SIGNATURE PAGE FOLLOWS]

15

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HOSPITALITY INVESTORS trust, Inc.

By:
Name: Jonathan P. Mehlman
Title: Chief Executive Officer and President

INDEMNITEE

Name:

INDEMNITEE

Name:

EXHIBIT A

AFFIRMATION AND UNDERTAKING TO REPAY EXPENSES ADVANCED

To: The Board of Directors of Hospitality Investors Trust, Inc.

Re: Affirmation and Undertaking

Ladies and Gentlemen:

This Affirmation and Undertaking is being provided pursuant to that certain Indemnification Agreement, dated the [*] day of [*], 2017, by and between Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), and the undersigned Indemnitee (the “Indemnification Agreement”), pursuant to which I am entitled to advance of Expenses in connection with [Description of Proceeding] (the “Proceeding”).

Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I am subject to the Proceeding by reason of my Corporate Status or by reason of alleged actions or omissions by me in such capacity. I hereby affirm my good faith belief that at all times, insofar as I was involved as a director of the Company, in any of the facts or events giving rise to the Proceeding, I (1) did not act with bad faith or active or deliberate dishonesty, (2) did not receive any improper personal benefit in money, property or services and (3) in the case of any criminal proceeding, had no reasonable cause to believe that any act or omission by me was unlawful.

In consideration of the advance by the Company for Expenses incurred by me in connection with the Proceeding (the “Advanced Expenses”), I hereby agree that if, in connection with the Proceeding, it is established that (1) an act or omission by me was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) I actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, I had reasonable cause to believe that the act or omission was unlawful, then I shall promptly reimburse the portion of the Advanced Expenses, together with the Applicable Legal Rate of interest thereon, relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established.

A-1

IN WITNESS WHEREOF, I have executed this Affirmation and Undertaking on this _____ day of _______________, 20____.

Name:

A-2

EXHIBIT F

FORM OF

OWNERSHIP LIMIT WAIVER AGREEMENT

THIS OWNERSHIP LIMIT WAIVER AGREEMENT (this “Agreement”), dated as of _____________, 2017, is between Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), and Brookfield Strategic Real Estate Partners II Hospitality REIT II, LLC (the “Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Articles of Amendment and Restatement for the Company, as filed with the Maryland State Department of Assessments and Taxation, as amended, supplemented, and amended and restated through the date hereof and as presently in effect (the “Charter”) or the Purchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to a Securities Purchase, Voting and Standstill Agreement by and among the Company (f/k/a American Realty Capital Hospitality Trust, Inc.), American Realty Capital Hospitality Operating Partnership, L.P. (the “Operating Partnership”) and the Investor, dated as of January 12, 2017 (the “Purchase Agreement”), the Investor desires to purchase from the Company one Redeemable Preferred Share (the “Preferred Share”) and the Investor desires to purchase from the Operating Partnership Convertible Preferred Units, all in accordance with the terms of the Purchase Agreement.

WHEREAS, the Convertible Preferred Units shall be convertible into OP Units, which OP Units shall be redeemable for cash or Common Shares at the option of the Company in accordance with the terms of, and subject to the restrictions contained in, the Purchase Agreement and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of the date hereof (the “Partnership Agreement”).

WHEREAS, Section 5.9 of the Charter contains restrictions regarding the Aggregate Share Ownership Limit, which prohibits any Person from Beneficially Owning or Constructively Owning more than 9.8% in value of the aggregate of the outstanding shares of Capital Stock of the Company and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of Capital Stock of the Company, except as otherwise waived by the Company. These restrictions are designed to ensure the Company’s continued qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, prior to closing on the Investor’s purchase of the Preferred Share or any Convertible Preferred Units, in order to assist the Company in preventing the usage of any net operating losses it may have from being limited under Section 382 of the Code, which is important to the Company’s ability to continue to qualify as a REIT, the Company intends to lower its Aggregate Share Ownership Limit in accordance with Section 5.9(ii)(h) of the Charter to 4.9%.

WHEREAS, the Investor may acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock in excess of the Aggregate Share Ownership Limit and has requested a waiver of the Aggregate Share Ownership Limit.

WHEREAS, the Investor may transfer its ownership of any Shares, Convertible Preferred Units or OP Units to its Affiliates in accordance with the terms of the Purchase Agreement and the Partnership Agreement. The Investor and its Affiliates are herein referred to collectively as the, and in accordance with Section 5.9(ii)(a)(I)(A)(1) constitute an, “Excepted Holder”.

WHEREAS, Pursuant to Section 5.9(ii)(g)(I) of the Charter, the Company has adopted resolutions approving the Excepted Holder’s exemption from the Aggregate Share Ownership Limit on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties, intending to be legally bound, in reliance on the representations set forth in the Certificate (as defined below), hereby agree as follow:

AGREEMENT

1. WAIVER OF OWNERSHIP LIMITS

1.1       The Company hereby waives the application of the Aggregate Share Ownership Limit contained in Section 5.9(ii)(a)(I)(A) of the Charter to the Excepted Holder (such waiver, the “Ownership Limit Waiver”) and permits the Excepted Holder to Beneficially Own and Constructively Own the Preferred Share and any Common Shares (the “Excepted Stock”) subject to a new ownership limit (the “Excepted Holder Limit”) of 49%; provided that the Excepted Holder’s right to Beneficially Own and Constructively Own OP Units and Common Shares shall in all cases be subject to Section 16.7 of the Partnership Agreement.

1.2        The Ownership Limit Waiver and Excepted Holder Limit granted by this Section 1 are granted solely to the Excepted Holder and relate solely to the Excepted Stock Beneficially Owned and/or Constructively Owned by the Excepted Holder.  Any Transfer of the Excepted Stock held by the Excepted Holder, other than to another Affiliate included within the term “Excepted Holder”, shall cause such Excepted Stock to no longer be subject to this Ownership Limit Waiver and any such Excepted Stock shall be subject to the Aggregate Share Ownership Limit as of the date of such Transfer.

1.3 The Ownership Limit Waiver and Excepted Holder Limit granted by this Section 1 only grant the Excepted Holder the right to Beneficially Own and/or Constructively Own Excepted Stock up to the Excepted Holder Limit.  The Excepted Holder shall not directly or indirectly acquire shares of Capital Stock in excess of the Excepted Holder Limit. For the avoidance of doubt, the ownership of Class C Units and OP Units (each as defined in the Partnership Agreement) by the Excepted Holder shall not constitute Beneficial Ownership and/or Constructive Ownership of Common Shares by the Excepted Holder.

1.4       Except as specifically provided in Section 1.1, this Agreement does not waive any restrictions or limitations set forth in Section 5.9 of the Charter as they apply to the shares of Capital Stock Beneficially Owned and Constructively Owned by the Excepted Holder.

2. LIMITATIONS AND OTHER MATTERS

2.1       In no event shall the Ownership Limit Waiver permit any Individual’s Beneficial Ownership of the shares of Capital Stock of the Company to exceed, at any time, the Aggregate Share Ownership Limit set forth in Section 5.9(i) of the Charter and determined without regard to any provision of this Agreement, but taking into account the limitations contained in Section 16.7 of the Partnership Agreement relating to Section 382 of the Code.  For the purpose of this Agreement, “Individual” has the meaning provided in Section 542(a)(2) of the Code, as modified by Section 856(h)(3) of the Code.

2.2        For the Ownership Limit Waiver to be effective, the Investor must execute a counterpart signature page to this Agreement and complete and make the representations and covenants set forth in the Certificate of Representations and Covenants, the form of which is attached hereto as Exhibit A (the “Certificate”), and must deliver such Certificate if such breach of the representations or covenants would cause the Company to be treated as “closely held” within the meaning of Section 856(a)(6) of the Code to the Company. Except as otherwise determined by the Company, the Ownership Limit Waiver shall cease to be effective upon any breach of the representations or covenants set forth herein or in the Certificate. In addition, if the Ownership Limit Waiver ceases to be effective as a result of the operation of the preceding sentence, the shares of Capital Stock of the Company that would otherwise be in excess of the Aggregate Share Ownership Limit shall be deemed to have been transferred to a Trust in accordance with 5.9(ii)(a)(II) of the Charter to the extent necessary to preserve the Company’s qualification as a real estate investment trust pursuant to Section 856 of the Code.

2.3       The Investor shall deliver to the Company, at such times as may reasonably be requested by the Company (it being acknowledged that the Company may reasonably make such request no more than once per calendar year), a certificate signed by an authorized officer of the Investor to the effect that the Investor has complied and expects to continue to comply with its representations and covenants set forth by this Agreement and the accompanying Certificate. If so requested by the Company, the Investor will cooperate with the Company in investigating any direct or indirect relationship (i) between or among an Excepted Holder, one or more Persons holding an equity interest in such Excepted Holder (such Person, an “Interest Holder”) and any non-Interest Holder owning, directly or indirectly, shares of Capital Stock of the Company, in the event the Company in its discretion determines such relationship is relevant for purposes of applying (A) the constructive ownership provisions contained in Section 544(a) of the Code, as modified by Section 856(h) of the Code or (B) the constructive ownership provisions of Section 318(a) of the Code (as modified by Section 382(l)(3) of the Code) in order to determine a Person’s ownership of Shares of the Company for purposes of Section 382 of the Code, or (ii) that the Excepted Holder and any Person whose ownership of shares of Capital Stock of the Company would be attributed to the Excepted Holder under Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code) may have with the Company’s tenants (other than any tenant that is a taxable REIT subsidiary of the Company within the meaning of Section 856(l) of the Code) or “independent contractors” (within the meaning of Section 856(d)(3) of the Code).

2.4       The Ownership Limit Waiver shall automatically be deemed to have been revoked (prospectively or, as necessary in order to protect the Company’s qualification as a real estate investment trust under the Code, retroactively) without any further action if any representation or warranty contained in the Certificate is or becomes incorrect or false, or any undertaking or agreement contained in this Agreement is breached, whether at the time of execution and delivery of this Agreement or at any time thereafter, if such representation or warranty being or becoming incorrect or false, or such undertaking or agreement being breached, would cause the Company to be treated as “closely held” within the meaning of Section 856(a)(6) of the Code. The Company shall promptly notify the Investor upon determining that the Ownership Limit Waiver has been revoked pursuant to this Section 2.4.

3. TERM

3.1       The term of this Agreement shall commence as of the date of this Agreement, and shall terminate on the earliest of (i) after the date on which the Excepted Holder first acquires Excepted Stock in excess of the Aggregate Share Ownership Limit, the first day thereafter on which the Excepted Holder no longer Beneficially Owns or Constructively Owns Excepted Stock in excess of the Aggregate Share Ownership Limit or (ii) the earliest date on which any of the conditions set forth in Sections 1 or 2 of this Agreement are no longer true or accurate, or otherwise have been violated.

4. MISCELLANEOUS

4.1       All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

4.2       This Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

4.3       All references to any Code provision shall be deemed to include any successor provisions of the Code and any regulatory, judicial or administrative amendment or interpretation of such statutory provisions.

4.4       The Recitals to this Agreement are incorporated into and are deemed a part of this Agreement.

[Signature Page Follows]

Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph hereof.

THE COMPANY	INVESTOR

Hospitality Investors Trust, Inc.	Brookfield Strategic Real Estate Partners II Hospitality REIT II, LLC.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Ownership Limit Waiver Agreement]

EXHIBIT A TO THE WAIVER AGREEMENT

CERTIFICATE OF REPRESENTATIONS AND COVENANTS
FOR
OWNERSHIP LIMIT WAIVER

Pursuant to the Securities Purchase, Voting and Standstill Agreement by and among American Realty Capital Hospitality Trust, Inc., a Maryland corporation (the “Company”), American Realty Capital Hospitality Operating Partnership, L.P., and Brookfield Strategic Real Estate Partners II Hospitality REIT II, LLC (the “Investor”), dated as of January 12, 2017, the Investor desires to purchase the Preferred Share and the Convertible Preferred Units that are ultimately convertible and/or redeemable into Common Shares. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Waiver Agreement (defined below).

The undersigned officer or manager of the Investor hereby certifies on behalf of the Excepted Holder, and affirms as of the date hereof (the “Determination Date”), the accuracy of the representations set forth in this Certificate of Representations and Covenants for Ownership Limit Waiver (this “Certificate”) on which the Company will rely with regard to granting the Ownership Limit Waiver for the Excepted Holder and Excepted Holder Limit pursuant to that certain Ownership Limit Waiver Agreement between the Company and the Investor, dated as of the date hereof (the “Waiver Agreement”). To the extent that the representations set forth below refer to future conduct, such representations constitute covenants of the Investor.

1.	As of the Determination Date and immediately prior to the execution of the Purchase Agreement, the Excepted Holder does not actually own, Beneficially Own or Constructively Own any shares of Capital Stock of the Company.

2.	Commencing with the Determination Date and at all times thereafter during which the Excepted Holder actually owns, Beneficially Owns or Constructively Owns shares of Capital Stock in excess of the Aggregate Share Ownership Limit:

(a)	based on the information available to the Investor as of the Determination Date or at any time subsequent during which the Waiver Agreement remains in effect, and assuming the exercise of reasonable and continuing efforts by the Excepted Holder to obtain such information, no Individual owns or will own, either directly or after giving effect to the constructive ownership rules in Section 544(a) of the Code, as modified by Section 856(h) of the Code, any equity interest in the Exempt Holder, or any option to acquire such equity interest or any other interest convertible to an equity interest in the Exempt Holder, the combined value of which exceeds [9.8]% by value of the total equity interests in the Exempt Holder.

(b)	the Excepted Holder will not purchase or acquire additional shares of Capital Stock of the Company (other than Excepted Stock up to the Excepted Holder Limit) except to the extent that the Excepted Holder has obtained any necessary modification to the Charter or additional or modified exemption pursuant to the requirements of the Charter.

(c)	other than a tenant that is a taxable REIT subsidiary of the Company within the meaning of Section 856(l) of the Code, the Excepted Holder has not or will not actually own or Constructively Own an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to actually own or Constructively Own, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

(d)	the Excepted Holder does not and will not actually own or Constructively Own more than 35% of the total combined voting power (or 35% of the total shares of all classes of stock) of any Person that is a corporation, or more than a 35% interest in the assets or net profit of any Person that is not a corporation, if such Person is engaged by the Company or any of its subsidiaries pursuant to a management agreement or other similar service contract to perform services for the Company or any of its subsidiaries as an “independent contractor” (within the meaning of Section 856(d)(3) of the Code and the Treasury regulations promulgated thereunder) or an “eligible independent contractor” (within the meaning of Section 856(d)(9) of the Code and the Treasury regulations promulgated thereunder). For purposes of this representation, the constructive ownership rules of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, shall apply in determining the ownership of a Person.

3.	The Investor agrees to notify the Company promptly after it obtains knowledge that any representation contained herein is incorrect or may no longer continue to be accurate.

4.	The Investor understands and acknowledges that:

(a)	The Ownership Limit Waiver and Excepted Holder Limit are for the sole benefit of the Excepted Holder and may not be assigned or transferred, including by operation of law or in connection with a merger, consolidation, transfer of equity interests or other transaction involving any party benefiting from the Ownership Limit Waiver, by the Excepted Holder without prior written consent of the Company.

(b)	The Ownership Limit Waiver and Excepted Holder Limit apply only in respect of the Excepted Stock owned directly or indirectly by the Excepted Holder and not to any other Shares owned by the Excepted Holder.

(c)	The Excepted Stock remains subject to the restrictions and limitations set forth in Sections 5.9(ii)(a)(I)(B) and 5.9(ii)(a)(I)(C) of the Charter.

(d)	Any violation of the representations and undertakings set forth above (or any other action which is contrary to the restrictions on transfer and ownership of shares of Capital Stock set forth in Section 5.9(ii)(a)(I) of the Charter) will result in such Excepted Stock being automatically transferred to a Trust in accordance with Section 5.9(ii)(a)(II) of the Charter.

(e)	Except as otherwise determined by the Company, the Ownership Limit Waiver shall cease to be effective upon the breach of the representations or covenants set forth herein.

(f)	All questions concerning the construction, validity and interpretation of this Certificate shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

5.	The Company may rely on this Certificate for purposes of granting the Investor the Exemption.

IN WITNESS WHEREOF, the undersigned has signed on behalf of the Investor this Certificate as of this [__] day of [_______], 2017 and the undersigned declares that the undersigned has the authority to sign this Certificate on behalf of the Investor.

[INVESTOR]

By: __________________________

Name: ________________________

Title: _________________________

EXHIBIT G

[Letterhead of Morris, Nichols, Arsht & Tunnell LLP]

[●], 2017

Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC

c/o Brookfield Property Group

250 Vesey Street, 15 Floor

New York, NY 10281

Attention:	Lowell Baron
Andrew Burych

        Re:     Hospitality Investors Trust Operating Partnership, L.P.

Ladies and Gentlemen:

We have acted as special Delaware counsel to Hospitality Investors Trust Operating Partnership, L.P. (formerly known as American Realty Capital Hospitality Operating Partnership, L.P.), a Delaware limited partnership (“Opco”), in connection with certain matters of Delaware law relating to (i) that certain Securities Purchase, Voting and Standstill Agreement dated as of January 12, 2017 (the “Purchase Agreement”) by and among Hospitality Investors Trust, Inc. (formerly named American Realty Capital Hospitality Trust, Inc.), a Maryland corporation and the general partner of Opco (the “Company”), Opco and Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC, a Delaware limited liability company (the “Investor”), and the other Transaction Documents (as identified and defined on Schedule A hereto) and (ii) the Amended and Restated Agreement of Limited Partnership of Opco dated as of [●], 2017 (the “Opco Partnership Agreement”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Opco Partnership Agreement.

In rendering this opinion, we have examined and relied on copies of the following documents in the forms provided to us: the Transaction Documents; the Opco Partnership Agreement; the Agreement of Limited Partnership of Opco dated as of January 7, 2014, as amended by the First Amendment thereto dated as of August 7, 2015 and as further amended by the Second Amendment thereto dated as of November 11, 2015 (as so amended, the “Initial Opco Partnership Agreement”); the Certificate of Limited Partnership of Opco as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on July 24, 2013, as amended by the Certificate of Amendment thereto as filed in the State Office on [●], 2017 (as so amended, the “Opco Certificate”); a Certificate of Officer of the Company dated on or about the date hereof and attached hereto as Schedule B; the Docket Search (as defined below); and a certification of good standing of Opco obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purposes of this opinion: (i) except to the extent addressed by our opinion set forth in paragraph 1 below, the due formation or organization, valid existence and good standing of each entity that is a party to any of the documents examined by us under the laws of the jurisdiction of its formation or organization; (ii) except to the extent addressed by our opinion set forth in paragraph 2 below, the due authorization, adoption, execution and delivery of each of the above-referenced documents by each of the parties thereto; (iii) that each Transaction Document constitutes a legal, valid and binding agreement of each of the parties thereto and is enforceable against each of the parties thereto in accordance with its terms; (iv) that each Transaction Document has been duly authorized, executed and delivered under Maryland law by the Company in its capacity as the general partner of Opco for and on behalf of Opco; (v) that, for purposes of our opinions set forth in paragraphs 4 and 5 below, that no preemptive or other similar rights will be granted pursuant to Section 4.3 of the Opco Partnership Agreement with respect to the issuance of the Conversion OP Units (as defined below) or the PIK Distribution Class C Units (as defined below); (vi) that either no Class B Units were required to be issued pursuant to Section 16.1 of the Initial Opco Partnership Agreement following the execution and delivery by Opco of the Purchase Agreement or the Advisor waived its right to be issued such Class B Units; and (vii) that the documents examined by us are in full force and effect, express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been amended, supplemented or otherwise modified, except as referenced herein. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the factual matters therein contained. To the extent our opinions in paragraphs 6, 7 and 8 below relate to any Delaware law, rule or regulation or the requirement for the approval, authorization, consent, notice, ratification, license, permission, exemption or waiver to be obtained from, or registration, declaration, filing or other action with any Delaware Court (as defined below) or any governmental body or agency of the State of Delaware (a “Delaware Governmental Authority”), our opinions relate only to laws, rules and regulations and requirements for any approval, authorization, consent, notice, ratification, license, permission, exemption or waiver to be obtained from, or registration, declaration, filing or other action with any Delaware Court or any Delaware Governmental Authority that are of general application and that, in our experience, are likely to have application to transactions of the type contemplated by the Transaction Documents and the Opco Partnership Agreement (and not to laws, rules and regulations and requirements of law that might be implicated by reason of the specific business activities of any of the above-referenced entities). To the extent our opinions in paragraphs 10 and 11 below relate to any Delaware law, rule or regulation or the requirement for the approval, authorization, consent, notice, ratification, license, permission, exemption or waiver to be obtained from, or registration, declaration, filing or other action with any Delaware Court or any Delaware Governmental Authority, our opinions relate only to laws, rules and regulations and requirements for any approval, authorization, consent, notice, ratification, license, permission, exemption or waiver to be obtained from, or registration, declaration, filing or other action with any Delaware Court or any Delaware Governmental Authority or Delaware Court that are of general application and that, in our experience, are likely to have application to transactions of the type contemplated by the Opco Partnership Agreement (and not to laws, rules and regulations and requirements of law that might be implicated by reason of the specific business activities of any of the above-referenced entities). For purposes of our opinions set forth in paragraphs 6, 7, 8, 10 and 11 below, we have relied on a report summarizing a review of the docket entries on record on [●], 2017 (reflecting the docket entries through the dates identified therein) conducted by an independent search firm identifying Opco as a defendant party (the “Docket Search”) of the Superior Court of the State of Delaware, the Court of Chancery of the State of Delaware, the United States District Court for the District of Delaware and the United States Bankruptcy Court for the District of Delaware (each, a “Delaware Court”). In addition, we note that each of the Transaction Documents is governed by and construed in accordance with the laws of a jurisdiction other than the State of Delaware and, for purposes of our opinions, we have assumed that each of the Transaction Documents will be interpreted in accordance with the plain meaning of the written terms thereof as such terms would be interpreted as a matter of Delaware law and we express no opinion with respect to any legal standards or concepts under the laws of any jurisdiction other than the State of Delaware.

Based on and subject to the foregoing and to the qualifications and exceptions set forth below, and limited in all respects to matters of Delaware law, it is our opinion that:

1.          Opco is a duly formed and validly existing limited partnership in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, directly or indirectly through its Subsidiaries, its Properties and to conduct its business, all as described in the Opco Partnership Agreement.

2.          Opco has all requisite limited partnership power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. Each Transaction Document has been duly authorized by all requisite limited partnership action on the part of Opco and has been duly executed and delivered by Opco. Opco has all requisite limited partnership power and authority to perform its obligations under the Opco Partnership Agreement.

3.          The issuance and sale of the Class C Units to the Investor pursuant to the Purchase Agreement (the “Investor Class C Units”) have been duly authorized by all necessary limited partnership action on the part of Opco and, when issued in accordance with the Purchase Agreement, the Investor Class C Units will be validly issued. The issuance and sale of the Investor Class C Units is not subject to any preemptive rights or other similar rights with respect to the issuance and sale of Partnership Interests in Opco arising under the laws of the State of Delaware, the Initial Opco Partnership Agreement or the Opco Partnership Agreement.

4.          Upon the conversion of the Investor Class C Units to OP Units in accordance with the provisions of the Opco Partnership Agreement, the OP Units issuable upon such conversion (the “Conversion OP Units”) will be duly authorized and validly issued. The issuance of the Conversion OP Units is not subject to any preemptive rights or other similar rights with respect to the issuance and sale of Partnership Interests in Opco arising under the laws of the State of Delaware or the Opco Partnership Agreement.

5.          Upon the issuance of the Class C Units as PIK Distributions pursuant to the Opco Partnership Agreement (the “PIK Distribution Class C Units”), the PIK Distribution Class C Units will be duly authorized and validly issued. The issuance of the PIK Distribution Class C Units is not subject to any preemptive rights or other similar rights with respect to the issuance and sale of Partnership Interests in Opco arising under the laws of the State of Delaware or the Opco Partnership Agreement.

6.          The execution and delivery by Opco of the Purchase Agreement and the Framework Agreement, and the performance of its obligations and the consummation of the transactions described therein and contemplated thereby performed or consummated by Opco prior to the adoption of the Opco Partnership Agreement, did not violate (a) the Initial Opco Partnership Agreement or the Opco Certificate, (b) any applicable Delaware law, rule or regulation or (c) based solely on the Docket Search, any judgment, order, writ or decree of any Delaware Court.

7.          The execution and delivery by Opco of the Transaction Documents do not, and the performance by Opco of its obligations under the Transaction Documents will not, including, without limitation, the sale and issuance of the Investor Class C Units and the consummation by Opco of the transactions described therein and contemplated thereby, violate (a) the Opco Partnership Agreement or the Opco Certificate, (b) any applicable Delaware law, rule or regulation or (c) based solely on the Docket Search, any judgment, order, writ or decree of any Delaware Court.

8.          No approval, authorization, consent, notice, ratification, license, permission, exemption or waiver to be obtained from, or registration, declaration, filing or other action with any Delaware Court or any Delaware Governmental Authority is required in connection with the execution and delivery by Opco of the Transaction Documents, the consummation by Opco of the transactions described therein and contemplated thereby or the performance by Opco of its obligations thereunder, except such as have been obtained or made.

9.          The Opco Partnership Agreement constitutes a legal, valid and binding obligation of Opco, enforceable against Opco in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect, (b) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) considerations of public policy or the effect of applicable law relating to fiduciary duties, (d) principles of course of dealing or course of performance and standards of good faith, fair dealing, materiality and reasonableness that may be applied by a court to the exercise of rights and remedies and the possible unavailability of the remedy of injunctive or other equitable relief and (e) the implied covenant of good faith and fair dealing; provided, that we express no opinion with respect to the enforceability of (i) any document referenced in the Opco Partnership Agreement, (ii) any purported waiver or consent granted by any Partner pursuant to the Opco Partnership Agreement except to the extent such Partner may so waive or consent and has effectively so waived or consented in accordance with applicable law, (iii) the Opco Partnership Agreement against or with respect to any Person not a party thereto, (iv) the creation, perfection or priority of any security interest that may be created pursuant to the Opco Partnership Agreement and (v) the agreement to agree at a future date set forth in the proviso to Section 9.3(e) of the Partnership Agreement; and provided, further, that (a) the obligation of Opco to make distributions to Partners will be subject to the provisions of Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq. (the “Delaware Act”); (b) any restrictions on the transfer of Partnership Interests set forth in the Partnership Agreement will be subject to the provisions of Sections 17-703 and 17-705 of the Delaware Act, (c) the provisions of Section 11.2 of the Opco Partnership Agreement, to the extent they purport to restrict a voluntary withdrawal by the Company, will be subject to the provisions of Section 17-602 of the Delaware Act; and (d) the provisions of Section 13.1 of the Opco Partnership Agreement will be subject to the provisions of Section 17-801 of the Delaware Act.

10.         The execution and delivery by the Company of the Opco Partnership Agreement do not violate the Initial Opco Partnership Agreement. The execution and delivery by the Company of the Opco Partnership Agreement do not, and the performance by each of Opco and the Company of its respective obligations thereunder and the consummation by each of Opco and the Company of the transactions described therein and contemplated thereby will not, violate (a) the Opco Partnership Agreement or the Opco Certificate, (b) any applicable Delaware law, rule or regulation or (c) based solely on the Docket Search, any judgment, order, writ or decree of any Delaware Court.

11.         No approval, authorization, consent, notice, ratification, license, permission, exemption or waiver to be obtained from, or registration, declaration, filing or other action with any Delaware Court or any Delaware Governmental Authority is required in connection with the execution and delivery by the Company of the Opco Partnership Agreement, the consummation by each of Opco and the Company of the transactions described therein and contemplated thereby or the performance by each of Opco and the Company of its respective obligations thereunder, except such as have been obtained or made.

In connection with the opinion set forth in paragraph 6 above, we express no opinion with respect to Purchase Agreement to the extent that the Purchase Agreement would be interpreted to limit Opco’s ability to satisfy its obligations in respect of mandatory indemnification and advancement rights of Indemnitees under the Initial Opco Partnership Agreement.

This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any Person (including any Person granted reliance pursuant to the following sentence) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. The opinions herein expressed are intended solely for the benefit of the addressees hereof in connection with the matters contemplated hereby and may not be relied upon by any other Person or for any other purpose without our prior written consent; provided that the addressee’s permitted successors and assigns under the Transaction Documents may rely on this opinion on the condition and understanding that (a) any such reliance must be actual and reasonable under the circumstances existing at the time of reliance, including any changes in law, facts or any other development known to or reasonably knowable by such successor or assign at such time, (b) such reliance shall not constitute a reissuance of the opinions herein expressed or otherwise extend any statute of limitations period applicable hereto on the date hereof and (c) in no event shall any Person who becomes a permitted successor or assign of the addressee and is granted reliance pursuant to this sentence have any greater rights with respect hereto than the original addressee of this opinion on the date hereof.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

David A. Harris

SCHEDULE A

TRANSACTION DOCUMENTS

The following are herein collectively referred to as the “Transaction Documents” and, each individually, a “Transaction Document”:

1.          the Purchase Agreement;

2.          the Framework Agreement dated as of January 12, 2017 (the “Framework Agreement”) by and among American Realty Capital Hospitality Advisors, LLC (the “Advisor”), American Realty Capital Hospitality Properties, LLC, American Realty Capital Hospitality Grace Portfolio, LLC, Crestline Hotels & Resorts, LLC, the Company, Opco, American Realty Capital Hospitality Special Limited Partnership, LLC (the “Special Limited Partner”) and the Investor;

3.          the Mutual Waiver and Release dated as of [●], 2017 (the “Release”) by and among the Company, Opco, the Advisor, the Special Limited Partner, the Investor and the other parties identified therein;

4.          the Third Amendment to Advisory Agreement dated as of [●], 2017 (the “Advisory Agreement Amendment”) by and among the Company, Opco and the Advisor;

5.          the Transition Services Agreement dated as of [●], 2017 (the “Transition Services Agreement”) by and among the Company, Opco and the Advisor;

6.          the Facilities Use Agreement dated as of [●], 2017 (the “Facilities Use Agreement”) by and among Crestline Hotels & Resorts, LLC, Opco and, solely for purposes of Section 25 thereof, [●];

7.          the Assignment and Assumption Agreement dated as of [●], 2017 (the “Asset Assignment Agreement”) by and among the Advisor and AR Global Investment, LLC, on the one hand, and Opco, on the other hand;

8.          the Trademark License Agreement dated as of [●], 2017 (the “Trademark License Agreement”) by and among AR Capital LLC and the Advisor, on the one hand, and the Company and Opco, on the other hand; and

9.          the Omnibus Waiver and Release Agreement dated as of [●], 2017 (the “Waiver and Release”) by and among ARC Advisory Services, LLC, the Advisor, AR Capital LLC, the Company, Opco and each of the other parties identified therein.1

[1]	If Opco will be entering into any other documents at closing pursuant to the Framework Agreement, such documents will be added to this list of Transaction Documents.

EXHIBIT H

AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERICAN REALTY CAPITAL HOSPITALITY
OPERATING PARTNERSHIP, L.P.

Dated as of January 7, 2014

i

7.10	Reliance by Third Parties	45
7.11	Loans By Third Parties	46

Article 8	RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS	46
8.1	Limitation of Liability	46
8.2	Management of Business	46
8.3	Outside Activities of Limited Partners	47
8.4	Return of Capital	47
8.5	Rights of Limited Partners Relating to the Partnership	47
8.6	Exchange Rights Agreements	48
8.7	Conversion and Exchange of Special Limited Partner Interests.	49

Article 9	BOOKS, RECORDS, ACCOUNTING AND REPORTS	50
9.1	Records and Accounting	50
9.2	Fiscal Year	50
9.3	Reports	50

Article 10	TAX MATTERS	51
10.1	Preparation of Tax Returns	51
10.2	Tax Elections	51
10.3	Tax Matters Partner	52
10.4	Organizational Expenses	54
10.5	Withholding	54

Article 11	TRANSFERS AND WITHDRAWALS	55
11.1	Transfer	55
11.2	Transfer of the General Partner’s General Partner Interest	56
11.3	Limited Partners’ Rights to Transfer	57
11.4	Substituted Limited Partners	59
11.5	Assignees	60
11.6	General Provisions	60

Article 12	ADMISSION OF PARTNERS	62
12.1	Admission of Successor General Partner	62
12.2	Admission of Additional Limited Partners	63
12.3	Amendment of Agreement and Certificate of Limited Partnership	64

Article 13	DISSOLUTION, LIQUIDATION AND TERMINATION	64
13.1	Dissolution	64
13.2	Winding Up	65
13.3	Obligation to Contribute Deficit	67
13.4	Rights of Limited Partners	67
13.5	Notice of Dissolution	67
13.6	Termination of Partnership and Cancellation of Certificate of Limited Partnership	68
13.7	Reasonable Time for Winding-Up	68
13.8	Waiver of Partition	68

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Article 14	AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS	68
14.1	Amendments	68
14.2	Meetings of the Partners	69

Article 15	GENERAL PROVISIONS	70
15.1	Addresses and Notice	70
15.2	Titles and Captions	71
15.3	Pronouns and Plurals	71
15.4	Further Action	71
15.5	Binding Effect	71
15.6	Creditors	71
15.7	Waiver	71
15.8	Counterparts	71
15.9	Applicable Law	72
15.10	Invalidity of Provisions	72
15.11	Entire Agreement	72
15.12	Merger	72
15.13	No Rights as Stockholders	72

Article 16	CLASS B UNITS	72
16.1	Designation and Number	72
16.2	Special Provisions	74
16.3	Voting	75
16.4	Conversion of Class B Units	76
16.5	Profits Interests	78

EXHIBITS

Exhibit A	–	Partners’ Contributions and Partnership Interests
Exhibit B	–	Allocations
Exhibit C	–	Certificate of Limited Partnership

iii

AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN REALTY CAPITAL HOSPITALITY
OPERATING PARTNERSHIP, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P. (this “Agreement”) dated as of January 7, 2014, is entered into among AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC., a Maryland corporation, as general partner (the “General Partner”), and AMERICAN REALTY CAPITAL HOSPITALITY ADVISORS, LLC, a Delaware limited liability company, as Limited Partner (the “Initial Limited Partner”), and the Limited Partners party hereto from time to time.

RECITALS

WHEREAS, American Realty Capital Hospitality Operating Partnership, L.P. was formed on July 24, 2013 pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware and a certificate of limited partnership was filed with the Secretary of State of the State of Delaware (the “Certificate”).

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

Article 1
DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition Expenses” means any and all expenses, exclusive of Acquisition Fees, incurred by the General Partner, the Partnership, the Advisor or any of their Affiliates (as such term is defined in the Advisory Agreement) in connection with the selection, evaluation, acquisition, origination, making or development of any Real Estate Assets, whether or not acquired, including legal fees and expenses, travel and communications expenses, brokerage fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Acquisition Fee” means the fee payable to the Advisor or its assignees pursuant to Section 10(a) of the Advisory Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person that has executed and delivered an additional limited partner signature page in the form attached hereto, has been admitted to the Partnership as a Limited Partner pursuant to Section 4.3 hereof and that is shown as such on the books and records of the Partnership.

“Adjusted Capital Account Deficit” means with respect to any Partner, the negative balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

(a) credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

“Adjustment Event” has the meaning set forth in Section 16.1(b).

“Advisor” means the Initial Limited Partner, its successors and assignees.

“Advisory Agreement” means the Advisory Agreement dated as of January 7, 2014, by and among the Partnership and the General Partner, as advisees, and the Initial Limited Partner, as advisor, as the same may be amended, supplemented or restated from time to time.

“Affected Gain” has the meaning set forth in subparagraph 4(b) of Exhibit B.

“Affiliate” means,

(a) with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or

(b) with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any such Entity. For purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, supplemented or restated from time to time, as the context requires.

“Articles of Incorporation” means the General Partner’s Articles of Incorporation, filed with the Maryland State Department of Assessments and Taxation, or other organizational document governing the General Partner, as amended, supplemented or restated from time to time.

2

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Available Cash” means, with respect to the applicable period of measurement (i.e., any period (other than the first period in which this calculation of Available Cash is being made) beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for or with respect to which a distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation), the excess, if any, as of such date, of

(a) the gross cash receipts of the Partnership for such period from all sources whatsoever, including the following:

(i) all rents, revenues, income and proceeds derived by the Partnership from its operations, including distributions received by the Partnership from any Entity in which the Partnership has an interest;

(ii) all proceeds and revenues received by the Partnership on account of any sales of any Partnership property or as a refinancing of or payment of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership;

(iii) the amount of any insurance proceeds and condemnation awards received by the Partnership;

(iv) all capital contributions and loans received by the Partnership from its Partners;

(v) all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and

(vi) the proceeds of liquidation of the Partnership’s property in accordance with this Agreement;

over

(b) the sum of the following:

(i) all operating costs and expenses, including taxes and other expenses of the properties directly and indirectly held by the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation or other expenses not paid in cash or expenditures from reserves described in clause (viii) below);

3

(ii) all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of the property directly or indirectly held by the Partnership or the recovery of insurance or condemnation proceeds;

(iii) all fees provided for under this Agreement;

(iv) all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership;

(v) all capital contributions, advances, reimbursements, loans or similar payments made to any Person in which the Partnership has an interest;

(vi) all loans made by the Partnership in accordance with the terms of this Agreement;

(vii) all reimbursements to the General Partner or its Affiliates during such period; and

(viii) the amount of any new reserve or reserves or increase in reserves established during such period which the General Partner determines is necessary or appropriate in its sole and absolute discretion.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

“Business Combination” has the meaning set forth in Section 7.1(a)(iii)(D).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a) to each Partner’s Capital Account there shall be credited;

(i) such Partner’s Capital Contributions;

(ii) such Partner’s distributive share of Net Income, Net Property Gain and any items in the nature of income or gain which are specially allocated to such Partner pursuant to paragraphs 1 and 2 of Exhibit B; and

(iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

(b) to each Partner’s Capital Account there shall be debited;

4

(i) the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement;

(ii) such Partner’s distributive share of Net Losses, Net Property Loss and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to paragraphs 1 and 2 of Exhibit B; and

(iii) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

(c) if all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided, that, all allocations of Partnership income, gain, loss and deduction continue to have “substantial economic effect” within the meaning of Section 704(b) of the Code and that no Limited Partner is materially adversely affected by any such modification.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Gross Asset Value of property (net of any liabilities secured by contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code) which such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4 hereof.

“Capital Transaction” means any sale, or other disposition (other than a deemed disposition pursuant to Section 708(b)(1)(B) of the Code and the Regulations thereunder) of all or substantially all of the assets and properties of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets and properties of the Partnership.

“Cash Amount” means an amount of cash per Partnership Unit equal to the value of one share of Common Stock as determined under the applicable Exchange Rights Agreement on the Valuation Date of the Common Stock Amount.

“Cash Available for Distribution” means the Available Cash other than Net Sales Proceeds.

“Certificate” has the meaning set forth in the Recitals.

“Claims” has the meaning set forth in Section 7.6(a)(i).

5

“Class B Unit” means a Partnership Unit which is designated as a Class B Unit of the Partnership.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Stock” means the common stock of the General Partner, $.01 par value per share. Common Stock may be issued in one or more classes or series in accordance with the terms of the Articles of Incorporation. If, at any time, there is more than one class or series of Common Stock, the term “Common Stock” shall, as the context requires, be deemed to refer to the class or series of Common Stock that correspond to the class or series of Partnership Interests for which the reference to Common Stock is made.

“Common Stock Amount” means that number of shares of Common Stock equal to the product of (a) the number of OP Units offered for exchange by an exchanging Partner, multiplied by (b) the Exchange Factor as of the Valuation Date, provided, however, that if the General Partner or the Partnership issues to all holders of Common Stock rights, options, warrants or convertible, exercisable or exchangeable securities entitling the stockholders to subscribe for or purchase Common Stock, or any other securities or property (collectively, the “rights”), then the Common Stock Amount shall also include the rights that a holder of that number of shares of Common Stock would be entitled to receive.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

“Consent of the Limited Partners” means the Consent of Limited Partners (excluding for this purpose any Partnership Interests held by the General Partner, any other Person of which the General Partner owns or controls more than fifty percent (50%) of the voting interests and any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner) holding Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all Limited Partners who are not excluded for the purposes hereof.

“Constituent Person” has the meaning set forth in Section 16.4(d) hereof.

“Contributed Property” means each property, partnership interest, contract right or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner, including any interest in any successor partnership occurring as a result of a termination of the Partnership pursuant to Section 708 of Code.

“Conversion Date” has the meaning set forth in Section 16.4(a) hereof.

“Cost of Assets” means, with respect to a Real Estate Asset, the purchase price, Acquisition Expenses, capital expenditures and other customarily capitalized costs, but shall exclude Acquisition Fees associated with such Real Estate Asset.

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“Debt” means, as to any Person, as of any date of determination and without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (d) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that except as otherwise provided in Section 1.704-2 of the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph (d) of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such fiscal year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided further, however, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

“Distribution Date” has the meaning set forth in Section 5.1(a).

“Economic Hurdle” has the meaning set forth in Section 16.2(a)(ii)(A).

“Effective Date” means the date upon which the Registration Statement relating to the General Partner’s public offering of Common Stock has been declared effective by the Securities and Exchange Commission.

“Entity” means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, limited liability partnership, cooperative or association.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“Excess Oversight Fee” has the meaning set forth in Section 16.1(a)(i).

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“Exchange Factor” means 1.0; provided, however, that if the General Partner: (a) declares or pays a dividend on its outstanding Common Stock in Common Stock or makes a distribution to all holders of its outstanding Common Stock in Common Stock; (b) subdivides its outstanding Common Stock; or (c) combines its outstanding Common Stock into a smaller number of shares of Common Stock, the Exchange Factor shall be adjusted by multiplying the Exchange Factor by a fraction, the numerator of which shall be the number of shares of Common Stock issued and outstanding on the record date for such dividend, contribution, subdivision or combination (assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of shares of Common Stock (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Exchange Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

“Exchange Right” means the exchange right of a Limited Partner described in Section 8.6 and to be set forth in one or more Exchange Rights Agreements.

“Exchange Rights Agreements” has the meaning set forth in Section 8.6.

“General Partner” means American Realty Capital Hospitality Trust, Inc., a Maryland corporation, and any successor as general partner of the Partnership.

“General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of GP Units.

“GP Unit” means a Partnership Unit which is designated as a GP Unit of the Partnership.

“Gross Asset Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof;

(b) if the General Partner determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:

(i) a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest;

(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase or redemption of a Partnership Interest;

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(iii) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

(iv) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner;

(c) the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by the General Partner as of the date of distribution; and

(d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss.

“Gross Proceeds” means the aggregate purchase price of all shares of Common Stock sold for the account of the General Partner through an Offering, without deduction for Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any share of Common Stock for which reduced selling commissions are paid to (i) Realty Capital Securities, LLC or any successor dealer manager to the General Partner or (ii) a broker-dealer (where net proceeds to the General Partner are not reduced) shall be deemed to be the full amount of the offering price per share of Common Stock pursuant to the Registration Statement for such Offering without reduction.

“Incapacity” or “Incapacitated” means,

(a) as to any individual who is a Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate;

(b) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;

(c) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership;

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(d) as to any limited liability company which is a Partner, the dissolution and commencement of winding up of the limited liability company;

(e) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership;

(f) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or

(g) as to any Partner, the bankruptcy of such Partner, which shall be deemed to have occurred when:

(i) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(ii) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner;

(iii) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors;

(iv) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (ii) above;

(v) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties;

(vi) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof;

(vii) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or

(viii) an appointment referred to in clause (vii) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“Include”, “includes” and “including” shall be construed as if followed by the phrase “without limitation”.

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“Included Assets” means the Investments owned as of the Termination Date or the Investment Liquidity Date, as applicable, and any Investments acquired after the Termination Date or the Investment Liquidity Date, as applicable, for which a contract to acquire such Investment had been entered into by or on behalf of the General Partner as of the Termination Date or the Investment Liquidity Date, as applicable.

“Indemnitee” means

(a) any Person made a party to a proceeding by reason of:

(i) its status as the General Partner,

(ii) its status as a Limited Partner,

(iii) its status as an investment advisor to the General Partner,

(iv) its status as a trustee, director or officer of the Partnership, the General Partner, or the investment advisor to the General Partner,

(v) its status as a director, trustee, member or officer of any other Entity, each Person serving in such capacity at the request of the Partnership or the General Partner, or

(vi) his or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and

(b) such other Persons (including Affiliates of the General Partner, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Initial Limited Partner” means American Realty Capital Hospitality Advisors, LLC.

“Investment” or “Investments” means any investment or investments by the Partnership, directly or indirectly, in Properties, Loans or other Permitted Investments.

“Investment Liquidity Amount” has the meaning set forth in Section 5.1(e).

“Investment Liquidity Date” means the date on which an Investment Liquidity Event is consummated.

“Investment Liquidity Event” means a liquidation or the sale of all or substantially all the Investments (regardless of the form in which such sale shall occur, including through a merger or sale of stock or other interests in an entity, and regardless of whether such transaction is taxable or tax-free). For the avoidance of doubt, an Investment Liquidity Event includes a Business Combination and a Transaction (including a merger in which the General Partner is the surviving entity).

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“Investment Liquidity Value” has the meaning set forth in Section 5.1(e).

“IRS” means the Internal Revenue Service of the United States (or any successor organization).

“Liability Shortfall” has the meaning set forth in subparagraph 4(d) of Exhibit B.

“Lien” means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.

“Limited Partner” means, prior to the admission of the first Additional Limited Partner to the Partnership, the Initial Limited Partner, and thereafter any Person named as a Limited Partner in Exhibit A, as such Exhibit may be amended from time to time, upon the execution and delivery by such Person of an additional limited partner signature page, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units (other than GP Units).

“Liquidating Event” has the meaning set forth in Section 13.1(b) hereof.

“Liquidating Gain” means net capital gain realized in connection with an actual or hypothetical Capital Transaction, including the amount of any adjustment of the Gross Asset Value of any Real Estate Asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations.

“Liquidator” has the meaning set forth in Section 13.2(a)(iii) hereof.

“Liquidity Event” means the first to occur of the following: (i) an OP Unit Transaction, (ii) a Listing, or (iii) a Termination Without Cause.

“Listing” means the listing of the shares of Common Stock on a national securities exchange.

“Listing Note” has the meaning set forth in Section 5.1(c) hereof.

“Loans” means mortgage loans and other types of debt financing investments made by the Partnership, either directly or indirectly, including through ownership interests in a joint venture or other entity and including mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

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“Management Agreement” means the Property Management and Leasing Agreement between the General Partner, the Partnership and American Realty Capital Hospitality Properties, LLC, a Delaware limited liability company, as the manager.

“Market Value” means the value calculated based on the average market value of the shares of Common Stock issued and outstanding at Listing over the 30 days beginning 180 days after the shares of Common Stock are first listed or included for quotation.

“NAV” means the General Partner’s net asset value, calculated pursuant to the valuation guidelines adopted by the General Partner’s board of directors.

“NAV Pricing Start Date” means the first date on which the General Partner calculates its NAV, which it expects to do beginning with the filing of the General Partner’s second Quarterly Report on Form 10-Q (or its Annual Report on Form 10-K should such filing constitute its second quarterly financial filing) with the U.S. Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934, as amended, following the earlier to occur of (i) the General Partner’s acquisition of at least $2 billion in total portfolio assets, calculated on the basis of cost, including the General Partner’s pro rata share of debt attributable to such assets and (ii) January 7, 2016.

“Net Income” or “Net Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period as determined for U.S. federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows:

(a) by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss;

(b) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code;

(c) by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss;

(d) by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis;

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(e) if an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Exhibit B;

(f) by excluding Net Property Gain and Net Property Loss; and

(g) by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to paragraphs 2 and 3 of Exhibit B.

“Net Investment” means (i) as it relates to the Stockholders, the total amount of Gross Proceeds raised in all Offerings; and (ii) as it relates to the Limited Partners (other than the General Partner in its capacity as a Limited Partner) the total amount of Capital Contributions.

“Net Investment Balance” means the excess, if any, of: (a) the Net Investment, over (b) in each case, without duplication, (i) as it relates to the Stockholders, all prior distributions to Stockholders of Net Sales Proceeds and any amounts paid by the General Partner to repurchase shares of Common Stock pursuant to the General Partner’s plan for redemption of Common Stock or otherwise; and (ii) as it relates to the Limited Partners, all distributions pursuant to Section 5.1(b)(i) (other than distributions to the General Partner in its capacity as a Limited Partner), and all proceeds or property used to redeem Limited Partner Interests (except those held directly or indirectly the General Partner).

“Net Property Gain” or “Net Property Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s taxable gain or loss for such year or period from Sales, including the amount of any adjustment of the Gross Asset Value of any Real Estate Asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations. For these purposes, the Gross Asset Value of the Real Estate Assets shall reflect the market capitalization of the General Partner (increased by the amount of any Partnership liabilities).

“Net Sales Proceeds” has the meaning set forth in the Articles of Incorporation.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Note” means a non-interest bearing promissory note which shall be repaid from the Net Sales Proceeds of each sale of an Investment that occurs after the date of Listing or the Termination Date, as applicable. The Partnership shall be the sole obligor with respect to any Note, and may pay at its discretion all or a portion of such Note in shares of Common Stock, which may or may not be registered under the Securities Act of 1933, as amended, or cash. Any Note shall not represent an indebtedness of the Partnership, but rather shall be evidence of a distribution obligation of the Partnership to the Special Limited Partner pursuant to the terms of Section 5.1.

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“Offer” has the meaning set forth in Section 11.2(c)(i).

“Offering” means the public offering of shares of Common Stock pursuant to the Registration Statement on Form S-11.

“OP Unit” means a Partnership Unit which is designated as an OP Unit of the Partnership.

“OP Unit Economic Balance” has the meaning set forth in subparagraph 1(c)(ii) of Exhibit B.

“OP Unit Transaction” means, in connection with a Class B Unit, a transaction to which the Partnership or the General Partner shall be a party, including a merger, consolidation, unit exchange, self-tender offer for all or substantially all OP Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets (but excluding any transaction which constitutes an Adjustment Event and any merger in which the General Partner is the surviving entity) in each case as a result of which OP Units shall be exchanged for or converted into the right, or the holders of such Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof.

“Organization and Offering Expenses” means all expenses incurred by or on behalf of the General Partner in connection with or in preparing the General Partner for registration of and subsequently offering and distributing its shares of Common Stock to the public, whether incurred before, on or after the date of the Advisory Agreement, which may include total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); any expense allowance granted by the General Partner to the underwriter or any reimbursement of expenses of the underwriter by the General Partner; expenses for printing, engraving and mailing; compensation of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners collectively. Solely for purposes of Exhibit B, “Partner” shall include the Special Limited Partner.

“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations, and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(i)(2) of the Regulations.

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“Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Interest” means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner or the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Section 1.704-2(b)(2) of the Regulations, and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(d) of the Regulations.

“Partnership Record Date” means the record date established by the General Partner for a distribution pursuant to Section 5.1(a) hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. Partnership Units consist of GP Units, OP Units, Class B Units and any classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of Partnership Units shall be evidenced by such form of certificate for Partnership Units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.

“Partnership Year” means the fiscal year of the Partnership, as set forth in Section 9.2 hereof.

“Percentage Interest” means, as to a Partner, the fractional part of the Partnership Interests owned by such Partner and expressed as a percentage as specified in Exhibit A, as such Exhibit may be amended from time to time.

“Permitted Investments” means all investments (other than Properties and Loans) in which the Partnership acquires an interest, either directly or indirectly, including through ownership interests in a joint venture or other entity, pursuant to the Certificate, this Agreement and the investment objectives and policies adopted by the General Partner from time to time, other than short-term investments acquired for purposes of cash management, and that allow the General Partner to meet the REIT Requirements.

“Permitted Transferee” means any person to whom Partnership Units are Transferred in accordance with Section 11.3.

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“Person” means an individual or Entity.

“Precontribution Gain” has the meaning set forth in subparagraph 4(c) of Exhibit B.

“Priority Return” means a 6% cumulative, non-compounded, pre-tax annual return (based on a 365-day year).

“Priority Return Balance” means, as of any date, the excess, if any, of (a) a Priority Return from the Effective Date until such Distribution Date on the Net Investment Balance (calculated like simple interest on a daily basis based on a 365-day year), over (b) distributions made under Sections 5.1(a) and (b)(ii); provided, however, that for purposes of calculating the Priority Return Balance, the Net Investment Balance shall be determined on a daily basis.

“Property” or “Properties” means any real property or properties transferred or conveyed to the Partnership or any subsidiary of the Partnership, either directly or indirectly, and/or any real property or properties transferred or conveyed to a joint venture or partnership in which the Partnership is, directly or indirectly, a co-venturer or partner.

“PTP Safe Harbors” has the meaning set forth in Section 11.6(f).

“Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Real Estate Assets” means any investment by the Partnership in unimproved and improved Real Property (including fee or leasehold interests, options and leases), directly, through one or more subsidiaries or through a Joint Venture.

“Real Property” means (i) land, (ii) rights in land (including leasehold interests), and (iii) any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“Registration Statement” means the Registration Statement on Form S-11 filed by the General Partner with the Securities and Exchange Commission, and any amendments thereof at any time made, relating to the Common Stock.

“Regulations” means the final, temporary or proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” means the allocations set forth in paragraph 2 of Exhibit B.

“REIT” means a real estate investment trust as defined in Section 856 of the Code.

“REIT Requirements” has the meaning set forth in Section 5.2.

“Restricted Class B Units” has the meaning set forth in Section 16.2(a)(i) hereof.

“Safe Harbor” has the meaning set forth in Section 10.2(d).

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“Safe Harbor Election” has the meaning set forth in Section 10.2(d).

“Safe Harbor Interests” has the meaning set forth in Section 10.2(d).

“Sales” has the meaning set forth in the Articles of Incorporation.

“Securities” has the meaning set forth in Section 4.2(b).

“Special Limited Partner” means American Realty Capital Hospitality Special Limited Partnership, LLC, a Delaware limited liability company, which shall be a limited partner of the Partnership and recognized as such under applicable Delaware law, but not a “Limited Partner” within the meaning of this Agreement.

“Special Limited Partner Interest” means the interest of the Special Limited Partner in the Partnership representing its right as the holder of an interest in distributions described in Sections 5.1(b)(iii)(A), (c), (d), (e) and (f) (and any corresponding allocations of income, gain, loss and deduction under this Agreement).

“Stockholder” means a holder of Common Stock.

“Stockholder Distributions” means any distributions of money or other property by the General Partner to Stockholders, including distributions that may constitute a return of capital for U.S. federal income tax purposes.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of (a) the voting power of the voting equity securities; or (b) the outstanding equity interests (whether or not voting), is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

“Surviving General Partner” has the meaning set forth in Section 11.2(d)(i)(A).

“Tax Allocations” means the allocations set forth in paragraph 4 of Exhibit B.

“Tax Items” has the meaning set forth in subparagraph 4(a) of Exhibit B.

“Termination” means the termination of the Advisory Agreement.

“Termination Amount” means the Termination Liquidity Amount, the Termination Listing Amount or the amount distributable pursuant to Section 5.1(d)(i) in the form of a Termination Note.

“Termination Date” means the date of Termination.

“Termination Liquidity Amount” has the meaning set forth in Section 5.1(d)(ii)(B).

“Termination Listing Amount” has the meaning set forth in Section 5.1(d)(ii)(A).

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“Termination Note” has the meaning set forth in Section 5.1(d)(i).

“Termination Without Cause” means the termination of the Advisory Agreement, as provided in the Advisory Agreement by the Independent Directors (as defined in the Advisory Agreement) of the General Partner, without Cause (as defined in the Advisory Agreement).

“Transaction” has the meaning set forth in Section 11.2(c).

“Transfer” as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance or other transfer, and as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber or otherwise transfer.

“Unrestricted Class B Units” has the meaning set forth in Section 16.2(a)(ii) hereof.

“Valuation Date” means the date of receipt by the Partnership and the General Partner of notice from an exchanging Partner that such Partner is exercising its Exchange Rights or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means the Offering price for a share of Common Stock less any selling commissions and dealer manager fee that would be payable with respect to the sale of a share of Common Stock.

Certain additional terms and phrases have the meanings set forth in Exhibit B.

Article 2
ORGANIZATIONAL MATTERS

2.1 Formation

The General Partner has formed the Partnership by filing the Certificate on July 24, 2013 in the office of the Delaware Secretary of State. The Partnership is a limited partnership organized pursuant to the provision of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

2.2 Name

The name of the Partnership is American Realty Capital Hospitality Operating Partnership, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership”, “LP”, “Ltd.” or similar words, phrases or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

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2.3 Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is the Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware 19808. The principal office of the Partnership shall be 405 Park Avenue, New York, New York 10022, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

2.4 Power of Attorney

(a) Each Limited Partner and each Assignee who accepts Partnership Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices

(A) all certificates, documents and other instruments (including this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including any documents necessary or advisable to convey any Contributed Property to the Partnership;

(B) all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms;

(C) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation;

(D) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or the Capital Contribution of any Partner;

(E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interest; and

(F) amendments to this Agreement as provided in Article 14 hereof; and

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(ii) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

(b) (i) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Limited Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.

(ii) Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.

(iii) Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefore, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

(c) For the purposes of this Section 2.4, the term “Limited Partner” shall be deemed to include the Special Limited Partner, unless the context otherwise requires.

2.5 Term

The term of the Partnership shall commence on the date hereof and shall continue until December 31, 2099, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

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Article 3
PURPOSE

3.1 Purpose and Business

(a) The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act including to engage in the following activities:

(i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with the properties described in the prospectus contained in the Registration Statement;

(ii) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds;

(iii) to enter into any partnership, joint venture, corporation, limited liability company, trust or other similar arrangement to engage in any of the foregoing;

(iv) to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and

(v) to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes;

provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to be classified as a REIT, unless the General Partner determines not to qualify as a REIT or ceases to qualify as a REIT for any reason not related to the business conducted by the Partnership.

(b) The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated.

3.2 Powers

(a) The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership including full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire, own, improve, develop and construct real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion,

(i) could adversely affect the ability of the General Partner to continue to qualify as a REIT, unless the General Partner otherwise ceases to qualify as a REIT;

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(ii) could subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code; or

(iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

(b) The General Partner also is empowered to do any and all acts and things necessary, appropriate or advisable to ensure that the Partnership will not be classified as a “publicly traded partnership” for the purposes of Section 7704 of the Code, including but not limited to imposing restrictions on exchanges of Partnership Units.

Article 4
CAPITAL CONTRIBUTIONS

4.1 Capital Contributions of the Partners

(a) The Partners have made the Capital Contributions as set forth in Exhibit A.

(b) To the extent the Partnership acquires any property by the merger of any other Person into the Partnership or the contribution of assets by any other Person, Persons who receive Partnership Interests in exchange for their interests in the Person merging into or contributing assets to the Partnership shall become Limited Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement or contribution agreement and as set forth in Exhibit A, as amended to reflect such deemed Capital Contributions.

(c) As of the effective date of this Agreement, the Partnership shall have three classes of Partnership Units, entitled “GP Units”, “OP Units” and “Class B Units”, respectively. The Class B Units shall have the same rights, privileges and preferences as the OP Units, except as set forth in Article 16. Each Partner shall own Partnership Units in the amounts set forth for such Partner in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, additional Capital Contributions, the issuance of additional Partnership Units, transfers of Partnership Units or similar events having an effect on any Partner’s Percentage Interest.

(d) The number of Partnership Units held by the General Partner, in its capacity as general partner, as evidenced by GP Units, shall be deemed to be the General Partner Interest.

(e) Except as otherwise may be expressly provided herein, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise) and no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.

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4.2 Additional Funds; Restrictions on the General Partner

(a) (i) The sums of money required to finance the business and affairs of the Partnership shall be derived from the Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership, including rents and distributions directly or indirectly received by the Partnership from any Subsidiary.

(ii) If additional financing is needed from sources other than as set forth in Section 4.2(a)(i) for any reason, the General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate,

(A) cause the Partnership to issue additional Partnership Interests and admit additional Limited Partners to the Partnership in accordance with Section 4.3;

(B) make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.2(b));

(C) cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis;

(D) make a loan or loans to the Partnership (subject to Section 4.2(b)); or

(E) sell any assets or properties directly or indirectly owned by the Partnership.

(iii) In no event shall any Limited Partners be required to make any additional Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit of, the Partnership.

(b) The General Partner shall not issue any debt securities, any preferred stock or any common stock (including additional Common Stock (other than (i) as payment of the Common Stock Amount or (ii) in connection with the conversion or exchange of securities of the General Partner solely in conversion or exchange for other securities of the General Partner)) or rights, options, warrants or convertible, exercisable or exchangeable securities containing the right to subscribe for or purchase any of the foregoing (collectively, “Securities”), other than to all holders of Common Stock, unless the General Partner shall:

(i) in the case of debt securities, lend to the Partnership the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable);

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(ii) in the case of equity Securities senior or junior to the Common Stock as to dividends and distributions on liquidation, contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership, interests in the Partnership in consideration therefor with the same terms and conditions, including dividend, dividend priority and liquidation preference, as are applicable to such Securities; and

(iii) in the case of Common Stock or other equity Securities on a parity with the Common Stock as to dividends and distributions on liquidation (including Common Stock or other Securities granted as a stock award to directors and officers of the General Partner or directors, officers or employees of its Affiliates in consideration for services or future services, and Common Stock issued pursuant to a dividend reinvestment plan or issued to enable the General Partner to make distributions to satisfy the REIT Requirements), contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets, including services) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership a number of additional Partnership Units in consideration therefor equal to the product of

(A) the number of shares of Common Stock or other equity Securities issued by the General Partner, multiplied by

(B) a fraction the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such contribution.

4.3 Issuance of Additional Partnership Interests; Admission of Additional Limited Partners

(a) In addition to any Partnership Interests issuable by the Partnership pursuant to Section 4.2, the General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options therefore) in the form of Partnership Units or other Partnership Interests in one or more series or classes, or in one or more series of any such class senior, on a parity with, or junior to the Partnership Units to any Persons at any time or from time to time, on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law, including (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each class or series of Partnership Interests, (ii) the right of each class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each class or series of Partnership Interest upon dissolution and liquidation of the Partnership; provided, however, that, no such Partnership Interests shall be issued to the General Partner unless either (A) the Partnership Interests are issued in connection with the grant, award, or issuance of Common Stock or other equity interests in the General Partner having designations, preferences and other rights such that the economic interests attributable to such Common Stock or other equity interests are substantially similar to the designations, preferences and other rights (except voting rights) of the Partnership Interests issued to the General Partner in accordance with this Section 4.3(a) or (B) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class, without any approval being required from any Limited Partner or any other Person; provided further, however, that:

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(i) such issuance does not cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code, a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code); and

(ii) such issuance would not cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Section 2510.3-101 of the regulations of the United States Department of Labor.

(b) Subject to the limitations set forth in Section 4.3(a), the General Partner may take such steps as it, in its sole and absolute discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership or to issue any Partnership Interests, including amending the Certificate, Exhibit A or any other provision of this Agreement.

4.4 Contribution of Proceeds of Issuance of Common Stock

In connection with any offering, grant, award, or issuance of Common Stock or securities, rights, options, warrants or convertible or exchangeable securities pursuant to Section 4.2, the General Partner shall make aggregate Capital Contributions to the Partnership of the proceeds raised in connection with such offering, grant, award, or issuance, including any property issued to the General Partner pursuant to a merger or contribution agreement in exchange for Common Stock; provided, however, that if the proceeds actually received by the General Partner are less than the gross proceeds of such offering, grant, award, or issuance as a result of any underwriter’s discount, commission, or fee or other expenses paid or incurred in connection with such offering, grant, award, or issuance, then the General Partner shall make a Capital Contribution to the Partnership in the amount equal to the sum of (i) the net proceeds of such issuance plus (ii) an intangible asset in an amount equal to the capitalized costs of the General Partner relating to such issuance of Common Stock. Upon any such Capital Contribution by the General Partner, the Capital Account of the General Partner shall be increased by the amount of its Capital Contribution as described in the previous sentence.

4.5 Repurchase of Common Stock; Shares-In-Trust

(a) If the General Partner shall elect to purchase from its stockholders Common Stock for the purpose of delivering such Common Stock to satisfy an obligation under any distribution reinvestment plan adopted by the General Partner, any employee stock purchase plan adopted by the General Partner, or for any other purpose, the purchase price paid by the General Partner for such Common Stock and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the General Partner, subject to the condition that:

(i) if such Common Stock subsequently is to be sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner from the sale of such Common Stock (provided that an exchange of Common Stock for Partnership Units pursuant to the applicable Exchange Rights Agreement would not be considered a sale for such purposes); and

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(ii) if such Common Stock is not re-transferred by the General Partner within 30 days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units held by the General Partner (as applicable) equal to the product of

(A) the number of shares of such Common Stock, multiplied by

(B) a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such cancellation.

(b) If the General Partner purchases shares of Common Stock from the Trust (as from time to time defined in the Articles of Incorporation), the Partnership will purchase from the General Partner a number of Partnership Units, at a price per Partnership Unit equal to the price per share of Common Stock paid by the General Partner, equal to the product of

(i) the number of shares of Common Stock purchased by the General Partner from the Trust, multiplied by

(ii) a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such purchase.

4.6 No Third-Party Beneficiary

No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligations of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

4.7 No Interest; No Return

(a) No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account.

(b) Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

4.8 No Preemptive Rights.

Subject to any preemptive rights that may be granted pursuant to Section 4.3 hereof, no Person shall have any preemptive or other similar right with respect to

(a) additional Capital Contributions or loans to the Partnership; or

(b) issuance or sale of any Partnership Units or other Partnership Interests.

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Article 5
DISTRIBUTIONS

5.1 Distributions

(a) Cash Available for Distribution. Subject to the provisions of Sections 5.3, 5.4, 12.2(c) and 13.2, the General Partner shall cause the Partnership to distribute, at such times as the General Partner shall determine (each a “Distribution Date”), an amount of Cash Available for Distribution, determined by the General Partner in its sole discretion to the Partners holding GP Units, OP Units and/or Class B Units who are Partners on the applicable Partnership Record Date, in accordance with each such Partner’s respective Percentage Interest.

(b) Net Sales Proceeds. Subject to the provisions of Sections 5.1(f), 5.3, 5.4, 12.2(c) and 13.2, Net Sales Proceeds shall be distributed as follows:

(i) First, 100% to the Partners holding GP Units and/or OP Units in proportion to each such Partner’s respective Percentage Interest with respect to such GP Units and/or OP Units until the Net Investment Balance is zero;

(ii) Second, 100% to the Partners holding GP Units and/or OP Units in proportion to each such Partner’s respective Percentage Interest with respect to such GP Units and/or OP Units until such Partners have received in the aggregate, pursuant to this Section 5.1(b)(ii) and Section 5.1(a), an amount such that the Priority Return Balance is zero; and

(iii) Thereafter, (A) 15% to the Special Limited Partner, and (B) 85% to be distributed to the Partners holding GP Units, OP Units and/or Class B Units in proportion to their respective Percentage Interests with respect to such GP Units, OP Units and/or Class B Units.

(c) Listing Amounts. Upon a Listing and subject to Section 5.1(f), the General Partner shall cause the Partnership to distribute an amount to the Special Limited Partner in redemption of the Special Limited Partner Interest in the form of a Note (the “Listing Note”) equal to 15% of the amount, if any, by which (i) the sum of (A) the Market Value of all issued and outstanding shares of Common Stock plus (B) the sum of all Stockholder Distributions paid by the General Partner prior to Listing, exceeds (ii) the sum of (Y) the total Gross Proceeds in all Offerings plus (Z) the total amount of cash that, if distributed to those Stockholders who purchased shares of Common Stock in an Offering, would have provided such Stockholders a Priority Return on the Gross Proceeds raised in all such Offerings. The Listing Note will only be paid to the Special Limited Partner if the Advisory Agreement has not been terminated by the General Partner or the Advisor prior to the Listing. Notwithstanding anything herein to the contrary, in accordance with Section 736 of the Code, the Listing Note shall be disregarded for applicable income tax purposes and the Special Limited Partner shall continue to be treated as a partner of the Partnership in respect of its Special Limited Partner Interest for such purposes until the Partnership has satisfied all of its obligations under the Listing Note. Without limiting the foregoing, the Special Limited Partner shall not be required to accrue interest on the Listing Note in income and the Partnership shall not deduct such interest for such purposes; provided, that, any cash or property paid to the Special Limited Partner with respect to such interest shall be reported to the Special Limited Partner on Internal Revenue Service Schedule K-1 to Form 1065 (or such successor schedule or form).

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(d) Termination Amounts.

(i) Upon a Termination and subject to Sections 5.1(d)(ii) and (f), the General Partner shall cause the Partnership to distribute an amount to the Special Limited Partner in redemption of the Special Limited Partner Interest in the form of a Note (the “Termination Note”) equal to 15% of the amount, if any, by which (A) the sum of (1) the fair market value (determined by appraisal as of the Termination Date) of the Investments on the Termination Date, minus (2) any Loans secured by such Investments, plus (3) the sum of all Stockholder Distributions paid by the General Partner through the Termination Date on shares of Common Stock issued in all Offerings through the Termination Date, minus (4) any amounts distributable as of the Termination Date to the Limited Partners who received Partnership Units in connection with the contribution of any Investments (including cash used to acquire Investments) to the Partnership, upon the liquidation or sale of such Investments (assuming the liquidation or sale of such Investments on the Termination Date), exceeds (B) the sum of (1) the Gross Proceeds raised in all Offerings through the Termination Date (less amounts paid on or prior to the Termination Date to purchase or redeem any shares of Common Stock purchased in an Offering pursuant to the General Partner’s share repurchase plan) plus (2) the total amount of cash that, if distributed to those Stockholders who purchased shares of Common Stock in an Offering on or prior to the Termination Date, would have provided such Stockholders a Priority Return on the Gross Proceeds raised in all Offerings through the Termination Date, measured for the period from inception through the Termination Date. Notwithstanding anything herein to the contrary, in accordance with Section 736 of the Code, the Termination Note shall be disregarded for applicable income tax purposes and the Special Limited Partner shall continue to be treated as a partner of the Partnership in respect of its Special Limited Partner Interest for such purposes until the Partnership has satisfied all of its obligations under the Termination Note. Without limiting the foregoing, the Special Limited Partner shall not be required to accrue interest on the Termination Note in income and the Partnership shall not deduct such interest for such purposes; provided, that, any cash or property paid to the Special Limited Partner with respect to such interest shall be reported to the Special Limited Partner on Internal Revenue Service Schedule K-1 to Form 1065 (or such successor schedule or form).

(ii) Upon a Termination and subject to Section 5.1(f), the Special Limited Partner may elect to receive, in lieu of its right to receive the Termination Note, either:

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(A) If there is a Listing subsequent to the Termination Date, then the General Partner shall cause the Partnership to distribute an amount to the Special Limited Partner in redemption of the Special Limited Partner Interest, payable in one or more payments solely out of Net Sales Proceeds (the “Termination Listing Amount”), equal to 15% of the amount, if any, by which (1) the sum of (w) the fair market value (determined by appraisal as of the date of Listing) of the Included Assets, minus (x) any Loans secured by the Included Assets, plus (y) the sum of all Stockholder Distributions paid by the General Partner through the date of Listing on shares of Common Stock issued in Offerings through the Termination Date, minus (z) any amounts distributable as of the date of Listing to the Limited Partners who received Partnership Units in connection with the contribution of any Included Assets (including cash used to acquire Included Assets) to the Partnership, upon the liquidation or sale of such Included Assets (assuming the liquidation or sale of such Included Assets on the date of Listing), exceeds (2) the sum of (y) the Gross Proceeds raised in all Offerings through the Termination Date (less amounts paid on or prior to the date of Listing to purchase or redeem any shares of Common Stock purchased in an Offering on or prior to the Termination Date pursuant to the General Partner’s share repurchase plan), plus (z) the total amount of cash that, if distributed to those Stockholders who purchased shares of Common Stock in an Offering on or prior to the Termination Date, would have provided such Stockholders a Priority Return on the Gross Proceeds raised in all Offerings through the Termination Date, measured for the period from inception of the General Partner through the date of Listing.

(B) If there is an Investment Liquidity Event subsequent to the Termination Date, then the General Partner shall cause the Partnership to distribute an amount to the Special Limited Partner in redemption of the Special Limited Partner Interest, payable in one or more payments solely out of Net Sales Proceeds (the “Termination Liquidity Amount”), equal to 15% of the amount, if any, by which (1) the sum of (w) the fair market value (determined by appraisal as of the Investment Liquidity Date) of the Included Assets, minus (x) any Loans secured by the Included Assets, plus (y) the sum of all Stockholder Distributions paid by the General Partner through the Investment Liquidity Date on shares of Common Stock issued in Offerings through the Termination Date, minus (z) any amounts distributable as of the Investment Liquidity Date to the Limited Partners who received Partnership Units in connection with the contribution of any Included Assets (including cash used to acquire Included Assets) to the Partnership, upon the liquidation or sale of such Included Assets (assuming the liquidation or sale of such Included Assets on the Investment Liquidity Date), exceeds (2) the sum of (y) the Gross Proceeds raised in all Offerings through the Termination Date (less amounts paid on or prior to the Investment Liquidity Date to purchase or redeem any shares of Common Stock purchased in an Offering on or prior to the Termination Date pursuant to the General Partner’s share repurchase plan), plus (z) the total amount of cash that, if distributed to those Stockholders who purchased shares of Common Stock in an Offering on or prior to the Termination Date, would have provided such Stockholders Priority Return on the Gross Proceeds raised in all Offerings through the Termination Date, measured for the period from inception of the General Partner through the Investment Liquidity Date.

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(e) Investment Liquidity Amounts. Upon an Investment Liquidity Event and subject to Section 5.1(f), the General Partner shall cause the Partnership to distribute an amount to the Special Limited Partner in redemption of the Special Limited Partner Interest, payable in one or more payments solely out of Net Sales Proceeds (the “Investment Liquidity Amount”), equal to 15% of the amount, if any, by which (A) the sum of (1) the fair market value of the Included Assets or all issued and outstanding shares of Common Stock as determined in good faith by the General Partner as of the Investment Liquidity Date (the “Investment Liquidity Value”), plus (2) the sum of all Stockholder Distributions paid by the General Partner through the Investment Liquidity Date, exceeds (B) the sum of (1) the Gross Proceeds raised in all Offerings through the Investment Liquidity Date (less amounts paid on or prior to the Investment Liquidity Date to purchase or redeem any shares of Common Stock purchased in an Offering pursuant to the General Partner’s share repurchase plan) plus (2) the total amount of cash that, if distributed to those Stockholders who purchased shares of Common Stock in an Offering on or prior to the Investment Liquidity Date, would have provided such Stockholders a Priority Return on the Gross Proceeds raised in all Offerings through the Investment Liquidity Date, measured for the period from inception of the General Partner through the Investment Liquidity Date.

(f) Coordination.

(i) Any Net Sales Proceeds paid to the Special Limited Partner pursuant to Section 5.1(b)(iii)(A) prior to a Listing shall reduce dollar for dollar the amount of a Listing Note to be issued and distributed pursuant to Section 5.1(c). If the Special Limited Partner receives a Listing Note pursuant to Section 5.1(c), (A) the Special Limited Partner would no longer be entitled to receive distributions of Net Sales Proceeds pursuant to Section 5.1(b)(iii)(A), a Termination Amount pursuant to Section 5.1(d) or the Investment Liquidity Amount pursuant to Section 5.1(e) and (B) any Net Sales Proceeds received by the Partnership after the Listing shall be applied first to satisfy the Partnership’s obligation to make distributions pursuant to the Listing Note.

(ii) Any Net Sales Proceeds paid to the Special Limited Partner pursuant to Section 5.1(b)(iii)(A) prior to the Termination Date shall reduce dollar for dollar the Termination Amount to be distributed pursuant to Section 5.1(d). If the Special Limited Partner receives, or is entitled to receive, a Termination Amount pursuant to Section 5.1(d), (A) the Special Limited Partner would no longer be entitled to receive distributions of Net Sales Proceeds pursuant to Section 5.1(b)(iii)(A), a Listing Note pursuant to Section 5.1(c) or the Investment Liquidity Amount pursuant to Section 5.1(e) and (B) any Net Sales Proceeds received by the Partnership after the Termination Date, in connection with a Termination Note, the date of the subsequent Listing, in connection with the Termination Listing Amount, and the Investment Liquidity Date, in connection with the Termination Liquidity Amount, shall be applied first to satisfy the Partnership’s obligation to make distributions pursuant to Section 5.1(d).

(iii) Any Net Sales Proceeds paid to the Special Limited Partner pursuant to Section 5.1(b)(iii)(A) prior to an Investment Liquidity Date shall reduce dollar for dollar the Investment Liquidity Amount to be issued and distributed pursuant to Section 5.1(e). If the Special Limited Partner is entitled to receive an Investment Liquidation Amount pursuant to Section 5.1(e), (A) the Special Limited Partner would no longer be entitled to receive distributions of Net Sales Proceeds pursuant to Section 5.1(b)(iii)(A), a Listing Note pursuant to Section 5.1(c) or a Termination Amount pursuant to Section 5.1(d) and (B) any Net Sales Proceeds received by the Partnership as a result of or after the Investment Liquidity Event shall be applied first to satisfy the Partnership’s obligation to make distributions pursuant to Section 5.1(e).

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(iv) If the General Partner chooses in its discretion to satisfy all or a portion of the distributions required to be made to the Special Limited Partner pursuant to a Listing Note or Termination Note with shares of Common Stock, the amount of the Listing Note or Termination Note due to the Special Limited Partner shall be reduced by (y) the Market Value, with respect to the Listing Note, and (z) the fair market value, with respect to the Termination Note, of the Common Stock on the date such Common Stock is issued to the Special Limited Partner.

(v) If the Special Limited Partner converts all or a portion of its Special Limited Partner Interest into OP Units pursuant to Section 8.7(a), the amount of the Listing Note or Termination Note due to the Special Limited Partner shall be reduced by an amount equal to the product of (i) the number of OP Units issued in the conversion multiplied by (ii) the product of (A) the Value of one share of Common Stock on the date of conversion multiplied by (B) the Exchange Factor. If the Special Limited Partner contributes its Special Limited Partner Interest to the Partnership in exchange for OP Units pursuant to Section 8.7(b), the Special Limited Partner shall no longer be entitled the Termination Listing Amount, the Termination Liquidity Amount or the Investment Liquidity Amount or distributions of Net Sales Proceeds in respect of such Termination Listing Amount, the Termination Liquidity Amount or the Investment Liquidity Amount pursuant to Sections 5.1(f)(ii) or (iii), as the case may be.

(vi) If the priority distribution of Net Sales Proceeds to the Special Limited Partner pursuant to this Section 5.1(f) prevents the Partnership from being able to distribute sufficient amounts to the General Partner pursuant to Section 5.1(b) to enable the General Partner to satisfy the REIT Requirement, the General Partner may in its sole discretion cause the Partnership to distribute some or all of the Net Sales Proceeds subject to a priority distribution pursuant to this Section 5.1(f) to the General Partner in an amount sufficient to enable the General Partner to pay dividends to the Stockholders in order to satisfy the REIT Requirements.

(g) In no event may any Partner receive a distribution pursuant to Sections 5.1(a) or (b) with respect to a Partnership Unit if such Partner is entitled to receive a distribution with respect to Common Stock for which such a Partnership Unit has been exchanged.

5.2 Qualification as a REIT

The General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts under this Article 5 to enable the General Partner to pay dividends to the Stockholders that will enable the General Partner to

(a) satisfy the requirements for qualification as a REIT under the Code and Regulations (“REIT Requirements”), and

(b) avoid any federal income or excise tax liability;

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provided, however, that the General Partner shall not be bound to comply with this covenant to the extent such distributions would

(i) violate applicable Delaware law, or

(ii) contravene the terms of any notes, mortgages or other types of debt obligations to which the Partnership may be subject in conjunction with borrowed funds.

5.3 Withholding

With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or the Special Limited Partner or to which the Partnership becomes subject with respect to any Partnership Unit or the Special Limited Partner Interest, the Partnership shall have the right to withhold amounts distributable pursuant to this Article V to such Partner or the Special Limited Partner or with respect to such Partnership Units or the Special Limited Partner Interest, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.5, and the amount of any withholding shall reduce the right of such Partner or the Special Limited Partner to future distribution to the extent provided in Section 10.5.

5.4 Additional Partnership Interests

If the Partnership issues Partnership Interests in accordance with Section 4.2 or 4.3, the distribution priorities set forth in Section 5.1 shall be amended, as necessary, to reflect the distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of Exhibit B.

Article 6
ALLOCATIONS

6.1 Allocations

The Net Income, Net Loss, Net Property Gain, Net Property Loss and other Partnership items shall be allocated pursuant to the provisions of Exhibit B.

6.2 Revisions to Allocations to Reflect Issuance of Partnership Interests

If the Partnership issues Partnership Interests to the General Partner or any additional Limited Partner pursuant to Article IV, the General Partner shall make such revisions to this Article 6 and Exhibit B as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

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Article 7
MANAGEMENT AND OPERATIONS OF BUSINESS

7.1 Management

(a) (i) Except as otherwise expressly provided in this Agreement, full, complete and exclusive discretion to manage and control the business and affairs of the Partnership are and shall be vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership.

(ii) The General Partner may not be removed by the Limited Partners with or without cause.

(iii) In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.11, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including:

(A) (1) the making of any expenditures, the lending or borrowing of money, including making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner qualifies as a REIT) to avoid the payment of any U.S. federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its Stockholders in amounts sufficient to permit the General Partner to maintain REIT status,

(2) the assumption or guarantee of, or other contracting for, indebtedness and other liabilities,

(3) the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and

(4) the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, including the payment of all expenses associated with the General Partner;

(B) the acquisition, purchase, ownership, operating, leasing and disposition of any real property and any other property or assets, including mortgages and real estate-related notes, whether directly or indirectly;

(C) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership or the General Partner;

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(D) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation or other combination (each a “Business Combination”) of the Partnership with or into another Entity on such terms as the General Partner deems proper, provided, however, that the General Partner shall be required to send to each Limited Partner a notice of such proposed Business Combination no less than 15 days prior to the record date for the vote of the General Partner’s Stockholders on such Business Combination, if any;

(E) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including,

(1) the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries,

(2) the lending of funds to other Persons (including the Subsidiaries of the Partnership and/or the General Partner) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and

(3) the making of capital contributions to its Subsidiaries;

(F) the expansion, development, redevelopment, construction, leasing, repair, rehabilitation, repositioning, alteration, demolition or improvement of any property in which the Partnership or any Subsidiary of the Partnership owns an interest;

(G) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(H) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(I) holding, managing, investing and reinvesting cash and other assets of the Partnership;

(J) the collection and receipt of revenues and income of the Partnership;

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(K) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including employees having titles such as “president”, “vice president”, “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

(L) the maintenance of such insurance for the benefit of the Partnership and the Partners and directors and officers thereof as it deems necessary or appropriate;

(M) the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any further Entities or other relationships that it deems desirable, including the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons; provided, however, that as long as the General Partner has determined to elect to qualify as a REIT or to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT;

(N) the control of any matters affecting the rights and obligations of the Partnership, including

(1) the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership,

(2) the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and

(3) the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(O) the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including the contribution or loan of funds by the Partnership to such Persons);

(P) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner, in its sole discretion, may adopt;

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(Q) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(R) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(S) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(T) the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the foregoing;

(U) the issuance of additional Partnership Units in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof;

(V) the authorization, issuance, sale, redemption or purchase of any Partnership Units or any securities of the Partnership;

(W) the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries; and

(X) the amendment and restatement of Exhibit A to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A otherwise is authorized by this Agreement.

(b) (i) Each of the Limited Partners agree that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement to the fullest extent permitted under the Act or other applicable law, rule or regulation.

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(ii) The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

(c) At all times from and after the date hereof, the General Partner at the expense of the Partnership, may or may not, cause the Partnership to obtain and maintain

(i) casualty, liability and other insurance on the properties of the Partnership;

(ii) liability insurance for the Indemnitees hereunder; and

(iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be appropriate and reasonable.

(d) At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

(e) (i) In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have liability to any Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions; provided, that the General Partner has acted in good faith pursuant to its authority under this Agreement. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, the General Partner, and the General Partner’s Stockholders, collectively.

(ii) The General Partner and the Partnership shall not have liability to the any Limited Partner or the Special Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner or the Special Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.

7.2 Certificate of Limited Partnership

(a) The General Partner has previously filed the Certificate with the Secretary of State of Delaware as required by the Act.

(b) (i) The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property.

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(ii) To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property.

(iii) The General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

7.3 Reimbursement of the General Partner

(a) Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b) (i) The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations. The General Partner shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs on behalf of the Partnership relating to the ownership and operation of the Partnership’s assets, or for the benefit of the Partnership, including all expenses associated with compliance by the General Partner and the Initial Limited Partner with laws, rules and regulations promulgated by any regulatory body, expenses related to the operations of the General Partner and to the management and administration of any Subsidiaries of the General Partner or the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees and any and all salaries, compensation and expenses of officers and employees of the General Partner, but excluding any portion of expenses reasonably attributable to assets not owned by or for the benefit of, or to operations not for the benefit of, the Partnership or Affiliates of the Partnership; provided, however, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it in its name.

(ii) Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.6 hereof.

(iii) The General Partner shall determine in good faith the amount of expenses incurred by it related to the ownership and operation of, or for the benefit of, the Partnership. If certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its reasonable discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

(c) (i) Expenses incurred by the General Partner relating to the organization or reorganization of the Partnership and the General Partner the issuance of Common Stock in connection with an Offering and any issuance of additional Partnership Interests, Common Stock or rights, options, warrants, or convertible or exchangeable securities pursuant to Section 4.2 hereof and all costs and expenses associated with the preparation and filing of any periodic reports by the General Partner under federal, state or local laws or regulations (including all costs, expenses, damages, and other payments resulting from or arising in connection with litigation related to any of the foregoing) are primarily obligations of the Partnership.

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(ii) To the extent the General Partner pays or incurs such expenses, the General Partner shall be reimbursed for such expenses.

7.4 Outside Activities of the General Partner

(a) Without the Consent of the Limited Partners, the General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition, and disposition of Partnership Interests and the management of its business and the business of the Partnership, and such activities as are incidental thereto.

(b) The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

7.5 Contracts with Affiliates

(a) (i) The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner.

(ii) The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(b) Except as provided in Section 7.4, the Partnership may Transfer assets to Entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, may determine.

(c) Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, Transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

(d) The General Partner, in its sole and absolute discretion and without the approval the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the Partnership, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them.

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(e) The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a “right of first opportunity” or “right of first offer” arrangement, non-competition agreements and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

7.6 Indemnification

(a) (i) To the fullest extent permitted by Delaware law or as provided herein, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Claims”), that relate to the operations of the Partnership or the General Partner as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, so long as (A) the course of conduct which gave rise to the Claim was taken, in the reasonable determination of the Indemnitee made in good faith, in the best interests of the Partnership or the General Partner, (B) such Claim was not the result of negligence or misconduct by the Indemnitee, (C) the Indemnitee (if other than the General Partner) was acting on behalf of or performing services for the Partnership and (D) such indemnification is not satisfied or recoverable from the assets of the Stockholders of the General Partner. Notwithstanding the foregoing, no Indemnitee (other than the General Partner) shall be indemnified for any Claim arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to such Indemnitee, (2) such allegations have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such Indemnitee, or (3) a court of competent jurisdiction approves a settlement of such allegations against such Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which the Common Stock was offered or sold as to indemnification for violations of securities law.

(ii) Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty (except a guaranty by a limited partner of nonrecourse indebtedness of the Partnership or as otherwise provided in any such loan guaranty), contractual obligation for any indebtedness or other obligation or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness.

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(iii) Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6.

(b) Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.6 has been met; and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c) The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnities are indemnified.

(d) The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnities and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.6. Actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(f) In no event may an Indemnitee subject any of the Partners (other than the General Partner) to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

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(h) (i) The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(ii) Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) If and to the extent any payments to the General Partner pursuant to this Section 7.6 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

(j) Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

7.7 Liability of the General Partner

(a) Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor the investment advisor of the General Partner, nor any of their respective officers and directors, shall be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the General Partner or its investment advisor, as the case may be, acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

(b) (i) The Limited Partners and the Special Limited Partner expressly acknowledge that the General Partner (and its investment advisor) is acting on behalf of the Partnership and the Stockholders of the General Partner collectively, that the General Partner (and its investment advisor), subject to the provisions of Section 7.1(e) hereof, is under no obligation to consider the separate interest of the Limited Partners or the Special Limited Partner (including the tax consequences to any Limited Partner, the Special Limited Partner or any Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner (and its investment advisor) shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners or the Special Limited Partner in connection with such decisions; provided that the General Partner (and its investment advisor) has acted in good faith.

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(ii) With respect to any indebtedness of the Partnership which any Limited Partner or the Special Limited Partner may have guaranteed, the General Partner (and its investment advisor) shall have no duty to keep such indebtedness outstanding.

(c) (i) Subject to its obligations and duties as General Partner set forth in Section 7.1(a) hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agent, including its investment advisor.

(ii) The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(d) The Limited Partners expressly acknowledge that if any conflict in the fiduciary duties owed by the General Partner to its Stockholders and by the General Partner, in its capacity as a general partner of the Partnership, to the Limited Partners or the Special Limited Partner, the General Partner may act in the best interests of the General Partner’s Stockholders without violating its fiduciary duties to the Limited Partners or the Special Limited Partner, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the Limited Partners or the Special Limited Partner in connection with any such violation.

(e) Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and its officers’ and directors’ liability to the Partnership, the Special Limited Partner and the Limited Partners under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.8 Other Matters Concerning the General Partner

(a) The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) (i) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact.

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(ii) Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.

(d) Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order

(i) to protect the ability of the General Partner to continue to qualify as a REIT; or

(ii) to avoid the General Partner incurring any taxes under Section 857 or Section 4981 of the Code,

is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners and the Special Limited Partner.

7.9 Title to Partnership Assets

(a) Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.

(b) (i) Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner.

(ii) The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable.

(iii) All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

7.10 Reliance by Third Parties

(a) Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.

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(b) Each Limited Partner and the Special Limited Partner hereby waive any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.

(c) In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives.

(d) Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that

(i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect;

(ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and

(iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

7.11 Loans By Third Parties

The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including in connection with any acquisition of property) with any Person upon such terms as the General Partner determines appropriate.

Article 8
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1 Limitation of Liability

No Limited Partner shall have any liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

8.2 Management of Business

(a) No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

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(b) The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

8.3 Outside Activities of Limited Partners

(a) Subject to any agreements entered into pursuant to Section 7.5 hereof and any other agreements entered into by a Limited Partner , the Special Limited Partner, or any of their Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner, the Special Limited Partner and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner or the Special Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership.

(b) Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner, the Special Limited Partner, any Assignee or any of their Affiliates.

(c) No Limited Partner nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

8.4 Return of Capital

(a) Except pursuant to the Exchange Rights Agreements, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein.

(b) Except as provided in Articles 5, 6 and 13 hereof, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

8.5 Rights of Limited Partners Relating to the Partnership

(a) In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5(b) hereof, each Limited Partner and the Special Limited Partner shall have the right, for a purpose reasonably related to such Person’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Person’s own expense (including such reasonable copying and administrative charges as the General Partner may establish from time to time):

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(i) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner pursuant to the Securities Exchange Act of 1934; and

(ii) to obtain a copy of the Partnership’s U.S. federal, state and local income tax returns for each Partnership Year.

(b) Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners and the Special Limited Partner, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that:

(i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or

(ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

8.6 Exchange Rights Agreements

(a) Subject to Sections 11.3(c), 11.3(d), 11.3(e), 11.4 and 11.6, the Limited Partners (other than the General Partner in its capacity as a Limited Partner) will be granted the right, but not the obligation, to exchange all or a portion of their Partnership Units for cash or, at the option of the Partnership, for shares of Common Stock on such terms and subject to such conditions and restrictions as will be contained in one or more exchange rights agreements among the General Partner, the Partnership and one or more Limited Partners (as amended from time to time, the “Exchange Rights Agreements”); provided, however, that such Partnership Units shall have been outstanding for at least one year. The form of each Exchange Rights Agreement governing the exchange of Partnership Units hereafter shall be determined by the General Partner.

(b) The Limited Partners and all successors, assignees and transferees (whether by operation of law, including by merger or consolidation, dissolution or liquidation of an entity that is a Limited Partner, or otherwise) shall be bound by the provisions of the Exchange Rights Agreement to which they are parties.

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8.7 Conversion and Exchange of Special Limited Partner Interests.

(a) Conversion of Listing Note or Termination Note.

(i) If the Special Limited Partner is entitled to receive distributions of Net Sales Proceeds pursuant to the Partnership’s obligation under a Listing Note or a Termination Note, at such time as the Capital Account balance of the Special Limited Partner attributable to the Special Limited Partner Interest is equal to the remaining amount of Net Sales Proceeds distributable to the Special Limited Partner pursuant to the Listing Note or Termination Note, respectively, the Special Limited Partner shall have the right, but not the obligation, to convert all or a portion of the Special Limited Partner Interest into OP Units. The Special Limited Partner shall provide written notice to the General Partner of its intention to convert all or a portion of its Special Limited Partner Interest at least ten (10) days prior to the date on which the conversion is to occur, and such notice shall indicate the amount of the Special Limited Partner Interest that the Special Limited Partner intends to convert. The maximum number of OP Units issuable upon a conversion of the Special Limited Partner Interest shall be equal to the quotient of (i) the net amount of the Partnership’s remaining obligation pursuant to the Listing Note or Termination Note on the date of conversion divided by (ii) the product of (A) the Value of one share of Common Stock on the date of conversion multiplied by (B) the Exchange Factor. Only a whole number of OP Units may be issuable upon a conversion of the Special Limited Partner Interest. The Special Limited Partner covenants and agrees with the Partnership that the Special Limited Partner Interest shall be free and clear of all liens. The conversion of all or a portion of the Special Limited Partner Interest shall occur automatically after the close of business on the applicable date of conversion, as of which time the Special Limited Partner shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such conversion.

(ii) Exchange. OP Units issuable upon a conversion of the Special Limited Partner Interest as set forth in this Section 8.7(a) shall be exchangeable for cash or, at the option of the Partnership, for shares of Common Stock pursuant to Section 8.6.

(iii) Impact of Conversion for Purposes of Subparagraph 1(c)(iii) of Exhibit B. For purposes of making future allocations under subparagraph 1(c)(iii) of Exhibit B, the Special Limited Partner’s Capital Account balance shall be reduced, as of the date of conversion, by an amount equal to the product of (i) the number of OP Units issued in the conversion multiplied by (ii) the product of (A) the Value of one share of Common Stock on the date of conversion multiplied by (B) the Exchange Factor.

(b) Conversion of Termination Listing Amount, Termination Liquidity Amount or Investment Liquidity Amount. At such time as the Special Limited Partner is entitled to the Termination Listing Amount, Termination Liquidity Amount or Investment Liquidity Amount, the Special Limited Partner shall have the right, but not the obligation, to contribute the entire Special Limited Partner Interest to the Partnership in exchange for OP Units in a transaction intended to qualify as a contribution of property pursuant to Section 721 of the Code. The Special Limited Partner shall notify the General Partner of its intention to exchange its Special Limited Partner Interest as soon as reasonably practicable after learning of the event that will give rise to its right to receive the Termination Listing Amount, Termination Liquidity Amount or Investment Liquidity Amount. The number of OP Units issuable upon a conversion of the Special Limited Partner Interest shall be equal to the quotient of (i) the Termination Listing Amount, Termination Liquidity Amount or Investment Liquidity Amount, as the case may be, divided by (ii) the product of (A) in the case of the Termination Listing Amount or the Termination Liquidity Amount, the Value of one share of Common Stock, and in the case of the Investment Liquidity Amount, the Investment Liquidity Value per one share of Common Stock multiplied by (B) the Exchange Factor. The Special Limited Partner covenants and agrees with the Partnership that the Special Limited Partner Interest shall be free and clear of all liens. The conversion of all or a portion of the Special Limited Partner Interest shall occur automatically after the close of business on the applicable date of conversion, as of which time the Special Limited Partner shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such conversion.

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Article 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1 Records and Accounting

(a) The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including all books and records necessary for the General Partner to comply with applicable REIT Requirements and to provide to the Limited Partners and the Special Limited Partner any information, lists and copies of documents required to be provided pursuant to Sections 8.5(a) and 9.3 hereof.

(b) Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

(c) The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.

9.2 Fiscal Year

The fiscal year of the Partnership shall be the calendar year.

9.3 Reports

(a) As soon as practicable, but in no event later than the date on which the General Partner mails its annual report to its Stockholders, the General Partner shall cause to be mailed to each Limited Partner and the Special Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with the standards of the Public Accounting Oversight Board (United States), such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner in its sole discretion.

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(b) If and to the extent that the General Partner mails quarterly reports to its Stockholders, then as soon as practicable, but in no event later than the date such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner and the Special Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

(c) Notwithstanding the foregoing, the General Partner may deliver to the Limited Partners and the Special Limited Partner each of the reports described above, as well as any other communications that it may provide hereunder, by e-mail or by any other electronic means.

Article 10
TAX MATTERS

10.1 Preparation of Tax Returns

(a) The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by the Limited Partners and the Special Limited Partner for federal and state income tax reporting purposes. The U.S. federal income tax return of the Partnership shall be filed annually on IRS Form 1065 (or such other successor form) or on any other IRS form as may be required.

(b) If required under the Code or applicable state or local income tax law, the General Partner shall also arrange for the preparation and timely filing of all returns of income, gains, deductions, losses and other items required of the Subsidiaries of the Partnership for U.S. federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by the Limited Partners and the Special Limited Partner for federal and state income tax reporting purposes.

10.2 Tax Elections

(a) Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code.

(b) The General Partner shall elect a permissible method (which need not be the same method for each item or property) of eliminating the disparity between the Gross Asset Value and the tax basis for each item of property contributed to the Partnership or to a Subsidiary of the Partnership pursuant to the Regulations promulgated under the provisions of Section 704(c) of the Code.

(c) The General Partner shall have the right to seek to revoke any tax election it makes, including the election under Section 754 of the Code, upon the General Partner’s determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.

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(d) The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation Section 1.83-3(1) and the Proposed Revenue Procedure set forth in IRS Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Partnership transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The tax matters partner is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners if and when the Safe Harbor Election becomes available. The Partnership and the Partners (including any person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The General Partner is authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation Section 1.83-3, including amending this Agreement.

10.3 Tax Matters Partner

(a) (i) The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes.

(ii) Pursuant to Section 6230(e) of the Code, upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners, the Special Limited Partner and the Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners, the Special Limited Partner and the Assignees.

(iii) The tax matters partner is authorized, but not required:

(A) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner (including the Special Limited Partner) for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners (including the Special Limited Partner), except that such settlement agreement shall not bind any Partner or the Special Limited Partner

(1) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or the Special Limited Partner; or

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(2) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(B) if a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner or the Special Limited Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(C) to intervene in any action brought by any other Partner or the Special Limited Partner for judicial review of a final adjustment;

(D) to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(E) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner or the Special Limited Partner for tax purposes, or an item affected by such item; and

(F) to take any other action on behalf of the Partners, the Special Limited Partner or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.6 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

(b) (i) The tax matters partner shall receive no compensation for its services.

(ii) All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership.

(iii) Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

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10.4 Organizational Expenses

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a one hundred eighty (180) month period as provided in Section 709 of the Code.

10.5 Withholding

(a) Each Limited Partner and the Special Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner or the Special Limited Partner any amount of U.S. federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner or the Special Limited Partner pursuant to this Agreement, including any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code.

(b) (i) Any amount paid on behalf of or with respect to a Limited Partner or the Special Limited Partner shall constitute a loan by the Partnership to such Limited Partner or the Special Limited Partner, which loan shall be repaid by such Limited Partner or the Special Limited Partner as the case may be within fifteen (15) days after notice from the General Partner that such payment must be made unless

(A) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or the Special Limited Partner; or

(B) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner or the Special Limited Partner.

(ii) Any amounts withheld pursuant to the foregoing clauses (i)(A) or (B) shall be treated as having been distributed to the Limited Partner or the Special Limited Partner.

(c) (i) Each Limited Partner and the Special Limited Partner hereby unconditionally and irrevocably grant to the Partnership a security interest in such Limited Partner’s Partnership Interest and such Special Limited Partner’s Special Limited Partner Interest, as the case may be, to secure such Limited Partner’s or Special Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5.

(ii) (A) If a Limited Partner or the Special Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.5, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner or Special Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner or Special Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner or Special Limited Partner.

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(B) Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner or Special Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner or Special Limited Partner and immediately paid by the defaulting Limited Partner or Special Limited Partner to the General Partner in repayment of such loan.

(iii) Any amount payable by a Limited Partner or the Special Limited Partner hereunder shall bear interest at the highest base or prime rate of interest published from time to time by The Wall Street Journal, plus four (4) percentage points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.

(iv) Each Limited Partner or the Special Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

Article 11
TRANSFERS AND WITHDRAWALS

11.1 Transfer

(a) (i) The term “Transfer,” when used in this Article 11 with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person, or a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(ii) The term “Transfer” when used in this Article 11 does not include any exchange of Partnership Units for cash or Common Stock pursuant to the Exchange Rights Agreement.

(b) (i) No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11.

(ii) Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

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11.2 Transfer of the General Partner’s General Partner Interest

(a) The General Partner may not Transfer any of its General Partner Interest or withdraw as General Partner, or Transfer any of its Limited Partner Interest, except

(i) if holders of at least two-thirds of the Limited Partner Interests consent to such Transfer or withdrawal;

(ii) if such Transfer is to an entity which is wholly owned by the General Partner and is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code; or

(iii) in connection with a transaction described in Section 11.2(c) or 11.2(d) (as applicable)

(b) If the General Partner withdraws as general partner of the Partnership in accordance with Section 11.2(a), the General Partner’s General Partner Interest shall immediately be converted into a Limited Partner Interest.

(c) Except as otherwise provided in Section 11.2(d), the General Partner shall not engage in any merger, consolidation or other combination of the General Partner with or into another Person (other than a merger in which the General Partner is the surviving entity) or sale of all or substantially all of its assets, or any reclassification, or any recapitalization of outstanding Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination of Common Stock) (a “Transaction”), unless

(i) in connection with the Transaction all Limited Partners will either receive, or will have the right to elect to receive, for each Partnership Unit an amount of cash, securities, or other property equal to the product of the Exchange Factor and the amount of cash, securities or other property or value paid in the Transaction to or received by a holder of one share of Common Stock corresponding to such Partnership Unit in consideration of one share of Common Stock at any time during the period from and after the date on which the Transaction is consummated; provided, however, that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding Common Stock, each holder of Partnership Units shall be given the option to exchange its Partnership Units for the amount of cash, securities, or other property which a Limited Partner would have received had it

(A) exercised its Exchange Right and

(B) sold, tendered or exchanged pursuant to the Offer the Common Stock received upon exercise of the Exchange Right immediately prior to the expiration of the Offer.

The foregoing is not intended to, and does not, affect the ability of (i) a Stockholder of the General Partner to sell its stock in the General Partner or (ii) the General Partner to perform its obligations (under agreement or otherwise) to such Stockholders (including the fulfillment of any obligations with respect to registering the sale of stock under applicable securities laws).

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(d) (i) Notwithstanding Section 11.2(c), the General Partner may merge into or consolidate with another entity if immediately after such merger or consolidation

(A) substantially all of the assets of the successor or surviving entity (the “Surviving General Partner”), other than Partnership Units held by the General Partner, are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Surviving General Partner in good faith and

(B) the Surviving General Partner expressly agrees to assume all obligations of the General Partner hereunder.

(ii) (A) Upon such contribution and assumption, the Surviving General Partner shall have the right and duty to amend this Agreement and the Exchange Rights Agreement as set forth in this Section 11.2(d).

(B) (1) The Surviving General Partner shall in good faith arrive at a new method for the calculation of the Exchange Factor for a Partnership Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible.

(2) Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of Common Stock or options, warrants or other rights relating thereto, and which a holder of Partnership Units could have acquired had such Partnership Units been redeemed for Common Stock immediately prior to such merger or consolidation.

(C) Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Exchange Factor.

(iii) The above provisions of this Section 11.2(d) shall similarly apply to successive mergers or consolidations permitted hereunder.

11.3 Limited Partners’ Rights to Transfer

(a) Subject to the provisions of Sections 11.3(c), 11.3(d), 11.3(e), 11.4 and 11.6, a Limited Partner may, without the consent of the General Partner, Transfer all or any portion of its Limited Partner Interest, or any of such Limited Partner’s economic right as a Limited Partner. In order to effect such transfer, the Limited Partner must deliver to the General Partner a duly executed copy of the instrument making such transfer and such instrument must evidence the written acceptance by the assignee of all of the terms and conditions of this Agreement and represent that such assignment was made in accordance with all applicable laws and regulations.

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(b) (i) If a Limited Partner is Incapacitated, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of his or its interest in the Partnership.

(ii) The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(c) The General Partner may prohibit any Transfer by a Limited Partner of its Partnership Units if it reasonably believes (based on the advice of counsel) such Transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

(d) No Transfer by a Limited Partner of its Partnership Units may be made to any Person if

(i) it would adversely affect the ability of the General Partner to continue to qualify as a REIT or would subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code;

(ii) it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes;

(iii) such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code);

(iv) such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

(v) such Transfer would subject the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

(vi) such Transfer is a sale or exchange, and such sale or exchange would, when aggregated with all other sales and exchanges during the 12-month period ending on the date of the proposed Transfer, result in 50% or more of the interests in Partnership capital and profits being sold or exchanged during such 12-month period without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion; or

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(vii) such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

(e) No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Section 1.752-1(a)(2) of the Regulations), without the consent of the General Partner, which may be withheld in its sole and absolute discretion; provided, however, that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

(f) Any Transfer in contravention of any of the provisions of this Section 11.3 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.

11.4 Substituted Limited Partners

(a) (i) No Limited Partner shall have the right to substitute a Permitted Transferee for a Limited Partner in its place.

(ii) The General Partner shall, however, have the right to consent to the admission of a Permitted Transferee of the Partnership Interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.

(iii) The General Partner’s failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

(b) A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

(c) (i) No Permitted Transferee will be admitted as a Substituted Limited Partner, unless such transferee has furnished to the General Partner evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement and, as it relates to the Substituted Limited Partners, the Exchange Rights Agreement, including the power of attorney granted in Section 2.4 hereof.

(ii) Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner, and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

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11.5 Assignees

(a) If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4(a), such transferee shall be considered an Assignee for purposes of this Agreement.

(b) An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, Net Property Gain, Net Property Loss, and any other items of gain, loss, deduction or credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners, for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted).

(c) If any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

11.6 General Provisions

(a) No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 or, as it relates to the Limited Partners, pursuant to exchange of all of its Partnership Units pursuant to the applicable Exchange Rights Agreement.

(b) (i) Any Limited Partner which shall Transfer all of its Partnership Units in a Transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Units as Substituted Limited Partners.

(ii) Similarly, any Limited Partner which shall Transfer all of its Partnership Units pursuant to an exchange of all of its Partnership Units pursuant to an Exchange Rights Agreement shall cease to be a Limited Partner.

(c) Other than pursuant to the Exchange Rights Agreement or with the consent of the General Partner, transfers pursuant to this Article 11 may only be made as of the first day of a fiscal quarter of the Partnership.

(d) (i) If any Partnership Interest is transferred or assigned during the Partnership’s fiscal year in compliance with the provisions of this Article 11 or exchanged pursuant to the applicable Exchange Rights Agreement on any day other than the first day of a Partnership Year, then Net Income, Net Losses, Net Property Gain, Net Property Loss, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method or such other method permitted by the Code as the General Partner may select.

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(ii) Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which an exchange occurs shall be allocated to the exchanging Partner, provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate.

(iii) All distributions pursuant to Section 5.1(a) and Section 5.1(b) attributable to Partnership Units, with respect to which the Partnership Record Date is before the date of such Transfer, assignment, or exchange of such Partnership Units, shall be made to the transferor Partner or the exchanging Partner, as the case may be, and in the case of a Transfer or assignment other than an exchange, all distributions pursuant to Section 5.1(a) and Section 5.1(b) thereafter attributable to such Partnership Units shall be made to the transferee Partner.

(e) In addition to any other restrictions on transfer herein contained, including the provisions of this Article 11, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for federal or state income tax purposes (except as a result of the exchange for Common Stock of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2); (v) if in the opinion of counsel to the Partnership, there would be a significant risk that such transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the exchange for Common Stock of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2); (vi) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code (provided, however, that this clause (vii) shall not be the basis for limiting or restricting in any manner the exercise of the Exchange Right under Section 8.6 unless the General Partner determines in its reasonable discretion (which may include obtaining an opinion of outside tax counsel) that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (viii) such transfer could adversely affect the ability of the General Partner to remain qualified as a REIT; or (ix) if in the opinion of legal counsel of the transferring Partner (which opinion and counsel are reasonably satisfactory to the Partnership), or legal counsel of the Partnership, such transfer would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, if the General Partner has elected to be qualified as a REIT.

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(f) The General Partner shall monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the “safe harbors” set forth in Section 1.7704-1 of the Regulations (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “PTP Safe Harbors”). The General Partner shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the PTP Safe Harbors is met, including limiting or restricting the right of any holder of a Partnership Unit to exercise the Exchange Right in accordance with the terms of the applicable Exchange Rights Agreement to the extent the General Partner determines in its reasonable discretion (which may include obtaining an opinion of outside tax counsel) that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation.

Article 12
ADMISSION OF PARTNERS

12.1 Admission of Successor General Partner

(a) (i) A successor to all of the General Partner Interest pursuant to Article 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately following such transfer and the admission of such successor General Partner as a general partner of the Partnership upon the satisfaction of the terms and conditions set forth in Section 12.1(b).

(ii) Any such transferee shall carry on the business of the Partnership without dissolution.

(b) A Person shall be admitted as a substitute or successor General Partner of the Partnership only if the following terms and conditions are satisfied:

(i) the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;

(ii) if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

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(iii) counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause

(A) the Partnership to be classified other than as a partnership for federal income tax purposes, or

(B) the loss of any Limited Partner’s limited liability.

(c) In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(d) hereof.

12.2 Admission of Additional Limited Partners

(a) A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner

(i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement and the applicable Exchange Rights Agreement, including the power of attorney granted in Section 2.4 hereof, and

(ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

(b) (i) Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion.

(ii) The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

(c) (i) If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, Net Property Gain, Net Property Loss, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method or such other method permitted by the Code as the General Partner may select.

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(ii) (A) Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner.

(B) distributions pursuant to Section 5.1(a) and Section 5.1(b) with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions pursuant to Section 5.1(a) and Section 5.1(b) thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

12.3 Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

Article 13
DISSOLUTION, LIQUIDATION AND TERMINATION

13.1 Dissolution

(a) The Partnership shall not be dissolved by the admission of Substituted Limited Partners, Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership.

(b) The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (each, a “Liquidating Event”):

(i) the expiration of its term as provided in Section 2.5 hereof;

(ii) an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal, a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

(iii) an election to dissolve the Partnership made by the General Partner, with the Consent of the Limited Partners holding at least a majority of the Percentage Interest of the Limited Partners (including Limited Partner Interests held by the General Partner);

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(iv) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(v) a Capital Transaction;

(vi) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

As used herein, a “majority in interest” shall refer to Partners (excluding the General Partner) who hold more than fifty percent (50%) of the outstanding Percentage Interests not held by the General Partner.

13.2 Winding Up

(a) (i) Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners.

(ii) No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.

(iii) The General Partner, or, if there is no remaining General Partner, any Person elected by the Limited Partners holding at least a “majority in interest” (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of common stock or other securities of the General Partner) shall be applied and distributed in the following order:

(A) First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(B) Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(C) Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and

(D) the balance, if any, shall be distributed to all Partners (including the Special Limited Partner) with positive Capital Accounts in accordance with their respective positive Capital Account balances after giving effect to all allocations in Exhibit B and all prior distributions under Section 5.1.

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(iv) The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

(v) Any distributions pursuant to this Section 13.2(a) shall be made by the end of the Partnership’s taxable year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation).

(b) (i) Notwithstanding the provisions of Section 13.2(a) hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners (including the Special Limited Partner), the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners, including the Special Limited Partner, as creditors) or distribute to the Partners (including the Special Limited Partner), in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.

(ii) Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners (including the Special Limited Partner), and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.

(iii) The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c) In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner, the Limited Partners and the Special Limited Partner pursuant to this Article 13 may be:

(A) distributed to a trust established for the benefit of the General Partner, the Limited Partners and the Special Limited Partner for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership; the assets of any such trust shall be distributed to the General Partner, the Limited Partners and the Special Limited Partner from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner, the Limited Partners and the Special Limited Partner pursuant to this Agreement; or

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(B) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner, the Limited Partners and the Special Limited Partner in the manner and order of priority set forth in Section 13.2(a), as soon as practicable.

13.3 Obligation to Contribute Deficit

If any Partner (other than a holder of Restricted Class B Units) has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. If a holder of Restricted Class B Units has a deficit balance in its Capital Account attributable to such Restricted Class B Units (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during with such liquidation occurs), such holder of Restricted Class B Units shall restore and contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero, but not to exceed an amount equal to the excess of the cash distributions of Net Sales Proceeds made (if any) to such holder of Restricted Class B Units over the amount of Net Property Gain (including, to the extent necessary, individual items of income and gain comprising Net Property Gain) and Liquidating Gain allocated to such holder of Restricted Class B Units in accordance with subparagraph 1(c)(ii) of Exhibit B, in compliance with Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations, which restoration and contribution shall be before the later to occur of (x) the end of the taxable year in which the Partnership is liquidated, or (y) ninety (90) days after the date of the liquidation of the Partnership, which amount shall be paid to creditors of the Partnership or, if the amount contributed exceeds the amount due to creditors, shall be distributed to the Partners with positive Capital Account balances.

13.4 Rights of Limited Partners

(a) Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership.

(b) Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

13.5 Notice of Dissolution

If a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners (including the Special Limited Partner).

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13.6 Termination of Partnership and Cancellation of Certificate of Limited Partnership

Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

13.7 Reasonable Time for Winding-Up

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners (including the Special Limited Partner) during the period of liquidation.

13.8 Waiver of Partition

Each Partner hereby waives any right to partition of the Partnership property.

Article 14
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

14.1 Amendments

(a) The General Partner shall have the power, without the consent of the Limited Partners or the Special Limited Partner, to amend this Agreement except as set forth in Section 14.1(b) hereof. The General Partner shall provide notice to the Limited Partners and the Special Limited Partner when any action under this Section 14.1(a) is taken in the next regular communication to the Limited Partners.

(b) Notwithstanding Section 14.1(a) hereof, this Agreement shall not be amended with respect to:

(i) any Partner, including the Special Limited Partner, adversely affected without the Consent of such Partner adversely affected if such amendment would:

(A) convert a Limited Partner’s or the Special Limited Partner’s interest in the Partnership into a General Partner Interest;

(B) modify the limited liability of a Limited Partner or the Special Limited Partner in a manner adverse to such Limited Partner or the Special Limited Partner; or

(C) amend this Section 14.1(b)(i);

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(ii) any Limited Partner adversely affected without the Consent of Limited Partners holding more than fifty percent (50%) of the outstanding Percentage Interests of the Limited Partners adversely affected if such amendment would:

(A) alter or change Exchange Rights;

(B) create an obligation to make Capital Contributions not contemplated in this Agreement;

(C) alter or change the terms of this Agreement or the Exchange Rights Agreement regarding the rights of the limited partners with respect to Business Combinations;

(D) alter or change the distribution and liquidation rights provided in Section 5 and 13 hereto, except as otherwise permitted under this Agreement; or

(E) amend this Section 14.1(b)(ii).

(c) Section 14.1(b)(i) does not require unanimous consent of all Partners adversely affected unless the amendment is to be effective against all Partners adversely affected.

(d) Notwithstanding Section 14.1(a) hereof, no provision of this Agreement shall be amended or modified without the Special Limited Partner’s prior written consent if such amendment or modification (i) relates to the distributions, allocations or other rights and privileges of the Special Limited Partner or (ii) would amend this Section 14.1(d).

14.2 Meetings of the Partners

(a) (i) Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding 25 percent or more of the Partnership Interests.

(ii) The request shall state the nature of the business to be transacted.

(iii) Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting.

(iv) Partners may vote in person or by proxy at such meeting.

(v) Whenever the vote or Consent of the Limited Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.1(a).

(vi) Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests held by Partners (including the General Partner) shall control.

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(b) (i) Subject to Section 14.2(a)(vi), any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).

(ii) Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).

(iii) Such Consent shall be filed with the General Partner.

(iv) An action so taken shall be deemed to have been taken at a meeting held on the effective date of the Consent as certified by the General Partner.

(c) (i) Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.

(ii) Every proxy must be signed by the Partner or an attorney-in-fact and a copy thereof delivered to the Partnership.

(iii) No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.

(iv) Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the General Partner’s receipt of written notice of such revocation from the Partner executing such proxy.

(d) (i) Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

(ii) Meetings of Partners may be conducted in the same manner as meetings of the Stockholders of the General Partner and may be held at the same time, and as part of, meetings of the Stockholders of the General Partner.

Article 15
GENERAL PROVISIONS

15.1 Addresses and Notice

Any notice, demand, request or report required or permitted to be given or made to a Partner, the Special Limited Partner, Indemnitee or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or five days after being sent by first class United States mail or by overnight delivery or via facsimile to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing. Notwithstanding the foregoing, the General Partner may elect to deliver any such notice, demand, request or report by E-mail or by any other electronic means, in which case such communication shall be deemed given or made one day after being sent.

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15.2 Titles and Captions

All article or section titles or captions in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

15.3 Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.4 Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.5 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.6 Creditors

Other than as expressly set forth herein with respect to the Indemnities, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

15.7 Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.8 Counterparts

This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

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15.9 Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

15.10 Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.11 Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

15.12 Merger

Notwithstanding any provision of this Agreement, the General Partner, without the consent of the Limited Partners or any other Person, may (i) merge or consolidate the Partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company, corporation or other Person or (ii) sell all or substantially all of the assets of the Partnership and may amend this Agreement in any manner or adopt a new limited partnership agreement for the Partnership in connection with any such transaction consistent with the provisions of this Section 15.12.

15.13 No Rights as Stockholders

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as Stockholders of the General Partner, including any right to receive dividends or other distributions made to Stockholders or to vote or to consent or receive notice as Stockholders in respect to any meeting of Stockholders for the election of directors of the General Partner or any other matter.

Article 16
CLASS B UNITS

16.1 Designation and Number

(a) A series of Partnership Units in the Partnership, designated as the “Class B Units,” is hereby established. Except as set forth in this Article 16, Class B Units shall have the same rights, privileges and preferences as the OP Units. Subject to the provisions of this Article 16 and the special provisions of subparagraph 1(c)(ii) of Exhibit B, Class B Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto. In connection with services provided by the Advisor under the Advisory Agreement, the General Partner shall cause the Partnership to issue to the Initial Limited Partner within thirty (30) days after the end of each Quarter a number of Class B Units equal to the quotient of:

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(i) Prior to the NAV Pricing Start Date, (i) the excess of (A) the product of (y) the Cost of Assets multiplied by (z) 0.1875% over (B) any amounts payable as an Oversight Fee (as defined in the Management Agreement) for such Quarter divided by (ii) the Value of one share of Common Stock as of the last day of such Quarter; provided, that if the amounts payable as an Oversight Fee for such Quarter exceed the amount determined under clause (A) for such Quarter (an “Excess Oversight Fee”), no Class B Units shall be issued for such Quarter and the Excess Oversight Fee shall be carried forward to the next succeeding Quarter and included with and treated as amounts payable as an Oversight Fee for such Quarter for purposes of determining the amount of Class B Units issuable for such Quarter; provided further, that the sum of (I) the amounts determined under clause (i) for a calendar year plus (II) the amounts payable as an Oversight Fee for such calendar year, shall not be less than 0.75% of the Cost of Assets for such calendar year; provided further, that each quarterly issuance of Class B Units shall be subject to the approval of the General Partner’s board of directors.

(ii) After the NAV Pricing Start Date. (i) the excess of (A) the product of (y) the lower of the Cost of Assets and the General Partner’s quarterly NAV multiplied by (z) 0.1875% over (B) any amounts payable as an Oversight Fee (as defined in the Management Agreement) for such Quarter divided by (ii) the NAV per share of Common Stock as of the last day of such Quarter; provided, that if there is an Excess Oversight Fee, no Class B Units shall be issued for such Quarter and the Excess Oversight Fee shall be carried forward to the next succeeding Quarter and included with and treated as amounts payable as an Oversight Fee for such Quarter for purposes of determining the amount of Class B Units issuable for such Quarter; provided further, that the sum of (I) the amounts determined under clause (i) for a calendar year plus (II) the amounts payable as an Oversight Fee for such calendar year, shall not be less than 0.75% of the lower of the Cost of Assets and the General Partner’s NAV for such calendar year; provided further, that each quarterly issuance of Class B Units shall be subject to the approval of the General Partner’s board of directors.

(b) It is intended that the Partnership shall maintain at all times a one-to-one correspondence between Class B Units and OP Units for conversion and other purposes. If an Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the Class B Units to maintain a one-for-one conversion and economic equivalence ratio between OP Units and Class B Units. The following shall be “Adjustment Events:” (A) the Partnership makes a distribution on all outstanding OP Units in Partnership Units, (B) the Partnership subdivides the outstanding OP Units into a greater number of units or combines the outstanding OP Units into a smaller number of units, or (C) the Partnership issues any Partnership Units in exchange for its outstanding OP Units by way of a reclassification or recapitalization of its OP Units. If more than one Adjustment Event occurs, the adjustment to the Class B Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following events shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units in respect of a capital contribution to the Partnership, including a contribution by the General Partner of proceeds from the sale of securities by the General Partner. If the Partnership takes an action affecting the OP Units other than actions specifically described above as Adjustment Events and, in the opinion of the General Partner such action would require an adjustment to the Class B Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the Class B Units, to the extent permitted by law, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the Class B Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after the filing of such certificate, the Partnership shall mail a notice to each holder of Class B Units setting forth the adjustment to his, her or its Class B Units and the effective date of such adjustment.

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16.2 Special Provisions. Class B Units shall be subject to the following special provisions:

(a) Restrictions and Forfeiture.

(i) All Class B Units when issued shall be subject to forfeiture and shall constitute “Restricted Class B Units” and shall remain subject to forfeiture as provided in this Section 16.2(a) until the requirements of this Section 16.2(a) have been satisfied.

(ii) One hundred percent (100%) of the outstanding Restricted Class B Units shall no longer be subject to forfeiture and shall constitute “Unrestricted Class B Units” at such time as:

(A) the value of the Partnership’s assets (as determined by the General Partner) plus all distributions made under Sections 5.1(a), 5.1(b)(i) and 5.1(b)(ii) equals the cumulative Net Investment plus the Priority Return on such cumulative Net Investment (the “Economic Hurdle”); provided, that in the event of an OP Unit Transaction the determination of the value of the Partnership’s assets shall take into account the offering price or transaction value of the Common Stock, as appropriate; and

(B) a Liquidity Event occurs concurrently with or subsequent to the Economic Hurdle being met.

(iii) If the Advisory Agreement is terminated for any reason other than pursuant to a Termination Without Cause, any outstanding Restricted Class B Units shall be forfeited immediately. If the Advisory Agreement is terminated pursuant to a Termination Without Cause prior to the date on which the Economic Hurdle has been met, any outstanding Restricted Class B Units shall be forfeited immediately. Upon such forfeiture, such Restricted Class B Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. No consideration or other payment shall be due with respect to any Class B Units that have been forfeited. In connection with any forfeiture of Class B Units, the balance of the Capital Account of a holder of Class B Units, if any, shall be reduced by the amount of the Capital Account attributable to the forfeited Class B Units, and such reduction shall be reallocated to all holders of OP Units, pro rata in accordance with their respective Percentage Interests with respect to OP Units.

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(iv) The General Partner may in its sole discretion provide for the acceleration, waiver or change of the forfeiture provisions contained in this Section 16.2(a), in whole or in part, based on such factors or criteria as the General Partner may determine.

(b) Distributions. The holders of Class B Units shall be entitled to (i) current distributions of Cash Available for Distribution pursuant to Section 5.1(a), (ii) distributions, if any, of Net Sales Proceeds pursuant to Section 5.1(b)(iii), and (iii) distributions in liquidation of the Partnership pursuant to Section 13.2.

(c) Allocations. Holders of Class B Units shall be entitled to certain special allocations of gain under subparagraph 1(c)(ii) of Exhibit B.

(d) Exchange Right. The right to exchange all or a portion of Partnership Units for cash or, at the option of the Partnership, for shares of Common Stock provided to Limited Partners under Section 8.6 hereof shall not apply with respect to Class B Units unless and until the Class B Units are converted to OP Units as provided in clause (e) below and Section 16.4 hereof.

(e) Conversion to OP Units. Unrestricted Class B Units are eligible to be converted into OP Units in accordance with Section 16.4 hereof.

16.3 Voting

(a) Holders of Class B Units shall (a) have the same voting rights as the Limited Partners, with the Class B Units voting as a single class with the OP Units and having one vote per Class B Unit; and (b) have the additional voting rights that are expressly set forth below. So long as any Class B Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least a majority of the Class B Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to Class B Units so as to materially and adversely affect any right, privilege or voting power of the Class B Units or the holders of Class B Units as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of the Limited Partners; but subject, in any event, to the following provisions:

(i) With respect to any OP Unit Transaction, so long as the Class B Units are treated in accordance with Section 16.4(c) hereof, the consummation of such OP Unit Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class B Units or the holders of Class B Units as such; and

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(ii) Any creation or issuance of any Partnership Units or of any class or series of Partnership Interest including additional OP Units or Class B Units whether ranking senior to, junior to, or on a parity with the Class B Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class B Units or the holders of Class B Units as such.

(b) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required, all outstanding Class B Units shall have been converted into OP Units.

16.4 Conversion of Class B Units

(a) Conversion. Restricted Class B Units shall not be convertible into OP Units until they become Unrestricted Class B Units. At such time as the Economic Capital Account Balance attributable to an Unrestricted Class B Unit is equal to the OP Unit Economic Balance, each such balance determined on a per unit basis as of the effective date of conversion (the “Conversion Date”), such Unrestricted Class B Unit shall automatically convert into one fully paid and non-assessable OP Unit, giving effect to all adjustments (if any) made pursuant to Section 16.1 hereof; provided, that an Unrestricted Class B Unit shall not be convertible into OP Units if the Economic Capital Account Balance attributable to such Unrestricted Class B Unit is negative. Each holder of Class B Units covenants and agrees with the Partnership that all Unrestricted Class B Units to be converted pursuant to this Section 16.4 shall be free and clear of all liens. The conversion of Unrestricted Class B Units shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such holder of Unrestricted Class B Units, as of which time such holder of Unrestricted Class B Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such conversion. For purposes of determining the Economic Capital Account Balance attributable to an Unrestricted Class B Unit, allocations pursuant to subparagraph 1(c)(ii) of Exhibit B shall be made in such a manner so as to allow the greatest number of Class B Units to convert pursuant to this Section 16.4 at any time.

(b) Adjustment to Gross Asset Value.

(i) The General Partner shall provide the holders of Class B Units the opportunity but not the obligation to make Capital Contributions to the Partnership in exchange for OP Units in order to cause an adjustment to the Gross Asset Value of the Partnership’s assets within the meaning of paragraph (b)(i) of the definition of Gross Asset Value up to two (2) times each fiscal year including:

(A) if the Partnership or the General Partner shall be a party to any OP Unit Transaction; provided, that the General Partner shall give each holder of Class B Units written notice of such OP Unit Transaction at least thirty (30) days prior to entering into any definitive agreement pursuant to which the OP Unit Transaction would be consummated;

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(B) upon a Listing; provided, that the General Partner shall give each holder of Class B Units written notice of such Listing at least thirty (30) days prior to such Listing; or

(C) upon a Termination Without Cause; provided, that the General Partner shall give each holder of Class B Units written notice of such Termination Without Cause at least thirty (30) days prior to such Termination Without Cause.

(ii) For purposes of clause (i) of this Section 16.4(b), the value of each OP Unit issued in order to cause an adjustment to the Gross Asset Value of the Partnership’s assets shall be an amount equal to the product of (y) the Value of a share of Common Stock as of the date the holder of Class B Units makes a Capital Contribution to the Partnership multiplied by (z) the Exchange Factor.

(iii) For the avoidance of doubt, the issuance of Class B Units shall be treated as an event allowing for an adjustment to the Gross Asset Value of the Partnership’s assets within the meaning of paragraph (b)(iv) of the definition of Gross Asset Value.

(c) Impact of Conversion for Purposes of Subparagraph 1(c)(ii) of Exhibit B. For purposes of making future allocations under subparagraph 1(c)(ii) of Exhibit B, the portion of the Economic Capital Account Balance of the applicable holder of Unrestricted Class B Units that is treated as attributable to his, her or its Class B Units shall be reduced, as of the date of conversion, by the product of the number of Unrestricted Class B Units converted and the OP Unit Economic Balance.

(d) OP Unit Transactions. Immediately prior to or concurrent with an OP Unit Transaction the maximum number of Class B Units then eligible for conversion (in accordance with the provisions of Section 16.4(a)) shall automatically be converted into an equal number of OP Units, giving effect to all adjustments (if any) made pursuant to Section 16.1 hereof, taking into account any allocations that occur in connection with the OP Unit Transaction or that would occur in connection with the OP Unit Transaction if the assets of the Partnership were sold at the OP Unit Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the OP Unit Transaction (in which case the Conversion Date shall be the effective date of the OP Unit Transaction). In anticipation of such OP Unit Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of Class B Units to be afforded the right to receive in connection with such OP Unit Transaction in consideration for the OP Units into which his, her or its Class B Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such OP Unit Transaction by a holder of the same number of OP Units, assuming such holder of OP Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of OP Units have the opportunity to elect the form or type of consideration to be received upon consummation of the OP Unit Transaction, prior to such OP Unit Transaction the General Partner shall give prompt written notice to each holder of Class B Units of such election, and shall use commercially reasonable efforts to afford the holders of Class B Units the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each Class B Unit held by such holder into OP Units in connection with such OP Unit Transaction. If a holder of Class B Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each Class B Unit held by him, her or it (or by any of his, her or its transferees) the same kind and amount of consideration that a holder of an OP Unit would receive if such OP Unit holder failed to make such an election. The Partnership shall use commercially reasonable effort to cause the terms of any OP Unit Transaction to be consistent with the provisions of this Section 16.4(d) and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holders of Class B Units whose Class B Units will not be converted into OP Units in connection with the OP Unit Transaction that will (i) contain provisions enabling the holders of Class B Units that remain outstanding after such OP Unit Transaction to convert their Class B Units into securities as comparable as reasonably possible under the circumstances to the OP Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the holders of Class B Units.

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16.5 Profits Interests

(a) Class B Units are intended to qualify as a “profits interest” in the Partnership issued to a new or existing Partner in a partner capacity for services performed or to be performed to or for the benefit of the Partnership within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, and Rev. Proc. 2001-43, 2001-2 C.B. 191, the Code, the Regulations, and other future guidance provided by the IRS with respect thereto, and the allocations under subparagraph 1(c)(ii) of Exhibit B shall be interpreted in a manner that is consistent therewith.

(b) The Partners agree that the General Partner may make a Safe Harbor Election (if and when the Safe Harbor Election becomes available), on behalf of itself and of all Partners, to have the Safe Harbor apply irrevocably with respect to Class B Units transferred in connection with the performance of services by a Partner in a partner capacity. The Safe Harbor Election (if and when the Safe Harbor Election becomes available) shall be effective as of the date of issuance of such Class B Units. If such election is made, (i) the Partnership and each Partner agree to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership transferred in connection with the performance of services by a Partner in a partner capacity, whether such Partner was admitted as a Partner or as the transferee of a previous Partner, and (ii) the General Partner shall cause the Partnership to comply with all record-keeping requirements and other administrative requirements with respect to the Safe Harbor as shall be required by proposed or final regulations relating thereto.

(c) The Partners agree that if a Safe Harbor Election is made by the General Partner, (A) each Class B Unit issued hereunder with respect to which the Safe Harbor Election is available is a Safe Harbor Interest, (B) each Class B Unit represents a profits interest received for services rendered or to be rendered to or for the benefit of the Partnership by such holder of Class B Units in his, her or its capacity as a Partner or in anticipation of becoming a Partner, and (C) the fair market value of each Class B Unit issued by the Partnership upon receipt by such holder of Class B Units as of the date of issuance is zero (plus the amount, if any, of any Capital Contributions made to the Partnership by such holder of Class B Units in connection with the issuance of such Class B Unit), representing the liquidation value of such interest upon receipt (with such valuation being consented to and hereby approved by all Partners).

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(d) Each Partner, by signing this Agreement or by accepting such transfer, hereby agrees (A) to comply with all requirements of any Safe Harbor Election made by the General Partner with respect to each holder of Class B Units’ Safe Harbor Interest, (B) that each holder of Class B Units shall take into account of all items of income, gain, loss, deduction and credit associated with its Class B Units as if they were fully vested in computing its federal income tax liability for the entire period during which it holds the Class B Units, (C) that neither the Partnership nor any Partner shall claim a deduction (as wages, compensation or otherwise) for the fair market value of such Class B Units issued to a holder of such Class B Units, either at the time of grant of the Class B Units or at the time the Class B Units becomes substantially vested, and (D) that to the extent that such profits interest is forfeited after the date hereof, the Partnership shall make special forfeiture allocations of gross items of income, deduction or loss (including, as may be permitted by or under Regulations (or other rules promulgated) to be adopted, notional items of income, deduction or loss) in accordance with the Regulations to be adopted under Sections 704(b) and 83 of the Code.

(e) The General Partner shall file or cause the Partnership to file all returns, reports and other documentation as may be required, as reasonably determined by the General Partner, to perfect and maintain any Safe Harbor Election made by the General Partner with respect to granting of each holder of Class B Units’ Safe Harbor Interest.

(f) The General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement to the extent necessary or helpful in accordance with the advice of Partnership tax counsel or accountants to sustain the Partnership’s position that (A) it has complied with the Safe Harbor requirements in order to provide for a Safe Harbor Election and it has ability to maintain the same, or (B) the issuance of the Class B Units is not a taxable event with respect to the holders of Class B Units, and the General Partner shall have the authority to execute any such amendment by and on behalf of each Partner pursuant to the power of attorney granted by this Agreement. Any undertaking by any Partner necessary or desirable to (A) enable or preserve a Safe Harbor Election or (B) otherwise to prevent the issuance of Class B Units from being a taxable event with respect to the holders of Class B Units may be reflected in such amendments and, to the extent so reflected, shall be binding on each Partner.

(g) Each Partner agrees to cooperate with the General Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner, at the expense of the Partnership.

(h) No Transfer of any interest in the Partnership by a Partner shall be effective unless prior to such Transfer, the assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of Section 10.2(d) and this Section 16.5, in a form reasonably satisfactory to the General Partner.

(i) The provisions of this Section 16.5 shall apply regardless of whether or not a holder of Class B Units files an election pursuant to Section 83(b) of the Code.

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(j) The General Partner may amend this Section 16.5 as it deems necessary or appropriate to maximize the tax benefit of the issuance of Class B Units to any holder of Class B Units if there are changes in the law or Regulations concerning the issuance of partnership interests for services.

[SIGNATURE PAGE FOLLOWS]

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Signature Page to Agreement of Limited Partnership of American Realty Capital Hospitality Operating Partnership, L.P., among the undersigned and the other parties thereto.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Chief Executive Officer and President

INITIAL LIMITED PARTNER:

AMERICAN REALTY CAPITAL HOSPITALITY ADVISORS, LLC

By:	American Realty Capital Hospitality Special Limited Partnership, LLC, its Member

By:	American Realty Capital IX, LLC, its Managing Member

By:	AR Capital, LLC, its Sole Member

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Manager

SPECIAL LIMITED PARTNER:

AMERICAN REALTY CAPITAL HOSPITALITY SPECIAL LIMITED PARTNERSHIP, LLC

By:	American Realty Capital IX, LLC,
its Managing Member

By:	AR Capital, LLC, its Sole Member

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Manager

Corporate/Limited Liability Company Additional Limited Partner Signature Page to Agreement of Limited Partnership of American Realty Capital Hospitality Operating Partnership, L.P., among the undersigned and the other parties thereto.

Dated: ____________ __, 20___	[Name of Corporation/LLC]

By:
Name:
Title:

Individual Additional Limited Partner Signature Page to Agreement of Limited Partnership of American Realty Capital Hospitality Operating Partnership, L.P., among the undersigned and the other parties thereto.

Dated: ____________ __, 20___

Partnership Limited Partner Signature Page to Agreement of Limited Partnership of American Realty Capital Hospitality Operating Partnership, L.P., among the undersigned and the other parties thereto.

Dated: ____________ __, 20___	[Name of LP]

By:
Name:
Title:

Exhibit A

Partners’ Contributions and Partnership Interests

Name and Address of Partner	Type of Interest	Type of Unit	Capital Contribution	Number of Partnership Units	Percentage Interest
American Realty Capital Hospitality Trust, Inc.	General Partner Interest	GP Units	$200,000	8,888	100%
405 Park Avenue New York, New York 10022	Limited Partner Interest	OP Units	None	—	—
American Realty Capital Hospitality Advisors, LLC	Limited Partner Interest	OP Units	$2,020	90	100%
405 Park Avenue New York, New York 10022	Limited Partner Interest	Class B Units	None	—	—
American Realty Capital Hospitality Special Limited Partnership, LLC 405 Park Avenue New York, New York 10022	Special Limited Partner Interest	None	None	Not applicable	Not applicable

A-81

Exhibit B

Allocations

For purposes of this Exhibit B, the term “Partner” shall include the Special Limited Partner.

1. Allocations.

(a) Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in subparagraph 1(c) and paragraph 2, Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss or deduction, of the Partnership for each fiscal year or other applicable period of the Partnership shall be allocated among the General Partner and Limited Partners in accordance with their respective Percentage Interests.

(b) Allocations of Net Property Gain and Net Property Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in subparagraphs 1(c) and paragraph 2, Net Property Gain, Net Property Loss and, to the extent necessary, individual items of income, gain, credit, loss and deduction comprising Net Property Gain and Net Property Loss of the Partnership for each fiscal year or other applicable period shall be allocated among the Partners in a manner determined in the reasonable discretion of the General Partner that will, as nearly as possible cause the Capital Account balance of each Partner at the end of such fiscal year or other applicable period to equal (i) the amount of the distributions that would be made to such Partner pursuant to Section 5.1(b) of the Agreement if the Partnership were dissolved, its affairs wound up and its assets were sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such period, all Partnership liabilities were satisfied in full in cash according to their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and Net Sales Proceeds (after satisfaction of such liabilities) were distributed in full in accordance with Section 5.1(b) to the Partners immediately after making such allocations, minus (ii) the sum of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed immediately prior to the hypothetical sale of assets.

(c) Special Allocations.

(i) General Partner Gross Income Allocation. After giving effect to the special allocations in paragraph 2 but prior to any allocations under subparagraphs 1(a) or 1(b), there shall be specially allocated to the General Partner an amount of (i) first, items of Partnership income and (ii) second, items of Partnership gain during each fiscal year or other applicable period in an amount equal to the excess, if any, of (A) the cumulative distributions made to the General Partner under Section 7.3(b) of the Agreement, other than distributions which would properly be treated as “guaranteed payments” or which are attributable to the reimbursement of expenses which would properly be either deductible by the Partnership or added to the tax basis of any Partnership asset, over (B) the cumulative allocations of Partnership income and gain to the General Partner under this subparagraph 1(c)(i).

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(ii) Special Allocations Regarding Class B Units. After giving effect to the special allocations in subparagraph 1(c)(i) and paragraph 2 but prior to any allocations under subparagraphs 1(a) or 1(b), Net Property Gain and Liquidating Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain and Liquidating Gain of the Partnership shall be allocated to the holders of Class B Units until their Economic Capital Account Balances are equal to (A) the OP Unit Economic Balance, multiplied by (B) the number of their Class B Units; provided, that no such Net Property Gain or Liquidating Gain or individual items of income and gain comprising Net Property Gain or Liquidating Gain will be allocated with respect to any particular Class B Unit unless and to the extent that the OP Unit Economic Balance exceeds the OP Unit Economic Balance in existence at the time such Class B Unit was issued. The “Economic Capital Account Balances” of the Class B Unit holders will be equal to their Capital Account balances to the extent attributable to their ownership of Class B Units. The “OP Unit Economic Balance” shall mean (Y) the aggregate Capital Account balance attributable to the OP Units outstanding, plus the amount of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the ownership of OP Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this subparagraph 1(c)(ii), divided by (Z) the number of OP Units outstanding. Any allocations made pursuant to the first sentence of this subparagraph 1(c)(ii) shall be made among the holders of Class B Units in proportion to the amounts required to be allocated to each under this subparagraph 1(c)(ii). The parties agree that the intent of this subparagraph 1(c)(ii) is to make the Capital Account balance associated with each Class B Unit to be economically equivalent to the Capital Account balance associated with the OP Units outstanding (on a per-Unit basis), but only if and to the extent that the Capital Account balance associated with the OP Units outstanding, without regard to the allocations under this subparagraph 1(c)(ii), has increased on a per-Unit basis since the issuance of the relevant Class B Unit. Any remaining Net Property Gain or Liquidating Gain not allocated pursuant to this subparagraph 1(c)(ii) shall be included in the calculation of Net Income, Net Loss, Net Property Gain and Net Property Loss and will be allocated pursuant to subparagraphs 1(a) and 1(b).

(iii) Special Allocations Regarding the Special Limited Partner Interest. After giving effect to the special allocations in subparagraphs 1(c)(i) and 1(c)(ii) and paragraph 2 but prior to any allocations under subparagraph 1(a) and 1(b), Net Property Gain and Liquidating Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain and Liquidating Gain of the Partnership shall be allocated to the Special Limited Partner until the Special Limited Partner has received aggregate allocations of income for all fiscal years equal to the aggregate amount of distributions the Special Limited Partner is entitled to receive or has received with respect to the Special Limited Partner Interest for such fiscal year and all prior fiscal years. Notwithstanding the foregoing, if the Special Limited Partner is entitled to receive distributions of Net Sales Proceeds pursuant to the Partnership’s obligation under a Listing Note or a Termination Amount, Liquidating Gain shall be allocated to the Special Limited Partner until the Special Limited Partner has received aggregate allocations equal to the aggregate amount of distributions the Special Limited Partner is entitled to receive pursuant to such Listing Note or Termination Amount.

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2. Regulatory Allocations. Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following special allocations shall be made.

(a) Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Section 1.704-2(f) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c) Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations).

B-84

(f) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(g) Gross Income Allocation. If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year or other applicable period which is in excess of the amount such Partner is obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, such Partner shall be specially allocated items of Partnership income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subparagraph 2(g) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for under this Agreement have been tentatively made as if subparagraph 2(c) and this subparagraph 2(g) were not in this Agreement.

3. Curative Allocations. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this paragraph 3. Therefore, notwithstanding any other provision of this Exhibit B (other than the Regulatory Allocations and Tax Allocations), the General Partner shall make such offsetting allocations of Partnership income, gain, loss or deduction in whatever manner the General Partner determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement.

4. Tax Allocations.

(a) Items of Income or Loss. Except as is otherwise provided in this Exhibit B, an allocation of Partnership Net Income, Net Loss, Net Property Gain, Net Property Loss or Liquidating Gain to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income, Net Loss, Net Property Gain, Net Property Loss or Liquidating Gain.

(b) Section 1245/1250 Recapture. Subject to subparagraph 4(c) below, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code or is gain described in Section 1(h)(1)(D) of the Code (“Affected Gain”), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 4(b) shall not alter the amount of Net Income, Net Property Gain or Liquidating Gain (or items thereof) allocated among the Partners, but merely the character of such Net Income, Net Property Gain or Liquidating Gain (or items thereof). For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income, Net Loss, Net Property Gain, Net Property Loss and Liquidating Gain for such respective period.

B-85

(c) Precontribution Gain, Revaluations. With respect to any Contributed Property, the Partnership shall use any permissible method contained in the Regulations promulgated under Section 704(c) of the Code selected by the General Partner, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution (“Precontribution Gain”). Each Partner hereby agrees to report income, gain, loss and deduction on such Partner’s federal income tax return in a manner consistent with the method used by the Partnership. If any asset has a Gross Asset Value which is different from the Partnership’s adjusted basis for such asset for federal income tax purposes because the Partnership has revalued such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder. The intent of this subparagraph 4(c) is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This subparagraph 4(c) is to be interpreted consistently with such intent.

(d) Excess Nonrecourse Liability Safe Harbor. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership (as defined in Section 1.752-3(a)(3) of the Regulations), the Partners’ respective interests in Partnership profits shall be determined under any permissible method reasonably determined by the General Partner; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of “excess nonrecourse liabilities” of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the “Liability Shortfall”). If there is an insufficient amount of nonrecourse liabilities to allocate to each Partner an amount of nonrecourse liabilities equal to the Liability Shortfall, then an amount of nonrecourse liabilities in proportion to, and to the extent of, the Liability Shortfall shall be allocated to each Partner.

(e) References to Regulations. Any reference in this Exhibit B or the Agreement to a provision of proposed and/or temporary Regulations shall, if such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.)

(f) Successor Partners. For purposes of this Exhibit B, a transferee of a Partnership Interest shall be deemed to have been allocated the Net Income, Net Loss, Net Property Gain, Net Property Loss and other items of Partnership income, gain, loss, deduction and credit allocable to the transferred Partnership Interest that previously have been allocated to the transferor Partner pursuant to this Agreement.

B-86

Exhibit C

Certificate of Limited Partnership

C-87

FIRST AMENDMENT

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P.

This FIRST AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P. (this “Amendment”), is made as of August 7, 2015 by AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC., a Maryland corporation, as general partner (the “General Partner”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Agreement of Limited Partnership of the Partnership, dated as January 7, 2014 (the “Partnership Agreement”).

RECITALS:

WHEREAS, the General Partner desires to amend the Partnership Agreement to correct Section 16.1(a)(ii) of the Partnership Agreement relating to the issuance of the Class B Units; and

WHEREAS, pursuant to Section 14.1(a) of the Partnership Agreement, the General Partner has the power to amend Section 16.1(a)(ii) of the Partnership Agreement without the consent of the Limited Partners or the Special Limited Partner.

NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

a.	Section 16.1(a)(ii) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 16.1(a)(ii) is substituted in its place:

“(ii) After the NAV Pricing Start Date. (i) the excess of (A) the product of (y) the lower of the Cost of Assets and the fair value of the General Partner’s assets multiplied by (z) 0.1875% over (B) any amounts payable as an Oversight Fee (as defined in the Management Agreement) for such Quarter divided by (ii) the NAV per share of Common Stock as of the last day of such Quarter; provided, that if there is an Excess Oversight Fee, no Class B Units shall be issued for such Quarter and the Excess Oversight Fee shall be carried forward to the next succeeding Quarter and included with and treated as amounts payable as an Oversight Fee for such Quarter for purposes of determining the amount of Class B Units issuable for such Quarter; provided further, that the sum of (I) the amounts determined under clause (i) for a calendar year plus (II) the amounts payable as an Oversight Fee for such calendar year, shall not be less than 0.75% of the lower of the Cost of Assets and the fair value of the General Partner’s assets for such calendar year; provided further, that each quarterly issuance of Class B Units shall be subject to the approval of the General Partner’s board of directors.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first aforesaid.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

By:	/s/ Jonathan Mehlman
Name: Jonathan Mehlman

Title: Chief Executive Officer

[Signature Page to First Amendment to Agreement of Limited Partnership]

SECOND AMENDMENT

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P.

This SECOND AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P. (this “Amendment”) is made as of November 11, 2015 by American Realty Capital Hospitality Trust, Inc., a Maryland corporation, in its capacity as the general partner (the “General Partner”) of American Realty Capital Hospitality Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Agreement of Limited Partnership of the Partnership, dated as of January 7, 2014 (as amended hereby and by that certain First Amendment to Agreement of Limited Partnership of the Partnership dated August 7, 2015, the “Partnership Agreement”).

RECITALS:

WHEREAS, the General Partner desires to amend the Partnership Agreement to further amend Section 16.1(a) of the Partnership Agreement relating to the issuance of the Class B Units; and

WHEREAS, pursuant to Section 14.1(a) of the Partnership Agreement, the General Partner has the power to amend Section 16.1(a) of the Partnership Agreement without the consent of the Limited Partners or the Special Limited Partner.

NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

a.	Effective as of October 1, 2015, Section 16.1(a) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 16.1(a) is substituted in its place:

“16.1 Designation and Number

(a) A series of Partnership Units in the Partnership, designated as the “Class B Units,” is hereby established. Except as set forth in this Article 16, Class B Units shall have the same rights, privileges and preferences as the OP Units. Subject to the provisions of this Article 16 and the special provisions of subparagraph 1(c)(ii) of Exhibit B, Class B Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto. In connection with services provided by the Advisor under the Advisory Agreement, the General Partner shall cause the Partnership to issue to the Initial Limited Partner within thirty (30) days after the end of each Quarter until and including the Quarter ending September 30, 2015 a number of Class B Units equal to the quotient of: (i) the excess of (A) the product of (y) the Cost of Assets multiplied by (z) 0.1875% over (B) any amounts payable as an Oversight Fee (as defined in the Management Agreement) for such Quarter divided by (ii) the Value of one share of Common Stock as of the last day of such Quarter; provided, that if the amounts payable as an Oversight Fee for such Quarter exceed the amount determined under clause (A) for such Quarter

(an “Excess Oversight Fee”), no Class B Units shall be issued for such Quarter and the Excess Oversight Fee shall be carried forward to the next succeeding Quarter and included with and treated as amounts payable as an Oversight Fee for such Quarter for purposes of determining the amount of Class B Units issuable for such Quarter; provided further, that the sum of (I) the amounts determined under clause (i) for a calendar year plus (II) the amounts payable as an Oversight Fee for such calendar year, shall not be less than 0.75% of the Cost of Assets for such calendar year; provided further, that each quarterly issuance of Class B Units shall be subject to the approval of the General Partner’s board of directors.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date and year first aforesaid.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

By:	/s/ Jonathan P. Mehlman
Name: Jonathan P. Mehlman

Title:CEO and President

[Signature Page to First Amendment to Agreement of Limited Partnership]

EXHIBIT I

_______________, 2017

Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC
c/o Brookfield Property Group
250 Vesey Street, 15th Floor
New York, NY 10281
Attention: Lowell Baron
Andrew Burych

Re:	Hospitality Investors Trust, Inc.

Ladies and Gentlemen:

We have served as Maryland counsel for Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance (i) by the Company of one Redeemable Preferred Share (the “Share”) at the Initial Closing, (ii) by American Realty Capital Hospitality Operating Partnership, L.P., a Delaware limited partnership (the “OP”), of [___] Convertible Preferred Units at the Initial Closing and (iii) by the OP of up to an additional aggregate amount of $[____] of Convertible Preferred Units following the Initial Closing, each pursuant to the Securities Purchase, Voting and Standstill Agreement, dated as of January 12, 2017 (the “Purchase Agreement”), by and among the Company, the OP, and Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC, a Delaware limited liability company (the “Investor”). This firm did not participate in the negotiation or drafting of the Purchase Agreement. This opinion is being delivered to you at the request of the Company pursuant to Section 7.14 of the Purchase Agreement. Any capitalized term used but not defined herein has the meaning assigned to such term in the Purchase Agreement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.          The charter of the Company prior to the filing with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland (the “SDAT”) of the Initial Articles Supplementary, the Charter Amendment and the Articles Supplementary (the “Charter”), the Initial Articles Supplementary, the Charter Amendment and the Articles Supplementary, in each case certified by the SDAT;

2.          The Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

3.          A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

4.          The Purchase Agreement;

5.          The Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”), by and among the Company, American Realty Capital Hospitality Advisors, LLC, a Delaware limited liability company (the “Advisor”), and the Investor;

6.          The Indemnification Agreements, dated as of the date hereof (the “Director Indemnification Agreements”), by and between the Company and each of the Initial Redeemable Preferred Directors;

7.          The Amended and Restated Agreement of Limited Partnership of the OP, dated as of the date hereof (the “A&R Opco LPA”), by and among the Company, as general partner, the Investor, BSREP II Hospitality II Special GP, OP LLC, a Delaware limited liability company, as special general partner, and the limited partners party thereto from time to time;

8.          The Ownership Limit Waiver Agreement, dated as of the date hereof (the “Ownership Limit Waiver”), between the Company and the Investor;

9.          The Certificate of Representations and Covenants for Ownership Limit Waiver, dated as of the date hereof, executed by the Investor;

10.         The Framework Agreement, dated as of the date hereof (the “Framework Agreement” and, together with the Purchase Agreement, the Registration Rights Agreement, the Director Indemnification Agreements, the A&R Opco LPA and the Ownership Limit Waiver, the “Transaction Documents”), by and among the Advisor, American Realty Capital Hospitality Properties, LLC, American Realty Capital Hospitality Grace Portfolio, LLC, Crestline Hotels & Resorts, LLC, the Company, the OP, American Realty Capital Hospitality Special Limited Partnership, LLC and the Investor;

11.         The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “10-K”), in the form filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended;

12.         Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board”) and the independent members of the Board relating to, among other things, (i) the approval and the adoption of the Initial Articles Supplementary, the Charter Amendment, the Articles Supplementary and the Bylaws, (ii) the classification and issuance of the Share, (iii) the issuance of shares (the “Conversion Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company upon redemption of Convertible Preferred Units, following the conversion of such Convertible Preferred Units to Conversion OP Units, (iv) the execution, delivery and performance by the Company of the Transaction Documents, (v) the Company’s approval, in its capacity as the general partner of the OP, of the Transaction Documents to which the OP is a party; and (vi) the exemption of the Investor from the application of the Aggregate Share Ownership Limit (as defined in the Charter) and the establishment of an Excepted Holder Limit (as defined in the Charter) for the Investor pursuant to the Ownership Limit Waiver, certified as of the date hereof by an officer of the Company;

13.         A certificate executed by an officer of the Company, dated as of the date hereof and attached hereto; and

14.         Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.          Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.          Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.          Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party (other than the Company with respect to the Ownership Limit Waiver) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.          All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents (other than representations, warranties, statements and information constituting conclusions of law on matters on which we opine) are true and complete. There has been no oral or written modification of or amendment to any of the Documents relevant to this opinion, and there has been no waiver of any of the provisions of any of the Documents, by action or omission of the parties or otherwise relevant to this opinion.

5.          Without limiting our opinion expressed in paragraph 5 below, the Conversion Shares will not be issued or transferred in violation of the restrictions on transfer and ownership set forth in Section 5.9 of the Company’s charter.

6.          Upon any issuance of the Conversion Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company then has authority to issue under its charter.

7.          The Convertible Preferred Units have been duly authorized and will be validly issued by the OP. The issuance of the Conversion OP Units upon conversion of the Convertible Preferred Units has been duly authorized and the Conversion OP Units will be validly issued by the OP in accordance with the terms and procedures described in the A&R Opco LPA.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.          The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, with the corporate power to own its assets and conduct its business as described in the 10-K under the caption “Item 1. Business.”

2.          The Company has the corporate power to execute and deliver the Transaction Documents and to perform its obligations thereunder. The Transaction Documents, the Initial Articles Supplementary, the Charter Amendment, the Articles Supplementary and the Bylaws, including the amendments to the Bylaws made in connection with the transactions contemplated by the Transaction Documents (the “Bylaw Revisions”), have been duly authorized by all necessary corporate action on the part of the Company and the Transaction Documents have been duly executed and delivered by the Company.

3.          The issuance and sale of the Share has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the Resolutions and the Purchase Agreement, the Share will be validly issued, fully paid and nonassessable. The issuance of the Share is not subject to any preemptive rights or similar rights of any stockholder of the Company arising under the Maryland General Corporation Law (the “MGCL”) or the Charter or Bylaws.

4.          The issuance and sale of the Conversion Shares has been duly authorized by all necessary corporate action on the part of the Company and, when and to the extent issued upon exchange or redemption of the Conversion OP Units in accordance with the A&R Opco LPA and the Resolutions, the Conversion Shares will be validly issued, fully paid and nonassessable. The issuance of the Conversion Shares is not subject to any preemptive rights or similar rights of any stockholder of the Company arising under the MGCL or the Charter, Initial Articles Supplementary, Charter Amendment, Articles Supplementary or Bylaws.

5.          The Company has the corporate power to grant the Ownership Limit Waiver. The Ownership Limit Waiver has been duly authorized by all necessary corporate action on the part of the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited (a) by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights, generally, or (b) by general equitable principles (whether considered in a proceeding in equity or at law).

6.          The (i) sale and issuance of the Share, (ii) sale and issuance of the Conversion Shares upon exchange or redemption of the Conversion OP Units, (iii) compliance by the Company with its obligations under the Transaction Documents and (iv) consummation by the Company of the transactions described therein and contemplated thereby do not and will not conflict with or result in a violation or breach of (a) the Charter, Initial Articles Supplementary, Charter Amendment, Articles Supplementary or Bylaws, (b) any Maryland statute, rule or regulation applicable to the Company or (c) so far as is known to us, any judgment, order, writ or decree of any Maryland court or governmental authority having jurisdiction over the Company.

7.          (i) Each of the Initial Articles Supplementary, the Charter Amendment, the Articles Supplementary and the Bylaw Revisions and (ii) the adoption of and compliance by the Company with its obligations under and/or with the terms of each of the Initial Articles Supplementary, the Charter Amendment, the Articles Supplementary (including, without limitation, the voting rights, rights with respect to the election and removal of directors of the Board, rights to act by written consent and approval and other rights of the holder of the Redeemable Preferred Share (as defined therein)) and the Bylaw Revisions (including, without limitation, the voting rights, rights with respect to the election and removal of directors of the Board, rights with respect to quorum, rights to act by written consent and other rights of the holder of the Redeemable Preferred Share (as defined therein)), do not and will not conflict with or result in a violation or breach of (a) the Charter, (b) any Maryland statute, rule or regulation applicable to the Company or (c) so far as is known to us, any judgment, order, writ or decree of any Maryland court or governmental authority having jurisdiction over the Company.

8.          No approval, authorization, consent, notice, ratification, license, permission, exemption or waiver to be obtained from, or registration, declaration, filing or other action with, any governmental authority of the State of Maryland is required in connection with the execution and delivery by the Company of the Articles Supplementary or the Transaction Documents, the consummation by the Company of the transactions contemplated thereby or the performance by the Company of its obligations thereunder, except such as have been obtained or made.

9.          The Company, in its capacity as the general partner of the OP, has the corporate power to execute and deliver, on behalf of the OP, the Transaction Documents to which the OP is a party.

10.         The execution and delivery by the Company, in its capacity as the general partner of the OP, of the Transaction Documents to which the OP is a party have been duly authorized by all necessary corporate action on the part of the Company.

11.         The Company, in its capacity as the general partner of the OP, has duly executed the Transaction Documents to which the OP is a party.

12.         No approval, authorization, consent, notice, ratification, license, permission, exemption or waiver to be obtained from, or registration, declaration, filing or other action with, any governmental authority of the State of Maryland is required in connection with the execution and delivery by the Company, in its capacity as the general partner of the OP, of the Transaction Documents to which the OP is a party, the consummation by the Company, in its capacity as the general partner of the OP, of the transactions contemplated thereby or the performance by the Company, in its capacity as the general partner of the OP, of the OP’s obligations thereunder, except such as have been obtained or made.

13.         The compliance by the Company, in its capacity as the general partner of the OP, with the OP’s obligations under the Transaction Documents to which the OP is a party and consummation by the Company, in its capacity as the general partner of the OP, of the transactions described therein and contemplated thereby do not and will not conflict with or result in a violation or breach of (a) the Charter, Initial Articles Supplementary, Charter Amendment, Articles Supplementary or Bylaws, (b) any Maryland statute, rule or regulation applicable to the Company or (c) so far as is known to us, any judgment, order, writ or decree of any Maryland court or governmental authority having jurisdiction over the Company.

In addition to the qualifications set forth above, and without limiting the generality of such qualifications, the opinion contained herein is also subject to the following:

a.           We express no opinion as to the availability of specific performance or injunctive relief in any proceeding to enforce, or declare valid and enforceable, any provision of the Ownership Limit Waiver.

b.           Enforceability may be limited to the extent that remedies are sought with respect to a breach that a court concludes is not material or does not adversely affect the parties seeking enforcement and we express no opinion with respect thereto.

c.           Enforceability may be limited by any unconscionable or inequitable conduct upon the part of any party, defenses arising from the failure of any party to act in accordance with the terms and conditions of the Ownership Limit Waiver or defenses arising as a consequence of the passage of time or defenses arising as a result of any party’s failure to act reasonably or in good faith and we express no opinion with respect thereto.

d.           We express no opinion with respect to the legality, validity, binding effect or enforceability of, or the compliance with any applicable law of, any provision of the Ownership Limit Waiver which (i) would require the Company to take any particular action after the date hereof which by law could only be undertaken upon the approval of the Board (or any committee thereof) or the stockholders of the Company or (ii) would require the Board (or any committee thereof) or the stockholders of the Company or any person or entity other than the Company to take, or to refrain from taking, any particular action after the date hereof.

e.           We express no opinion as to (a) the interpretation of such terms as “reasonable” or “prompt” or any similar terms or any variation thereof or (b) any matter dependent on the interpretation of any such terms.

f.            We express no opinion as to the enforceability of any provision of the Ownership Limit Waiver by or against any person not a party to or entitled to the benefits of the Ownership Limit Waiver.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. We note that each of the Transaction Documents (other than the Ownership Limit Waiver and the Director Indemnification Agreements) provides that it shall be governed by the laws of a jurisdiction other than the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. Our opinion expressed in paragraphs 6(b), 7(b) and 13(b) above is based upon our consideration of only those statutes, rules and regulations of the State of Maryland, if any, and our opinion expressed in paragraphs 6(c), 7(c) and 13(c) above is based upon our consideration of only those judgments, orders, writs or decrees of Maryland courts or governmental authorities, if any, which, in our experience, are normally applicable to transactions of the type contemplated by the Articles Supplementary and the Transaction Documents. Our opinion expressed in paragraphs 8 and 12 above is based upon our consideration of only those approvals, authorizations, consents, notices, ratifications, licenses, permissions, exemptions or waivers to be obtained from, or registrations, declarations, filings or other actions with, governmental authorities of the State of Maryland, if any, which, in our experience, are normally applicable to transactions of the type contemplated by the Articles Supplementary and the Transaction Documents. We call your attention to the fact that, in connection with the delivery of this opinion, we have not ordered or reviewed judgment, order, writ, decree or any other searches of public or private records of the Company or its properties. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for your benefit. Accordingly, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent. Notwithstanding the foregoing sentence, a copy of this opinion may be delivered by you to your permitted successors and assigns under the Transaction Documents (collectively, the “Future Recipients” and each, a “Future Recipient”) and such persons may rely on this opinion as if it were addressed to them and had been delivered to them on the date hereof; provided, however, that any such reliance by any Future Recipient must be actual and reasonable under the circumstances existing at the time, including any changes in law or facts or any other developments known to or reasonably knowable by such Future Recipient at such time.

Very truly yours,

EXHIBIT J

Annual Business Plan

The Annual Business Plan with respect to each fiscal year of the Company shall include, with respect to the Company and its Subsidiaries as projected or estimated for such year:

(i)	a detailed asset level profit and losses statement, as well as a comparison against the comparable estimates in the Annual Business Plan for the prior fiscal year and;

(ii)	a roll up of profits and losses;

(iii)	annual budgeted Funds From Operation and Modified Funds From Operation;

(iv)	non-PIP capital expenditures by asset;

(v)	PIP capital expenditures by asset;

(vi)	any plans for any sale, pledge, abandonment, license, assignment, lease or other disposition of any of the rights, Properties (including Real Property);

(vii)	any plans for any purchase, lease or other acquisition (including by merger, consolidation, acquisition of stock or assets or any other business combination) directly or indirectly, of any corporation, partnership, other business organization or division thereof or any other business, any Equity Security in any Person or any Property of any other Person;

(viii)	liquidity plan, including any refinancings, new capital raises, dividend and distribution plans and expected cash levels throughout the fiscal year;

(ix)	financial ratios and status of financial covenants with respect to Indebtedness of the Company or its Subsidiaries;

(x)	details of material changes to corporate overhead with respect to Key Persons (as defined in the Articles Supplementary); and

(xi)	any other relevant information, as reasonably requested by the Investor (for example, but not limited to, the dividend policy of the Company).

Exhibit K

Action by Written Consent

of

the Holder of the Redeemable Preferred Share

of

Hospitality Investors Trust, Inc.

The undersigned, constituting the holder of the Redeemable Preferred Share, par value $0.01 per share (the “Redeemable Preferred Share”), of Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), pursuant to Section 2-505 of the Maryland General Corporation Law, hereby consents to the adoption of the following resolutions and to the taking of the actions referred to in such resolutions by executing this Action by Written Consent (this “Consent”) in lieu of holding a regular or special meeting of stockholders and pursuant to Section 12 of Article II of the Company’s Amended and Restated Bylaws:

Election of Primary Redeemable Preferred Directors

Whereas, the undersigned holder of the Redeemable Preferred Share desires to nominate and elect __________ and ____________ to serve as the initial Primary Redeemable Preferred Directors (as that term is defined in the Company’s Articles Supplementary establishing and fixing the rights and preferences of the Redeemable Preferred Share filed and accepted for record by the Maryland State Department of Assessments and Taxation on or prior to the date hereof (the “Articles Supplementary”) to be elected by the holder of the Redeemable Preferred Share voting as a separate class pursuant to Article Second, Section 6 of the Articles Supplementary and Section 11(d) of Article II of the Company’s Amended and Restated Bylaws.

Resolved, that ____________ and _____________ are hereby elected as the initial Primary Redeemable Preferred Directors, each to serve until the earlier of his death, resignation or removal.

[Signature Page Follows]

In Witness Whereof, the undersigned have executed this Action by Written Consent as of the date indicated below.

Stockholder:

By:
Name:
Title:

Date:

EXHIBIT L

FORM OF

JOINDER AGREEMENT

This Joinder Agreement to the Purchase Agreement (as defined below) (this “Agreement”) is entered into as of [*], by and among Hospitality Investors Trust, Inc. (f/k/a American Realty Capital Hospitality Trust, Inc.), a Maryland corporation (the “Company”), Hospitality Investors Trust Operating Partnership, L.P. (f/k/a American Realty Capital Hospitality Operating Partnership, L.P.), a Delaware limited partnership (“Opco”), and the undersigned party hereto (the “Transferee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, the Company, Opco and Brookfield Strategic Real Estate Partners II Hospitality REIT II, LLC, a Delaware limited liability company (the “Investor”), are parties to that certain Securities Purchase, Voting and Standstill Agreement, dated as of January 12, 2017, (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”);

[WHEREAS, pursuant to Section 10.8(f) of the Purchase Agreement, neither the Investor nor any of its Affiliates (other than any Brookfield Excluded Affiliate), assignees or transferees is permitted to transfer any Convertible Preferred Units to any Investor Transferee if, immediately following such transfer, the Investor Transferee would own Common Shares on an as-converted basis representing in the aggregate more than twenty percent (20%) of the then-outstanding Common Shares, unless, prior to or concurrently with such transfer, the Investor Transferee agrees to be bound by Section 10.8 of the Purchase Agreement by executing this Agreement;]1

[WHEREAS, pursuant to Section 10.9(f) of the Purchase Agreement, neither the Investor nor any of its Affiliates (other than any Brookfield Excluded Affiliate), assignees or transferees is permitted to transfer any Convertible Preferred Units to any Investor Transferee if, immediately following such transfer, the Investor Transferee would own Common Shares on an as-converted basis representing in the aggregate more than thirty-five percent (35%) of the then-outstanding Common Shares, unless, prior to or concurrently with such transfer, the Investor Transferee agrees to be bound by Section 10.9 of the Purchase Agreement by executing this Agreement;]2

1 NTD: To be included unless the Transferee previously executed a joinder for purposes of Section 10.8 of the Purchase Agreement.

2 NTD: To be included if the Transfer would result in the Transferee owning more than 35% of the then outstanding Common Shares.

WHEREAS, the Investor desires to transfer Convertible Preferred Units to the Transferee, and immediately following such transfer, the Transferee would own Common Shares on an as-converted basis representing in the aggregate more than [twenty percent (20%)]/[thirty-five percent (35%)]3 of the outstanding Common Shares (the “Transfer”); and

WHEREAS, the Transferee is entering into this Agreement in connection with the Transfer pursuant to the terms of the Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Joinder to Purchase Agreement. The Transferee hereby agrees to be bound by, and to be subject to the terms and conditions of, [Section 10.8] [and] [Section 10.9] of the Purchase Agreement, and for all purposes of [Section 10.8] [and] [Section 10.9] of the Purchase Agreement Transferee shall be included within the term “Investor”, and shall be bound by the terms and conditions of [Section 10.8] [and] [Section 10.9] of the Purchase Agreement to the same extent and in the same manner as if the Transferee was an original signatory thereto.

2.          Representations and Warranties. The Transferee hereby represents and warrants to the Company and Opco as of the date hereof as follows:

(a)	Organization. The Transferee is a [*] duly organized and validly existing and in good standing under the Laws of the state of its formation.

(b)	Authorization; Enforceability. The Transferee has full right, power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Transferee, and assuming due authorization, execution and delivery by the Company and Opco, constitutes a valid and legally binding obligation of the Transferee, enforceable against it in accordance with its terms, subject as to enforcement to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

(d)	Consents. No Consent of or any other action in respect of any Governmental Authority or any other Person on the part of the Transferee that has not already been obtained is required in connection with the consummation of the Transfer or the entry into this Agreement by the Transferee.

(f)	No Conflict. The execution, delivery and performance of and compliance with this Agreement will not (A) conflict with the organizational documents of the Transferee, (B) conflict with, result in a breach or termination of, constitute a default under any Contract binding on the Transferee, or (C) constitute a violation by the Transferee of any Law applicable to it.

3 NTD: Appropriate threshold to be inserted upon execution of joinder and bracketed language throughout to be adjusted accordingly

2

3.          Notices. All notices, requests and other communications required or permitted by the Purchase Agreement in accordance with Section 14.7 of the Purchase Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which transmission is confirmed), emailed (which receipt is confirmed) or sent by overnight courier (providing proof of delivery), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), to the Transferee at the address set forth on the signature page hereto.

4.          Governing Law. This Agreement shall be governed in all respects by the Laws of the State of New York without regard to any choice of Laws or conflict of Laws provisions that would require the application of the Laws of any other jurisdiction.

5.          Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

6.          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

HOSPITALITY INVESTORS TRUST, INC.

By:
Name:
Title:

OPCO:

HOSPITALITY INVESTORS TRUST OPERATING PARTNERSHIP, L.P.

By: Hospitality Investors Trust, Inc., its general partner

By:
Name:
Title:

[Signature Page to Joinder Agreement]

TRANSFEREE:

[●]

By:
Name:
Title:

Address for Notices:

Attention:
Email:
Facsimile:

[Signature Page to Joinder Agreement]

EXHIBIT M

Information Rights

(a)	During any period in which the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company at its sole cost and expense shall deliver to the holder of the Redeemable Preferred Share and each of the Redeemable Preferred Directors by mail the following reports in the form that the Company would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act as if the Company were subject thereto as well as the other documents listed herein:

(i)	as soon as practicable, but in any event within the time frame prescribed for the filing of an annual report pursuant to the Exchange Act after the end of each fiscal year of the Company (assuming the Company is a “non-accelerated filer” under the Exchange Act), an annual report on Form 10 K (other than any exhibits that would have been required), and to the extent not included in such Form 10 K, an income statement of the Company for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such year end financial reports to be prepared on a consolidated basis, in reasonable detail, in accordance with GAAP, and audited and certified by independent public accountants of nationally recognized standing selected by the Company; and

(ii)	as soon as practicable, but in any event within the time frame prescribed for the filing of a quarterly report pursuant to the Exchange Act for each fiscal quarter of each fiscal year of the Company (assuming the Company is a “non-accelerated filer” under the Exchange Act), a quarterly report on Form 10 Q (other than any exhibits that would have been required), and to the extent not included in such Form 10 Q, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of stockholder’s equity as of the end of such fiscal quarter prepared on a consolidated basis.

(b)	The Company at its sole cost and expense shall furnish to the holder of the Redeemable Preferred Share and each Redeemable Preferred Director:

(i)	any material notices, financial information, reports or budgets that are provided to lenders under any Indebtedness of the Company or any of its Subsidiaries or that are provided to any franchisors, managers or ground lessors of the Company or any of its Subsidiaries, when and to the extent the same are prepared for and provided to such parties;

(ii)	as soon as practicable, but in any event within ten (10) days of receipt by the Company or any of its Subsidiaries, copies of any material notice or other communication from any lender, franchisor, manager or grand lessor of a Property, and copies of all financial reporting, Property statistics and other material information received from Property managers or franchisors (including Smith Travel Reports, commentary and updates and other material reports received from Property managers);

(iii)	as soon as practicable, any additional information as may be reasonably requested by the holder of the Redeemable Preferred Share or by any of the Redeemable Preferred Directors (including, without limitation, Smith Travel Reports, commentary and updates and other material reports received from Property managers).

(c)	The Company shall provide the holder of the Redeemable Preferred Share and each Redeemable Preferred Director with written notice twenty (20) days prior to the date of entering into a definitive agreement relating to any proposed sale, pledge, abandonment, license, assignment, lease or other disposition of any of the rights, Properties, real property or assets of the Company or any of its Subsidiaries (each, a “Disposition”).

(d)	Within forty-five (45) days after the end of each quarter of each fiscal year of the Company, the Company shall deliver to the holder of the Redeemable Preferred Share and each of the Redeemable Preferred Directors with respect to the Company and its Subsidiaries:

(i)	a detailed profit and losses statement for each hotel in which the Company or its Subsidiaries have an interest (including asset level and roll up) for such quarter, as well as a comparison against the comparable estimates in the Annual Business Plan for (i) such fiscal year and (ii) the prior fiscal year;

(ii)	a STR report with respect to each hotel in which the Company or its Subsidiaries have an interest for such quarter;

(iii)	a detailed description of any budget reforecasting with respect to the Annual Business Plan;

(iv)	a consolidated statement of cash flows of the Company and its Subsidiaries for such quarter;

(v)	a comparison of PIP spending against Annual Business Plan estimates for such quarter;

(vi)	any requests for material capital expenditures outside of the Annual Business Plan;

(vii)	any requests for any purchase, lease or other acquisition (including by merger, consolidation, acquisition of stock or assets or any other business combination) directly or indirectly, of any corporation, partnership, other business organization or division thereof or any other business, any Equity Security in any Person or any Property of any other Person outside of the Annual Business Plan;

(viii)	any requests for any Disposition outside of the Annual Business Plan;

2

(ix)	any requests for capital events outside of the Annual Business Plan;

(x)	any requests for changes in any dividends or distributions payable by the Company or any of its Subsidiaries;

(xi)	a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter;

(xii)	financial ratios and status of financial covenants as of the end of such quarter with respect to Indebtedness of the Company or its Subsidiaries;

(xiii)	the Company’s management’s business commentary on markets relevant to the Company or any of its Subsidiaries;

(xiv)	guest satisfaction scores with respect to each hotel in which the Company or its Subsidiaries have an interest with respect to such quarter;

(xv)	copies of quarterly accounts sign-off with respect to Indebtedness of the Company and its Subsidiaries as sent to lenders thereunder; and

(xvi)	any other relevant information or requests.

(e)	Within twenty (20) days after the end of each month of each fiscal year of the Company, the Company shall deliver to the holder of the Redeemable Preferred Share and each of the Redeemable Preferred Directors with respect to the Company and its Subsidiaries:

(i)	A detailed profit and losses statement for each hotel in which the Company or its Subsidiaries have an interest (including asset level and roll up) for such month, as well as a comparison against the comparable estimates in the Annual Business Plan for (i) such fiscal year and (ii) the prior fiscal year;

(ii)	a STR report with respect to each hotel in which the Company or its Subsidiaries have an interest for such month;

(iii)	a detailed description of any budget reforecasting with respect to the Annual Business Plan (if any) for the three months following the end of such month;

(iv)	the Company’s management’s business commentary on markets relevant to the Company or any of its Subsidiaries; and

(v)	a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month.

(f)	From and after such time that the Investor converts any Convertible Preferred Units to Common Shares pursuant to the A&R Opco LPA, within the number of days after the end of each quarter of each fiscal year of the Company as mutually reasonably agreed by the Investor and the Company but in any case between five (5) and twelve (12) days after the end of each quarter of each fiscal year of the Company, the Company shall deliver to the holder of the Redeemable Preferred Share and each of the Redeemable Preferred Directors a detailed corporate level profit and loss statement for the two (2) month period immediately preceding the end of such quarter and a one (1) month forecast for month immediately following the end of such quarter.

(g)	During any period in which the Investor is required to fully consolidate its financial statements with the financial statements of the Company under the International Financial Reporting Standards, the Company shall prepare and furnish to the Investor and each of the Redeemable Preferred Directors information reasonably requested by the Investor or the Redeemable Preferred Directors with respect to each quarter of each fiscal year of the Company.

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EXHIBIT N

[FRAMEWORK AGREEMENT]

N-1